     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 21, 1997
                                                  REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                    FORM S-4

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                       DOBSON COMMUNICATIONS CORPORATION

             (Exact name of registrant as specified in its charter)

           OKLAHOMA                          4812                  73-1110531
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                        No.)

                            ------------------------

       13439 NORTH BROADWAY EXTENSION                      BRUCE R. KNOOIHUIZEN
                  SUITE 200                           13439 NORTH BROADWAY EXTENSION
        OKLAHOMA CITY, OKLAHOMA 73114                            SUITE 200
               (405) 391-8500                          OKLAHOMA CITY, OKLAHOMA 73114
                                                              (405) 391-8500
 (Address, including Zip Code, and telephone           (Name, address, including Zip
       number, including area code, of                  Code, and telephone number,
           registrant's principal                         including area code, of
             executive offices)                             agent for service)

                            ------------------------

                                   COPIES TO:

                             THEODORE M. ELAM, ESQ.
                    MCAFEE & TAFT A PROFESSIONAL CORPORATION
                       TENTH FLOOR, TWO LEADERSHIP SQUARE
                         OKLAHOMA CITY, OKLAHOMA 73102
                                 (405) 235-9621

                            ------------------------

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
                                    PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

                            ------------------------

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General
                  Instruction G, check the following box: / /

                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                            PROPOSED MAXIMUM    PROPOSED MAXIMUM
       TITLE OF EACH CLASS OF              AMOUNT TO         OFFERING PRICE        AGGREGATE           AMOUNT OF
     SECURITIES TO BE REGISTERED         BE REGISTERED        PER UNIT(1)      OFFERING PRICE(1)    REGISTRATION FEE
11 3/4% Senior Notes due 2007             $160,000,000            100%            $160,000,000         $48,485(1)

(1) Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(f)(2).

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       DOBSON COMMUNICATIONS CORPORATION
                             CROSS REFERENCE SHEET
                   PURSUANT TO ITEM 501(B) OF REGULATION S-K

ITEM
NO.
----------------------------------------------------------------
       1.  Forepart of the Registration Statement and Outside
             Front Cover Page of Prospectus.....................  Front cover page

       2.  Inside Front and Outside Back Cover Pages of
             Prospectus.........................................  Inside front cover page; "Available Information";
                                                                    Table of Contents

       3.  Risk Factors, Ratio of Earnings to Fixed Charges and
             Other Information..................................  "Summary"; "Risk Factors"; "Selected Consolidated
                                                                    Financial and Other Data"; "Financial Statements"

       4.  Terms of the Transaction.............................  "Summary"; "The Exchange Offer"; "Description of the
                                                                    Notes"; "Certain Federal Income Tax Considerations"

       5.  Pro Forma Financial Information......................  "Summary"; "Selected Consolidated Financial and Other
                                                                    Data"

       6.  Material Contacts With the Company Being Acquired....  "Summary"; "Selected Consolidated Financial and Other
                                                                    Data"

       7.  Additional Information Required for Reoffering by
             Persons and Parties Deemed to be Underwriters......  Not applicable

       8.  Interests of Named Experts and Counsel...............  Not applicable

       9.  Disclosure of Commission Position on Indemnification
             for Securities Act Liabilities.....................  Not applicable

      10.  Information with Respect to S-3 Registrants..........  Not applicable

      11.  Incorporation of Certain Information by Reference....  Not applicable

      12.  Information with Respect to S-2 or S-3 Registrants...  Not applicable

      13.  Incorporation of Certain Information by Reference....  Not applicable

      14.  Information with Respect to Registrants Other than
             S-3 or S-2 Registrants.............................  "Summary"; "Business"; "Selected Consolidated
                                                                    Financial and Other Data"; "Management's Discussion
                                                                    and Analysis of Financial Condition and Results of
                                                                    Operations"; "Financial Statements"

      15.  Information with Respect to S-3 Companies............  Not applicable

      16.  Information with Respect to S-2 or S-3 Companies.....  Not applicable

ITEM
NO.
----------------------------------------------------------------
      17.  Information with Respect to Companies Other than S-3
             or S-2 Companies...................................  "Summary"; "Business"; "Selected Consolidated
                                                                    Financial and Other Data"; "Management's Discussion
                                                                    and Analysis of Financial Condition and Results of
                                                                    Operations"; "Financial Statements"

      18.  Information if Proxies, Consents or Authorizations
             are to be Solicited................................  Not applicable

      19.  Information if Proxies, Consents or Authorizations
             are not to be Solicited or in an Exchange Offer....  "The Exchange Offer"; "Management"; "Security
                                                                    Ownership of Management and Certain Beneficial
                                                                    Owners"

            PROSPECTUS (SUBJECT TO COMPLETION) ISSUED MARCH 21, 1997 INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                               OFFER TO EXCHANGE

                                ALL OUTSTANDING
                         11 3/4% SENIOR NOTES DUE 2007
                  ($160,000,000 PRINCIPAL AMOUNT OUTSTANDING)
                                      FOR
                         11 3/4% SENIOR NOTES DUE 2007
              WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT
                                       OF

                       DOBSON COMMUNICATIONS CORPORATION
                                ----------------

    THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON
          , 1997, UNLESS EXTENDED.

                            ------------------------

    SEE "RISK FACTORS" BEGINNING ON PAGE 17 FOR A DISCUSSION OF CERTAIN FACTORS WHICH INVESTORS SHOULD CONSIDER IN CONNECTION WITH THE EXCHANGE OFFER AND AN INVESTMENT IN THE NEW NOTES OFFERED HEREBY.
                            ------------------------

    Dobson Communications Corporation, an Oklahoma corporation (the "Company" or "Dobson"), hereby offers (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal relating to the Exchange offer (the "Letter of Transmittal"), to exchange $1,000 principal amount of its 11 3/4% Senior Notes Due 2007 (the "New Notes"), which will be registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement of which this Prospectus is a part, for each $1,000 principal amountof its outstanding 11 3/4% Senior Notes Due 2007 (the "Old Notes"), of which an aggregate of $160,000,000
in principal amount is outstanding as of           , 1997. The New Notes will be
obligations of the Company entitled to the benefits of the Indenture (as defined herein). The form and terms of the New

                                                  (COVER CONTINUED ON NEXT PAGE)

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION, OR ANY STATE SECURITIES COMMISSION NOR HAS THE
   SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
     PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    The Company will accept for exchange any and all validly tendered Old Notes
on or prior to 5:00 p.m., New York City time, on           , 1997 (if and as
extended, the "Expiration Date"). Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. See "The Exchange Offer." Interest on the New Notes will be paid in cash at a rate of 11 3/4% per annum on each April 15 and October 15, commencing October 15, 1997. The New Notes may be redeemed at the option of the Company, in whole or in part, at any time on or after April 15, 2002 at 105.875% of their principal amount, plus accrued interest, declining ratably to 100% of their principal amount, plus accrued interest, on or after April 15, 2004. In addition, at any time prior to April 15, 2000, the Company may redeem up to 35% of the aggregate principal amount of the New Notes with the net proceeds of one or more sales of capital stock of the Company, at 111.750% of their principal amount, plus accrued interest; provided that after any such redemption at least $104.0 million aggregate principal amount of Notes remains outstanding. See "Description of the Notes."

    This Prospectus, together with the Letter of Transmittal, is being sent to
all registered holders of Old Notes as of           , 1997. As of such date,
there were three registered holders of the Old Notes.

    The Company will not receive any proceeds from this Exchange offer. No dealer-manager is being used in connection with this Exchange Offer. See "Use of Proceeds" and "Plan of Distribution."

    WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

    THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF OLD NOTES IN ANY JURISDICTION IN WHICH THIS EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

(COVER CONTINUED FROM PREVIOUS PAGE)

Notes are identical in all material respects to the form and terms of the Old Notes except that the New Notes have been registered under the Securities Act. Any Old Notes not tendered and accepted in the Exchange Offer will remain outstanding and will be entitled to all the rights and preferences and will be subject to the limitations applicable thereto under the Indenture. Following consummation of the Exchange Offer, the holders of the Old Notes will continue to be subject to the existing restrictions upon transfer thereof and the Company will have no further obligation to such holders to provide for the registration under the Securities Act of the Old Notes held by them. Following the completion of the Exchange Offer, none of the Notes will be entitled to the contingent increase in interest rate provided pursuant to the Old Notes. The Exchange Offer is being made pursuant to the terms of the registration rights agreement (the "Registration Rights Agreement") entered into between the Company and Morgan Stanley & Co. Incorporated, Alex. Brown & Sons Incorporated, First Union Capital Markets Corp. and NationsBanc Capital Markets, Inc. (the "Placement Agents") pursuant to the terms of the Placement Agreement dated February 25, 1997 between the Company and the Placement Agents. The New Notes and the Old Notes are collectively referred to herein as the "Notes." See "The Exchange Offer--Purpose and Effect of the Exchange Offer."

    Based on interpretations by the staff of the Securities and Exchange Commission (the "Commission") set forth in no-action letters issued to third parties, the Company believes the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than broker-dealers, as set forth below, and any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and that such holder has no arrangement or understanding with any person to participate in the distribution of such New Notes. Any holder who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the New Notes or who is an affiliate of the Company may not rely upon such interpretations by the staff of the Commission and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction. Holders of Old Notes wishing to accept the Exchange offer must represent to the Company in the Letter of Transmittal that such conditions have been met.

    Each broker-dealer (other than an affiliate of the Company) that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date (as defined herein), it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution." Any broker-dealer who is an affiliate of the Company may not rely on such no-action letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

    NO PERSON IS AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION NOT CONTAINED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THIS PROSPECTUS NOR THE ACCOMPANYING LETTER OF TRANSMITTAL NOR ALL OF THEM TOGETHER SHALL CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR THE ACCOMPANYING LETTER OF TRANSMITTAL OR ALL OF THEM TOGETHER, NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                THE DATE OF THIS PROSPECTUS IS           , 1997.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Summary...................................................................     4
Risk Factors..............................................................    17
The Exchange Offer........................................................    25
Use of Proceeds...........................................................    32
Capitalization............................................................    33
Selected Consolidated Financial and Other Data............................    34
Pro Forma Consolidated Financial Data.....................................    36
Management's Discussion and Analysis of Financial Condition and Results of
  Operations..............................................................    41
Business..................................................................    49
Management................................................................    71
Security Ownership of Certain Beneficial Owners and Management............    76
Description of Other Indebtedness and Preferred Stock.....................    78
Description of the Notes..................................................    85
Certain Federal Income Tax Considerations.................................   112
Plan of Distribution......................................................   114
Legal Matters.............................................................   115
Experts...................................................................   115
Available Information.....................................................   115
Index to Financial Statements.............................................   F-1

                                 CERTAIN TERMS

    For cellular regulatory purposes, the Federal Communications Commission ("FCC") has designated regions of the United States as either a Metropolitan Statistical Area ("MSA") or Rural Service Area ("RSA"). Interests in cellular markets are commonly measured on the basis of the population of the MSA or RSA served, with each person in the market area referred to as a "Pop." As used in this Memorandum, unless otherwise indicated the term "Pops" means the estimate of the population of an MSA or RSA, as derived from the CELLULAR/PCS POP BOOK:
1996 by Paul Kagan Associates, Inc. The term "Net Pops" means the estimated population with respect to a given service area multiplied by the percentage interest that the Company owns in the entity licensed in such service area. MSAs and RSAs are also referred to as "markets." The term "non-wireline license" refers to the license for any market that was initially awarded to a company, individual or group, not affiliated with any landline carrier providing service in the market. The term "wireline license" refers to the license for any market that was initially awarded to a company, individual or group, affiliated with a landline carrier providing service in the market. There is, however, no technical distinction between a wireline and a non-wireline license. The term "system" means an FCC-licensed cellular telephone system. The term "cell" refers to the service area of an individual transmitter located in a cellular system. The term "footprint" refers to the total system coverage area served under FCC license by a given licensee. "Churn" means the number of cellular subscriber cancellations per month as a percentage of the total cellular subscribers at the end of such month. Churn is stated as the average monthly churn rate for the period. The term "TDMA" means a digital technology that uses time division multiple access and the term "CDMA" means a digital technology that uses code division multiple access. The term "PCS" means personal communications services. The term "CTIA" means the Cellular Telecommunications Industry Association. The term "NACN" means the North American Cellular Network. For PCS regulatory purposes, the FCC has designated regions of the United States as either a Major Trading Area ("MTA") or Basic Trading Area ("BTA").

    The term "Recent Acquisitions" means, collectively, the acquisitions of FCC licenses for and assets related to (i) the Maryland 2 RSA ("Maryland 2") (the "Maryland 2 Acquisition") completed on March 3, 1997, and (ii) the Cumberland MSA, Hagerstown MSA, Maryland 3 RSA and Pennsylvania 10 West RSA (collectively, the "Horizon Properties") (the "Horizon Properties Acquisition") completed on February 28, 1997. The term "Arizona 5 Acquisition" means the acquisition of a 75% interest in a partnership which owns the FCC license and system for the Arizona 5 RSA ("Arizona 5"). The term "Acquisitions" means, collectively, the Recent Acquisitions and the Arizona 5 Acquisition. The term "Transactions" means, collectively, the Acquisitions and related financing, including the sale of the Old Notes and borrowings under the Bank Facility (as defined herein), and the payment of $7.5 million in dividends with respect to the Company's Class A Common Stock on February 28, 1997 and, for purposes of 1995 pro forma statement of operations data, the term "Transactions" also includes the March 1996 acquisition of the Kansas 5 RSA, Missouri 1 RSA, Missouri 4 RSA, Missouri 5 RSA and Missouri 2 RSA (collectively, the "Kansas/Missouri Cluster"). Unless otherwise indicated, all references in this Prospectus to Pops, Net Pops and the Company's systems give effect to the consummation of the Acquisitions.

    The term "EBITDA" represents earnings before interest expense, income taxes, depreciation and amortization.

    As used herein the following companies and businesses will be identified as indicated: "Airtouch" means Airtouch Communications, Inc.; "AllTel" means AllTel Corporation; "AT&T" means AT&T Corp.; "AT&T Wireless" means AT&T Wireless Services, Inc.; "ATTI" means Associated Telecommunications and Technologies, Inc., an affiliate of the Company; "BANM" means Bell Atlantic/NYNEX Mobile; "Brooks" means Brooks Fiber Properties, Inc.; "Chariton Cellular" means Missouri RSA 5 Partnership d/ b/a Chariton Valley Cellular; "Fleet Investors" means, collectively, Fleet Venture Resources, Inc., Fleet Equity Partners VI L.P. and Kennedy Plaza Partners; "Kansas Cellular" means Independent Networks, Inc. d/b/a Kansas Cellular; "MCI" means MCI Communications Corporation; "Motorola" means Motorola, Inc.; "Enid Cellular" means Enid MSA Partnership d/b/a Enid Cellular; "NTS" means NTS Communications, Inc.; "Sprint" means Sprint Corporation and affiliated companies; "SWBM" means Southwestern Bell Mobile Systems, Inc.; "SWBT" means Southwestern Bell Telephone Company; "Triad Cellular" means Triad Cellular LP; "U.S. Cellular" means United States Cellular Corporation; "U S WEST" means U S WEST, Inc. and its affiliated companies; "Vanguard" means Vanguard Cellular Systems, Inc.; "Vyvx" means Vyvx, Inc.; and "WorldCom" means WorldCom, Inc.

                                    SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY AND SHOULD BE READ IN CONJUNCTION WITH THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS AND NOTES THERETO INCLUDED ELSEWHERE IN THIS PROSPECTUS. UNLESS THE CONTEXT OTHERWISE REQUIRES, ALL REFERENCES IN THIS PROSPECTUS TO "DOBSON" OR THE "COMPANY" ARE TO DOBSON COMMUNICATIONS CORPORATION AND, WHERE APPROPRIATE, ITS SUBSIDIARIES, AND ALL REFERENCES TO "DOC" ARE TO DOBSON OPERATING COMPANY, A WHOLLY-OWNED SUBSIDIARY OF DOBSON, WHICH OWNS THE CAPITAL STOCK OF THE COMPANY'S CELLULAR, LOCAL EXCHANGE AND WHOLLY-OWNED FIBER SUBSIDIARIES.

                                  THE COMPANY

    Dobson Communications Corporation provides diversified telecommunications products and services. The Company currently provides rural cellular telephone services in a cluster of RSAs and a small MSA located in western Oklahoma and the Texas panhandle (the "Oklahoma/Texas Cluster") and in a cluster of RSAs in northeastern Kansas and northwestern Missouri near Kansas City (the "Kansas/Missouri Cluster"). As a result of the consummation of the Recent Acquisitions, the Company also owns and operates cellular systems in Maryland and Pennsylvania and, upon consummation of the Arizona 5 Acquisition, the Company will own and operate a cellular system in Arizona. The Company also owns interests in, and operates, regional fiberoptic transmission networks in Oklahoma, Texas and Colorado, and owns and operates local telephone exchanges in Oklahoma and intends to resell local, long distance and wireless services in Oklahoma. On a pro forma basis giving effect to the Transactions, for the year ended December 31, 1996, the Company would have had operating income of $6.4 million and EBITDA of $31.4 million.

RURAL CELLULAR

    The Company's principal focus is the ownership, operation and development of rural cellular systems. The Company believes rural cellular systems generally provide strong growth opportunities due to lower penetration rates and higher subscriber growth rates compared to large MSAs. The Company believes rural cellular areas, which have a significant number of potential customers with substantial needs for wireless communications, have not yet been developed as fully as large MSAs, which were licensed earlier by the FCC. In addition, the Company believes that, in the near term, rural cellular areas will be subject to less competition from other wireless providers as compared to large MSAs. The Company focuses on strategic areas that are underdeveloped and possess the potential for increased cellular usage and superior financial performance. In particular, the Company focuses on RSAs and small MSAs that (i) are adjacent to major metropolitan areas, (ii) have favorable demographics, (iii) include a high concentration of expressway corridors that facilitate a significant amount of roaming activity, or (iv) are contiguous with existing systems or are clusters of contiguous systems.

    The Company purchased licenses and systems in a cluster of strategically located RSAs and small MSAs in Maryland and Pennsylvania in February and March 1997 and has entered into a purchase agreement pursuant to which it will purchase a 75% interest in the partnership which owns the license and systems in an RSA in Arizona. Following the completion of the Arizona 5 Acquisition, the Company's cellular systems will include approximately 1.7 million total Pops (1.5 million Net Pops). On a pro forma basis giving effect to the Transactions, the Company's operating income and EBITDA from its cellular operations for the year ended December 31, 1996 would have been $.9 million and $21.3 million, respectively, and the Company would have had 80,437 subscribers as of December 31, 1996.

    The Company began its cellular business in 1990 when it initiated operations in an area which is now part of the Oklahoma/Texas Cluster and in 1991 acquired the Enid, Oklahoma MSA and the Oklahoma 2 RSA. Since the inception of its cellular business, the Company has developed organizational, marketing and operational programs designed to increase the number and stability of subscribers, promote superior customer service, control subscriber acquisition costs and enhance operating cash flow. These programs include increasing the Company's local presence, expanding coverage through the addition of cell sites, enhancing system technology and offering simplified rate plans. Through December 31, 1996, the number of subscribers in the Oklahoma/Texas Cluster had grown to 30,996 (representing a 9.0% market penetration rate).

    Since acquiring the Kansas/Missouri Cluster on March 19, 1996, the Company has begun to implement its organizational, marketing and operational programs in this cluster. Through December 31, 1996, the Company had added four new retail locations. In 1997, the Company intends to open additional retail locations and to expand its coverage by increasing its cell sites from 21 to 31. The implementation of the Company's programs increased the number of subscribers in the Kansas/Missouri Cluster by approximately 950 net additions to a total of 3,310 subscribers at December 31, 1996. The EBITDA attributable to the Kansas/Missouri Cluster from its acquisition on March 19, 1996 through December 31, 1996 was $.6 million. The Company expects to incorporate similar programs in the properties acquired pursuant to the Acquisitions.

    The following table sets forth certain data with respect to the Company's existing cellular systems and the system which will be acquired in the Arizona 5 Acquisition.

                                 TOTAL                                   TOTAL            MARKET         DATE ACQUIRED/
CLUSTER                          POPS       OWNERSHIP    NET POPS   SUBSCRIBERS(A)    PENETRATION(B)        EXPECTED
-----------------------------  ---------  -------------  ---------  ---------------  -----------------  -----------------

OKLAHOMA/TEXAS(C)
  Oklahoma 5 RSA(d)..........     32,500        64.4%       20,914         5,994             18.4%      August 1989
  Oklahoma 7 RSA(d)..........    115,700        64.4        74,453         7,628              6.6       August 1989
  Texas 2 RSA................     89,700        61.0        54,717        11,973             13.3       August 1989
  Enid, OK MSA...............     57,600       100.0        57,600         2,817              4.9       September 1991
  Oklahoma 2 RSA.............     48,800       100.0        48,800         2,584              5.3       May 1991
                               ---------                 ---------        ------
    Total....................    344,300                   256,484        30,996              9.0
                               ---------                 ---------        ------
KANSAS/MISSOURI
  Kansas 5 RSA...............    118,200       100.0       118,200           914               .8       March 1996
  Missouri 1 RSA.............     42,600       100.0        42,600         1,260              3.0       March 1996
  Missouri 4 RSA.............     68,800       100.0        68,800         1,069              1.6       March 1996
  Missouri 5 RSA(e)..........     14,200       100.0        14,200            67               .5       March 1996
  Missouri 2 RSA.............     34,200       100.0        34,200        --                --          March 1996
                               ---------                 ---------        ------
    Total....................    278,000                   278,000         3,310              1.2
                               ---------                 ---------        ------
MARYLAND/PENNSYLVANIA
  Maryland 2 RSA.............    444,700       100.0       444,700        18,728              4.2       March 1997
  Cumberland, MD MSA(f)......     68,000       100.0        68,000            28            --          February 1997
  Hagerstown, MD MSA.........    127,800       100.0       127,800         1,253              1.0       February 1997
  Maryland 3 RSA.............    184,200       100.0       184,200        19,204             10.4       February 1997
  Pennsylvania 10 West
    RSA(f)...................     49,500       100.0        49,500         1,251              2.5       February 1997
                               ---------                 ---------        ------
    Total....................    874,200                   874,200        40,464              4.6
                               ---------                 ---------        ------
ARIZONA 5....................    184,400        75.0       138,300         5,667              3.1       Pending
                               ---------                 ---------        ------
    Total....................  1,680,900                 1,546,984        80,437              4.8%
                               ---------                 ---------        ------
                               ---------                 ---------        ------

------------------------------

(a) As of December 31, 1996.

(b) Determined by dividing total subscribers by the total Pops covered by the applicable FCC cellular license or authority.

(c) The Company also owns a 5% interest in a partnership which owns a cellular system in Oklahoma 3 RSA, which had total Pops of 205,600. Information on the Oklahoma 3 RSA is excluded because the Company does not manage the system.

(d) The Company's FCC licenses for the Oklahoma 5 RSA and the Oklahoma 7 RSA do not include Kingfisher and Blaine Counties and approximately one-half of Dewey County (total Pops estimated by the Company to be 3,000 for the area in Dewey County not covered by the Company's FCC license), and Harmon and Greer Counties, respectively. Information for these two RSAs relates only to the areas covered by the Company's FCC licenses.

(e) The Company's FCC license for the Missouri 5 RSA covers only the Linn County portion of the RSA. Information for this RSA relates only to the area covered by the Company's FCC license.

(f) The FCC license for the Cumberland, MD MSA covers only the towns of Cumberland and Frostburg and surrounding areas (total Pops estimated by the Company to be 68,000) and the FCC license for the Pennsylvania 10 West RSA covers only Bedford County. Information for this MSA and RSA relates only to the area covered by the Company's FCC licenses.

WIRELINE

    Since 1936, the Company has provided rural local exchange services and currently owns and operates nine contiguous local telephone exchanges in western Oklahoma and three contiguous local telephone exchanges adjacent to and immediately east of Oklahoma City. At December 31, 1996, the Company's local telephone exchanges served approximately 12,000 access lines. The Company provides local and long-distance telecommunications services with enhanced and value-added calling and billing features. The Company's operating income and EBITDA from its wireline operations for the year ended December 31, 1996 were $4.7 million and $8.1 million, respectively. The Company intends to leverage its reputation in and knowledge of local markets by reselling local, long distance and wireless services, initially in the greater Oklahoma City and Tulsa metropolitan areas. The Company expects to commence offering these services in mid-1997 using its own switches and leasing local exchange lines. As a result, the Company intends to offer these services without building out an extensive infrastructure.

FIBER

    The Company operates over 545 miles of fiberoptic lines. It owns and operates approximately 360 miles of fiberoptic lines between Oklahoma City and Amarillo, Texas and is a 20% partner in, and manages, a partnership which owns and operates approximately 185 miles of fiberoptic lines between Springfield, Colorado and Colorado Springs. The Company's fiber networks are linked to other fiber networks through interconnection agreements that allow it to provide voice and data telecommunications services to cities in Texas, Colorado, Oklahoma and Kansas outside its existing network. These networks utilize advanced fiberoptic technology and are capable of efficiently transmitting capacity-intensive services, such as Internet, multimedia applications, frame relay and ATM. The Company sells capacity on a wholesale basis to telecommunications carriers, including certain subsidiaries of the Company, and also sells services to public and private businesses and governmental agencies. While the Company has no plans to add additional fiberoptic lines, the Company intends to initiate additional marketing programs to increase its customer base and to increase the use of its fiberoptic networks by its existing customers and will seek to expand its networks to additional cities through new interconnection agreements. The Company's operating income and EBITDA from its fiber operations for the year ended December 31, 1996 were $.8 million and $2.0 million, respectively.

OTHER

    In February 1997, the Company was declared the winning bidder for PCS licenses in nine markets in Oklahoma, Kansas and Missouri that are adjacent to or overlap its existing cellular clusters. The Company's total bids in the FCC's 10 MHz "F" Block auction amounted to $5.1 million (net of discounts) and the licenses will cover approximately 4.2 million Pops. The Company is exploring plans to develop these markets through the creation of alliances with other wireless companies with similar technology, including reselling and roaming agreements and, potentially, partitioning spectrum.

BUSINESS STRATEGY

    The Company's business strategy is to focus on the development and acquisition of rural cellular systems. The principal elements of the Company's business strategy include:

    AGGRESSIVE LOCAL MARKETING AND PROMOTION OF WIRELESS SERVICES. The Company's marketing programs are designed to distinguish it as the local market's highest quality wireless services provider, stressing its local sales offices and local personnel, and its commitment to the community. The Company's sales efforts are conducted primarily through its direct sales force operating out of its local retail stores, and, to a lesser extent, through independent agents in other retail outlets. Management believes that, as a local service provider with strong local distribution of products and services, the Company has an advantage over its competitors which do not emphasize a local presence or focus on local knowledge and community involvement.

    TARGETED MARKETING STRATEGY. The Company strives to attract subscribers who are likely to generate high monthly revenue and low churn rates. It undertakes extensive market research to identify and design marketing programs to attract these subscribers and tailor distinctive rate plans and roaming rates to emphasize the "value" and the "advantage" of the Company's cellular service. The Company has established regional marketing alliances with neighboring cellular carriers to create larger "home rate" areas in order to increase its roaming revenue and to effectively expand the Company's footprint to attract new subscribers. The Company's sales force compensation is structured to maximize net subscriber additions in order to achieve high penetration levels and minimize subscriber churn.

    RECOGNIZED BRAND NAMES. The Company uses brand names that are predominant in the areas surrounding its clusters or have a high degree of local recognition. The Company markets its cellular products and services under the CELLULAR ONE-Registered Trademark- brand name in central and northwestern Oklahoma and in the Kansas/Missouri and Maryland/Pennsylvania Clusters. In Arizona 5, the Company intends to use the AIRTOUCH-TM- CELLULAR brand name which is currently in use in the adjacent Phoenix and Tucson areas. By using these brand names, the Company benefits from the extensive marketing efforts undertaken to promote these brands in the adjacent metropolitan areas. The DOBSON CELLULAR-TM- brand name is used by the Company in its remaining service areas in Oklahoma and in Texas where the Company is an established wireline service provider and has a high degree of recognition.

    SUPERIOR CUSTOMER SERVICE. The Company strives to maintain a high level of customer satisfaction through a variety of techniques including maintaining 24-hour customer service and active ongoing contact with customers. Customer service is supported on a local level through the Company's direct sales force and its retail stores, and through centralized customer service centers. The Company believes that its emphasis on superior customer service has enabled it to achieve an average monthly churn rate of 1.83% for the year ended December 31, 1996.

    FUNCTIONAL ALLOCATION OF MANAGEMENT RESPONSIBILITIES. The Company employs a management policy that enables local management, with in-depth market knowledge, to make day-to-day operating decisions, while retaining centralized control of budgets, pricing, system design and engineering and financial and administrative functions. The local operating control fosters a strong sense of customer service and community spirit. The Company believes its management structure enables it to customize its marketing strategy to the needs of each local market, while maximizing efficiencies and support through a centralized corporate staff and customer service centers.

    GEOGRAPHICALLY DIVERSE NETWORK CLUSTERS. The Company seeks to operate its systems in multiple, contiguous market clusters in diverse geographic areas, with each cluster of sufficient size to achieve scale economies in operation as well as cost efficiencies in deploying its network infrastructure. The Company believes that by owning and operating clusters in diverse geographic areas the Company's financial performance will be less affected by local economic conditions and seasonality.

    COMMITTED SYSTEM DEVELOPMENT AND EXPANSION. The Company plans to expand and improve coverage and increase the capacity in its existing systems, and to build out the acquired systems. The Company believes that expanding and improving coverage and capacity in its systems will attract additional subscribers, enhance the use of its systems by existing subscribers, increase roamer traffic due to the larger geographic area covered by the cellular network and further enhance the overall efficiency of the network.

    The Company intends to upgrade its systems with digital technology to enable it to increase its roaming services and provide enhanced benefits, including caller ID, longer battery life and zone billing, to digital cellular subscribers and PCS subscribers with dual mode phones. The Company recently completed upgrading its system in the Oklahoma/Texas Cluster to analog/TDMA digital technology. The timing of the upgrading of the Company's other systems will depend upon the technology selected by the Company's larger cellular neighbors, and market conditions.

ACQUISITIONS AND FINANCING PLAN

    The Company will focus on the integration and development of the systems acquired or to be acquired in the Acquisitions, including the implementation of organizational, marketing and operational strategies developed in the Oklahoma/Texas Cluster and introduced in the Kansas/Missouri Cluster. The Company will continue to evaluate opportunities to create new cellular clusters or expand current clusters by acquisitions of additional RSAs and small to mid-sized MSAs.

    MARYLAND 2 ACQUISITION. On March 3, 1997, the Company purchased the FCC cellular license for, and certain assets relating to, the Maryland 2 RSA for $75.8 million, subject to adjustment. The property, which is located to the east of the Washington/Baltimore metropolitan area, has 57 highway miles with heavy tourist and commercial traffic, and 444,700 Pops. For the year ended December 31, 1996, after pro forma adjustments, the Maryland 2 RSA would have generated $1.1 million of operating losses and $4.7 million of EBITDA. See "Pro Forma Consolidated Financial Data."

    HORIZON PROPERTIES ACQUISITION. On February 28, 1997, the Company purchased the FCC cellular licenses for, and certain assets relating to, two MSAs and two RSAs located in Maryland and Pennsylvania for $77.7 million, subject to adjustment. The properties have 429,500 Pops and a major suburban population immediately outside the Washington/Baltimore metropolitan area. These properties generated $2.9 million of operating income and $5.2 million of EBITDA for the year ended December 31, 1996.

    ARIZONA 5 ACQUISITION. The Company intends to purchase, through a series of transactions, a 75% interest in a partnership which owns the FCC cellular license and system for, and certain assets relating to, Arizona 5 (the "Arizona 5 Partnership") for a net purchase price of approximately $39.8 million, subject to adjustment. As part of the Arizona 5 Acquisition, certain affiliates of the Company will receive approximately $9.5 million. See "Management Certain Transactions." In connection with the Arizona 5 Acquisition, the Company will loan $5.2 million to one of the current partners which will acquire a 25% interest in the Arizona 5 Partnership. Arizona 5 is located southeast of Phoenix and northwest of Tucson. Interstate 10 between Phoenix and Tucson runs through the property and provides a significant source of roaming revenue. The property has 184,400 Pops and generated $3.1 million of operating income and $4.4 million of EBITDA for the year ended December 31, 1996.

    On February 28, 1997, the Company consummated an offering of the Old Notes (the "Offering") and replaced its existing bank facility (the "prior bank facility") with a $200 million secured reducing revolving credit facility maturing in September 2005 (the "Bank Facility"). DOC is the borrower under the Bank Facility, and CoreStates Bank, N.A., First Union National Bank of North Carolina and NationsBank of Texas, N.A. are the managing agents as well as banks. The Company financed the Recent Acquisitions and will finance the Arizona 5 Acquisition and the related capital expenditures with proceeds of the Offering and borrowings by DOC under the Bank Facility. The Bank Facility is secured by a pledge of the capital stock and liens on the assets of DOC and its subsidiaries, and is guaranteed by the Company and DOC's subsidiaries. See "Business--Company Organization" and "Description of Other Indebtedness and Preferred Stock The Bank Facility."

                               THE EXCHANGE OFFER

The Exchange Offer................  Pursuant to the Exchange Offer, $1,000 principal amount of New Notes will be issued in exchange for each $1,000
                                    principal amount of Old Notes that are validly tendered
                                    and not withdrawn. As of         , 1997, there are three
                                    registered holders of Old Notes and $160,000,000
                                    aggregate principal amount of Old Notes are outstanding.
                                    See "The Exchange Offer."

                                    Holders of Old Notes whose Old Notes are not tendered
                                    and accepted in the Exchange Offer will continue to hold
                                    such Old Notes and will be entitled to all the rights
                                    and preferences and will be subject to the limitations
                                    applicable thereto under the Indenture governing the Old
                                    Notes and the New Notes. Following consummation of the
                                    Exchange Offer, the holders of Old Notes will continue
                                    to be subject to the existing restrictions upon transfer
                                    thereof and the Company will have no further obligation
                                    to such holders to provide for the registration under
                                    the Securities Act of the Old Notes held by them.
                                    Following the completion of the Exchange Offer, none of
                                    the Notes will be entitled to the contingent increase in
                                    interest rate provided pursuant to the Old Notes.

Resale............................  Based on interpretations by the staff of the Securities and Exchange Commission (the "Commission") set forth in
                                    no-action letters issued to third parties, the Company
                                    believes the New Notes issued pursuant to the Exchange
                                    Offer in exchange for Old Notes may be offered for
                                    resale, resold and otherwise transferred by any holder
                                    thereof (other than broker-dealers, as set forth below,
                                    and any such holder that is an "affiliate" of the
                                    Company within the meaning of Rule 405 under the
                                    Securities Act) without compliance with the registration
                                    and prospectus delivery provisions of the Securities
                                    Act, provided that such New Notes are acquired in the
                                    ordinary course of such holder's business and that such
                                    holder has no arrangement or understanding with any
                                    person to participate int he distribution of such New
                                    Notes., Any holder who tenders in the Exchange Offer
                                    with the intention to participate, or for the purpose of
                                    participating, in a distribution of the New Notes or who
                                    is an affiliate of the Company may not rely upon such
                                    interpretations by the staff of the Commission and, in
                                    the absence of an exemption therefrom, must comply with
                                    the registration and prospectus delivery requirements of
                                    the Securities Act in connection with any secondary
                                    resale transaction. Failure to comply with such
                                    requirements in such instance may result in such holder
                                    incurring liabilities under the Securities Act for which
                                    the holder is not indemnified by the Company. Each
                                    broker-dealer (other than an affiliate of the Company)
                                    that receives New Notes for its own account pursuant to
                                    the Exchange Offer must acknowledge that it will deliver
                                    a prospectus in connection with any resale of such New
                                    Notes.

                                    The Letter of Transmittal states that by so
                                    acknowledging and by delivering a prospectus, a
                                    broker-dealer will not be deemed to admit that it is an
                                    "underwriter" within the meaning of the Securities Act.
                                    The Company has agreed that, for a period of 90 days
                                    after the Expiration Date (as defined herein), it will
                                    make this Prospectus available to any broker-dealer for
                                    use in connection with any such resale. See "Plan of
                                    Distribution."

                                    The Exchange Offer is not being made to, nor will the
                                    Company accept surrenders for exchange from, holders of
                                    Old Notes in any jurisdiction in which this Exchange
                                    Offer or the acceptance thereof would not be in
                                    compliance with the securities or blue sky laws of such
                                    jurisdiction.

Expiration Date...................  The Exchange Offer will expire at 5:00 p.m., New York
                                    City time, on         , 1997, unless extended, in which
                                    case the term "Expiration Date" shall mean the latest
                                    date and time to which the Exchange Offer is extended.
                                    Any extension, if made, will be publicly announced
                                    through a release to the Dow Jones News Service and as
                                    otherwise required by applicable law or regulations.

Conditions to the Exchange
  Offer...........................  The Exchange Offer is subject to certain conditions, which may be waived by the Company. See "The Exchange
                                    Offer Conditions of the Exchange Offer." The Exchange
                                    Offer is not conditioned upon any minimum principal
                                    amount of Old Notes being tendered.

Procedures for Tendering Old
  Notes...........................  Each holder of Old Notes wishing to accept the Exchange
                                    Offer must complete, sign and date the Letter of
                                    Transmittal, or a facsimile thereof, in accordance with
                                    the instructions contained herein and therein, and mail
                                    or otherwise deliver such Letter of Transmittal, or a
                                    facsimile thereof, together with such Old Notes and any
                                    other required documentation to United States Trust
                                    Company of New York, the Exchange Agent, at the address
                                    set forth herein and therein. By executing the Letter of
                                    Transmittal, each holder will represent to the Company
                                    that, among other things, the New Notes acquired
                                    pursuant to the Exchange Offer are being obtained in the
                                    ordinary course of business of the person receiving such
                                    New Notes, whether or not such person is the holder,
                                    that neither the holder nor any such other person has an
                                    arrangement or understanding with any person to
                                    participate in the distribution of such New Notes and
                                    that neither the holder nor any such other person is an
                                    "affiliate" of the Company within the meaning of Rule
                                    405 under the Securities Act. See "The Exchange
                                    Offer--Terms of the Exchange Offer Procedures for
                                    Tendering Old Notes" and "The Exchange Offer--Terms of
                                    the Exchange Offer--Guaranteed Delivery Procedures."

Special Procedures for Beneficial
  Owners..........................  Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust
                                    company or other nominee and who wishes to tender such
                                    Old Notes in the

                                    Exchange Offer should contact such registered holder
                                    promptly and instruct such registered holder to tender
                                    on such beneficial owner's behalf. If such beneficial
                                    owner wishes to tender on its own behalf, such owner
                                    must, prior to completing and executing the Letter of
                                    Transmittal and delivering its Old Notes, either make
                                    appropriate arrangements to register ownership of the
                                    Old Notes in such owner's name or obtain a properly
                                    completed bond power from the registered holder. The
                                    transfer of registered ownership may take considerable
                                    time and may not be able to be completed prior to the
                                    Expiration Date. See "The Exchange Offer--Terms of the
                                    Exchange Offer--Procedures for Tendering Old Notes."

Guaranteed Delivery Procedures....  Holders of Old Notes who wish to tender their Old Notes and whose Old Notes are not immediately available or who
                                    cannot deliver their Old Notes, the Letter of
                                    Transmittal or any other documents required by the
                                    Letter of Transmittal to the Exchange Agent prior to the
                                    Expiration Date, must tender their Old Notes according
                                    to the guaranteed delivery procedures set forth in "The
                                    Exchange Offer--Terms of the Exchange Offer-- Guaranteed
                                    Delivery Procedures."

Acceptance of Old Notes and
  Delivery of New Notes...........  Subject to certain conditions (as described more fully in "The Exchange Offer Conditions of the Exchange
                                    offer"), the Company will accept for exchange any and
                                    all Old Notes which are properly tendered in the
                                    Exchange Offer and not withdrawn, prior to 5:00 p.m.,
                                    New York City time, on the Expiration Date. The New
                                    Notes issued pursuant to the Exchange Offer will be
                                    delivered as promptly as practicable following the
                                    Expiration Date.

Withdrawal Rights.................  Except as otherwise provided herein, tenders of Old
                                    Notes may be withdrawn at any time prior to 5:00 p.m.,
                                    New York City time, on the Expiration Date. See "The
                                    Exchange Offer--Terms of the Exchange Offer--Withdrawal
                                    of Tenders of Old Notes."

Certain Federal Income Tax
  Considerations..................  For a discussion of certain federal income tax considerations relating to the exchange of the New Notes
                                    for the Old Notes, see "Certain Federal Income Tax
                                    Considerations."

Exchange Agent....................  United States Trust Company of New York is the Exchange
                                    Agent. The address, telephone number and facsimile
                                    number of the Exchange Agent are set forth in "The
                                    Exchange Offer-- Exchange Agent."

                       SUMMARY OF TERMS OF THE NEW NOTES

    The Exchange Offer applies to $160,000,000 aggregate principal amount of Old Notes. The form and terms of the New Notes will be identical in all material respects to the form and terms of the Old Notes except that (i) the New Notes will be registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof, and (ii) holders of the New Notes will not be entitled to certain rights of holders of Old Notes under the Registration Rights Agreement, which will terminate upon consummation of the Exchange Offer. The New Notes will evidence the same debt as the Old Notes, will be entitled to the benefits of the Indenture and will be treated as a single class thereunder with any Old Notes that remain outstanding. Following the Exchange Offer, none of the Notes will be entitled to the contingent increase in interest rate provided for (in the event of a failure to consummate the Exchange Offer in accordance with the terms of the Registration Rights Agreement) pursuant to the Old Notes. See "Description of the Notes."

Issuer............................  Dobson Communications Corporation

Securities Offered................  $160 million aggregate principal amount of 11 3/4%
                                    Senior Notes due 2007.

Maturity..........................  April 15, 2007.

Interest..........................  Payable semiannually, in cash, on April 15 and October
                                    15, commencing October 15, 1997.

Security..........................  A portion of the proceeds from the Old Notes was placed in escrow and invested in U.S. government securities
                                    ("Pledged Securities") which secure payment of the first
                                    four scheduled interest payments due on the Notes.
                                    Proceeds from the Pledged Securities will be used by the
                                    Company to make the first four scheduled interest
                                    payments on the Notes and as security for the repayment
                                    of the aggregate principal amount of the Notes. After
                                    the first four interest payments, the Notes will be
                                    unsecured. See "Description of the Notes--Security." The
                                    Pledged Securities will be held by the Trustee for the
                                    benefit of the holders of the Notes under the Escrow and
                                    Security Agreement (as defined herein) pending
                                    disbursement.

Optional Redemption...............  The Notes are redeemable, at the option of the Company, in whole or in part, at any time on or after April 15,
                                    2002, initially at 105.875% of their principal amount,
                                    plus accrued interest, declining ratably to 100% of
                                    their principal amount, plus accrued interest, on or
                                    after April 15, 2004. In addition, prior to April 15,
                                    2000, the Company may redeem up to 35% of the aggregate
                                    principal amount of the Notes with the net proceeds from
                                    one or more sales of Capital Stock of the Company (other
                                    than Disqualified Stock), at 111.750% of their principal
                                    amount plus accrued interest; provided that after any
                                    such redemption at least $104.0 million aggregate
                                    principal amount of the Notes remains outstanding. See
                                    "Description of the Notes--Optional Redemption."

Change of Control.................  Upon a Change of Control (as defined under "Description of the Notes--Certain Definitions"), the Company will be
                                    required to make an offer to purchase the Notes at a
                                    purchase price equal to 101% of their principal amount,
                                    plus accrued interest. See

                                    "Description of the Notes--Repurchase of Notes upon a
                                    Change of Control."

Ranking...........................  The Notes are unsubordinated indebtedness of the
                                    Company, ranking PARI PASSU in right of payment with all
                                    other unsubordinated indebtedness of the Company and
                                    senior in right of payment to all subordinated
                                    indebtedness of the Company. After giving pro forma
                                    effect to the Transactions, as of December 31, 1996, the
                                    Company would have had (on an unconsolidated basis) no
                                    indebtedness other than the Notes. In addition, the
                                    Company is a holding company and the Notes will be
                                    effectively subordinated to all existing and future
                                    liabilities (including trade payables) of the Company's
                                    subsidiaries. On December 31, 1996, on the same pro
                                    forma basis, the subsidiaries of the Company would have
                                    had $212.4 million of liabilities (excluding
                                    intercompany payables), including $200.2 million of
                                    indebtedness, all of which would have been secured. See
                                    "Risk Factors--Leverage; Significant Capital
                                    Requirements; Ability to Meet Required Debt Service;
                                    Refinancing Risk."

Certain Covenants.................  The Indenture contains certain covenants for the benefit of the holders of the Notes (the "Holders") which, among
                                    other things, restrict the ability of the Company and
                                    its Restricted Subsidiaries (as defined in "Description
                                    of the Notes Certain Definitions") to incur additional
                                    indebtedness, create liens, engage in sale-leaseback
                                    transactions, pay dividends or make distributions in
                                    respect of their capital stock, make investments or
                                    certain other restricted payments, sell assets, issue or
                                    sell stock of Restricted Subsidiaries, enter into
                                    transactions with stockholders or affiliates or effect a
                                    consolidation or merger. However, these limitations are
                                    subject to a number of important qualifications and
                                    exceptions. See "Description of the Notes-- Covenants."

Book Entry; Delivery and Form.....  Transfers of Notes between participants in The
                                    Depository Trust Company ("DTC") will be effected in the
                                    ordinary way in accordance with DTC rules and will be
                                    settled in same-day funds. See "Description of the
                                    Notes--Book-Entry; Delivery and Form."

                                USE OF PROCEEDS

    The Company will not receive any proceeds from the issuance of the New Notes pursuant to this Prospectus.

                                  RISK FACTORS

    For a discussion of certain factors to be considered in evaluating the Company, its business and an investment in the Notes, see "Risk Factors" beginning on page 17.

          SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

    The following table sets forth certain historical consolidated financial data with respect to each of the five years ended December 31, 1996. The consolidated financial data as of and for each of the years in the period 1992 to 1996 have been derived from the Company's audited consolidated financial statements. The pro forma statement of operations data give effect to the Transactions as if they occurred on January 1, 1996 and the pro forma balance sheet data give effect to the Transactions as if they occurred on December 31, 1996. The pro forma financial information does not purport to represent what the Company's results of operations would have been if the Transactions had in fact occurred on such dates, nor does it purport to indicate the future financial position or results of future operations of the Company. The historical and pro forma data should be read in conjunction with "Selected Consolidated Financial and Other Data," "Pro Forma Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and the related notes thereto included elsewhere in this Prospectus.

                                                                                            YEAR ENDED DECEMBER 31,
                                                                             ------------------------------------------------------
                                                                                                                          PRO FORMA
                                                                              1992     1993     1994     1995    1996(A)  1996(A)(B)
                                                                             -------  -------  -------  -------  -------  ---------
                                                                                    ($ IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenue:
  Cellular.................................................................  $ 7,033  $11,089  $15,169  $18,989  $26,107  $ 62,396
  Wireline.................................................................    9,607   10,716   11,557   12,807  13,472     13,472
  Fiber....................................................................      290      671      904    1,415   2,313      2,313
  Rental income and other..................................................      723      321      616    1,238   1,333      1,333
                                                                             -------  -------  -------  -------  -------  ---------
    Total revenue..........................................................   17,653   22,797   28,246   34,449  43,225     79,514
Costs and expenses:
  Cost of services and equipment sales.....................................    4,210    4,965    5,418    7,014   9,076     20,562
  General and administrative...............................................    7,098    7,971    9,621   10,138  12,087     16,213
  Marketing and selling....................................................    1,965    2,552    3,098    3,157   4,908     11,305
  Depreciation and amortization............................................    4,284    4,563    5,534    6,653   9,720     25,013
                                                                             -------  -------  -------  -------  -------  ---------
    Total costs and expenses...............................................   17,557   20,051   23,671   26,962  35,791     73,093
Operating income...........................................................       96    2,746    4,575    7,487   7,434      6,421
Interest expense, net......................................................   (2,284)  (2,276)  (2,926)  (3,824) (6,477 )  (35,263)
Other income (expense), net................................................     (338)    (146)    (191)    (487) (1,587 )   (1,623)
Minority interests in income (losses) of subsidiaries(c)...................      185     (502)  (1,105)  (1,334)   (675 )     (698)
Income tax (provision) benefit.............................................      856       78     (119)    (738)    411        525
Extraordinary items(d).....................................................       90    --         228    --       (527 )     (850)
                                                                             -------  -------  -------  -------  -------  ---------
Net income (loss)..........................................................   (1,395)  541 (e)     462    1,104  (1,421 )  (31,488)
Dividends on preferred stock...............................................    --       --         (83)    (591)   (849 )     (849)
                                                                             -------  -------  -------  -------  -------  ---------
Net income (loss) applicable to common stockholders........................  $(1,395) $   541  $   379  $   513  $(2,270) $(32,337)
                                                                             -------  -------  -------  -------  -------  ---------
                                                                             -------  -------  -------  -------  -------  ---------
Net income (loss) applicable to common stockholders per common share.......    (2.95)    1.14      .80     1.08   (4.12 )   (58.63)
Dividends per common share.................................................    --       --         .11     1.40    1.02       1.02
OTHER FINANCIAL DATA:
EBITDA(f):
  Cellular(g)..............................................................  $   328  $ 2,680  $ 3,923  $ 5,439  $7,005   $ 21,284
  Wireline.................................................................    4,115    4,637    5,413    6,968   8,137      8,137
  Fiber....................................................................      (63)      (8)     774    1,733   2,013      2,013
                                                                             -------  -------  -------  -------  -------  ---------
    Total..................................................................    4,380    7,309   10,110   14,140  17,155     31,434
Ratio of earnings to fixed charges(h)......................................    --       --         1.1x     1.5x   --        --
Capital expenditures, excluding cost of acquisitions.......................  $ 5,191  $ 7,353  $ 5,267  $ 3,925  $17,438  $ 19,948

                                                                                            YEAR ENDED DECEMBER 31,
                                                                             ------------------------------------------------------
                                                                                                                          PRO FORMA
                                                                              1992     1993     1994     1995    1996(A)  1996(A)(B)
                                                                             -------  -------  -------  -------  -------  ---------
                                                                                  ($ IN THOUSANDS, EXCEPT PER SUBSCRIBER DATA)
OTHER DATA:
Wireline access lines (at period end)......................................   10,426   10,899   11,322   11,806  11,959     11,959
Route miles (at period end)(i).............................................      450      485      485      516     545        545
Fiber miles (at period end)(j).............................................   10,397   10,817   10,817   11,189  11,537     11,537
Ending cellular subscribers (at period end)................................    8,644   15,283   21,481   26,614  34,306     80,437
Cellular penetration(k)....................................................    2.67%    4.63%    6.45%    8.02%   5.51%      4.79%
Cellular churn(l)..........................................................              .45%     .92%    1.52%   1.83%      1.77%
Average monthly revenue per cellular subscriber(m).........................           $ 52.77  $ 50.45  $ 50.00  $48.04    $ 44.20
Marketing and selling costs per gross additional cellular subscriber(n)....           $392.04  $429.06  $451.23  $472.70   $377.80
Cellular cell sites (at period end)........................................       18       26       36       46      67        122

                                                                               DECEMBER 31, 1996
                                                                             ---------------------
                                                                                            PRO
                                                                               ACTUAL     FORMA(B)
                                                                             ----------   --------
                                                                               ($ IN THOUSANDS)
BALANCE SHEET DATA:
Net fixed assets...........................................................   $  61,930   $73,930
Total assets...............................................................     116,948   378,161
Total debt.................................................................     105,495   360,212 (o)
Preferred stock............................................................      10,000   10,000  (p)
Stockholders' equity (deficit).............................................      (9,802)  (19,946 )(p)

------------------------------

(a) Includes the operations of Kansas/Missouri Cluster from March 19, 1996, the date of its acquisition by the Company. Information for the period January 1 to March 19, 1996 is not provided as such information is not available.

(b) Gives pro forma effect to the Transactions. See "Pro Forma Consolidated Financial Data."

(c) Reflects minority interests in partnerships in which the Company owns the majority interests.

(d) Extraordinary items reflect gain or (loss) related to early extinguishment of debt. A write-off of $2.6 million of previously capitalized financing costs associated with the Company's prior bank facility will be recognized by the Company in 1997 as a result of the Bank Facility refinancing.

(e) Includes $641,000 of additional income to give cumulative effect to accounting change resulting from the implementation of Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes."

(f) EBITDA is provided because it is a measure commonly used in the industry to determine a company's ability to incur or service debt. EBITDA is not derived pursuant to generally accepted accounting principles and should not be construed as an alternative to net income, as a measure of performance, or to cash flows, as a measure of liquidity. The calculation of EBITDA does not include the Company's commitments for capital expenditures or payments of debts and should not be deemed to represent funds available to the Company.

(g) Includes 100% of the EBITDA from partnerships in which the Company owns a majority interest. The portion of the EBITDA attributable to minority interests was $.2 million, $.9 million, $1.5 million, $2.0 million and $2.2 million, for the years ended December 31, 1992, 1993, 1994, 1995 and 1996, respectively, and $3.3 million for the year ended December 31, 1996 on a pro forma basis giving effect to the Transactions.

(h) For the years ended December 31, 1992, 1993 and 1996, earnings were insufficient to cover fixed charges by $2.3 million, $.2 million and $1.3 million, respectively. On a pro forma basis, for the year ended December 31, 1996, earnings would have been insufficient to cover fixed charges by $31.2 million. "Earnings" are defined as earnings before extraordinary items and accounting changes, interest expense, amortization of deferred financing costs, taxes and the portion of rent expense under operating leases representative of interest. Fixed charges consist of interest expense, amortization of deferred financing costs and a portion of rent expense under operating leases representative of interest.

(i) Route miles refers to the number of miles over which fiberoptic cables are installed.

(j) Fiber miles refers to the number of route miles multiplied by the number of fibers installed along that path.

(k) Determined by dividing the Company's total ending cellular subscribers for the period by the estimated total Pops covered by applicable FCC cellular licenses or authorizations held by the Company.

(l) Churn means the number of cellular subscriber cancellations during a month as a percentage of the total cellular subscribers at the end of such month. Churn is stated as the average monthly churn rate for the period.

(m) Excludes roaming revenue.

(n) Determined by dividing cellular marketing and selling costs by the gross cellular subscribers added during such period. Cellular marketing and selling costs represent selling expenses and losses incurred on equipment sales.

(o) Does not give effect to an additional $1.5 million of indebtedness to be outstanding upon the issuance of the PCS licenses.

(p) Does not give effect to a dividend of approximately $1.7 million paid in preferred stock to the Fleet Investors in connection with the Transactions.

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, THE FOLLOWING RISK FACTORS SHOULD BE CAREFULLY CONSIDERED IN EVALUATING THE COMPANY AND ITS BUSINESS.

LEVERAGE; SIGNIFICANT CAPITAL REQUIREMENTS; ABILITY TO MEET REQUIRED DEBT
  SERVICE; REFINANCING RISK

    The Company is highly leveraged. At December 31, 1996, on a pro forma basis giving effect to the Transactions, the Company would have had approximately $360.2 million of indebtedness and a deficit in stockholders' equity of $19.9 million. On the same pro forma basis, for the year ended December 31, 1996, the Company's EBITDA would have been insufficient to cover its interest expense by $3.8 million, and its EBITDA minus interest expense, preferred stock dividends and capital expenditures (excluding cost of acquisitions) would have been ($24.6) million. In the event the Arizona 5 Acquisition is not consummated, the Company's EBITDA would have been insufficient to cover its interest expense by $3.9 million for the year ended December 31, 1996, and its EBITDA minus interest expense, preferred stock dividends and capital expenditures (excluding cost of acquisitions) would have been ($24.7) million. For the year ended December 31, 1996, on a pro forma basis giving effect to the Transactions, the Company's earnings would have been insufficient to cover fixed charges and preferred stock dividends by $32.0 million. The Company's high degree of leverage could significantly limit its ability to make acquisitions, withstand competitive pressures or adverse economic conditions, finance its operations or take advantage of future business opportunities.

    The Company has required, and will likely continue to require, substantial capital in connection with the further development and expansion of its systems. Historically, the Company has funded its capital requirements by debt financing and the sale of capital stock. The Company expects its capital expenditures for 1997 will be approximately $19 million. The Company believes that the net proceeds of the Offering, together with borrowings under the Bank Facility and cash flow from operations will be sufficient to fund the Arizona 5 Acquisition and its capital expenditures and working capital and debt service requirements. The Company may require additional financing for future acquisitions and for buildout requirements related to its PCS licenses. See "--PCS Risks." Sources of additional capital may include cash flow from operations and public and private equity and debt financings by the Company or its subsidiaries including vendor financing. The extent of additional financing required will depend on the success of the Company's operations. There can be no assurance that additional financing will be available to the Company or, if available, that it can be obtained on terms acceptable to the Company and within the limitations contained in the Indenture, the Bank Facility, the Class B Convertible Preferred Stock (the "Class B Preferred Stock") and the Company's other indebtedness or that may be contained in any future financing arrangements. See "Description of Other Indebtedness and Preferred Stock."

    The Company's total indebtedness and debt service requirements have been substantially increased as a result of the Transactions and the Company and its subsidiaries will be subject to significant financial restrictions and limitations. The successful implementation of the Company's strategy, including further development of its systems, and significant and sustained growth in the Company's cash flow are necessary for the Company to be able to meet its debt service requirements, including its obligations under the Notes. There can be no assurance that the Company will successfully implement its strategy or that the Company will be able to generate sufficient cash flow from operating activities to meet its debt service obligations and working capital requirements. Furthermore, if the Company is unable to satisfy any of the covenants under the Bank Facility, including financial covenants, the Company will be unable to borrow under the Bank Facility during such time period to fund planned capital expenditures, its ongoing operations or other permissible uses. Failure to obtain such financing could result in the delay or abandonment of some or all of the Company's plans, which could limit the ability of the Company to meet its debt service obligations (including obligations with respect to the Notes) and could have a material adverse effect on its business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations Liquidity and Capital Resources." The ability of the Company to borrow under the

Bank Facility will be limited by the requirement that, on a quarterly basis beginning June 30, 2000, the amount available under the Bank Facility will reduce until the Bank Facility terminates in September 2005. The reduction in availability may require the Company to make significant principal payments thereunder. See "--Restrictions Imposed by Lenders" and "Description of Other Indebtedness and Preferred Stock."

    The indebtedness under the Bank Facility may need to be refinanced at its maturity. The Company's ability to do so will depend on, among other things, its financial condition at the time, the restrictions in the instruments governing its indebtedness and other factors, including market conditions, beyond the control of the Company. The holders of the Class B Preferred Stock have the right to require the Company to purchase their Class B Preferred Stock beginning in 2001, and the Company is required to redeem the Class C Preferred Stock in 2002, or in both cases earlier under certain circumstances. See "Description of Other Indebtedness and Preferred Stock--Preferred Stock." In the event the implementation of the Company's strategy to develop and expand its systems is delayed or the Company does not generate sufficient cash flow to meet its debt service requirements or obligations with respect to its Preferred Stock, the Company may need to seek additional financing. There can be no assurance that any such financing or refinancing could be obtained on terms that are acceptable to the Company. In the absence of such financing or refinancing, the Company could be forced to dispose of assets in order to make up for any shortfall in the payments due on its indebtedness under circumstances that might not be favorable to realizing the highest price for such assets. A substantial portion of the Company's assets consists of intangible assets, principally licenses granted by the FCC, the value of which will depend upon a variety of factors (including the success of the Company's cellular business and the wireless telecommunications industry in general). In addition, transfers of interests in such licenses are subject to FCC approval. As a result, there can be no assurance that the Company's assets could be sold quickly enough, or for sufficient amounts, to enable the Company to meet its obligations, including its obligations with respect to the Notes.

HOLDING COMPANY STRUCTURE; STRUCTURAL SUBORDINATION; PRIORITY OF SECURED
  INDEBTEDNESS

    The Company is a holding company with no direct operations and no significant assets other than the stock of its subsidiaries. DOC has no significant assets other than the stock of its subsidiaries that conduct its cellular, local exchange and fiber operations, including Dobson Telephone Company, Inc. ("Telco"), which conducts the Company's local exchange business. The Company is dependent on the cash flows of its subsidiaries to meet its obligations, including the payment of interest and principal on the Notes. Receipt of funds from its subsidiaries will be restricted by the terms of existing and future indebtedness including, with respect to DOC, the Bank Facility. See "Description of Other Indebtedness and Preferred Stock The Bank Facility." The Company's subsidiaries are separate legal entities that have no obligation to pay any amounts due pursuant to the Notes or to make any funds available therefor, whether by dividends, loans or other payments. Because the Company's subsidiaries have not guaranteed the payment of the principal of or interest on the Notes, any right of the Company to receive assets of any of its subsidiaries upon its liquidation or reorganization (and the consequent right of the holders of the Notes to participate in the distribution or realize proceeds from those assets) will be effectively subordinated to the claims of the creditors of such subsidiary (including trade creditors and holders of indebtedness of such subsidiary), except if and to the extent the Company is itself a creditor of such subsidiary, in which case the claims of the Company would still be effectively subordinated to any security interest in the assets of such subsidiary senior to that held by the Company. The stock of DOC and its subsidiaries has been pledged to secure borrowings under the Bank Facility. In addition, DOC and its subsidiaries have granted liens on substantially all of their assets as security for the obligations under the Bank Facility. The Company has also guaranteed the indebtedness under the Bank Facility. In addition, all indebtedness of Telco to the Rural Utilities Services (formerly the Rural Electrification Administration) ("RUS") and the Rural Telephone Bank ("RTB") is secured by substantially all of the assets of Telco. Because the Notes are not secured by any assets, in the event of a dissolution, bankruptcy, liquidation or reorganization of the Company and its subsidiaries, holders of the Notes may receive less ratably than the secured creditors under the Bank Facility and the RUS/RTB indebtedness. At December 31, 1996, after giving effect to the Transactions,

DOC (on a consolidated basis with its subsidiaries) would have had $212.4 million of total outstanding liabilities, including $170.5 million of secured indebtedness under the Bank Facility, and $29.7 million of secured indebtedness of Telco to the RUS/RTB, all of which would have been effectively senior in right of payment to the Notes. See "Capitalization," "Pro Forma Consolidated Financial Data" and "Description of Other Indebtedness and Preferred Stock."

COVENANT RESTRICTIONS

    The instruments governing the indebtedness of the Company and its subsidiaries impose significant operating and financial restrictions on the Company and its subsidiaries. Such restrictions will affect, and in many respects significantly limit or prohibit, among other things, the ability of the Company and its subsidiaries to incur additional indebtedness, pay dividends, repay indebtedness prior to stated maturities, sell assets, make investments, engage in transactions with stockholders and affiliates, issue capital stock, create liens or engage in mergers or acquisitions. In addition, the Bank Facility requires the Company and DOC to maintain certain financial ratios. These restrictions could also limit the ability of the Company and its subsidiaries to effect future financings, make needed capital expenditures, withstand a future downturn in the Company's business or the economy in general, or otherwise conduct necessary corporate activities. A failure by the Company or its subsidiaries to comply with these restrictions could lead to a default under the terms of such indebtedness and the Notes notwithstanding the ability of the Company to meet its debt service obligations. In the event of a default, the holders of such indebtedness could elect to declare all such indebtedness to be due and payable together with accrued and unpaid interest. In such event, a significant portion of the Company's other indebtedness (including the Notes) may become immediately due and payable and there can be no assurance that the Company and its subsidiaries would be able to make such payments or borrow sufficient funds from alternative sources to make any such payment. Even if additional financing could be obtained, there can be no assurance that it would be on terms that are acceptable to the Company. In addition, DOC's indebtedness under the Bank Facility is secured by a pledge of the capital stock and assets of DOC and its subsidiaries. Telco's indebtedness to RUS/RTB is secured by liens upon substantially all of Telco's assets. The pledge of such collateral to existing lenders could impair the Company's ability to obtain favorable financing. The terms of the Preferred Stock and the agreements executed in connection therewith also contain certain covenants and restrictions with respect to the Company, and the RUS/RTB indebtedness contains certain covenants and restrictions with respect to Telco. See "Description of Other Indebtedness and Preferred Stock."

REPURCHASE OF NOTES UPON A CHANGE OF CONTROL

    The Company must offer to purchase the Notes upon the occurrence of a Change of Control at a purchase price equal to 101% of the principal amount thereof, plus accrued interest to the date of purchase. See "Description of the Notes--Repurchase of Notes upon a Change of Control."

    The Bank Facility prohibits the Company from prepaying the Notes, including prepayments pursuant to a Change of Control offer. Prior to commencing such an offer to purchase, the Company would be required to (i) repay in full all indebtedness of the Company that would prohibit the repurchase of the Notes including indebtedness under the Bank Facility, or (ii) obtain any requisite consent to permit the repurchase. If the Company is unable to repay all of such indebtedness or is unable to obtain the necessary consents, then the Company will be unable to offer to purchase the Notes and such failure will constitute an Event of Default under the Indenture. There can be no assurance that the Company will have sufficient funds available at the time of any Change of Control offer to make any debt payment (including repurchases of Notes) as described above.

    The events that constitute a Change of Control under the Indenture may also be events of default under the Bank Facility or other indebtedness of the Company and its subsidiaries. Such events may permit the lenders under such debt to accelerate the debt and, if the debt is not paid, to enforce security interests in the assets of the Company and its subsidiaries, thereby limiting the Company's ability to raise cash to repurchase the Notes and reducing the practical benefit of the offer to purchase provisions to the holders of the Notes. See "Description of Other Indebtedness and Preferred Stock."

RISKS ASSOCIATED WITH THE ACQUISITIONS; ABILITY TO MANAGE GROWTH

    The Company is subject to risks that the systems acquired and to be acquired in the Acquisitions will not perform as expected and that the returns from such systems will not support the indebtedness incurred to acquire, or the capital expenditures needed to develop, the systems. In addition, expansion of the Company's operations may place a significant strain on the Company's management, financial and other resources. The Company's ability to manage future growth will depend upon its ability to monitor operations, control costs, maintain effective quality controls and significantly expand the Company's internal management, technical and accounting systems, all of which will result in higher operating expenses. Any failure to expand these areas and to implement and improve such systems, procedures and controls in an efficient manner at a pace consistent with the growth of the Company's business could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the integration of acquired systems with existing operations will entail considerable expenses in advance of anticipated revenues and may cause substantial fluctuations in the Company's operating results. This will involve, among other things, integration of switching, transmission, technical, sales, marketing, billing, accounting, quality control, management, personnel, payroll, regulatory compliance and other systems and operating hardware and software, some of which may be incompatible with the Company's existing systems. In addition, telecommunications providers generally experience higher customer and employee turnover rates during and after an acquisition. There can be no assurance that the Company will be able to successfully integrate the systems acquired and to be acquired in the Acquisitions or any other businesses it may acquire or that any such acquired business will not experience high employee or customer turnover rates after the acquisition.

PCS RISKS

    In February 1997, the Company was declared the successful bidder for PCS licenses for nine markets in the FCC "F" Block auction. The Company is obligated to pay $5.1 million (net of discounts) for the licenses and will be obligated to build out PCS systems to cover at least 25% of the Pops covered by the licenses within five years. See "Business--Cellular Operations." The Company estimates that the capital expenditures relating to such a buildout would range from $10.0 million to $30.0 million. The actual amount of the expenditures, however, will depend on the PCS technology selected by the Company, the extent of the Company's buildout, costs at the time of buildout and the extent the Company must relocate incumbent microwave licensees. The Company will need additional financing for the buildout of its PCS system. There can be no assurance that financing will be available to the Company or, if available, that it can be obtained on terms acceptable to the Company and within the limitations contained in the Indenture, the Bank Facility, the terms of and agreements with respect to the Preferred Stock and the Company's other indebtedness. There can be no assurance that the Company's PCS system will be profitable. The extent of potential demand for PCS in the Company's markets cannot be estimated with any degree of certainty and the technology related to PCS is uncertain at this time. The Company has no experience operating PCS systems.

    When the FCC first licensed cellular systems in the United States, it specified the technical standards of systems operations to insure nationwide compatibility between all cellular carriers. In contrast, the FCC has not mandated the technology standard for PCS operations, leaving each licensee free to select among several competing technologies that have sufficient technological differences to preclude their interoperability. There can be no assurance that the technical standards selected by the Company will be the most widely used, or technologically sound. Also, because handsets which use one PCS technology will not be operable on other systems, the ability to offer PCS roamer service will be impacted. While the Company believes that dual-mode handsets will be commercially available in the future, there can be no assurance that new handsets will be successful or available at competitive prices. To the extent most competitors in the PCS industry select a competing technology that is not compatible to the system selected by the Company, the Company's PCS business may be adversely affected.

COMPETITION

    The telecommunications industry is highly competitive. Many of the Company's competitors and potential competitors have substantially greater financial, personnel, technical, marketing and other resources than those of the Company as well as other competitive advantages, and, in connection with the fiber business, a far more extensive transmission network than the Company. Current policies of the FCC authorize only two cellular licensees to operate in each license area and in each of its markets the Company competes with one other cellular licensee. Competition for subscribers between cellular licensees in a given license area is based principally upon price, the services and enhancements offered, the technical quality of the cellular system, customer service and system coverage. The Company also competes, although to a lesser extent, with resellers, paging companies and landline telephone service providers. There can be no assurance that the Company will be able to continue to compete successfully or that new technologies and products that are more commercially effective than the Company's will not be developed. Some competitors may market other services such as cable television access or landline local exchange or long distance services with their wireless offerings. There has been an industry trend of declining average revenue per minute, as competition between service providers has led to reductions in rates for airtime and subscriptions and other charges. See "Business--Competition" for more detailed information on the competitive environment faced by the Company.

    As a result of recent regulatory and legislative initiatives, the Company's cellular operations may face increased competition from entities which use other communications technologies or other radio frequency spectrum such as broadband PCS licensees, and enhanced specialized mobile radio ("ESMR") licensees. The Company is unable to predict whether such competing technologies will be successful and as a result will provide significant competition for the Company. The Company's operations may also face competition from other technologies developed in the future including, but not limited to, satellite systems. The Company believes the likelihood of near-term competition from such services is reduced because the areas in which it operates are less densely populated. There can be no assurance, however, that one or more of the technologies currently utilized by the Company in its business will not become inferior or obsolete at some time in the future. See "Business Competition."

    In connection with the Company's fiber business, its competitors may build additional fiber capacity in the geographic areas served by the Company's fiberoptic operations. The Company is aware that at least one other company is considering building a new nationwide long-distance fiberoptic network. In addition, many telecommunications companies are acquiring switches and users of switches will have an increasing number of alternative providers of switched long-distance services. The Company competes primarily on the basis of price, availability, transmission quality, customer service and a variety of other services. The ability of the Company to compete effectively in the fiber business will depend on its ability to maintain high-quality services at prices generally equal to or below those charged by its competitors.

    In connection with its resale of local, long distance and wireless services, the Company will compete in Oklahoma City and Tulsa with the incumbent local exchange carrier, SWBT, which has long-standing relationships with its customers and has financial, technical and marketing resources substantially greater than those of the Company. Other competitors may include Brooks and other competitive local exchange carriers, microwave and satellite carriers, wireless telecommunications providers and other resellers. In addition, AT&T, MCI and Sprint have announced plans to offer integrated local and long distance telecommunications services. There can be no assurance that the Company will be able to achieve or maintain significant revenue or compete effectively in its resale business. See "Business--Competition."

RAPID TECHNOLOGICAL CHANGES

    The telecommunications industry is subject to rapid and significant changes in technology, including advancements protected by intellectual property laws. In particular, the wireless telecommunications industry is experiencing significant technological change, as evidenced by the increasing pace of digital upgrades in existing analog wireless systems, evolving industry standards, the availability of new radio frequency spectrum allocations in which to develop wireless services, ongoing improvements in the capacity and quality of digital technology, shorter development cycles for new products and enhancements, and changes in end-user requirements and preferences. There is also uncertainty as to the extent of customer demand as well as the extent to which airtime and monthly access rates may continue to decline. The effect of technological changes on the businesses of the Company cannot be predicted, and there can be no assurance that technological developments will not have a material adverse effect on the Company.

DEPENDENCE ON KEY PERSONNEL

    The Company's businesses are managed by a small number of management and operating personnel, the loss of certain of whom could have a material adverse effect on the Company. The Company believes that its ability to manage its planned growth successfully will depend in large part on its continued ability to attract and retain highly skilled and qualified personnel. See "--Risks Associated with Acquisitions; Ability to Manage Growth" and "Management."

RELIANCE ON USE OF THIRD-PARTY SERVICE MARK

    The Company intends to continue to use the registered service mark CELLULAR ONE-Registered Trademark- to promote the services it offers in many of its license areas. Upon completion of its Arizona 5 Acquisition, the Company will use the service mark AIRTOUCH-TM- CELLULAR in that system. The Company's use of the CELLULAR ONE-Registered Trademark- service mark is governed by five-year contracts between the Company and Cellular One Group, the owner of the service mark. Such contracts expire in 2002, and each is renewable at the option of the Company for two additional five-year terms, subject to the attainment of certain customer satisfaction ratings. The Company's contract to use the AIRTOUCH-TM-CELLULAR service mark is for an initial term of 20 years with provisions to extend the term for successive five-year periods. See "Business Service Marks." Under these agreements, the Company must meet specified operating and service quality standards for its systems. If these agreements are not renewed upon expiration or if the Company fails to meet the applicable operating or service quality standards, the Company's ability both to attract new subscribers and retain existing subscribers could be impaired. Recently, AT&T Wireless, which had been the single largest user of the CELLULAR ONE-Registered Trademark- name, has significantly reduced its use of the brand name as a primary service mark. If for this or some other reason beyond the Company's control, the names CELLULAR ONE-Registered Trademark- or AIRTOUCH-TM- CELLULAR were to suffer diminished marketing appeal, the Company's ability both to attract new subscribers and retain existing subscribers could be materially impaired in the applicable markets.

FRAUDULENT CONVEYANCE STATUTES

    Various laws enacted for the protection of creditors may apply to the Company's incurrence of indebtedness and other obligations in connection with the Acquisitions, including the issuance of the Notes. If a court were to find in a lawsuit by an unpaid creditor or representative of creditors of the Company that the Company did not receive fair consideration or reasonably equivalent value for incurring such indebtedness or obligation and, at the time of such incurrence, the Company: (i) was insolvent; (ii) was rendered insolvent by reason of such incurrence; (iii) was engaged in a business or transaction for which the assets remaining in the Company constituted unreasonably small capital; or (iv) intended to incur or believed it would incur obligations beyond its ability to pay such obligations as they mature, such court, subject to applicable statutes of limitation, could determine to invalidate, in whole or in part, such indebtedness and obligations as fraudulent conveyances or subordinate such indebtedness and obligations to existing or future creditors of the Company.

    The measure of insolvency for purposes of the foregoing will vary depending on the law of the jurisdiction which is being applied. Generally, however, the Company would be considered insolvent at a particular time if the sum of its debts was then greater than all of its property at a fair valuation or if the present fair saleable value of its assets was then less than the amount that would be required to pay its probable liabilities on its existing debts as they became absolute and matured. On the basis of its historical financial information, its recent operating history as discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other factors, the Company's management believes that, after giving effect to indebtedness incurred in connection with the Acquisitions and other related financings, the Company will not be rendered insolvent, will have sufficient capital for the business in which it will be engaged and will be able to pay its debts as they mature; however, management has not obtained any independent opinion regarding such issues. In addition, there can be no assurance as to what standard a court would apply in making such determinations.

POTENTIAL FOR ADVERSE REGULATORY CHANGE AND THE NEED FOR REGULATORY APPROVALS

    CELLULAR. The licensing, construction, operation, acquisition and sale of cellular systems, as well as the number of cellular and other wireless licensees permitted in each market, are regulated by the FCC. Changes in the regulation of cellular activities and other wireless carriers or the loss of any license or licensed area could have a material adverse effect on the Company's operations. In addition, all cellular and PCS licenses in the United States are subject to renewal upon expiration of their initial ten-year term. The Company's cellular licenses will expire beginning in 2000. The licenses acquired and to be acquired in the Acquisitions will expire at varying dates beginning October 1997. The Company will apply for renewal of its respective licenses, and while the Company believes that each of these licenses will be renewed based upon FCC rules establishing a presumption in favor of licensees that have complied with their regulatory obligations during the initial license period, there can be no assurance that the Company's licenses will be renewed. See "Business--Regulation."

    WIRELINE. The Company's local exchange operations are regulated by the Oklahoma Corporation Commission (the "OCC"). The OCC sets rates, terms and conditions of service and mandates minimum service and quality of service requirements. Changes in the regulation of its local exchanges could have a material adverse effect on the Company. Telco, like other companies who operate in areas where, due to factors such as geographical conditions or subscriber density, the cost to provide service is higher than normal, receives support revenue from federal and state agencies. For the year ended December 31, 1996, support revenue accounted for $5.2 million, or 37%, of the Company's revenue from its wireline operations. With respect to federal support revenue, the FCC has initiated proceedings to overhaul the contribution mechanism for support revenue. A board consisting of state utility commissioners and members of the FCC recently recommended changes that would, over time, reduce or eliminate subsidies to telephone companies in areas where connecting and maintaining phone lines is expensive. In the event such or similar changes are adopted, they could have a material adverse effect on the Company's wireline operations.

EQUIPMENT FAILURE AND NATURAL DISASTER

    Although the Company carries "business interruption" insurance, a major equipment failure or a natural disaster affecting the Company's central switching office, its microwave links or certain of its cell sites could have a material adverse effect on the Company's operations.

RADIO FREQUENCY EMISSION CONCERNS

    Media reports have suggested that certain radio frequency ("RF") emissions from portable cellular telephones may be linked to cancer, and may interfere with pacemakers and other medical devices. Concerns over RF emissions may have the effect of discouraging the use of cellular telephones, which could have a material adverse effect on the Company's business. On August 1, 1996, the FCC released a report and order, which will become effective in September 1997, that updates the guidelines and methods it uses for evaluating RF emissions from radio equipment, including cellular and PCS telephones and transmitting facilities. The Company does not believe these guidelines will have a material impact on its operations. While the FCC's new rules impose more restrictive standards on RF emissions from lower power devices such as portable cellular telephones, the Company believes that all cellular telephones currently provided by the Company to its customers, as well as the Company's transmitting facilities, comply with the proposed new standards. See "Business--Regulation."

CONFLICTS OF INTEREST

    All of the Company's outstanding Class A Common Stock is beneficially owned by Everett R. Dobson, the Company's Chairman of the Board, President and Chief Executive Officer, and his affiliates. Certain decisions concerning the operations or financial structure of the Company may present conflicts of interest between the holders of the Company's capital stock and the holders of the Notes. In addition, equity investors may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investment, even though such transactions might involve risk to the holders of the Notes.

ABSENCE OF A PUBLIC MARKET

    The Notes are a new issue of securities for which there is currently no market and the Company does not intend to apply for listing of the Notes on any national securities exchange or the Nasdaq National Market. Although the Company has been advised by the Placement Agents that they currently intend to make a market in the Notes, they are not obligated to do so and any such market-making activities may be discontinued at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the Notes. If a market for the Notes were to develop, the Notes could trade at prices that may be higher or lower than their initial offering price depending upon many factors, including prevailing interest rates, the Company's operating results and the markets for similar securities, and such market may cease to continue at any time.

    If a trading market does not develop or is not maintained, holders of the Notes may experience difficulty in reselling the Notes or may be unable to sell them at all. If a market for the New Notes develops, any such market may cease to continue at any time.

CONSEQUENCES OF THE EXCHANGE OFFER ON NON-TENDERING HOLDERS OF THE OLD NOTES

    In the event the Exchange Offer is consummated, the Company will not be required to register any Old Notes not tendered and accepted in the Exchange Offer. In such event, holders of Old Notes seeking liquidity in their investment would have to rely on exemptions to the registration requirements under the securities laws, including the Securities Act. Following the Exchange Offer, none of the Notes will be entitled to the contingent increase in interest rate provided for (in the event of a failure to consummate the Exchange Offer in accordance with the terms of the Registration Rights Agreement) pursuant to the Old Notes.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

    The Old Notes were sold by Dobson on February 25, 1997 to Morgan Stanley & Co. Incorporated, Alex. Brown & Sons Incorporated, First Union Capital Markets Corp. and NationsBanc Capital Markets, Inc. (together, the "Placement Agents") in reliance on Section 4(2) of the Securities Act. The Placement Agents offered and sold the Old Notes only (i) to "qualified institutional buyers" (as defined in Rule 144A) in compliance with Rule 144A, (ii) to a limited number of other institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3) or
(7) under the Securities Act) that, prior to their purchase of Old Notes, delivered to the Placement Agents a letter containing certain representations and agreements, and (iii) outside the United States to persons other than U.S. Persons, which term shall include dealers or other professional fiduciaries in the United States acting on a discretionary basis for foreign beneficial owners (other than an estate or trust), in reliance upon Regulation S under the Securities Act.

    In connection with the sale of the Old Notes, the Company and the Placement Agents entered into a Registration Rights Agreement dated as of February 25, 1997 (the "Registration Rights Agreement"), which requires the Company (i) to cause the Old Notes to be registered under the Securities Act, or (ii) to file with the Commission a registration statement under the Securities Act with respect to an issue of new notes of the Company identical in all material respects to the Old Notes and use its best efforts to cause such registration statement to become effective under the Securities Act and, upon the effectiveness of that registration statement, to offer to the holders of the Old Notes the opportunity to exchange their Old Notes for a like principal amount of New Notes, which will be issued without a restrictive legend and which may be reoffered and resold by the holder without restrictions or limitations under the Securities Act. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Exchange Offer is being made pursuant to the Registration Rights Agreement to satisfy the Company's obligations thereunder with regard to the Notes. The term "Holder" with respect to the Exchange Offer means any person in whose name Old Notes are registered on the trustee's books or any other person who has obtained a properly completed bond power from the registered holder, or any person whose Old Notes are held of record by The Depository Trust Company ("DTC") who desires to deliver such Old Note by book-entry transfer at DTC.

    The Company has not requested, and does not intend to request, an interpretation by the staff of the Commission with respect to whether the New Notes issued pursuant to the Exchange Offer in exchange for the Old Notes may be offered for sale, resold or otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act. Based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than broker-dealers, as set forth below, and any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities
Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and that such holder has no arrangement or understanding with any person to participate in the distribution of such New Notes. Any holder who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the New Notes or who is an affiliate of the Company may not rely upon such interpretations by the staff of the Commission and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction. Failure to comply with such requirements in such instance may result in such holder incurring liabilities under the Securities Act for which the holder is not indemnified by the Company. Each broker-dealer (other than an affiliate of the Company) that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make the Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

    The Exchange Offer is not being made to, nor will the Company accept surrenders for exchange from, holders of Old Notes in any jurisdiction in which this Exchange Offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

    By tendering in the Exchange Offer, each holder of Old Notes will represent to the Company that, among other things, (i) the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is the holder, (ii) neither the holder of Old Notes nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Notes, (iii) if the holder is not a broker-dealer, or is a broker-dealer but will not receive New Notes for its own account in exchange for Old Notes, neither the holder nor any such other person is engaged in or intends to participate in the distribution of such New Notes, and (iv) neither the holder nor any such other person is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act or, if such holder is an "affiliate," that such holder will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

    Following the completion of the Exchange Offer, none of the Notes will be entitled to the contingent increase in interest rate provided pursuant to the Old Notes. Following the consummation of the Exchange Offer, holders of Notes will not have any further registration rights, and the Old Notes will continue to be subject to certain restrictions on transfer. See "--Consequences of Failure to Exchange." Accordingly, the liquidity of the market for the Old Notes could be adversely affected. See "Risk Factors--Consequences of the Exchange Offer on Non-Tendering Holders of the Old Notes."

    Participation in the Exchange Offer is voluntary and holders should carefully consider whether to accept. Holders of the Old Notes are urged to consult their financial and tax advisors in making their own decisions on whether to participate in the Exchange Offer.

TERMS OF THE EXCHANGE OFFER

    GENERAL. Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. Subject to the minimum denomination requirements of the New Notes, the Company will issue $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of outstanding Old Notes accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer. However, Old Notes may be tendered only in amounts that are integral multiples of $1,000 principal amount.

    The form and terms of the New Notes will be identical in all material respects to the form and terms of the Old Notes except that (i) the New Notes will be registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof, and (ii) holders of the New Notes will not be entitled to certain rights of holders of Old Notes under the Registration Rights Agreement, which will terminate upon consummation of the Exchange Offer. The New Notes will evidence the same debt as the Old Notes, will be entitled to the benefits of the Indenture and will be treated as a single class thereunder with any Old Notes that remain outstanding. The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Old Notes being tendered for exchange.

    As of             , 1997, $160,000,000 aggregate principal amount of the Old
Notes were outstanding and there were two registered holders. This Prospectus, together with the Letter of Transmittal, is being sent to such registered Holders.

    Holders of Old Notes do not have any appraisal or dissenters' rights under the Oklahoma General Corporation Act or the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the provisions of the Registration Rights Agreement and the applicable requirements of the Exchange Act, and the rules and regulations of the Commission thereunder. Old Notes which are not tendered for exchange in the Exchange Offer will remain outstanding and interest thereon will continue to accrue, but such Old Notes will not be entitled to any rights or benefits under the Registration Rights Agreement.

    The Company shall be deemed to have accepted validly tendered Old Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purposes of receiving the New Notes from the Company. If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

    Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "--Fees and Expenses."

    EXPIRATION DATE; EXTENSIONS; AMENDMENTS.  The term "Expiration Date" shall
mean 5:00 p.m., New York City time, on             , 1997, unless the Company,
in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended. Although the Company has no current intention to extend the Exchange Offer, the Company reserves the right to extend the Exchange Offer at any time and from time to time by giving oral or written notice to the Exchange Agent and by timely public announcement communicated, unless otherwise required by applicable law or regulation, by making a release to the Dow Jones News Service. During any extension of the Exchange Offer, all Old Notes previously tendered pursuant to the Exchange Offer and not withdrawn will remain subject to the Exchange Offer. The date of the exchange of the New Notes for Old Notes will be the first New York Stock Exchange trading day following the Expiration Date.

    The Company reserves the right, in its sole discretion, (i) to delay accepting any Old Notes, to extend the Exchange Offer or to terminate the Exchange Offer if any of the conditions set forth below under "--Conditions of the Exchange Offer" shall not have been satisfied, by giving oral or written notice of such delay, extension or termination to the Exchange Agent, or (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders. If the Exchange Offer is amended in any manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders, and the Company will extend the Exchange Offer for a period of time, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such period.

    In all cases, issuance of the New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent, of a properly completed and duly executed Letter of Transmittal and all other required documents; provided, however, that the Company reserves the absolute right to waive any conditions of the Exchange Offer or defects or irregularities in the tender of Old Notes. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Old Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged Old Notes or substitute Old Notes evidencing the unaccepted portion, as appropriate, will be returned without expense to the tendering holder, unless otherwise provided in the Letter of Transmittal, as promptly as practicable after the expiration or termination of the Exchange Offer.

    INTEREST ON THE NEW NOTES. Holders of Old Notes that are accepted for exchange will not receive accrued interest thereon at the time of exchange. However, each New Note will bear interest from the most recent date to which interest has been paid on the Old Notes or New Notes, or if no interest has been paid on the Old Notes or New Notes, from February 28, 1997.

    PROCEDURES FOR TENDERING OLD NOTES. The tender to the Company of Old Notes by a holder thereof pursuant to one of the procedures set forth below will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal. A holder of the Old Notes may tender such Old Notes by (i) properly completing and signing a Letter of Transmittal or a facsimile thereof (all reference in this Prospectus to a Letter of Transmittal shall be deemed to include a facsimile thereof) and delivering the same, together with any corresponding certificate or certificates representing the Old Notes being tendered (if in certificated form) and any required signature guarantees, to the Exchange Agent at its address set forth in the Letter of Transmittal on or prior to the Expiration Date (or complying with the procedure for book-entry transfer described below), or (ii) complying with the guaranteed delivery procedures described below.

    If tendered Old Notes are registered in the name of the signer of the Letter of Transmittal and the New Notes to be issued in exchange therefor are to be issued (and any untendered Old Notes are to be reissued) in the name of the registered holder (which term, for the purposes described herein, shall include any participant in DTC (also referred to as a book-entry facility) whose name appears on a security listing as the owner of Old Notes), the signature of such signer need not be guaranteed. In any other case, the tendered Old Notes must be endorsed or accompanied by written instruments of transfer in form satisfactory to the Company and duly executed by the registered holder and the signature on the endorsement or instrument of transfer must be guaranteed by an eligible guarantor institution which is a member of one of the following recognized signature guarantee programs (an "Eligible Institution"): (i) The Securities Transfer Agents Medallion Program (STAMP), (ii) The New York Stock Exchange Medallion Signature Program (MSF), or (iii) The Stock Exchange Medallion Program
(SEMP). If the New Notes or Old Notes not exchanged are to be delivered to an address other than that of the registered holder appearing on the note register for the Old Notes, the signature in the Letter of Transmittal must be guaranteed by an Eligible Institution.

    THE METHOD OF DELIVERY OF OLD NOTES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

    The Company understands that the Exchange Agent will make a request promptly after the date of this Prospectus to establish an account with respect to the Old Notes at DTC for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in DTC's system may make book-entry delivery of Old Notes by causing DTC to transfer such Old Notes into the Exchange Agent's account with respect to the Old Notes in accordance with DTC's procedure for such transfer. Although delivery of the Old Notes may be effected through book-entry transfer into the Exchange Agent's account at DTC, an appropriate Letter of Transmittal with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the Exchange Agent at the address set forth in the Letter of Transmittal on or prior to the Expiration

Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures.

    A tender will be deemed to have been received as of the date when (i) the tendering holder's properly completed and duly signed Letter of Transmittal accompanied by the Old Notes (or a confirmation of book-entry transfer of such Old Notes into the Exchange Agent's account at DTC), is received by the Exchange Agent, or (ii) a Notice of Guaranteed Delivery or letter, telegram or facsimile transmission to similar effect (as provided below) from an Eligible Institution is received by the Exchange Agent. Issuances of New Notes in exchange for Old Notes tendered pursuant to a Notice of Guaranteed Delivery or letter, telegram or facsimile transmission to similar effect (as provided below) by an Eligible Institution will be made only against submission of a duly signed Letter of Transmittal (and any other required documents) and deposit of the tendered Old Notes.

    All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Old Notes will be determined by the Company, whose determination will be final and binding. The Company reserves the absolute right to reject any or all tenders not in proper form or the acceptance for exchange of which may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularity in the tender of any Old Notes. None of the Company, the Exchange Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Any Old Notes received by the Exchange Agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived, or if Old Notes are submitted in principal amount greater than the principal amount of Old Notes being tendered by such tendering holder, such unaccepted or non-exchanged Old Notes will be returned by the Exchange Agent to the tendering holder, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

    In addition, the Company reserves the right in its sole discretion (a) to purchase or make offers for any Old Notes that remain outstanding subsequent to the Expiration Date, and (b) to the extent permitted by applicable law, to purchase Old Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers will differ from the terms of the Exchange Offer.

    GUARANTEED DELIVERY PROCEDURES. If the holder desires to accept the Exchange Offer and time will not permit a Letter of Transmittal or Old Notes to reach the Exchange Agent before the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if the Exchange Agent has received at its office, on or prior to the Expiration Date, a letter, telegram or facsimile transmission from an Eligible Institution setting forth the name and address of the tendering holder, the name(s) in which the Old Notes are registered and the certificate number(s) of the Old Notes to be tendered, and stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the date of execution of such letter, telegram or facsimile transmission by the Eligible Institution, such Old Notes, in proper form for transfer (or a confirmation of book-entry transfer of such Old Notes into the Exchange Agent's account at DTC), will be delivered by such Eligible Institution together with a properly completed and duly executed Letter of Transmittal (and any other required documents). Unless Old Notes being tendered by the above-described method are deposited with the Exchange Agent within the time period set forth above (accompanied or preceded by a properly competed Letter of Transmittal and any other required documents), the Company may, at its option, reject the tender. Copies of a Notice of Guaranteed Delivery which may be used by Eligible Institutions for the purposes described in this paragraph are available from the Exchange Agent.

    TERMS AND CONDITIONS OF THE LETTER OF TRANSMITTAL. The Letter of Transmittal contains, among other things, the following terms and conditions, which are part of the Exchange Offer.

    The party tendering Old Notes for exchange (the "Transferor") exchanges, assigns and transfers the Old Notes to the Company and irrevocably constitutes and appoints the Exchange Agent as the Transferor's agent and attorney-in-fact to cause the Old Notes to be assigned, transferred and exchanged. The Transferor represents and warrants that it has full power and authority to tender, exchange, assign and transfer the Old Notes and to acquire New Notes issuable upon the exchange of such tendered Old Notes, and that, when the same are accepted for exchange, the Company will acquire good and unencumbered title to the tendered Old Notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim. The Transferor also warrants that it will, upon request, execute and deliver any additional documents deemed by the Company to be necessary or desirable to complete the exchange, assignment and transfer of tendered Old Notes or to transfer ownership of such Old Notes on the account books maintained by DTC. All authority conferred by the Transferor will survive the death, bankruptcy or incapacity of the Transferor and every obligation of the Transferor shall be binding upon the heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives of such Transferor.

    By executing a Letter of Transmittal, each holder will make to the Company the representations set forth above under the heading "--Purpose and Effect of the Exchange Offer."

    WITHDRAWAL OF TENDERS OF OLD NOTES. Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

    To withdraw a tender of Old Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"),
(ii) identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount of such Old Notes), (iii) contain a statement that such holder is withdrawing his election to have such Old Notes exchanged, (iv) be signed by the Holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Old Notes register the transfer of such Old Notes in the name of the person withdrawing the tender, and
(v) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. If Old Notes have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no New Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Any Old Notes which have been tendered but which are not accepted for exchange will be returned to the Holder thereof without cost to such Holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described above under "--Procedures for Tendering Old Notes" at any time prior to the Expiration Date.

CONDITIONS OF THE EXCHANGE OFFER

    Notwithstanding any other term of the Exchange Offer, or any extension of the Exchange Offer, the Company shall not be required to accept for exchange, or exchange New Notes for, any Old Notes, and may terminate the Exchange Offer as provided herein before the acceptance of such Old Notes, if:

        (a) any statute, rule or regulation shall have been enacted, or any action shall have been taken by any court or governmental authority which, in the reasonable judgment of the Company, would prohibit, restrict or otherwise render illegal consummation of the Exchange Offer; or

        (b) any change, or any development involving a prospective change, in the business or financial affairs of the Company or any of its subsidiaries has occurred which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company; or

        (c) there shall occur a change in the current interpretations by the staff of the Commission which, in the Company's reasonable judgment, might materially impair the Company's ability to proceed with the Exchange Offer.

    If the Company determines in its sole discretion that any of the above conditions are not satisfied, the Company may (i) refuse to accept any Old Notes and return all tendered Old Notes to the tendering holders, (ii) extend the Exchange Offer and retain all Old Notes tendered prior to the Expiration Date, subject, however, to the right of holders to withdraw such Old Notes (see "--Terms of the Exchange Offer--Withdrawal of Tenders of Old Notes"), or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all validly tendered Old Notes which have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered holders, and the Company will extend the Exchange Offer for a period of time, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such period.

EXCHANGE AGENT

    United States Trust Company of New York has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

          By Mail:             By Overnight Courier:          By Hand:
United States Trust Company    United States Trust Company    United States Trust Company
  of New York                  of New York                    of New York
P. O. Box 844                  Corporate Trust Operations     111 Broadway
Cooper Station                 Department                     Lower Level
New York, NY 10276-0844        770 Broadway - 13th Floor      New York, NY 10006
(registered or certified mail  New York, NY 10003             Attn: Corporate Trust
recommended)                                                  Services

                                       By Facsimile:
                                      (212) 420-6152
                             (For Eligible Institutions Only)
                                   Confirm by Telephone:
                                      (800) 548-6565

FEES AND EXPENSES

    The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telecopy, telephone or in person by officers and regular employees of the Company and its affiliates. No additional compensation will be paid to any such officers and employees who engage in soliciting tenders.

    The Company has not retained any dealer-manager or other soliciting agent in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptance of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. The

Company may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus, the Letter of Transmittal and related documents to the beneficial owners of the Old Notes and in handling or forwarding tenders for exchange.

    The expenses to be incurred in connection with the Exchange Offer will be paid by the Company. Such expenses include fees and expenses of the Exchange Agent and transfer agent and registrar, accounting and legal fees and printing costs, among others.

    The Company will pay all transfer taxes, if any, applicable to the exchange of the Old Notes pursuant to the Exchange Offer. If, however, New Notes, or Old Notes for principal amounts not tendered or accepted for exchange, are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the Old Notes tendered or if a transfer tax is imposed for any reason other than the exchange of the Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

CONSEQUENCES OF FAILURE TO EXCHANGE

    The Old Notes that are not exchanged for New Notes pursuant to the Exchange Offer will remain restricted securities within the meaning of Rule 144 of the Securities Act. Accordingly, such Old Notes may be resold only (i) to the Company or any subsidiary thereof, (ii) inside the United States to a qualified institutional buyer in compliance with Rule 144A, (iii) inside the United States to an institutional accredited investor that, prior to such transfer, furnishes to the Trustee a signed letter containing certain representations and agreements relating to the restrictions on transfer of the Old Notes (the form of which letter can be obtained from the Trustee) and, if such transfer is in respect of an aggregate principal amount of Old Notes at the time of transfer of less than $100,000, an opinion of counsel acceptable to the Company that such transfer is in compliance with the Securities Act, (iv) outside the United States in compliance with Rule 904 under the Securities Act, (v) pursuant to the exemption from registration provided by Rule 144 under the Securities Act (if available), or (vi) pursuant to an effective registration statement under the Securities Act. The liquidity of the Old Notes could be adversely affected by the Exchange Offer. Following the consummation of the Exchange Offer, holders of the Old Notes will have no further registration rights under the Registration Rights Agreement and will not be entitled to the contingent increase in the interest rate provided for in the Old Notes.

ACCOUNTING TREATMENT

    The New Notes would be recorded at the same carrying value as the Old Notes, as reflected in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the Company. The costs of the Exchange Offer and the unamortized expenses related to the issuance of the Old Notes will be amortized over the term of the New Notes.

                                USE OF PROCEEDS

    The Company will not receive any proceeds from the issuance of the New Notes offered hereby. In consideration for issuing the New Notes as contemplated in this Prospectus, the Company will receive in exchange Old Notes in like principal amount, the term and form of which are identical in all material respects to the New Notes. The Old Notes surrendered in exchange for New Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the New Notes will not result in any increase in the indebtedness of the Company. The net proceeds of the Offering of the Old Notes were used to finance a portion of the purchase price for the Recent Acquisitions, to purchase the Pledged Securities securing the first four scheduled interest payments due on the Notes and to pay certain expenses related to the Offering and the Bank Facility.

                                 CAPITALIZATION

    The following table sets forth the consolidated capitalization of the Company as of December 31, 1996 and as adjusted to give pro forma effect to the Transactions. This table should be read in conjunction with "Selected Consolidated Financial and Other Data," "Pro Forma Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements and notes thereto included elsewhere in this Prospectus.

                                                                                               DECEMBER 31, 1996
                                                                                            -----------------------
                                                                                              ACTUAL     PRO FORMA
                                                                                            ----------  -----------
                                                                                               ($ IN THOUSANDS)
Current portion of long-term debt.........................................................  $    1,191   $   1,191
                                                                                            ----------  -----------
Prior bank facility.......................................................................      75,750      --
Bank Facility.............................................................................      --         170,459
Notes.....................................................................................      --         160,000
Other long-term debt......................................................................      28,554      28,562
                                                                                            ----------  -----------
  Total long-term debt (net of current portion)...........................................     104,304     359,021(a)
                                                                                            ----------  -----------
Minority interests........................................................................       2,444      15,719
                                                                                            ----------  -----------
Class B Convertible Preferred Stock.......................................................      10,000      10,000
                                                                                            ----------  -----------
Stockholders' equity:
Class A Common Stock, par value $1 per share; 1,000,000 shares authorized, 473,152 shares
 issued and outstanding...................................................................         473         473
Paid-in capital...........................................................................       5,508       5,508
Retained earnings (deficit)...............................................................      (3,870)    (14,014)(b)
Treasury stock............................................................................     (11,913)    (11,913)
                                                                                            ----------  -----------
  Total stockholders' equity (deficit)....................................................      (9,802)    (19,946)
                                                                                            ----------  -----------
  Total capitalization....................................................................  $  108,137   $ 365,985
                                                                                            ----------  -----------
                                                                                            ----------  -----------

------------------------

(a) Does not give effect to the additional $1.5 million of indebtedness to be outstanding upon the issuance of the PCS licenses.

(b) Gives effect to a $7.5 million dividend to holders of Class A Common Stock and the writeoff of approximately $2.6 million of debt issuance costs related to the prior bank facility. Does not give effect to a make-whole dividend of approximately $1.7 million paid in preferred stock to the Fleet Investors in connection with the Transactions. See "Description of Other Indebtedness and Preferred Stock."

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

    The following table sets forth certain historical consolidated financial data with respect to each of the five years ended December 31, 1996. The consolidated financial data as of and for each of the years in the period 1992 to 1996 have been derived from the Company's audited historical consolidated financial statements. The data should be read in conjunction with "Pro Forma Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and the related notes thereto included elsewhere in this Prospectus.

                                                                                  YEAR ENDED DECEMBER 31,
                                                                   -----------------------------------------------------
                                                                     1992       1993       1994       1995      1996(A)
                                                                   ---------  ---------  ---------  ---------  ---------
                                                                   ($ IN THOUSANDS, EXCEPT PER SUBSCRIBER AND PER SHARE
                                                                                           DATA)
STATEMENT OF OPERATIONS DATA:
Revenue:
  Cellular.......................................................  $   7,033  $  11,089  $  15,169  $  18,989  $  26,107
  Wireline.......................................................      9,607     10,716     11,557     12,807     13,472
  Fiber..........................................................        290        671        904      1,415      2,313
  Rental income and other........................................        723        321        616      1,238      1,333
                                                                   ---------  ---------  ---------  ---------  ---------
    Total revenue................................................     17,653     22,797     28,246     34,449     43,225
Costs and expenses:
  Cost of services and equipment sales...........................      4,210      4,965      5,418      7,014      9,076
  General and administrative.....................................      7,098      7,971      9,621     10,138     12,087
  Marketing and selling..........................................      1,965      2,552      3,098      3,157      4,908
  Depreciation and amortization..................................      4,284      4,563      5,534      6,653      9,720
                                                                   ---------  ---------  ---------  ---------  ---------
    Total costs and expenses.....................................     17,557     20,051     23,671     26,962     35,791
Operating income.................................................         96      2,746      4,575      7,487      7,434
Interest expense, net............................................     (2,284)    (2,276)    (2,926)    (3,824)    (6,477)
Other income (expense), net......................................       (338)      (146)      (191)      (487)    (1,587)
Minority interests in income (losses) of subsidiaries(b).........        185       (502)    (1,105)    (1,334)      (675)
Income tax (provision) benefit...................................        856         78       (119)      (738)       411
Extraordinary items(c)...........................................         90     --            228     --           (527)
                                                                   ---------  ---------  ---------  ---------  ---------
Net income (loss)................................................     (1,395)       541(d)       462     1,104    (1,421)
Dividends on preferred stock.....................................     --         --            (83)      (591)      (849)
                                                                   ---------  ---------  ---------  ---------  ---------
Net income (loss) applicable to common stockholders..............  $  (1,395) $     541  $     379  $     513  $  (2,270)
                                                                   ---------  ---------  ---------  ---------  ---------
                                                                   ---------  ---------  ---------  ---------  ---------
Net income (loss) applicable to common stockholders per common
  share..........................................................  $   (2.95) $    1.14  $     .80  $    1.08  $   (4.12)
Dividends per common share.......................................     --         --      $     .11  $    1.40  $    1.02
OTHER FINANCIAL DATA:
EBITDA(e):
  Cellular(f)....................................................  $     328  $   2,680  $   3,923  $   5,439  $   7,005
  Wireline.......................................................      4,115      4,637      5,413      6,968      8,137
  Fiber..........................................................        (63)        (8)       774      1,733      2,013
                                                                   ---------  ---------  ---------  ---------  ---------
    Total........................................................      4,380      7,309     10,110     14,140     17,155
Ratio of earnings to fixed charges(g)............................     --         --            1.1x       1.5x    --
Capital expenditures, excluding cost of acquisition..............  $   5,191  $   7,353  $   5,267  $   3,925  $  17,438
OTHER DATA:
Wireline access lines (at period end)............................     10,426     10,899     11,322     11,806     11,959
Route miles (at period end)(h)...................................        450        485        485        516        545
Fiber miles (at period end)(i)...................................     10,397     10,817     10,817     11,189     11,537
Ending cellular subscribers......................................      8,644     15,283     21,481     26,614     34,306
Cellular penetration(j)..........................................       2.67%      4.63%      6.45%      8.02%      5.51%
Cellular churn(k)................................................                   .45%       .92%      1.52%      1.83%
Average monthly revenue per cellular subscriber(l)...............             $   52.77  $   50.45  $   50.00  $   48.04
Marketing and selling costs per gross additional cellular
  subscriber(m)..................................................             $  392.04  $  429.06  $  451.23  $  472.70
Cellular cell sites (at period end)..............................         18         26         36         46         67

                                                                                 DECEMBER 31,
                                                            ------------------------------------------------------
                                                              1992       1993       1994       1995        1996
                                                            ---------  ---------  ---------  ---------  ----------
                                                                               ($ IN THOUSANDS)
BALANCE SHEET DATA:
Net fixed assets..........................................  $  44,910  $  48,469  $  48,834  $  46,987  $   61,930
Total assets..............................................     63,273     67,250     69,647     73,490     116,948
Total debt................................................     53,210     54,874     63,005     65,655     105,495
Preferred stock...........................................     --         --          5,913      5,913      10,000
Stockholders' equity (deficit)............................      4,219      4,760     (6,824)    (6,972)     (9,802)

------------------------

(a) Includes the operations of Kansas/Missouri Cluster from March 19, 1996, the date of its acquisition by the Company.

(b) Reflects minority interests in partnerships in which the Company owns the majority interests.

(c) Extraordinary items reflect gain or (loss) related to early extinguishment of debt.

(d) Includes $641,000 of additional income to give cumulative effect to accounting change resulting from the implementation of Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes."

(e) EBITDA is provided because it is a measure commonly used in the industry to determine a company's ability to incur or service debt. EBITDA is not derived pursuant to generally accepted accounting principles and should not be construed as an alternative to net income, as a measure of performance, or to cash flows, as a measure of liquidity. The calculation of EBITDA does not include the Company's commitments for capital expenditures or payments of debts and should not be deemed to represent funds available to the Company.

(f) Includes EBITDA attributable to minority interests in partnerships in which the Company owns a majority interest. These amounts were $.2 million, $.9 million, $1.5 million, $2.0 million and $2.2 million for the years ended December 31, 1992, 1993, 1994, 1995 and 1996, respectively.

(g) For the years ended December 31, 1992, 1993 and 1996, earnings were insufficient to cover fixed charges by $2.3 million, $.2 million and $1.3 million, respectively. "Earnings" are defined as earnings before extraordinary items and accounting changes, interest expense, amortization of deferred financing costs, taxes and the portion of rent expense under operating leases representative of interest. Fixed charges consist of interest expense, amortization of deferred financing costs and a portion of rent expense under operating leases representative of interest.

(h) Route miles refers to the number of miles over which fiberoptic cables are installed.

(i) Fiber miles refers to the number of route miles multiplied by the number of fibers installed along that path.

(j) Determined by dividing the Company's total ending cellular subscribers for the period by the estimated total Pops covered by applicable FCC cellular licenses or authorizations held by the Company.

(k) Churn means the number of cellular subscriber cancellations during a month as a percentage of the total cellular subscribers at the end of such month. Churn is stated as the average monthly churn rate for the period.

(l) Excludes roaming revenue.

(m) Determined by dividing cellular marketing and selling costs by the gross cellular subscribers added during such period. Cellular marketing and selling costs represent selling expenses and losses incurred on equipment sales.

                     PRO FORMA CONSOLIDATED FINANCIAL DATA

    The following unaudited pro forma consolidated financial statements have been prepared to give effect to the Transactions. The accompanying unaudited pro forma consolidated statement of operations of the Company for the year ended December 31, 1996 gives effect to the Transactions as if they occurred on January 1, 1996. However, the information from the Kansas/Missouri Cluster for the period January 1 to March 19, 1996 has not been included, as it is not available to the Company. The accompanying unaudited pro forma consolidated balance sheet as of December 31, 1996 has been prepared as if the Transactions occurred as of that date. The Acquisitions have been accounted for using the purchase method of accounting.

    The unaudited pro forma consolidated financial statements have been prepared on the basis of certain assumptions that the Company believes are reasonable, including assumptions relating to the allocation of the consideration paid and to be paid in the Acquisitions to the assets and liabilities acquired, based on estimates of fair values using available information provided by the management of the Maryland 2, the Horizon Properties and the Arizona 5 systems.

    The unaudited pro forma consolidated financial statements and notes thereto are provided for informational purposes only and do not purport to be indicative of the results that would have actually been obtained had the Transactions been completed on the dates indicated or that may be expected to occur in the future. The unaudited pro forma consolidated financial statements and notes thereto should be read in conjunction with "Selected Consolidated Financial and Other Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business--Cellular Markets and Systems" and the historical financial statements and notes thereto included elsewhere in this Prospectus.

                   UNAUDITED PRO FORMA CONSOLIDATED CONDENSED
                            STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1996

                                               DOBSON
                                           COMMUNICATIONS                    HORIZON
                                             CORPORATION    MARYLAND 2(A)  PROPERTIES    ARIZONA 5      ADJUSTMENTS     PRO FORMA
                                           ---------------  -------------  -----------  -----------  -----------------  ----------
                                                                              ($ IN THOUSANDS)
Operating Revenue:
  Cellular service.......................     $  17,593       $  11,195     $  10,868    $   2,152   $   (5,359)(b)     $   36,449
  Cellular equipment sales...............           662          --               388          275          --               1,325
  Cellular roaming.......................         7,852          --             4,264        5,583        6,923(b)          24,622
  Wireline telephone service.............        13,472          --            --           --              --              13,472
  Fiber service..........................         2,313          --            --           --              --               2,313
  Rental income and other................         1,333          --            --           --              --               1,333
                                                -------     -------------  -----------  -----------    --------         ----------
    Total operating revenue..............        43,225          11,195        15,520        8,010        1,564             79,514
                                                -------     -------------  -----------  -----------    --------         ----------
Operating expenses:
  Service and equipment..................         9,076             754         5,666        1,343        3,723 (c)(d       20,562
  General and administrative.............        12,087          --             2,144        1,208          774(d)          16,213
  Marketing and selling..................         4,908           2,272         2,479        1,081          565(d)          11,305
  Depreciation and amortization..........         9,720          --             2,331        1,244       11,718(e)          25,013
                                                -------     -------------  -----------  -----------    --------         ----------
    Total operating expenses.............        35,791           3,026        12,620        4,876       16,780             73,093
                                                -------     -------------  -----------  -----------    --------         ----------
Operating income.........................         7,434           8,169         2,900        3,134      (15,216)             6,421
                                                -------     -------------  -----------  -----------    --------         ----------
Other income (expense), net..............        (1,587)         --            --              (36)         --              (1,623)
Interest expense, net....................        (6,477)         --            (1,454)      --          (27,332)(f)        (35,263)
                                                -------     -------------  -----------  -----------    --------         ----------
Income before minority interests, income
  taxes and extraordinary item...........          (630)          8,169         1,446        3,098      (42,548)           (30,465)
Minority interests in income of
  subsidiaries...........................          (675)         --            --           --              (23)(g)           (698)
                                                -------     -------------  -----------  -----------    --------         ----------
Income before income taxes and
  extraordinary item.....................        (1,305)          8,169         1,446        3,098      (42,571)           (31,163)
Income tax (provision) benefit...........           411          --            --           --              114(h)             525
                                                -------     -------------  -----------  -----------    --------         ----------
Income before extraordinary item.........          (894)          8,169         1,446        3,098      (42,457)           (30,638)
Extraordinary item.......................          (527)         --            --           --             (323)(h)           (850)
                                                -------     -------------  -----------  -----------    --------         ----------
Net income (loss)........................     $  (1,421)      $   8,169     $   1,446    $   3,098   $  (42,780)        $  (31,488)
Dividends on preferred stock.............          (849)         --            --           --              --                (849)
                                                -------     -------------  -----------  -----------    --------         ----------
Net income (loss) applicable to common
  stockholders...........................     $  (2,270)      $   8,169     $   1,446    $   3,098   $  (42,780)        $  (32,337)
                                                -------     -------------  -----------  -----------    --------         ----------
                                                -------     -------------  -----------  -----------    --------         ----------
Net income (loss) applicable to commons
  stockholders per common share..........         (4.12)                                                                    (58.63)
Weighted average common shares
  outstanding............................       551,567                                                                    551,567

 See accompanying notes to unaudited pro forma consolidated condensed statement of operations.

                 NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED
                       CONDENSED STATEMENT OF OPERATIONS

(a) The statement of operations for Maryland 2 presents only cellular revenue and direct operating expenses, as the Maryland 2 operations were included with other cellular operations of the seller and no full statement of operations is available.

(b) To reclassify the revenue from non-Maryland 2 subscribers of the prior operator of Maryland 2 from cellular service to roaming and to reflect the additional roaming revenue that would have been received by the Company under its roaming agreement with the prior operator.

(c) To reflect the additional costs of cellular service that would have been incurred by the Company under its roaming agreement with the prior operator of Maryland 2 for Maryland 2 subscribers roaming in the prior operator's other cellular systems.

(d) To reflect the additional costs that the Company anticipates it would have incurred to operate the Maryland 2 system and other costs that were not reflected in Maryland 2's statement of cellular revenues and direct operating expenses.

(e) To reflect the additional depreciation and amortization resulting from the increase in the fair value of property and equipment, cellular license acquisition costs and intangible assets. Property and equipment is being depreciated over five to eight years, cellular license acquisition costs over fifteen years and intangible assets over five years.

(f) To reflect (i) the elimination of $1.5 million of interest expense associated with indebtedness of the Acquisitions which was not assumed by the Company, (ii) $18.8 million of interest expense relating to the $160 million principal amount of Notes, (iii) $14.1 million of interest expense relating to the $170.5 million of indebtedness incurred under the Bank Facility (assuming an interest rate of 9.0% per annum), (iv) $1.1 million of amortization of deferred financing costs relating to the estimated $10.8 million of debt issuance costs incurred in connection with the offering of the Old Notes and the Bank Facility, and (v) the elimination of $5.2 million of interest expense relating to the indebtedness under the Company's prior bank facility which was repaid in the Transactions.

    For each .5% change in the assumed interest rate on the Bank Facility, interest expense would change by approximately $.9 million.

(g) To reflect the 25% equity interest in the income of the Arizona 5 Partnership to be owned by the Gila River Indian Community following the Arizona 5 Acquisition. See "Business--Cellular Markets and Systems."

(h) To reflect an adjustment to income tax expense for the effects of the Acquisitions. Net operating loss carryforwards generated have not been recognized as an income tax benefit due to the uncertainty of realizing the benefit of these carryforwards.

            UNAUDITED PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET

                               DECEMBER 31, 1996

                                                                       ACQUISITIONS(A)
                                              ------------------------------------------------------------------
                                                  DOBSON
                                              COMMUNICATIONS     HORIZON
                                                CORPORATION    PROPERTIES    ARIZONA 5   ADJUSTMENTS  PRO FORMA
                                              ---------------  -----------  -----------  -----------  ----------
                                                                       ($ IN THOUSANDS)
ASSETS:
  Cash restricted...........................    $   --          $  --        $  --        $  38,300(b) $   38,300
  Current assets............................         19,956         2,924        2,446         (918)   (f)     24,408
  Property, plant and equipment.............         61,930         7,607        8,230       (3,837)(c)     73,930
  Receivables affiliate.....................          3,267        --           --            5,224(d)      8,491
  Cellular license acquisition costs........         23,465        31,842       --          155,946(c)    211,253
  Deferred costs............................          3,952        --           --            8,206(e)     12,158
  Intangible assets.........................          2,771        --           --            5,243(c)      8,014
  Other assets..............................          1,607           100       --             (100)(c)      1,607
                                              ---------------  -----------  -----------  -----------  ----------
    Total assets............................    $   116,948     $  42,473    $  10,676    $ 208,064   $  378,161
                                              ---------------  -----------  -----------  -----------  ----------
                                              ---------------  -----------  -----------  -----------  ----------
LIABILITIES AND STOCKHOLDERS' EQUITY:
  Current liabilities.......................    $     8,924     $  15,638    $   1,127    $ (13,400)(g) $   12,289
  Long-term debt, net of current portion....        104,304        --                8      254,709(h)    359,021
  Deferred credits..........................          1,078        --           --           --            1,078
  Minority interests........................          2,444        --           --           13,275   )(d     15,719
  Preferred stock...........................         10,000        --           --           --           10,000(i)
  Stockholders' equity (deficit)............         (9,802)       26,835        9,541      (46,520)(j)    (19,946)(i)
                                              ---------------  -----------  -----------  -----------  ----------
    Total liabilities and stockholders'
      equity................................    $   116,948     $  42,473    $  10,676    $ 208,064   $  378,161
                                              ---------------  -----------  -----------  -----------  ----------
                                              ---------------  -----------  -----------  -----------  ----------

  See accompanying notes to unaudited pro forma consolidated condensed balance sheet.

                 NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED
                            CONDENSED BALANCE SHEET

(a) No balance sheet as of December 31, 1996 for the Maryland 2 Property is available, as Maryland 2's operations were included with other cellular operations of the prior operator. The fair value of the license and customer list to be acquired in the Maryland 2 Acquisition is reflected in the pro forma adjustments. See footnote (c) below.

(b) To reflect the approximately $38.3 million in restricted cash to be held in a pledged account to secure the Notes until payment of the first four scheduled interest payments. See "Description of the Notes Security."

(c) To allocate the purchase price to the assets acquired and liabilities assumed as follows:

                                                                                  HORIZON
                                                                   MARYLAND 2   PROPERTIES    ARIZONA 5     TOTAL
                                                                   -----------  -----------  -----------  ----------
                                                                                   ($ IN THOUSANDS)
Estimated acquisition price......................................   $  75,801    $  77,700    $  39,817   $  193,318
                                                                   -----------  -----------  -----------  ----------
                                                                   -----------  -----------  -----------  ----------
Historical net book value at December 31, 1996...................                   26,835        9,541       36,376
Estimated liabilities not assumed................................      --           13,400       --           13,400
                                                                   -----------  -----------  -----------  ----------
Adjusted historical net book value at December 31, 1996..........      --           40,235        9,541       49,776
Current assets...................................................      --             (435)      --             (435)
Property, plant and equipment....................................      --           (1,907)      (1,930)      (3,837)
Cellular license acquisition costs...............................      70,558       39,907       45,481      155,946
Intangible assets................................................       5,243       --           --            5,243
Other............................................................      --             (100)      --             (100)
                                                                   -----------  -----------  -----------  ----------
                                                                       75,801       77,700       53,092      206,593
Minority interest................................................      --           --           13,275       13,275
                                                                   -----------  -----------  -----------  ----------
                                                                    $  75,801    $  77,700    $  39,817   $  193,318
                                                                   -----------  -----------  -----------  ----------
                                                                   -----------  -----------  -----------  ----------

(d) To reflect the 25% equity interest in the Arizona 5 Partnership to be owned by the Gila River Indian Community following completion of the Arizona 5 Acquisition and the $5.2 million loan to be made by the Company to the Gila River Indian Community in connection with the Arizona 5 Acquisition.

(e) Reflects an estimated $10.8 million of debt issuance costs incurred in connection with the Offering of the Old Notes, the Bank Facility and the write-off of approximately $2.6 million of debt issuance costs relating to the Company's prior bank facility which was repaid with proceeds from the Bank Facility.

(f) To reflect the reduction in current assets resulting from the repayment by the Dobson Trusts of approximately $.5 million of liabilities owed to the Company upon receipt of a dividend of approximately $.5 million.

(g) To eliminate advances from affiliates at December 31, 1996 for Horizon Properties which were not assumed by the Company in the Horizon Properties Acquisition.

(h) To reflect the $160.0 million principal amount of Notes and $170.5 million of indebtedness under the Bank Facility and the repayment of approximately $75.8 million of indebtedness under the Company's prior bank facility. Does not give effect to an additional $1.5 million of indebtedness to be outstanding upon the issuance of the PCS licenses.

(i) Does not reflect a dividend of approximately $1.7 million paid in Class C Preferred Stock to the Fleet Investors in connection with the Transactions.

(j) To eliminate stockholders' equity accounts of the Acquisitions, to reflect the write-off of approximately $2.6 million of debt issuance costs related to the Company's prior bank facility, and to reflect a $7.5 million dividend paid with respect to the Company's Class A Common Stock in the Transactions.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

    The Company provides diversified telecommunication products and services. The Company currently provides rural cellular telephone services in its Oklahoma/Texas Cluster and in its Kansas/Missouri Cluster. As a result of the Recent Acquisitions, the Company also operates cellular systems in Maryland and Pennsylvania and, upon consummation of the Arizona 5 Acquisition, will also own and operate a cellular system in Arizona. The Company also owns interests in, and operates, regional fiberoptic transmission networks in Oklahoma, Texas and Colorado, and owns and operates local telephone exchanges in Oklahoma, and intends to resell local, long distance and wireless services in Oklahoma.

    CELLULAR

    The Company commenced providing rural cellular services in its Oklahoma/Texas Cluster in 1990. The Company expanded the cluster in 1991 and developed organizational, marketing and operational programs designed to increase the number of its cellular subscribers and operating revenue. At December 31, 1996, the number of subscribers in the Oklahoma/Texas Cluster had increased to 30,996. In March 1996, the Company further expanded its cellular operations through the purchase, for approximately $30 million, of the Kansas/Missouri Cluster with 2,354 subscribers at the time of acquisition. Since acquiring the Cluster the Company has increased the number of subscribers by approximately 950, or 41%, and at December 31, 1996, the Kansas/Missouri Cluster had 3,310 subscribers. While the acquisition of the Kansas/Missouri Cluster added $.6 million of EBITDA for the period from March 19, 1996 to December 31, 1996, as a result of increased interest expense and amortization resulting from the acquisition, the Company's cellular business incurred a net loss for the year ended December 31, 1996.

    The Company purchased Maryland 2 and the Horizon Properties for an aggregate purchase price of $153.5 million, subject to adjustments, in February and March 1997, and expects to purchase a 75% interest in Arizona 5 for a net purchase price of approximately $39.8 million in June 1997. The size and scope of the Company's cellular operations increased substantially upon consummation of the Recent Acquisitions and will increase further upon consummation of the Arizona 5 Acquisition. On a pro forma basis, giving effect to the Acquisitions, the Company would have had 80,437 subscribers at December 31, 1996. The Company financed the Recent Acquisitions with proceeds from the Offering and borrowings under the Bank Facility and will finance the Arizona 5 Acquisition with additional borrowings under the Bank Facility. Although the Company expects its EBITDA will increase as a result of the Acquisitions, the increased interest and amortization expense associated with the Acquisitions is expected to result in increased losses in 1997 and thereafter until the Company expands the acquired systems and increases the subscriber base.

    There has been an industry trend of declining average revenue per minute, as competition between service providers has led to reductions in rates for airtime and subscriptions and other charges. The Company believes that the impact of this trend will be mitigated by increases in the number of wireless telecommunications subscribers and the number of minutes of usage per subscriber. There has also been a broad trend in the cellular industry of declining average revenue per subscriber. The Company believes that the downward trend is primarily the result of the addition of new lower usage customers who utilize cellular services for personal convenience, security or as a backup for their traditional landline telephone. Although the Company has experienced a decline in average revenue per subscriber, the Company has introduced new services, such as voice mail and call forwarding, to increase revenue and encourage additional usage.

    In recent years, the Company, and other cellular companies, have increased their use of discounts on phone equipment and free phone promotions, as competition between service providers has intensified. The Company expects that the use of these promotions will continue. As a result, although the number of the Company's additional subscribers has been increasing, revenue from equipment sales has decreased substantially and the Company has incurred, and expects to continue to incur, losses on cellular equipment sales.

    Roaming revenue is a substantial source of revenue for the Company, accounting for 30.1% of the Company's cellular revenue for the year ended December 31, 1996 and 39.5% on a pro forma basis after giving effect to the Acquisitions. While the industry trend is to reduce roaming rates, the Company believes that, historically, its roaming rates have been generally lower than rates offered by others in or near the Company's systems and that its roaming rates have not been materially impacted by this trend. Roaming yield (roamer service revenue, which includes airtime, toll charges and surcharges, divided by roaming minutes of use) was $.70 per minute for the years ended December 31, 1995 and 1996.

    WIRELINE

    The Company has provided local exchange services since 1936, and currently owns and operates nine contiguous exchanges in western Oklahoma and three contiguous exchanges adjacent to and east of the Oklahoma City metropolitan area. The Company's wireline revenues consist of (i) end user revenue, which includes charges for local service and enhanced services such as call waiting and call forwarding, (ii) access revenue, which is paid by interexchange carriers ("IXCs") for providing access from the IXC's point of presence to the end user who makes or receives a long distance call and (iii) support revenue, which is paid by federal and state agencies to companies, such as the Company, which operate in areas where, due to factors such as geographic conditions or subscriber density, the cost to provide service is higher than normal. Support revenue, which consists of high cost funds ("HCF") from state agencies and universal service funds ("USF") from federal agencies, accounted for approximately 38.5% of the Company's revenue from its wireline operations, or $5.2 million, for the year ended December 31, 1996.

    The Telecommunications Act of 1996 potentially impacts the Company's sources of support revenue. Under previous regulations access charges contained implicit support for high cost areas. Regulations proposed pursuant to the 1996 Act would remove implicit support from access revenues and place more emphasis for such support on HCF/USF. However, a board consisting of state utility commissioners and members of the FCC recently recommended changes that would, over time, reduce or eliminate subsidies to telephone companies in areas where connecting and maintaining phone lines is expensive. Although the Company cannot predict whether any such recommended changes will be adopted, management will continue to pursue its strategy to lessen the impact of any future regulatory changes by limiting investments in new plant which may not be recoverable in the future, and by reducing its operating costs through consolidation of operational functions at the Company level in order to achieve economies of scale. See "Risk Factors--Potential for Adverse Regulatory Change and Regulatory Approval."

    The Company intends to resell local, long distance and wireless services, initially in the greater Oklahoma City and Tulsa metropolitan areas. The Company expects to commence offering these services in mid-1997, using its own switches and leasing local exchange lines. The Company has entered into an agreement with SWBT, pursuant to which the Company may resell local exchange and other services in all markets served by SWBT in Oklahoma. The Company expects to incur losses and negative cash flows in its resale business in 1997 and until it develops and expands its subscriber base, primarily as a result of marketing and advertising costs.

    FIBER

    The Company's revenues from its fiber business are generated from three different sources: (1) wholesale long-haul transport services as a "carrier's carrier," (2) transport services to private businesses and government agencies requiring network services, and (3) long-haul transport services for the Company's subsidiaries. For 1996, approximately 49% of its gross fiber revenue was attributable to NTS and approximately 33% of its gross fiber revenue was attributable to the Company's subsidiaries.

During this period, the Company's operating income and EBITDA have declined as a percentage of gross fiber revenue primarily as a result of increases in sales and administrative staff and additional allocations of corporate overhead.

    Although the Company currently has excess capacity and does not currently plan to add additional fiberoptic lines, the Company will seek to expand its network through interconnect agreements to access other major population centers (including routes which may be attractive to major carriers).

    OTHER

    In February 1997, the Company was declared the winning bidder for PCS licenses for nine markets in the FCC's "F" block auction. The Company's total bids amounted to $5.1 million (net of discounts) and the licenses will cover approximately 4.2 million Pops in markets that are adjacent to or overlap the Company's existing cellular clusters. The Company is exploring plans to develop these markets through the creation of alliances with other wireless companies with similar technology, including reselling and roaming agreements and, potentially, partitioning spectrum.

    The following table is a summary of certain data related to the Company's principal business activities for the periods indicated and includes intercompany transactions:

                                                            YEAR ENDED DECEMBER 31,
                                                  -------------------------------------------
                                                      1994           1995           1996
                                                  -------------  -------------  -------------
                                                  ($ IN THOUSANDS EXCEPT PER SUBSCRIBER DATA)
CELLULAR:
  Operating revenue.............................  $      15,169  $      18,989  $      26,107
  Operating income..............................          2,159          3,045          1,947
  EBITDA........................................          3,923          5,439          7,005
  Identifiable assets...........................         21,108         19,749         60,859
  Total subscribers, at period end..............         21,481         26,614         34,306
  Average monthly revenue per subscriber,
    excluding roaming...........................          50.45          50.00          48.04
WIRELINE:
  Gross operating revenue.......................  $      14,147  $      18,842  $      23,113
  Operating income..............................          2,340          3,625          4,684
  EBITDA........................................          5,413          6,968          8,137
  Identifiable assets...........................         35,593         40,604         40,058
  Total access lines, at period end.............         11,322         11,806         11,959
FIBER:
  Gross operating revenue.......................  $       1,489  $       2,525  $       3,453
  Operating income..............................             77            816            804
  EBITDA........................................            774          1,733          2,013
  Identifiable assets...........................         13,092         13,137         16,032
  Equivalent DS3 lines, at period end...........              8             20             46

HISTORICAL RESULTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

    OPERATING REVENUE. For the year ended December 31, 1996, total operating revenue increased $8.8 million, or 25.5%, to $43.2 million from $34.4 million for the comparable period in 1995.

    CELLULAR. The Company's operating revenue from its cellular operations increased $7.1 million in 1996 compared to 1995. Cellular service revenue increased $3.6 million, or 26.1%, to $17.6 million in 1996 from $14.0 million in 1995. Of the $3.6 million increase, $2.5 million was attributable to increased penetration and usage in the Oklahoma/Texas Cluster and $1.1 million was attributable to the acquisition of the Kansas/Missouri Cluster in March 1996. The Company's cellular subscriber base increased 28.9% to 34,306 at December 31, 1996, from 26,614 at December 31, 1995, of which 42.5%
(3,270 subscribers) was attributable to increased penetration in the Oklahoma/Texas Cluster. However, the Company's average monthly cellular service revenue per subscriber decreased 3.9% to $48.04 for the year ended December 31, 1996 from $50.00 for the year ended December 31, 1995 due to competitive market pressures and the addition of new lower usage subscribers. Cellular equipment sales of $.7 million in 1996 represented a slight decrease over 1995. Although the Company sold more equipment during the year ended December 31, 1996, the Company increased its use of discounted equipment and free phone promotions with the signing of one-year service contracts. Cellular roaming revenue increased $3.5 million, or 79.7%, to $7.9 million in the year ended December 31, 1996 from $4.4 million for the same period of 1995. Of the $3.5 million increase, $1.9 million, or 54.3%, was as a result of the inclusion of the Kansas/Missouri Cluster from March 1996 with roaming minutes of use totaling 1.7 million from the acquisition date to December 31, 1996. The remaining $1.6 million, or 45.7%, resulted from a 37.4% increase in roaming minutes of use in 1996 for the Oklahoma/Texas Cluster.

    WIRELINE. The Company's revenue from its wireline operations increased $.8 million to $14.8 million for the year ended December 31, 1996 compared to $14.0 million for the same period in 1995. Wireline telephone service revenue increased $.7 million, or 5.1%, to $13.5 million for the year ended December 31, 1996 from $12.8 million for the same period in 1995 due to a 1.3% increase in the number of access lines. Other revenue increased $.1 million, or 7.7%, to $1.3 million in 1996 primarily as a result of an increase in management services provided to third parties.

    FIBER. The Company's revenue from its fiber operations increased $.9 million to $2.3 million in 1996 from $1.4 million in 1995 primarily as a result of an increase in the number of fiber lines leased by an equivalent of 26 DS3 lines, bringing the total lines leased to an equivalent of 46 DS3s at December 31, 1996, partially offset by a decline in leased line charges.

    COST OF SERVICES AND EQUIPMENT SALES. For the year ended December 31, 1996, the total cost of services and equipment sales increased $2.1 million, or 30.0%, to $9.1 million from $7.0 million for the comparable period in 1995.

    CELLULAR. Cost of cellular services increased $1.3 million, or 42.7%, to $4.5 million during 1996 from $3.2 million in 1995. Cost of services includes costs incurred for access for local exchange company facilities, rerating, roaming validation (provided by a third party clearinghouse) and long distance toll services. Of the increase, 58.7% was attributable to the inclusion of the Kansas/Missouri Cluster from March 1996. The remaining increase primarily is the result of roaming agreements entered into by the Company in 1995 with eleven other carriers in Texas and Oklahoma to expand its home rate coverage. Cost of cellular service increased as a percentage of cellular service and roaming revenue to 17.7% for the year ended December 31, 1996 from 17.2% for the same period in 1995. Cost of cellular equipment increased $.6 million, or 27.7%, to $2.6 million in 1996 from $2.0 million in 1995. The increase resulted primarily from increases in the volume of equipment sales due to the growth in subscribers during 1996, partially offset by a decrease in equipment costs.

    WIRELINE. Cost of wireline telephone service increased $.2 million, or 8.5%, to $1.9 million in 1996 from $1.7 million in 1995. Cost of wireline telephone service in 1996 increased as a percentage of wireline telephone service revenues to 13.9% from 13.5% in 1995 as a result of increased maintenance costs of wireline plant and costs associated with continued subscriber growth.

    FIBER. Cost of fiber service remained constant at $.1 million for the years ended December 31, 1996 and 1995.

    GENERAL AND ADMINISTRATIVE COSTS. For the year ended December 31, 1996, general and administrative costs increased $2.0 million, or 19.2%, to $12.1 million from $10.1 million for 1995. The increase was primarily due to increased billing costs as a result of the growth in cellular subscribers, the inclusion of the Kansas/Missouri Cluster from March 1996 and increased salary costs resulting from additional personnel in its cellular and fiber operations. General and administrative costs decreased as a percentage of the Company's total revenues to 28.0% in 1996 from 29.4% in 1995.

    MARKETING AND SELLING COSTS. Marketing and selling costs increased $1.7 million, or 55.5%, to $4.9 million in 1996 from $3.2 million in 1995. The increase was primarily due to the higher level of cellular subscribers added period to period. Gross cellular subscribers added for the year ended December 31, 1996 was 11,709 with the Kansas/Missouri Cluster making up 1,511 of the gross cellular subscribers added since its acquisition. The gross number of cellular subscribers added in 1995 was 9,653.

    DEPRECIATION AND AMORTIZATION EXPENSE. For 1996, depreciation and amortization expense increased $3.1 million to $9.7 million from $6.6 million in 1995. Approximately $1.2 million of the increase was the result of the amortization of the licenses acquired in the Kansas/Missouri Cluster, with the remainder due primarily to the increase in equipment in the Company's cellular, wireline and fiber businesses.

    INTEREST EXPENSE, NET. For 1996, interest expense, net increased $2.7 million to $6.5 million from $3.8 million in 1995. The increase was primarily a result of increased borrowings to finance the Kansas/ Missouri Cluster acquisition and the acquisition of fiber equipment.

    OTHER INCOME (EXPENSE), NET. For 1996, other expense increased $1.1 million to $1.6 million from $.5 million in 1995 primarily as a result of a $1.7 million pretax loss on the disposal of two mobile telecommunications switching offices and related equipment sold during 1996 in connection with the technology upgrade of the Company's systems in the Oklahoma/Texas Cluster.

    EXTRAORDINARY EXPENSE. For the year ended December 31, 1996, the Company incurred a pretax loss of approximately $.9 million as a result of writing off previously capitalized financing costs associated with a revolving credit facility that was refinanced in March 1996. The Company expects to incur a pretax loss of approximately $2.6 million in 1997 as a result of writing off capitalized financing costs associated with its prior bank facility which was refinanced in connection with the Transactions.

    YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

    OPERATING REVENUE. For the year ended December 31, 1995, total operating revenue increased $6.2 million, or 22.0%, to $34.4 million from $28.2 million for 1994.

    CELLULAR. The Company's operating revenue from its cellular operations increased $3.8 million in 1995 compared to 1994. Cellular service revenue increased $3.1 million, or 28.0%, to $13.9 million in 1995 from $10.9 million in 1994 as a result of continued subscriber growth in the Company's Oklahoma/Texas Cluster. The Company's total subscriber base was 26,614 as of December 31, 1995, a 23.9% increase from 21,481 subscribers as of December 31, 1994. The Company's average monthly churn rate increased to 1.52% for 1995 from an average monthly churn rate of .92% for 1994. Cellular equipment sales decreased $.3 million to $.7 million for 1995 from $1.0 million in 1994 due to increased use of discounted equipment and free phone promotions. Cellular roaming revenue increased $1.1 million, or 34.4%, to $4.4 million in 1995 from $3.3 million in 1994 as a result of a 34.0% increase in roaming traffic. Roaming yield was $.71 in 1994, decreasing by $.01 to $.70 in 1995.

    WIRELINE. The Company's revenue from its wireline operations increased $1.9 million to $14.0 million in 1995 compared to $12.2 million in 1994. Wireline telephone service revenue increased $1.2 million, or 10.8%, to $12.8 million during 1995 from $11.6 million in 1994. USF support revenue increased 29.4% in 1995 as a direct result of the increase in wireline equipment put into service. The increase in support revenue accounted for $.6 million of the increase in total wireline telephone service revenue. In addition, wireline access lines increased 4.3% in 1995. Revenue from other operations increased $.6 million to $1.2 million for 1995 from $.6 million for 1994 due to an increase in management services provided to third parties and an increase in interest from Company held loans.

    FIBER. The Company's revenue from its fiber operations increased $.5 million to $1.4 million during 1995 from $0.9 million in 1994 as a direct result of increasing fiber line leasing. The number of fiber lines leased increased by an equivalent of 12 DS3 lines for 1995 bringing the total lines leased to an equivalent of 20 DS3s at December 31, 1995.

    COST OF SERVICES AND EQUIPMENT SALES. For the year ended December 31, 1995 the total cost of services and equipment sales increased $1.6 million, or 29.5%, to $7.0 million from $5.4 million for 1994.

    CELLULAR. Cost of cellular services increased $1.2 million, or 58.4%, to $3.2 million in 1995 from $2.0 million in 1994. Of this increase, approximately 56.7% was due to networking and engineering costs increased to add 10 cell sites to bring the total sites to 46 at December 31, 1995. The Company entered into roaming agreements in 1995 with eleven other carriers in Texas and Oklahoma to expand its home rate coverage which accounted for approximately 24.1% of the increase in cost of cellular services in 1995. The remaining 19.2% was due to increases in technician salary expenses, cell site repairs, utilities and toll charges. Cellular equipment costs increased $.5 million or 34.0%, to $2.0 million for 1995 from $1.5 million in 1994. The increase in cellular equipment costs was due to a 17.8% increase in gross subscribers added during 1995 compared to 1994.

    WIRELINE. Cost of wireline telephone service decreased slightly to $1.7 million in 1995 from $1.8 million in 1994, primarily as a result of the consolidation of network monitoring operations. Cost of wireline telephone service as a percentage of wireline telephone service revenue decreased to 13.5% in 1995 from 15.5% in 1994.

    FIBER.  Cost of fiber service remained at $.1 million.

    MARKETING AND SELLING COSTS. Marketing and selling costs increased slightly to $3.2 million during 1995 from $3.1 million in 1994 as a result of the increase in the number of subscribers.

    DEPRECIATION AND AMORTIZATION EXPENSE. Depreciation and amortization expense increased $1.2 million to $6.7 million in 1995 from $5.5 million in 1994. The increase was primarily due to the addition of 10 new cellular cell sites in 1995 and, to a lesser extent, due to an increased investment in equipment for the wireline operations.

    GENERAL AND ADMINISTRATIVE COSTS. General and administrative costs increased $.5 million to $10.1 million in 1995 from $9.6 million in 1994, primarily as a result of incremental costs incurred to maintain and retain cellular subscribers offset by a slight decrease in customer and corporate operations in the Company's wireline operations.

    INTEREST EXPENSE, NET. Interest expense, net increased $.9 million to $3.8 million in 1995 from $2.9 million in 1994, primarily as a result of borrowings to fund a $5.0 million deposit required to participate in the FCC's "C" Block PCS license auctions and borrowings to finance the repurchase of outstanding common stock of the Company. The Company was not successful in the "C" Block auctions.

    EXTRAORDINARY INCOME. In 1994 the Company realized extraordinary income of approximately $354,000 from the early extinguishment of debt.

LIQUIDITY AND CAPITAL RESOURCES

    The cellular telephone business requires substantial capital to acquire, construct, and expand cellular telephone systems and to fund operating requirements. The Company historically has financed its acquisitions and other capital needs through vendor financing, bank debt and proceeds from the sale of equity. The Company's wireline and fiber businesses have historically been financed through government loans.

    The Company's capital expenditures (excluding cost of acquisitions) were $17.4 million for the year ended December 31, 1996 and the Company expects its capital expenditures (excluding cost of acquisitions) to be approximately $19 million for 1997. Capital expenditures for its cellular operations include buildout of new cell sites and new store locations in the Kansas/Missouri Cluster, in the Maryland/ Pennsylvania Cluster and in Arizona 5. The fiber operations capital expenditures will be for electronics to increase capacity and the Company expects to invest only maintenance capital for its wireline operations. The Company expects to invest approximately $4.0 million in high capacity switches in 1997 for use in its resale business in Oklahoma City and Tulsa, and in its wireline operations.

    In February 1997, the Company was declared the winning bidder for PCS licenses in nine markets adjacent to and overlapping the Company's existing cellular footprint. The aggregate bid for these licenses was $5.1 million after a discount of 15%. The Company has paid 10% of the winning bid amount and another 10% will be payable upon granting of the licenses. The balance will be financed by the government at the U.S. Treasury rate for ten-year obligations and will amortize quarterly over eight years after the second year. The Company is required to build out systems covering 25% of the population within the first five years after obtaining the licenses. The Company currently anticipates that the cost to build out the minimum PCS system will be $10 million to $30 million. The actual amount of the expenditures will depend on the PCS technology selected by the Company, the extent of the Company's buildout, the costs at the time of buildout and the extent the Company must relocate incumbent microwave licensees.

    The amount and timing of capital expenditures may vary depending on the rate the Company expands and develops its cellular systems, whether the Company consummates additional acquisitions, the rate at which the Company builds out a PCS system and whether the Company expands its fiberoptic network or local exchange operations.

    The minority partners in the Company's partnerships that own certain of its cellular operations receive distributions equal to their share of the profit multiplied by estimated income tax rates. In 1995 and 1996, the minority partners received distributions of $.9 million and $.1 million, respectively. Under the Bank Facility, the Company's minority partners are not entitled to receive any cash distributions in excess of amounts required to meet income tax obligations until all indebtedness of their respective partnerships is paid or extinguished.

    The Company has paid dividends each year in amounts sufficient to fund the interest and principal payments owed by certain of its shareholders with respect to debt incurred in November 1994 to purchase common stock. In 1995 and 1996, the Company paid aggregate dividends on its common stock of $.7 million and $.6 million, respectively. In connection with the Transactions, the Company paid a $7.5 million dividend, of which $6.0 million was used to repay such debt and $.5 million was used to pay indebtedness to the Company. The Company does not expect to pay dividends on its common stock in the foreseeable future. See "Management--Certain Transactions."

    As of December 31, 1996, on a pro forma basis giving effect to the Transactions, the Company would have had $360.2 million of indebtedness outstanding, including $170.5 million of secured indebtedness under the Bank Facility, and $29.7 million of secured indebtedness to the RUS/RTB. See "Description of Other Indebtedness and Preferred Stock." The Bank Facility will amortize quarterly beginning June 30, 2000 until the Bank Facility terminates on September 30, 2005. The RUS/RTB loans have scheduled maturities between 1997 and 2028. The indebtedness under the Bank Facility and the RUS/RTB loans may need to be refinanced at their maturity. The Company's ability to do so will depend upon, among other things, its financial condition at the time, the restrictions on its indebtedness and other factors, including market conditions, beyond the control of the Company. See "Risk Factors--Leverage; Significant Capital Requirements; Ability to Meet Required Debt Service; Refinancing Risk."

    The Company entered into an interest rate collar to hedge the Company's interest expense on $36.5 million of its indebtedness under the Bank Facility. The collar agreement places a ceiling and floor on the interest rate at 7.9375% and 5.25% and expires in April 1998. The Bank Facility requires the Company to enter into a hedging agreement by April 29, 1997 for one-half of its indebtedness under the Bank Facility.

    A portion of the net proceeds from the Offering was used to purchase a portfolio of Pledged Securities, consisting of U.S. government securities, that will be held as security for the payment of the first four scheduled interest payments on the Notes.

    Although there can be no assurance, management believes the proceeds from the Offering, together with cash on hand, borrowings under the Bank Facility and cash flow from operations will be sufficient to fund the Acquisitions, the Company's capital expenditures and its working capital and debt service requirements. The Company may require additional financing for future acquisitions and to meet the required PCS buildout. Also, the holders of the Class B Preferred Stock have the right to require the Company to purchase their Class B Preferred Stock beginning in 2001, and the Company is required to redeem the Class C Preferred Stock in 2002, or in both cases earlier under certain circumstances. However, in connection with the Offering the Fleet Investors acknowledged that the Indenture could restrict the Company from repurchasing their stock for cash and agreed that any claim for such payment would be subordinate in right of payment to the Notes. See "Description of Other Indebtedness and Preferred Stock--Preferred Stock." Sources of additional capital may include cash flow from operations and public or private debt or equity financings, including vendor financing. There can be no assurance that any additional financing will be available to the Company or, if available, that it can be obtained on terms acceptable to the Company and within the limitations contained in the Company's financing arrangements. The successful implementation of the Company's strategy, including the further development of its cellular systems and significant and sustained growth in the Company's cash flow, is necessary for the Company to meet its debt service requirements, including its obligations under the Notes. See "Risk Factors-- Leverage; Significant Capital Requirements; Ability to Meet Required Debt Service; Refinancing Risk."

    In connection with the repayment of the indebtedness outstanding under its prior bank facility, the Company expects to recognize a pretax loss of approximately $2.6 million as a result of writing off deferred financing costs associated with its prior bank facility.

RECENT ACCOUNTING PRONOUNCEMENTS

    In 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." The Company adopted SFAS No. 121 in 1996 with no impact on its consolidated financial position or results of operations.

    In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation," which the Company adopted in 1996. SFAS 123 allows companies to either account for stock-based compensation under the new provisions of SFAS No. 123 or under the provisions of Accounting Principles Board Opinion No. 25 ("APB 25"), but requires pro forma disclosure in the footnotes to the financial statements, if material, as if the measurement provisions of SFAS 123 had been adopted. The Company has determined that the effect of SFAS 123 on a pro forma basis would not be material. The Company intends to continue accounting for its stock-based compensation in accordance with the provisions of APB 25. As such, the adoption of SFAS No. 123 did not have an impact on the financial position or the results of operations of the Company.

                                    BUSINESS

GENERAL

    The Company provides diversified telecommunications products and services. The Company currently provides rural cellular telephone services in its Oklahoma/Texas Cluster, a cluster of RSAs and a small MSA located in western Oklahoma and the Texas panhandle, in its Kansas/Missouri Cluster, a cluster of RSAs in northeastern Kansas and northwestern Missouri near Kansas City, and in its Maryland/Pennsylvania Cluster, a cluster of RSAs and small MSAs in Maryland and Pennsylvania. Upon consummation of the Arizona 5 Acquisition, the Company will also own and operate a cellular system in Arizona. The Company also owns interests in, and operates, regional fiberoptic transmission networks in Oklahoma, Texas and Colorado, and owns and operates local telephone exchanges in Oklahoma and intends to resell local, long distance and wireless services in Oklahoma. On a pro forma basis giving effect to the Transactions, for the year ended December 31, 1996, the Company would have had operating income of $6.4 million and EBITDA of $31.4 million.

    RURAL CELLULAR

    The Company's principal focus is the ownership, operation and development of rural cellular systems. The Company believes rural cellular systems generally provide strong growth opportunities due to lower penetration rates and higher subscriber growth rates compared to large MSAs. The Company believes rural cellular areas, which have a significant number of potential customers with substantial needs for wireless communications, have not yet been developed as fully as large MSAs, which were licensed earlier by the FCC. In addition, the Company believes that, in the near term, rural cellular areas will be subject to less competition from other wireless providers as compared to large MSAs. The Company focuses on strategic areas that are underdeveloped and possess the potential for increased cellular usage and superior financial performance. In particular, the Company focuses on RSAs and small MSAs that (i) are adjacent to major metropolitan areas, (ii) have favorable demographics, (iii) include a high concentration of expressway corridors that facilitate a significant amount of roaming activity, or (iv) are contiguous with existing systems or are clusters of contiguous systems.

    The Company purchased licenses and systems in a cluster of strategically located RSAs and small MSAs in Maryland and Pennsylvania in February and March 1997 and has entered into a purchase agreement pursuant to which it will purchase a 75% interest in the partnership which owns the license and system in Arizona 5. Following the completion of the Arizona 5 Acquisition, the Company's cellular systems will include approximately 1.7 million total Pops (1.5 million Net Pops). On a pro forma basis giving effect to the Transactions, the Company's operating income and EBITDA from its cellular operations for the year ended December 31, 1996 would have been $.9 million and $21.3 million, respectively, and the Company would have had 80,437 subscribers as of December 31, 1996.

    The Company began its cellular business in 1990 when it initiated operations in an area which is now a part of the Oklahoma/Texas Cluster and in 1991 acquired the Enid, Oklahoma MSA and Oklahoma 2 RSA. Since the inception of the its cellular business, the Company has developed organizational, marketing and operational programs designed to increase the number and stability of subscribers, promote superior customer service, control subscriber acquisition costs and enhance operating cash flow. These programs include increasing the Company's local presence, expanding coverage through the addition of cell sites, enhancing system technology and offering simplified rate plans. Through December 31, 1996 the number of subscribers in the Oklahoma/Texas Cluster had grown to 30,996 (representing a 9.0% market penetration rate).

    Since acquiring the Kansas/Missouri Cluster in March 1996, the Company has begun to implement its organizational, marketing and operational programs in this cluster. Through December 31, 1996, the Company had added four new retail locations. In 1997, the Company intends to open additional retail locations and to expand its coverage by increasing its cell sites from 21 to 31. The implementation of the

Company's programs has increased the number of subscribers in the Kansas/Missouri Cluster by approximately 950 net additions to a total of 3,310 subscribers at December 31, 1996. The EBITDA attributable to the Kansas/Missouri Cluster from its acquisition on March 19, 1996 through December 31, 1996 was $.6 million. The Company expects to incorporate similar programs in the properties acquired pursuant to the Acquisitions.

    The following table sets forth certain data with respect to the Company's existing cellular systems and the system which will be acquired in the Arizona 5 Acquisition.

                                TOTAL                                 TOTAL            MARKET              DATE
CLUSTER                         POPS      OWNERSHIP   NET POPS   SUBSCRIBERS (A)   PENETRATION (B)   ACQUIRED/EXPECTED
----------------------------  ---------  -----------  ---------  ---------------  -----------------  -----------------
OKLAHOMA/TEXAS(C)
  Oklahoma 5 RSA(d).........     32,500        64.4%     20,914         5,994             18.4%           August 1989
  Oklahoma 7 RSA(d).........    115,700        64.4      74,453         7,628              6.6            August 1989
  Texas 2 RSA...............     89,700        61.0      54,717        11,973             13.3            August 1989
  Enid, OK MSA..............     57,600       100.0      57,600         2,817              4.9         September 1991
  Oklahoma 2 RSA............     48,800       100.0      48,800         2,584              5.3               May 1991
                              ---------               ---------        ------
    Total...................    344,300                 256,484        30,996              9.0
                              ---------               ---------        ------
KANSAS/MISSOURI
  Kansas 5 RSA..............    118,200       100.0     118,200           914               .8             March 1996
  Missouri 1 RSA............     42,600       100.0      42,600         1,260              3.0             March 1996
  Missouri 4 RSA............     68,800       100.0      68,800         1,069              1.6             March 1996
  Missouri 5 RSA(e).........     14,200       100.0      14,200            67               .5             March 1996
  Missouri 2 RSA............     34,200       100.0      34,200        --                --                March 1996
                              ---------               ---------        ------
    Total...................    278,000                 278,000         3,310              1.2
                              ---------               ---------        ------
  MARYLAND/PENNSYLVANIA
  Maryland 2 RSA............    444,700       100.0     444,700        18,728              4.2             March 1997
  Cumberland, MD MSA(f).....     68,000       100.0      68,000            28            --             February 1997
  Hagerstown, MD MSA........    127,800       100.0     127,800         1,253              1.0          February 1997
  Maryland 3 RSA............    184,200       100.0     184,200        19,204             10.4          February 1997
  Pennsylvania 10 West
    RSA(f)..................     49,500       100.0      49,500         1,251              2.5          February 1997
                              ---------               ---------        ------
    Total...................    874,200                 874,200        40,464              4.6
                              ---------               ---------        ------
ARIZONA 5...................    184,400        75.0     138,300         5,667              3.1                Pending
                              ---------               ---------        ------
    Total...................  1,680,900               1,546,984        80,437              4.8%
                              ---------               ---------        ------
                              ---------               ---------        ------

------------------------

(a) As of December 31, 1996.

(b) Determined by dividing total subscribers by the total Pops covered by the applicable FCC cellular license or authority.

(c) The Company also owns a 5% interest in a partnership which owns a cellular system in Oklahoma 3 RSA, which had total Pops of 205,600. Information on the Oklahoma 3 RSA is excluded because the Company does not manage the system.

(d) The Company's FCC licenses for the Oklahoma 5 RSA and the Oklahoma 7 RSA do not include Kingfisher and Blaine Counties and approximately one-half of Dewey County (total Pops estimated by the Company to be 3,000 for the area in Dewey County not covered by the Company's FCC license), and Harmon and Greer Counties, respectively. Information for these two RSAs relates only to the areas covered by the Company's FCC licenses.

(e) The Company's FCC license for the Missouri 5 RSA covers only the Linn County portion of the RSA. Information for this RSA relates only to the area covered by the Company's FCC license. See "Business--Cellular Markets and Systems."

(f) The FCC license for the Cumberland, MD MSA covers only the towns of Cumberland and Frostburg and surrounding areas (total Pops estimated by the Company to be 68,000) and the FCC license for the Pennsylvania 10 West RSA covers only Bedford County. Information for this MSA and RSA relates only to the area covered by the FCC licenses.

    WIRELINE

    Since 1936, the Company has provided rural local exchange services and currently owns and operates nine contiguous local telephone exchanges in western Oklahoma and three contiguous local telephone exchanges adjacent to and immediately east of Oklahoma City. At December 31, 1996, the Company's local telephone exchanges served approximately 12,000 access lines. The Company provides local and long-distance telecommunications services with enhanced and value-added calling and billing features. The Company intends to leverage its reputation in and knowledge of local markets by reselling local, long distance and wireless services, initially in the greater Oklahoma City and Tulsa metropolitan areas. The Company expects to commence offering these services in mid-1997 using its own switches and leasing local exchange lines. As a result, the Company intends to offer these services without building out an extensive infrastructure. The Company's operating income and EBITDA from its wireline operations for the year ended December 31, 1996 were $4.7 million and $8.1 million, respectively.

    FIBER

    The Company operates over 545 miles of fiberoptic lines. It owns and operates approximately 360 miles of fiberoptic lines between Oklahoma City and Amarillo, Texas and is a 20% partner in, and manages, a partnership which owns and operates approximately 185 miles of fiberoptic lines between Springfield, Colorado and Colorado Springs. The Company's fiber networks are linked to other fiber networks through interconnection agreements that allow it to provide voice and data telecommunications services to cities in Texas, Colorado, Oklahoma and Kansas outside its existing network. These networks utilize advanced fiberoptic technology and are capable of efficiently transmitting capacity-intensive services, such as Internet, multimedia applications, frame relay and ATM. The Company sells capacity on a wholesale basis to telecommunications carriers, including certain subsidiaries of the Company, and also sells services to public and private businesses and governmental agencies. While the Company has no plans to add additional fiberoptic lines, the Company intends to initiate additional marketing programs to increase its customer base and to increase the use of its fiberoptic networks by its existing customers and will seek to expand its networks to additional cities through new interconnection agreements. The Company's operating income and EBITDA from its fiber operations for the year ended December 31, 1996 were $.8 million and $2.0 million, respectively.

    OTHER

    In February 1997, the Company was declared the winning bidder for PCS licenses in nine markets in Oklahoma, Kansas and Missouri that are adjacent to or overlap its existing cellular clusters. The Company's total bids in the FCC's 10 MHz "F" Block auction amounted to $5.1 million (net of discounts) and the licenses will cover approximately 4.2 million Pops. The Company is exploring plans to develop these markets through the creation of alliances with other wireless companies with similar technology, including reselling and roaming agreements and, potentially, partitioning spectrum. The Company has applied to the FCC to issue the PCS licenses. While no assurance can be given that the licenses will be issued, the Company has no reason to believe the licenses will not be issued.

BUSINESS STRATEGY

    The Company's business strategy is to focus on the development and acquisition of rural cellular systems. The principal elements of the Company's business strategy include:

    AGGRESSIVE LOCAL MARKETING AND PROMOTION OF WIRELESS SERVICES. The Company's marketing programs are designed to distinguish it as the local market's highest quality wireless services provider, stressing its local sales offices and local personnel, and its commitment to the community. The Company's sales efforts are conducted primarily through its direct sales force operating out of its local retail stores, and, to a lesser extent, through independent agents in other retail outlets. Management believes that, as a local service provider with strong local distribution of products and services, the Company has an advantage over its competitors which do not emphasize a local presence or focus on local knowledge and community involvement.

    TARGETED MARKETING STRATEGY. The Company strives to attract subscribers who are likely to generate high monthly revenue and low churn rates. It undertakes extensive market research to identify and design marketing programs to attract these subscribers and tailor distinctive rate plans and roaming rates to emphasize the "value" and the "advantage" of the Company's cellular service. The Company has established regional marketing alliances with neighboring cellular carriers to create larger "home rate" areas in order to increase its roaming revenue and to effectively expand the Company's footprint to attract new subscribers. The Company's sales force compensation is structured to maximize net subscriber additions in order to achieve high penetration levels and minimize subscriber churn.

    RECOGNIZED BRAND NAMES. The Company uses brand names that are predominant in the areas surrounding its clusters or have a high degree of local recognition. The Company markets its cellular products and services under the CELLULAR ONE-Registered Trademark- brand name in central and northwestern Oklahoma and in the Kansas/Missouri and Maryland/Pennsylvania Clusters. In Arizona 5, the Company intends to use the AIRTOUCH-TM- CELLULAR brand name which is currently in use in the adjacent Phoenix and Tucson areas. By using these brand names, the Company benefits from the extensive marketing efforts undertaken to promote these brands in the adjacent metropolitan areas. The DOBSON CELLULAR-TM- brand name is used by the Company in its remaining service areas in Oklahoma and in Texas where the Company is an established wireline service provider and has a high degree of recognition.

    SUPERIOR CUSTOMER SERVICE. The Company strives to maintain a high level of customer satisfaction through a variety of techniques including maintaining 24-hour customer service and active ongoing contact with customers. Customer service is supported on a local level through the Company's direct sales force and its retail stores, and through centralized customer service centers. The Company believes that its emphasis on superior customer service has enabled it to achieve an average monthly churn rate of 1.83% for the year ended December 31, 1996.

    FUNCTIONAL ALLOCATION OF MANAGEMENT RESPONSIBILITIES. The Company employs a management policy that enables local management, with in-depth market knowledge, to make day-to-day operating decisions, while retaining centralized control of budgets, pricing, system design and engineering and financial and administrative functions. The local operating control fosters a strong sense of customer service and community spirit. The Company believes its management structure enables it to customize its marketing strategy to the needs of each local market, while maximizing efficiencies and support through a centralized corporate staff and customer service centers.

    GEOGRAPHICALLY DIVERSE NETWORK CLUSTERS. The Company seeks to operate its systems in multiple, contiguous market clusters in diverse geographic areas, with each cluster of sufficient size to achieve scale economies in operation as well as cost efficiencies in deploying its network infrastructure. The Company believes that by owning and operating clusters in diverse geographic areas the Company's financial performance will be less affected by local economic conditions and seasonality.

    COMMITTED SYSTEM DEVELOPMENT AND EXPANSION. The Company plans to expand and improve coverage and increase the capacity in its existing systems, and to build out the acquired systems. The Company believes that expanding and improving coverage and capacity in its systems will attract additional subscribers, enhance the use of its systems by existing subscribers, increase roamer traffic due to the larger geographic area covered by the cellular network and further enhance the overall efficiency of the network.

    The Company intends to upgrade its systems with digital technology to enable it to increase its roaming services and provide enhanced benefits, including caller ID, longer battery life and zone billing, to digital cellular subscribers and PCS subscribers with dual mode phones. The Company recently completed upgrading its system in the Oklahoma/Texas Cluster to analog/TDMA digital technology. The timing of the upgrading of the Company's other systems will depend upon the technology selected by the Company's larger cellular neighbors, and market conditions.

CELLULAR MARKETS AND SYSTEMS

    The following is a description of the Company's existing cellular markets and the system to be acquired upon consummation of the Arizona 5 Acquisition.

OKLAHOMA/TEXAS CLUSTER

    GENERAL. The Oklahoma/Texas Cluster, which consists of the Oklahoma 5 and 7 RSAs, Texas 2 RSA, the Enid, Oklahoma MSA and the Oklahoma 2 (Woodward) RSA, extends west from Oklahoma City to Amarillo. The Company initiated cellular operations in the Oklahoma 5 and 7 and Texas 2 RSAs in 1990 when the wireline FCC licenses were issued. The Oklahoma 5 and 7 and Texas 2 RSAs were start-up operations in which the Company activated its first cell site in March 1991. The Oklahoma 2 MSA and the Oklahoma 2 RSA were acquired by the Company in 1991 from owners who had not developed the market area. The following table provides certain data regarding the Oklahoma/Texas Cluster:

                                                                                                             PRINCIPAL
                                    TOTAL                                    TOTAL           MARKET           CELLULAR
                                   POPS(A)     OWNERSHIP    NET POPS    SUBSCRIBERS(B)   PENETRATION(C)     COMPETITORS
                                 -----------  -----------  -----------  ---------------  ---------------  ----------------
Oklahoma 5 RSA(d)..............      32,500         64.4%      20,914          5,994            18.4%     AT&T Wireless
Oklahoma 7 RSA(d)..............     115,700         64.4       74,453          7,628              6.6     Triad Cellular
Texas 2 RSA....................      89,700         61.0       54,717         11,973             13.3     Triad Cellular
Enid, OK MSA...................      57,600        100.0       57,600          2,817              4.9     Enid Cellular
Oklahoma 2 RSA.................      48,800        100.0       48,800          2,584              5.3     Enid Cellular
                                 -----------               -----------        ------
  Total........................     344,300                   256,484         30,996             9.0%
                                 -----------               -----------        ------
                                 -----------               -----------        ------

------------------------------

(a) The data excludes Oklahoma 3 RSA (total Pops of 205,600) in which the Company has a 5% interest.

(b) As of December 31, 1996.

(c) Determined by dividing total subscribers by the total Pops covered by the applicable FCC cellular license.

(d) The Company's FCC licenses for the Oklahoma 5 RSA and the Oklahoma 7 RSA do not include Kingfisher and Blaine Counties and approximately one-half of Dewey County (total Pops estimated by the Company to be 3,000 for the area in Dewey County not covered by the Company's FCC license), and Harmon and Greer Counties, respectively. Information for these two RSAs relates only to the areas covered by the Company's FCC licenses.

    DEMOGRAPHICS. The Oklahoma/Texas Cluster covers a contiguous area of approximately 27,000 square miles. The cluster includes the cities of Chickasha, Clinton, Enid and Woodward in Oklahoma, and Pampa and Borger in Texas. The Oklahoma 5 and 7 RSAs, extend west from Oklahoma City along Interstate 40 to the Texas state line. The Texas 2 RSA is located in the eastern half of the Texas panhandle. The Enid, Oklahoma MSA and Oklahoma 2 RSA are located north and northwest of Oklahoma City. Enid, with a population of approximately 45,000, is the largest town in the Oklahoma/Texas Cluster. The Oklahoma/Texas Cluster is primarily agricultural and oil and gas industry oriented.

    MARKETING AND ROAMING. The Company operates under the brand name CELLULAR ONE-Registered Trademark- in the Enid, Oklahoma MSA and Oklahoma 2 RSA, and DOBSON CELLULAR-TM- in the rest of the cluster. The Company currently has 18 retail locations and approximately 80 agents in the cluster. The Company has roaming agreements with SWBM, AT&T Wireless and several other companies which include their respective market areas in Oklahoma City, Amarillo and adjacent RSAs.

    SYSTEMS. There are 46 cell sites covering approximately 99% of the total population in the cluster. The Company has completed upgrading its system in this cluster to be able to offer analog or TDMA digital service. However, the Company's current subscribers would have to exchange their analog handsets for new digital handsets in order to receive digital service.

    KANSAS/MISSOURI CLUSTER

    GENERAL. In March 1996, the Company purchased the cellular licenses and assets of the Kansas 5 RSA, Missouri 1 RSA, Missouri 4 RSA, and parts of Missouri 2 and Missouri 5 RSAs and, through December 31, 1996 the Company had added approximately 950 net subscribers to this system. The Company's authority to operate in the Missouri 2 RSA is an interim operating authority, which will be terminated if a permanent license for the Missouri 2 RSA is granted by the FCC and such licensee commences commercial service in the RSA. The FCC has not scheduled any proceedings to issue a permanent license for the Missouri 2 RSA. The Kansas/Missouri Cluster is located in northeastern Kansas and northwestern Missouri near Kansas City. Cellular services have been provided in the Kansas/Missouri Cluster since 1992. The following table provides certain data regarding the Kansas/Missouri Cluster as of December 31, 1996:

                              TOTAL                                      TOTAL              MARKET           PRINCIPAL CELLULAR
                              POPS       OWNERSHIP     NET POPS     SUBSCRIBERS(A)      PENETRATION(B)          COMPETITORS
                            ---------  -------------  -----------  -----------------  -------------------  ----------------------
Kansas 5 RSA..............    118,200       100.0%       118,200             914                 .8%       SWBM; Kansas Cellular
Missouri 1 RSA............     42,600       100.0         42,600           1,260                3.0        SWBM
Missouri 4 RSA............     68,800       100.0         68,800           1,069                1.6        AllTel
Missouri 5 RSA(c).........     14,200       100.0         14,200              67                 .5        Chariton Cellular
Missouri 2 RSA............     34,200       100.0         34,200          --                  --           SWBM; AllTel
                            ---------                 -----------          -----
  Total...................    278,000                    278,000           3,310                1.2%
                            ---------                 -----------          -----
                            ---------                 -----------          -----

------------------------

(a)  As of December 31, 1996.

(b) Determined by dividing total subscribers by the total Pops covered by the applicable FCC cellular license or authority.

(c) The Company's FCC license for Missouri 5 RSA covers only the Linn County portion of the RSA. All information for this RSA relates only to the area covered by the Company's FCC license.

    DEMOGRAPHICS. The Kansas/Missouri Cluster covers a contiguous area of approximately 10,500 square miles. The Kansas 5 RSA is northwest of Kansas City. Leavenworth, Kansas, is the largest city in the Kansas/Missouri Cluster and serves primarily as a bedroom community to Kansas City. The Missouri 1 RSA is in northwest Missouri directly north of St. Joseph and the Missouri 4 RSA is northeast of Kansas City. The Company's portion of the Missouri 2 RSA serves as a roaming corridor for I-35, which connects Kansas City and Des Moines. The Kansas/Missouri Cluster also includes Linn County, Missouri in the northwest corner of the Missouri 5 RSA, which is contiguous to the Missouri 2 and Missouri 4 RSAs.

    MARKETING AND ROAMING. The Company operates under the CELLULAR ONE-Registered Trademark- service mark in the Kansas/Missouri Cluster. Since March 1996, the Company has increased the number of retail locations from one to five, and currently has 18 sales agents in this cluster. The Company has a roaming agreement with CMT Partners, a partnership between AirTouch and AT&T Wireless, which includes Kansas City and St. Joseph MSAs and adjacent RSAs. The Company also has roaming agreements with Western Wireless and U.S. Cellular, each of which have systems adjacent to the Kansas/Missouri Cluster.

    SYSTEMS. The Kansas/Missouri Cluster has 21 cell sites which cover approximately 60% of the population. The Company expects to convert its system to analog/digital, although the digital technology will not be selected until the digital technologies for the Kansas City and St. Joseph MSAs have been chosen by CMT Partners.

    MARYLAND/PENNSYLVANIA CLUSTER

    GENERAL. On March 3, 1997, the Company purchased from Maryland Wireless Communications, L.P. and Wendy C. Coleman the FCC cellular license for, and certain assets relating to, the Maryland 2 RSA for $75.8 million (subject to certain adjustments). In January 1997, the Company also purchased from Washington Baltimore Cellular Limited Partnership ("WBCLP"), an affiliate of SWBM, for $5.2 million approximately 18,700 customers in the Maryland 2 RSA. The owner of the Maryland 2 RSA license has had no employees, distribution facilities or cell sites, and the RSA was serviced by WBCLP on an interim basis. The agreement with WBCLP also provides for the Company to lease the existing cell sites and related equipment used by WBCLP in the Maryland 2 RSA. On February 28, 1997, the Company also purchased from Horizon Cellular Telephone Company of Hagerstown, L.P. and Cumberland Cellular Partnership the FCC cellular licenses for, and certain assets relating to, the Horizon Properties for $77.7 million, subject to certain adjustments. Cellular service has been provided in the Horizon Properties since 1991. The following table provides certain data regarding the Maryland/Pennsylvania Cluster:

                               TOTAL                                   TOTAL            MARKET          PRINCIPAL CELLULAR
                               POPS       OWNERSHIP    NET POPS   SUBSCRIBERS(A)    PENETRATION(B)         COMPETITORS
                             ---------  -------------  ---------  ---------------  -----------------  ----------------------
Maryland 2 RSA.............    444,700       100.0%      444,700        18,728              4.2%      BANM; Sprint
Cumberland, MD MSA(c)......     68,000       100.0        68,000            28            --          U.S. Cellular
Hagerstown, MD MSA.........    127,800       100.0       127,800         1,253              1.0       Sprint; U.S. Cellular
Maryland 3 RSA.............    184,200       100.0       184,200        19,204             10.4       BANM
Pennsylvania 10 West
 RSA(c)....................     49,500       100.0        49,500         1,251              2.5       U.S. Cellular
                             ---------                 ---------        ------
  Total....................    874,200                   874,200        40,464              4.6%
                             ---------                 ---------        ------
                             ---------                 ---------        ------

------------------------

(a)  As of December 31, 1996.

(b) Determined by dividing the total subscribers by the total Pops covered by the applicable FCC cellular license.

(c) The FCC license for the Cumberland, MD MSA covers only the towns of Cumberland and Frostburg and surrounding areas (total Pops estimated by the Company to be 68,000) and the FCC license for the Pennsylvania 10 West RSA covers only Bedford County. Information for this MSA and RSA relates only to the area covered by the FCC licenses.

    DEMOGRAPHICS. The Maryland/Pennsylvania Cluster covers approximately 6,200 square miles. The Maryland 2 RSA encompasses suburban areas south and east of Washington, D.C. as well as the eastern shore of Maryland. Many residents in the Maryland 2 RSA commute to Annapolis, Baltimore and Washington, D.C. and there is a heavy traffic pattern in Maryland 2 RSA during the summer months as tourists travel to and from several popular vacation spots along the eastern shore, especially Ocean City.

    The Horizon Properties are within 100 miles of Washington, D.C. and Baltimore. The area has numerous high-technology businesses and is considered a high-commuter market due to its proximity to nearby metropolitan areas.

    MARKETING AND ROAMING. In the Maryland/Pennsylvania Cluster, the Company operates under the brand name CELLULAR ONE-Registered Trademark-, which is the dominant brand name within the Washington/Baltimore area. The
Maryland/Pennsylvania Cluster presently has seven retail locations and five agents, and the Company intends to open additional retail locations.

    The Company has entered into roaming agreements with SWBM, which operates under the CELLULAR ONE-Registered Trademark- trade name in the Washington, D.C. area, that allows each party to include in its home coverage footprint the other party's system. The Company also has a roaming agreement with Vanguard, which operates a system adjacent to the Horizon Properties on the north and east.

    SYSTEMS. The Company leases 22 cell sites from WBCLP which cover approximately 95% of the population in the Maryland 2 RSA. During the next three years, the Company will either acquire these cell sites from WBCLP or construct its own cell sites. The Horizon Properties currently have fourteen cell sites covering approximately 99% of the population of the market area.

    ARIZONA 5

    GENERAL. The Company intends to purchase, through a series of transactions, a 75% interest in the Arizona 5 Partnership for a net purchase price of approximately $39.8 million, subject to adjustment. Arizona 5 is located southeast of Phoenix and northwest of Tucson. ATTI, an affiliate of the Company, owns an interest in the Arizona 5 Partnership. As part of the Arizona 5 Acquisition, the Company will purchase the outstanding stock of ATTI and the stockholders of ATTI affiliated with the Company will receive approximately $9.5 million. See "Management--Certain Transactions." In addition, in connection with the Arizona 5 Acquisition, the Company will loan $5.2 million to the Arizona 5 Partnership which will lend $5.2 million to one of the current partners in the Arizona 5 Partnership which will use the loan proceeds together with other funds to acquire a 25% interest in the Arizona 5 Partnership. Cellular services have been provided in the Arizona 5 RSA since 1991. The Arizona 5 RSA has 184,400 total Pops, resulting in Net Pops of 138,300 to the Company, and, as of December 31, 1996, there were 5,667 subscribers (representing a 3.1% market penetration).

    DEMOGRAPHICS. The Arizona 5 RSA covers an area of approximately 10,100 square miles in southern Arizona. The principal industries in the Arizona 5 RSA are mining and smelting. In addition, the area experiences significant tourist traffic to the local Indian dwellings and commuter traffic from persons commuting to Phoenix and Tucson. The service area includes approximately 100 miles of I-10.

    MARKETING AND ROAMING. As part of the Arizona 5 Acquisition, the Company has entered into a roaming agreement and other agreements with WMC Partners, L.P. ("WMC"), an affiliate of Airtouch and U S WEST. Pursuant to these agreements the Company is licensed to use the AIRTOUCH-TM- CELLULAR service mark to identify and promote its cellular telephone service in the Arizona 5 RSA. The agreements also provide for WMC and the Company to include each other's service area in its home coverage footprint, allowing both parties to offer a wider service area. WMC's service area includes Phoenix and Tucson. The Company's principal competitor will be BANM.

    At present, Arizona 5 does not have any retail locations and only seven agents serve the coverage area. The Company intends to open retail stores, increase the number of agents, and significantly increase the use and marketing of the AIRTOUCH-TM- CELLULAR name in the coverage area.

    SYSTEMS. Arizona 5 has sixteen cell sites. The system is currently switched out of the Phoenix office of U S WEST. The Company intends to continue this arrangement with U S WEST until it purchases its own switch. The Company expects to convert the system to analog/digital, although the digital technology will not be selected until WMC chooses a technology for its Phoenix and Tucson systems.

CELLULAR OPERATIONS

    PRODUCTS AND SERVICES

    The Company provides a variety of cellular services and products designed to address a range of consumer, business and personal security needs. In addition to mobile voice and data transmission, the Company offers ancillary services such as call forwarding, call-waiting, three-party conference calling, voice message storage and retrieval and no-answer transfer. The nature of the services offered by the Company varies depending upon the market area. The Company also sells cellular equipment at discount prices as a way to encourage use of its mobile services.

    The Company offers cellular service for a fixed monthly access fee (accompanied by varying allotments of unbilled or "free" minutes), plus additional variable charges per minute of use and for custom calling features. Various pricing programs (which may be based on multi-year service contracts) are utilized. Unlike some of its competitors, the Company designs rate plans on a market-by-market basis. The Company's local general managers generally have the authority to initiate and modify rate plans, depending upon market and competitive conditions. Generally, these rate plans include a high-volume user plan, a medium-volume user plan, a basic plan and an economy plan. In general, rate plans which include a higher monthly access fee typically include a lower usage rate per minute. An ongoing review of equipment and servicing pricing is maintained to ensure the Company's competitiveness, and as appropriate, revisions to pricing of service plans and equipment are made to meet the demands of the local marketplace.

    The Company intends to upgrade its cellular systems to digital technology to enable it to increase its roaming services and provide enhanced benefits, including caller ID, longer battery life and zone billing to digital cellular subscribers and PCS subscribers with dual mode phones. Currently, the Company does not intend to actively market digital cellular services to its customers until market conditions in each area will support such services. The Company has completed the upgrade to digital technology in the Oklahoma/ Texas Cluster. Because its digital switches will be capable of handling both analog and digital transmission, the Company will be able to continue to offer analog cellular service to those customers who do not transfer to digital handsets.

    CUSTOMER SERVICE

    Customer service is an essential element of the Company's marketing and operating philosophy. The Company is committed to attracting new subscribers and retaining existing subscribers by providing consistently high-quality customer service. In each of its cellular service areas, the Company maintains installation and repair facilities and a local staff, including a market manager, customer service representatives, technical and sales representatives. Each cellular service area handles its own customer-related functions such as customer activations, account adjustments and rate plan changes. Local offices and installation and repair facilities enable the Company to service customers better, schedule installations and make repairs. Through the use of sophisticated, centralized monitoring equipment, the Company will be able to centrally monitor the technical performance of its cellular service areas.

    In addition, the Company's customers generally are able to report cellular telephone service or account problems 24-hours a day to the Company's two central customer service centers on a toll-free access number (with no airtime charge). Management believes its emphasis on customer service affords it a competitive advantage over its large competitors. The Company contacts its subscribers at frequent intervals in order to evaluate and measure, on an ongoing basis, the quality and competitiveness of its services.

    SALES, MARKETING AND DISTRIBUTION

    The Company's marketing programs are designed to generate continued net subscriber growth by focusing on subscribers who are likely to generate high monthly revenue and low churn rates, while simultaneously maintaining a low cost of adding net subscribers. The Company undertakes extensive market research to identify and design marketing programs to attract these subscribers and tailor distinctive rate plans and roaming rates to emphasize the "value" and the "advantage" of the Company's cellular service. The Company has established marketing alliances with neighboring cellular systems to create larger "home rate" areas and to effectively expand the Company's footprint in order to increase its roaming revenue and to attract new subscribers. The Company markets its service offerings primarily through its direct sales force and Company-owned retail stores. The Company also uses a network of dealers and other agents, such as electronics stores, car dealerships and department stores. In addition to these traditional channels, the Company's marketing team continuously evaluates other, less traditional, methods of distributing the Company's services and products, such as targeted telemarketing and direct mail programs.

    The Company markets its cellular products and services under the name DOBSON CELLULAR-TM- in portions of western Oklahoma and the Texas panhandle. Elsewhere in the Oklahoma/Texas Cluster and in the Kansas/Missouri and Maryland/Pennsylvania Clusters, the Company markets its cellular service under the name CELLULAR ONE-Registered Trademark-, one of the most recognized brand names in the cellular industry. The national advertising campaign conducted by the Cellular One Group enhances the Company's advertising exposure at a fraction of the cost of what could be achieved by the Company alone. Upon completion of the Arizona 5 Acquisition, the Company intends to use the service mark AIRTOUCH-TM- CELLULAR in that service area. See "--Service Marks." The service mark selected for use by the Company in each of its clusters will, to a large extent, depend upon the service mark used in neighboring MSAs.

    Management trains and compensates its sales force in a manner designed to stress the importance of customer service, high penetration levels and minimum acquisition costs per subscriber. The Company believes that its direct sales force is better able to select and screen new subscribers and select pricing plans that realistically match subscriber means and needs than are independent agents. In addition, the Company motivates its direct sales force to sell appropriate rate plans to subscribers, thereby reducing churn, by linking payment of commissions to subscriber retention. As a result, the Company's use of a direct sales force keeps marketing costs low both directly, because commissions are lower, and indirectly, because subscriber retention is higher than when independent agents are used.

    The Company believes that the after-sale telemarketing program conducted by its sales force and customer service personnel helps to reduce its churn rate. This program enhances customer loyalty and allows the sales staff to check customer satisfaction as well as to offer additional calling features, such as voicemail, call waiting and call forwarding.

    At December 31, 1996, the Company had 14 retail stores and nine other retail outlets (19 retail stores and 11 other retail outlets on a pro forma basis giving effect to the Acquisitions). The retail stores range in size from 750 square feet to 5,000 square feet, and each retail store is fully equipped to handle customer service and telephone maintenance and installation. Some of these stores are also authorized warranty repair centers. The Company's stores provide subscriber-friendly retail environments (extended hours, large selection, an expert sales staff and convenient locations) which make the sales process quick and easy for the subscriber.

    ROAMING

    The Company believes that regional roaming is an important service component for many subscribers. Accordingly, where possible, the Company attempts to arrange reciprocal roaming rates that allow customers to roam at competitive prices. The Company believes this increases usage on all cellular systems, including the Company's. Roaming revenue is a substantial source of revenue for the Company due, in part, to the fact that a number of the Company's cellular systems are located in rural areas and because certain of the Company's systems as well as the systems included in the Acquisitions are in the early stages of their growth cycle. While there is an industry trend to reduce roaming rates, the Company believes that, historically, its roaming rates have been generally lower than the rates offered by others in or near the Company's systems and that its roaming rates have not been materially impacted by this trend.

    The Company has agreements with NACN, which is the largest wireless telephone network system in the world linking cellular operators throughout the United States and Canada. NACN connects key areas across North America so that customers can use their cellular phones to place and receive calls in these areas as easily as they do in their home areas. Through NACN, customers receive calls automatically without the use of complicated roaming codes as they roam in more than 5,000 cities and towns in the United States and Canada. In addition, special services such as call forwarding and call waiting automatically follow subscribers as they travel.

    TECHNOLOGY AND SYSTEM DEVELOPMENT

    OVERVIEW. Historically, most cellular services have transmitted voice and data signals over analog-based systems, which use one continuous electronic signal that varies in amplitude or frequency over a single radio channel. Digital systems, on the other hand, convert voice or data signals into a stream of digits that is compressed before transmission, enabling a single radio channel to carry multiple simultaneous signal transmissions. This enhanced capacity, along with enhancements in digital protocols, allows digital-based wireless technologies to offer new and enhanced services, such as greater call privacy and single number (or "find me") service, and more robust data transmission features, such as "mobile office" applications (including facsimile, electronic mail and connecting notebook computers with computer/data networks).

    While digital technology serves generally to reduce transmission interference relative to analog technology, capacity limitations in the 8 kilobit cellular digital handsets now deployed by most digital cellular operators also cause a perceptible decline in transmission quality. This gap in transmission quality has proven to be a significant barrier to cellular operators seeking to switch their customers from analog to digital service. Enhanced 13 kilobit digital handsets are now being developed by vendors for digital cellular systems, and are expected to be available in 1997. These new handsets are expected to offer digital transmission quality comparable to, if not better than, current analog cellular handsets.

    SYSTEM DEVELOPMENT. The Company develops or builds out its cellular service areas by adding channels to existing cell sites and by building new cell sites with an emphasis on improving coverage for hand-held phones in heavily-trafficked areas. Such development is designed to increase capacity and to improve coverage in response to projected subscriber demand and in response to competitive factors. Projected subscriber demand is calculated for each cellular service area on a cell-by-cell basis. The Company has historically met such demand through a combination of augmenting channel capacity in existing cell sites and building new cell sites.

    Cell site expansion is expected to enable the Company to continue to add and retain subscribers, enhance subscriber use of the systems, increase roamer traffic due to the larger geographic area covered by the cellular network and further enhance the overall efficiency of the network. The Company believes that the increased cellular coverage will have a positive impact on market penetration and subscriber usage.

    The Company also continues to evaluate expansion through acquisitions of other cellular properties that will further enhance its network. In evaluating acquisition targets, the Company considers, among other things, demographic factors, including population size and density, traffic patterns, cell site coverage and required capital expenditures.

    DIGITAL TECHNOLOGY. Digital signal transmission is accomplished through the use of frequency management technologies, or "protocols." These protocols "manage" the radio channel either by dividing it into distinct time slots (TDMA) or by assigning specific coding instructions to each packet of digitized data that comprises a signal (CDMA). While the FCC has mandated that licensed cellular systems in the U.S. must utilize compatible analog signaling protocols, at present there is no required universal digital signaling protocol. Because the CDMA and TDMA protocols are incompatible, a subscriber of a system that relies on TDMA technology, for example, will be unable to use his handset when traveling in an area served only by CDMA, unless he carries a dual-mode handset (which is not yet available) that permits the subscriber to use the cellular system in that area. However, the FCC or industry organizations may decide to move toward a universal digital switching protocol in the future.

    Over the next decade, it is expected that many cellular systems will convert from analog to digital technology. This conversion is due in part to capacity constraints in many of the largest cellular markets, such as New York, Los Angeles and Chicago. As carriers reach limited capacity levels, certain calls may be unable to be completed, especially during peak hours. Digital technology increases system capacity and offers other advantages, often including improved overall average signal quality, improved call security, potentially lower incremental costs for additional subscribers and the ability to provide data transmission services. The conversion from analog to digital technology is expected to be an industry-wide process that will take a number of years to complete. While management does not believe that its network will experience capacity constraints in the foreseeable future that would require converting its network from analog to digital technology, management intends to effect such conversion based upon market demand so that its subscribers will enjoy the added benefits of digital technology, and the Company will benefit from increased roamer revenue.

    The technology utilized by the Company will be governed, to a large extent, by the technology used by the large, dominant carriers in MSAs near the Company's systems. The timing of the conversions will be governed by the conversion rate of larger, neighboring MSAs and market conditions. The Company's systems in its Oklahoma/Texas Cluster have been upgraded to enable the Company to offer analog or TDMA digital services.

    INFORMATION SYSTEMS. All billing functions for the Company's cellular operations are provided by International Telecommunications Data Service ("ITDS"). Proprietary software furnished by ITDS serves all functions of billing for the corporate and retail locations. All administrative and customer maintenance functions are handled in-house with invoice processing and printing handled by ITDS. The Company uses complementing software to the billing system allowing the use of credit, collection, and switch interfaces. Bill processing is performed off-site by a billing vendor.

    The Company operates a Nortel Meridian phone system with voice mail features. In addition, the Company's customer service and collections groups extensively utilize the automatic call distribution queues and traffic and productivity reporting capacities of the system.

    WIRELINE

    The Company provides wireline telephone services to nine contiguous local exchanges in western Oklahoma and three contiguous local exchanges adjacent to and east of the Oklahoma City metropolitan area. These services are provided through Telco.

    Telco, like other wireline companies who operate in areas where, due to factors such as geographic conditions or subscriber density, the cost to provide service is higher than normal, receives high cost support funds (HCF) (from state jurisdictions) and the federal universal service fund (USF). Approximately 38% of the Company's revenue from its wireline operations for the nine months ended September 30, 1996 was from these two sources. Telco's other primary sources of revenue consist of end user revenue and access revenue. End user revenue include charges for local service and enhanced services such as call waiting and call forwarding. Access revenue are amounts charged by Telco to IXCs for providing access from the IXCs' point of presence to the end user who makes or receives a long-distance call.

    The Telecommunications Act of 1996 (the "1996 Act") potentially impacts these revenue sources. Under previous regulation, access charges contained implicit support for high cost areas. The proposed rules would remove implicit support from access revenues and place more emphasis for such support on HCF/USF. Thus, in the near term, the Company expects that the 1996 Act will be revenue neutral for Telco. However, a board consisting of state utility commissioners and members of the FCC has recently recommended changes that would, over time, reduce or eliminate subsidies to telephone companies. Although the Company cannot predict whether any such recommended changes will be adopted, management will continue to pursue its strategy to lessen the impact of any future regulatory changes by limiting substantial investments in new facilities which may not be recoverable in the future and by reducing its operating costs through consolidation of operations at the Company level in order to achieve economies of scale. Additionally, efforts are continuing to maximize revenues from sources such as enhanced services, rather than from support funds. Although there can be no assurance, management believes these pro-active steps will assist in maintaining the stability of Telco's long-term revenue.

    The Company expects to commence reselling local exchange, long-distance, wireless, data transmission and internet access services in the Oklahoma City and Tulsa metropolitan areas in mid 1997. The Company has an agreement which allows the Company to provide these services in all markets served by SWBT in Oklahoma. Initially, however, the Company will focus on Oklahoma City, where the Company can leverage off of its existing wireline operations in McLoud, and in Tulsa. By using its own switches and leasing local exchange lines, the Company expects to offer these services without building out an extensive infrastructure. The Company intends to utilize its existing reputation and goodwill by offering a full range of telecommunication services under the LOGIX-TM- brand name. The Company intends to focus primarily on small and mid-size businesses and residential customers.

    FIBER

    The Company operates over 545 miles of fiberoptic lines. The Company entered the fiber business in 1990 when it joined with AT&T to place fiber between Oklahoma City and Amarillo, Texas. The Company and AT&T each has its own cable, sharing in all legal rights to the private right-of-way where the cables are located. The Company's cable covers approximately 360 route miles and consists of 36 strands of fiber. In 1991, the Company acquired a 20% interest in Forte of Colorado Partnership which has 24 strands of fiber from Springfield, Colorado, to Colorado Springs, approximately 185 miles in length. To enhance the revenue potential for the above segments, the Company, Forte of Colorado, and other segment providers have interconnected their networks and currently offer fiber-based transport services among Denver, Colorado Springs, Amarillo, Kansas City, Wichita, Lubbock, Midland, Albuquerque, Oklahoma City, Wichita Falls and Dallas. Other segment providers have expressed interest in interconnecting to this network and expansion may occur north to Chicago, south to Houston and San Antonio, and east toward Atlanta. There can be no assurance that such expansion will occur to all or any of these cities, or if such expansion does occur, when it may occur or on what terms and conditions.

    Revenue from the fiber business is generated from three principal sources:
(1) wholesale long-haul transport services as a "carrier's carrier"; (2) services to private business and government end users; and (3) long-haul transport services for the Company's subsidiaries. Substantially all of the Company's revenues from its fiber business is generated from its long-haul services including those of the Company's subsidiaries.

    The Company has long-haul service contracts with various long-distance carriers, including AT&T, SWBT, Sprint and NTS, which, in turn, resells to MCI and WorldCom. NTS is the largest customer of the Company's fiber business, accounting for approximately 49% of its gross fiber revenue for the year ended December 31, 1996. The Company also provides services to the State of Oklahoma and has recently contracted to provide fiber service to Vyvx.

    The Company currently markets its fiber services through one full-time sales employee and an independent marketing agent. While the Company has no plans to add additional fiberoptic lines, the Company intends to initiate additional marketing programs to increase its customer base and the use of its fiber network by its existing customers and will seek to expand its network to additional cities through new interconnection agreements.

    The Company believes that it has a competitive advantage in the market area that it serves because it has the only fiber network between Oklahoma City and Amarillo, other than AT&T. AT&T's network, however, does not branch off to small communities between Oklahoma City and Amarillo. By expanding its network through interconnect agreements to access other major population centers (including routes which may be attractive to major carriers) and providing high-quality, reliable transmission services on a fixed-cost basis at competitive rates, the Company can expand its customer values and increase its fiber revenue.

    OTHER

    In February 1997, the Company was declared the winning bidder for PCS licenses in nine markets in Oklahoma, Kansas and Missouri that are adjacent to or overlap its existing cellular markets. Because the Company qualifies as a "small business", the Company will receive a 15% discount on its bid amount. As a result, the Company's aggregate obligations are approximately $5.1 million. The Company has paid 10% of its bid amount and will be required to pay an additional 10% when the licenses are issued (expected to be in the late spring of 1997). The balance will be financed by the government, at the U.S. treasury rate for ten year obligations, and will amortize quarterly over eight years after the second year. The FCC debt will be secured by a lien on the license, and will limit the Company's ability to place other liens on the PCS licenses. If the Company fails to meet its obligations to pay for its PCS licenses, the Company will forfeit the licenses and the FCC may pursue the Company for the balance due.

    The Company has made application to the FCC to issue the PCS licenses. The PCS licenses, if issued, will obligate the Company to construct network facilities that cover at least 25% of the population in each market within five years from the grant of the license. The licenses will cover an aggregate of approximately 4.2 million Pops.

SERVICE MARKS

    The Company owns the service mark DOBSON CELLULAR-TM- which it uses in its cellular telephone systems in western Oklahoma. The Company also owns the service mark LOGIX-TM- which it uses in its competitive local exchange operations in the Oklahoma City and Tulsa areas. In its cellular telephone business, the Company is currently licensed to use the CELLULAR
ONE-Registered Trademark- service mark in market areas in part of the Oklahoma/Texas Cluster and in the Kansas/Missouri and the Maryland/Pennsylvania Clusters. The Company will use the AIRTOUCH-TM- CELLULAR service mark in Arizona 5.

    CELLULAR ONE-Registered Trademark- is a registered service mark with the U.S. Patent and Trademark Office. The service mark is owned by Cellular One Group, a Delaware general partnership of Cellular One Marketing, Inc., a subsidiary of SWBM, together with Cellular One Development, Inc., a subsidiary of AT&T Wireless and Vanguard. The Company uses the CELLULAR
ONE-Registered Trademark- service mark to identify and promote its cellular telephone service pursuant to licensing agreements with Cellular One Group (the "Licensor"). Licensing and advertising fees are determined based upon the population of the licensed areas. The licensing agreements require the Company to provide high-quality cellular telephone service to its customers and to maintain a certain minimum overall customer satisfaction rating in surveys commissioned by the Licensor. The licensing agreements which the Company has entered into are for original five-year terms expiring in 2002. These agreements may be renewed at the Company's option, subject to the satisfaction of certain operating standards, for two additional five-year terms.

    AIRTOUCH-TM- CELLULAR is a registered service mark licensed by WMC, an affiliate of Airtouch and U S WEST. In connection with the Arizona 5 Acquisition, the Company has entered into a licensing agreement which will permit the Company to use the AIRTOUCH-TM- CELLULAR service mark to identify and promote its cellular telephone service in Arizona 5. The Company's right to use the service mark in the territory is non-exclusive and non-transferrable. The licensing agreement for the AIRTOUCH-TM- CELLULAR mark requires the Company to provide high-quality cellular telephone services to its customers and to otherwise maintain reasonable standards set by WMC. The licensing agreement is for an initial term of 20 years with automatic extensions for additional five-year periods.

COMPETITION

    CELLULAR

    The wireless telecommunications industry is experiencing significant technological change, as evidenced by the increasing pace of improvements in the capacity and quality of digital technology, shorter cycles for new products and enhancements, and changes in consumer preferences and expectations. Accordingly, the Company expects competition in the wireless telecommunications business to be dynamic and intense as a result of the entrance of new competitors and the development of new technologies, products and services.

    Each of the markets in which the Company competes will be served by other two-way wireless service providers, including licensed cellular and PCS operators and resellers. Many of these competitors have been operating for a number of years, currently serve a substantial subscriber base and have significantly greater financial and technical resources than those available to the Company. Some competitors are expected to market other services, such as cable television access, with their wireless telecommunication service offerings. Several of the Company's competitors are operating, or planning to operate, through joint ventures and affiliation arrangements, wireless telecommunications systems that encompass most of the United States.

    The Company competes primarily against one other facilities-based cellular carrier in each of its RSA and MSA markets. See "--Cellular Markets and Systems." Competition for customers between cellular licensees is based principally upon the services and enhancements offered, the quality of the cellular system, customer service, system coverage, capacity and price. Such competition may increase to the extent that licenses are transferred from smaller, stand-alone operators to larger, better capitalized and more experienced cellular operators that may be able to offer consumers certain network advantages.

    Cellular carriers also face to a lesser extent competition from PCS, ESMR and mobile satellite service ("MSS") systems, as well as from resellers of these services and cellular service. In the future, cellular operators may also compete more directly with traditional landline telephone service providers. Continuing technological advances in telecommunications make it impossible to predict the extent of future competition. However, due to the depth and breadth of these competitive services offered by operators using these other technologies, such competition could be significant and is expected to become more intense.

    The FCC requires that all cellular system operators provide service to resellers on a nondiscriminatory basis. A reseller provides cellular service to customers but does not hold an FCC license or own cellular facilities. Instead, the reseller buys blocks of cellular telephone numbers from a licensed carrier and resells service through its own distribution network to the public. Therefore, a reseller may be both a customer of a cellular licensee's services and a competitor of that licensee. Several well-known telecommunications companies resell cellular service as a complement to their long distance, local telephone, paging, cable television or internet offerings.

    The most likely future source of direct competition to cellular providers in the near term from a new technology is broadband PCS. Broadband PCS services consist of wireless two-way telecommunications services for voice, data and other transmissions employing digital micro-cellular technology. PCS operates in the 1850 to 1990 MHz band. Like cellular, PCS technology utilizes a network of small, low-powered transceivers placed throughout a neighborhood, business complex, community or metropolitan area to provide customers with mobile and portable voice and data communications. Many PCS licensees that will compete with the Company have access to substantial capital resources. In addition, many of these companies or their predecessors and affiliates, already operate large cellular telephone systems and thus bring significant wireless experience to this new marketplace. In the Oklahoma/Texas Cluster the Company competes with Western Wireless, Sprint Telecommunications Venture, Nextwave Communications, PCS PrimeCo and Omni Point, who are the PCS providers in or overlapping the Company's cellular coverage area. In the Kansas/Missouri Cluster, the Company competes, or will compete, with Sprint Telecommunications Venture, American Portable Telecommunications, RLV-PCS I Partnership and Nextwave/RLV PCS, Inc., who are the PCS providers in or overlapping the Company's cellular coverage area. In the Maryland/Pennsylvania Cluster, the Company competes with AT&T Wireless, Sprint Spectrum, Nextwave

Communications and Aer Force Communications LP as the PCS providers in or overlapping the Company's cellular coverage area. In the Arizona 5 area, the Company will compete with AT&T Wireless and Sprint Spectrum as the PCS providers in or overlapping the Company's cellular coverage area.

    ESMR is a wireless communications service supplied by converting analog SMR services into an integrated, digital transmission system. The ESMR system incorporates characteristics of cellular technology, including multiple low power transmitters and interconnection with the landline telephone network. ESMR service may compete with analog cellular service by providing high quality digital communication technology, lower rates, enhanced privacy and additional features such as electronic mail and built-in paging. ESMR handsets are likely to be more expensive than cellular telephones.

    A consortium of telecommunications providers known as American Mobile Satellite Corporation has been licensed by the FCC to provide mobile satellite service. In addition, Motorola has filed for a license from the FCC for a low-orbit satellite system, called "Iridium," that would provide mobile communications to subscribers throughout the world. Other proposals for MSS are pending before the FCC. The FCC is developing rules for these services and international and foreign regulatory authorities must also approve aspects of some mobile satellite systems and services. Mobile satellite systems could augment or replace communications within land-based cellular systems.

    The commercial development and deployment of most of these new technologies remain in an early phase. The Company expects this activity to be focused initially in relatively large markets in view of the substantial costs involved in building and launching systems using these technologies. The Company believes that it can effectively face this competition from its position as an incumbent in the cellular field with a high quality network, an extensive footprint that is not capacity constrained, strong distribution channels, superior customer service capabilities and an experienced management team. Since the Company operates in medium to small markets, the new entrants may be unable to offer wireless service at competitive rates in many of the Company's markets in the near term. The extensive capital expenditures required to deploy infrastructure are more readily justifiable from an economic standpoint in larger, more densely populated urban areas, than in the rural areas in which the Company operates.

    WIRELINE

    There are currently no competitors in the areas served by the Company's local exchanges. In connection with its resale of local, long distance and wireless services, the Company will compete in Oklahoma City and Tulsa with the incumbent local exchange carrier, SWBT, which has long-standing relationships with its customers, has financial, technical and marketing resources substantially greater than those of the Company and benefits from certain existing regulations that favor the local exchange carrier over the Company in certain respects. Other competitors may include Brooks and other competitive local exchange carriers, microwave and satellite carriers, wireless telecommunications providers and other resellers. In addition, AT&T and Sprint have announced plans to offer integrated local and long distance telecommunications services. There can be no assurance that the Company will be able to achieve or maintain significant revenue or compete effectively in its resale business.

    FIBER

    In providing bulk long-haul circuit capacity, the Company's primary competitors are IXC Communications, Inc., QWest and AT&T. AT&T is the largest supplier of long distance voice and data transmission services in the United States and has a transmission line adjacent to the Company's between Oklahoma City and Amarillo. The Company also competes with other facilities-based IXCs, such as MCI, WorldCom and Sprint, all of which have substantially greater financial resources than the Company and a far more extensive transmission network than the Company's network. In Oklahoma, the Company's principal competitor is a subsidiary of SWBT. The Company may also face competition from the regional Bell operating companies ("RBOCs"), GTE and others such as electric utilities and cable television companies.

REGULATION

    CELLULAR AND PCS

    OVERVIEW. The cellular telephone industry is subject to extensive governmental regulation on the federal level and to varying degrees on the state level. Many aspects of such regulation have recently been impacted by the enactment of the 1996 Act and are currently the subject of administrative rulemakings that are significant to the Company. Neither the outcome of these rulemakings nor their impact upon the cellular telephone industry or the Company can be predicted at this time. The following is a summary of the federal laws and regulations that materially affect the cellular communications industry and a description of certain state laws. This section does not purport to be a summary of all present and proposed federal, state and local regulations and legislation relating to the cellular communications industry.

    FEDERAL REGULATION. The licensing, construction, modification, operation, ownership and acquisition of cellular telephone systems are subject to regulations and policies of the FCC under the Communications Act of 1934, as amended (the "Communications Act"). The FCC has promulgated rules and regulations governing, among other things, applications to construct and operate cellular communications systems, applications to transfer control of or assign cellular licenses and technical and operational standards for the operation of cellular systems (such as maximum power and antenna height).

    The FCC licenses cellular systems in accordance with 734 geographically defined market areas comprised of 306 MSAs and 428 RSAs. In each market, the frequencies allocated for cellular telephone use are divided into two equal 25 MHz blocks and designated as wireline and non-wireline. Block B licenses initially were reserved for wireline entities, such as the Company, while non-wireline licenses initially were reserved for entities that were not affiliated with a wireline telephone company. Apart from the different frequency blocks, there is no technical difference between wireline and non-wireline cellular systems and the operational requirements imposed on each by the FCC are the same. Under current FCC rules, with FCC approval, wireline and non-wireline licenses are transferable without restriction as to wireline affiliation. However, no entity may own, directly or indirectly, more than a 5% interest in both systems in any one MSA or RSA, unless such ownership will not pose a substantial threat to competition, and no entity may, directly or indirectly, own a controlling interest in, or otherwise have the ability to control, both such systems. The FCC may prohibit or impose conditions on transfers of licenses. In addition, under FCC rules, no person may have an attributable interest in a total of more than 45 Mhz of licensed, broadband PCS, cellular and ESMR spectrum regulated as Commercial Mobile Radio Services ("CMRS") with significant overlap in any geographic area (significant overlap will occur when at least 10% of the population of the PCS licensed service areas is within the CGSA (as defined below) and/or the ESMR service area).

    Under FCC rules, the authorized service area of a cellular provider in each of its markets is referred to as the "Cellular Geographic Service Area" or "CGSA." The CGSA may conform exactly with the boundaries of the FCC designated MSA or RSA, or it may be smaller, subject to certain minimum service requirements. A cellular licensee has the exclusive right to expand its CGSA boundaries within the licensee's MSA or RSA for a period of five years after grant of the licensee's initial construction permit. At the end of this five-year build-out period, however, any entity may apply to serve portions of the MSA or RSA outside the licensee's then designated CGSA. The five year build-out period has expired for substantially all licensees and the FCC has granted several "unserved area" applications filed by parties.

    Cellular service providers also must satisfy a variety of FCC requirements relating to technical and reporting matters. One such requirement is the coordination of proposed frequency usage with adjacent cellular users, permittees and licensees in order to avoid interference between adjacent systems. In addition, the height and power of base station transmitting facilities and the type of signals they emit must fall within specified parameters. The Company is obligated to pay certain annual regulatory fees to the FCC in connection with its cellular operations.

    The Communications Act requires prior FCC approval for transfers to or from the Company of a controlling interest in any license or construction permit, or any rights thereunder. Although there can be no assurance that any future requests for approval of applications filed will be approved or acted upon in a timely manner by the FCC, the Company has no reason to believe such requests or applications would not be approved or granted in due course.

    The FCC also regulates a number of other aspects of the cellular business. For example, the FCC regulates cellular resale practices and recently extended the resale requirement to broadband PCS and ESMR licensees. Cellular, PCS and ESMR providers may not restrict any customers' resale of their services or unreasonably discriminate against resellers of their services. Under the new FCC policy, all resale obligations for cellular, broadband PCS and ESMR operators will terminate five years after the date that the last group of initial PCS licenses are granted. The FCC has also adopted requirements for cellular and other providers of two-way voice services to implement enhanced 911 services, providing emergency service providers the ability to better locate carriers who have used wireless 911 features, such implementation to occur by October 2001.

    In addition, the FCC regulates the ancillary service offerings that cellular and PCS licensees can provide and recently revised its rules to permit cellular, PCS, paging and ESMR licensees to offer fixed services on a primary basis along with mobile services. This rule change may facilitate the provision of wireless local loop service, which involves the use of wireless links to provide telephone service by cellular licensees, as well as broadband PCS and ESMR licensees. In this regard, the FCC also recently adopted telephone number portability rules for local exchange carriers ("LECs"), as well as cellular, broadband PCS and ESMR licensees, that could facilitate the development of local exchange competition, including wireless local loop service. The new number portability rules generally require cellular, broadband PCS and ESMR licensees to have the capability to deliver calls from their systems to ported numbers by December 31, 1998 and to offer number portability and roaming to ported numbers by June 30, 1999. These requirements may result in added capital expenditures for the Company to make necessary system changes, although the Company currently has no plans for any such expenditures.

    Initial cellular and PCS licenses are generally granted for terms of ten years, beginning on the date of the grant of the initial operating authority, and are renewable upon application to the FCC. The Company's existing cellular licenses expire at various dates beginning in October 2000. The licenses which are being acquired in the Horizon Properties Acquisition will expire at varying dates beginning in October 1997. Licenses may be revoked and license renewal applications denied for cause after appropriate notice and hearing. Near the conclusion of the license term, licensees must file applications for renewal of licenses to obtain authority to operate for up to an additional 10-year term. The FCC will award a renewal expectancy to a cellular licensee that meets certain standards of past performance. If the existing licensee receives a renewal expectancy, it is very likely that the existing licensee's cellular license will be renewed without becoming subject to competing applications. To receive a renewal expectancy, a licensee must show that it has provided "substantial" service during its past license term, and has substantially complied with applicable FCC rules and policies and the Communications Act. "Substantial" service is defined as service which is sound, favorable and substantially above a level of mediocre service that might only minimally warrant renewal. If the existing licensee does not receive a renewal expectancy, competing applications for the license will be accepted by the FCC and the license may be awarded to another entity.

    In order to increase competition in wireless communications, promote improved quality and service and make available the widest possible range of wireless services, federal legislation was enacted directing the FCC to allocate radio frequency spectrum for PCS by competitive bidding. A PCS system operates under a protected geographic service area license granted by the FCC for either an MTA or BTA on one of six frequency blocks allocated for broadband PCS service. The FCC has divided the United States and its possessions and territories into PCS markets made up of 493 BTAs and 51 MTAs. As many as six licensees will compete in each PCS service area. The FCC has allocated 120 MHz of radio spectrum in the 2 GHz band for licensed broadband PCS services. The FCC divided the 120 MHz of spectrum into six individual blocks, each of which is allocated to serve either MTAs or BTAs. The spectrum allocation includes two 30 MHz blocks (A and B Blocks) licensed for each of the 51 MTAs, one 30 MHz block (C Block) licensed for each of the 493 BTAs, and three 10 MHz blocks (D, E and F Blocks) licensed for each of the 493 BTAs, a total of more than 2,000 licenses.

    The FCC has adopted specific standards to apply to PCS renewals, under which the FCC will award a renewal expectancy to a PCS licensee that (i) has provided substantial service during its past license term and (ii) has substantially complied with applicable FCC rules and policies and the Communicates Act. All 30 MHz broadband PCS licensees must construct facilities that offer coverage to one-third of the population of their service area within five years, and two-thirds of the population within ten years, of their initial license grants. Licensees that fail to meet the coverage requirements may be subject to forfeiture of the license. FCC rules restrict the voluntary assignments or transfers of control of C Block and F Block licenses. During the first five years of the license term, assignments or transfers affecting control are permitted only to assignees or transferees that meet the eligibility criteria for participation in the entrepreneur block auction at the time the application for assignment or transfer of control is filed, or if the proposed assignee or transferee holds other licenses for C Block and F Block and, at the time of receipt of such licenses, met the same eligibility criteria. Any transfers or assignments during the entire 10-year initial license terms are subject to unjust enrichment penalties, I.E., forfeiture of any bidding credits and acceleration of any installment payment plans should the assignee or transferee not qualify for the same benefits. In the case of the C Block and F Block, the FCC will conduct random audits to ensure that licensees are in compliance with the FCC's eligibility rules. Violations of the Communications Act or the FCC's rules could result in license revocations, forfeitures or fines.

    For a period of up to five years after the grant of a PCS license (subject to extension), a PCS licensee will be required to share spectrum with existing licensees that operate certain fixed microwave systems within its license area. To secure a sufficient amount of unencumbered spectrum to operate its PCS systems efficiently and with adequate population coverage, the Company may need to relocate many of these incumbent licensees, at the Company's expense. In an effort to balance the competing interests of existing microwave users and newly authorized PCS licensees, the FCC has adopted (i) a transition plan to relocate such microwave operators to other spectrum blocks and (ii) a cost sharing plan so that if the relocation of an incumbent benefits more than one PCS licensee, the benefitting PCS licensees will share the cost of the relocation. This transition plan allows most microwave users to operate in the PCS spectrum for a two-year voluntary negotiation period and an additional one-year mandatory negotiation period. For public safety entities dedicating a majority of their system communications for police, fire or emergency medical services operations, the voluntary negotiation period is three years, with an additional two year mandatory negotiation period. The FCC is considering shortening the voluntary negotiation period by one year and lengthening the mandatory negotiation period by one year for PCS licensees in the C, D, E and F Blocks. There can be no assurance that the FCC will accept this proposal. Parties unable to reach agreement within these time periods may refer the matter to the FCC for resolution, but the incumbent microwave user is permitted to continue its operations until final FCC resolution of the matter. The transition and cost sharing plans expire on April 4, 2005, at which time remaining incumbents in the PCS spectrum will be responsible for their costs to relocate to alternate spectrum locations. The Company has not yet determined the extent, if any, of expenses it may need to incur to relocate microwave incumbents in order to provide PCS services using the PCS licenses it expects to be awarded.

    Applications for FCC authority may be denied and in extreme cases licenses may be revoked if the FCC finds that an entity lacks the requisite "character" qualifications to be a licensee. In making the determination, the FCC considers whether an applicant or licensee has been the subject of adverse findings in a judicial or administrative proceeding involving felonies, the possession or sale of unlawful drugs, fraud, antitrust violations or unfair competition, employment discrimination, misrepresentations to the FCC or other government agencies, or serious violations of the Communications Act or FCC regulations. The FCC also requires licensees to comply with statutory restrictions regarding the direct or indirect ownership or control of FCC licenses by non-U.S. persons or entities.

    Interconnection charges paid to local exchange carriers are a major component of the Company's cost structure. Changes in the interconnection charge rate structure imposed by the FCC or mandated by the 1996 Act may have a material impact on the Company.

    The 1996 Act, which makes significant changes to the Communications Act and terminated the antitrust consent decree applicable to the RBOCs, affects the telecommunications industry. This legislation, among other things, affects competition for local telecommunications services, interconnection arrangements for carriers, universal service funding and the provision of interexchange services.

    The 1996 Act requires state public utilities commissions and/or the FCC to implement policies that mandate reciprocal compensation between local exchange carriers, a category that will, for these purposes, include cellular carriers, for interconnection services at rates more closely related to cost. On August 1, 1996, the FCC adopted rules implementing the interconnection policies imposed by the 1996 Act. Various aspects of the order are being appealed in federal court and the FCC's orders are currently subject to a court stay. While it is too soon to predict the actual effect of the FCC's order, the Company believes that the new rules are likely to reduce the interconnection expenses incurred by the Company.

    The 1996 Act requires the FCC to adopt rules that require interstate communications carriers, including cellular carriers, to "make an equitable and non-discriminatory contribution" to a universal service fund that reimburses communications carriers that provide basic communications services to users who receive services at subsidized rates. If adopted, these rules could result in increased costs for the Company's cellular operations. These provisions may also impact the Company's wireline operations. See "--Wireline." The 1996 Act also eases the restrictions on the provision of interexchange telephone services by wireless carriers affiliated with RBOCs. RBOC-related wireless carriers have interpreted the legislation to permit immediate provision of long distance call delivery for their cellular customers.

    The 1996 Act specifically exempts all cellular carriers from the obligation to provide equal access to interstate long distance carriers. However, the 1996 Act gives the FCC the authority to impose rules to require unblocked access through carrier identification codes or 800/888 numbers, so that cellular subscribers are not denied access to the long distance carrier of their choosing, if the FCC determines that the public interest so requires. The Company currently provides "dial around" equal access to all of its customers.

    The overall impact of the 1996 Act on the business of the Company is unclear and will likely remain so for the foreseeable future. The new limitations on local zoning requirements may facilitate the construction of new cell sites and related facilities. See "--State, Local and Other Regulation." However, other provisions of the new statute relating to interconnection, telephone number portability, equal access and resale could subject the Company to additional costs and increased competition.

    STATE, LOCAL AND OTHER REGULATION. The Communications Act preempts state or local regulation of the entry of, or the rates charged by, any commercial mobile service or any private mobile service provider, which includes cellular telephone service providers. The FCC has denied the petition of eight states to continue their rate regulation authority, including authority over cellular operators. As a practical matter, the Company is free to establish rates and offer new products and service with a minimum of regulatory requirements. The Company's four states of its existing operations, and the three new states in which it will operate upon completion of the Acquisitions, maintain nominal oversight jurisdiction, primarily focusing upon prior approval of acquisitions and transfers and resolution of customer complaints.

    The location and construction of cellular transmitter towers and antennas are subject to FCC and Federal Aviation Administration ("FAA") regulations and are subject to federal, state and local environmental regulation, as well as state or local zoning, land use and other regulation. Before a system can be put into commercial operation, the grantee of a construction permit must obtain all necessary zoning and building permit approvals for the cell sites microwave tower locations and must secure state certification, if required. The time needed to obtain zoning approvals and requisite state permits varies from market to market and state to state. Likewise, variations exist in local zoning processes.

    Zoning and planning regulation may become more restrictive in the future as many broadband PCS carriers are now seeking sites for network construction. The 1996 Act may provide some relief from state and local laws that arbitrarily restrict the expansion of personal wireless services, which include cellular, PCS and ESMR systems. For example, under the 1996 Act, localities are now precluded from denying zoning approval for cell sites based upon electromagnetic emission concerns, if the cellular operator's system complies with FCC emissions standards. In addition, localities are prohibited from adopting zoning requirements that simply prohibit or have the effect of prohibiting personal wireless services, or that discriminate between "functionally equivalent" services. Notwithstanding these new requirements, the effectiveness of the new law has not yet been tested and it is still unclear whether the costs of expanding cellular systems by adding cell sites will increase and whether significant delays will be experienced due to local zoning regulation.

    There can be no assurance that any state or local regulatory requirements currently applicable to the Company's systems will not be changed in the future or that regulatory requirements will not be adopted in those states and localities which currently have none.

    FUTURE REGULATION. From time to time, legislation that potentially could affect the Company, either beneficially or adversely, is proposed by federal or state legislators. There can be no assurance that federal or state legislation will not be enacted, or that regulations will not be adopted or actions taken by the FCC or state regulatory authorities that might adversely affect the business of the Company. Changes such as the allocation by the FCC of radio spectrum or services that compete with the Company's business could adversely affect the Company's operating results. In this regard, the FCC is considering allocating an additional 30 MHz for new wireless communications services.

    WIRELINE

    Telco is subject to the regulatory authority of the OCC, which sets rates, terms and conditions of service, and mandates minimum service and quality of service requirements for telephone companies in Oklahoma. Telephone companies in Oklahoma have elected to be access providers, providing long distance service only between their own exchanges. Interexchange carriers, including SWBT, provide all other long distance services for other customers. Telco has received authority to provide competitive local exchange telecommunications services within Oklahoma and has made application to the OCC for authority for the resale of intrastate long distance services.

    The 1996 Act potentially impacts the Company's wireline operations. Under previous regulations access charges contained implicit support for high-cost areas. The FCC has initiated proceedings to overhaul the contribution mechanism for federal support revenue. The proposed rules would remove implicit support from access revenues and place more emphasis for such support on HCF/USF. In addition, a board consisting of state utility commissioners and members of the FCC has recently recommended changes that would, over time, reduce or eliminate subsidies to businesses in high-cost areas. While it is too early to predict what the final FCC orders may be, or the effect of FCC orders, the rules ultimately adopted by the FCC may have a material impact on the Company's wireline operations. See "Risk Factors--Potential for Adverse Regulatory Change and the Need for Regulatory Approvals."

EMPLOYEES AND AGENTS

    As of March 13, 1997, the Company had approximately 298 employees. In addition, as of such date, the Company had agreements with 146 independent sales agents, including car dealerships, electronics stores, paging service companies and independent contractors. None of the Company's employees are represented by a labor organization, and the Company considers its employee relations to be good.

PROPERTIES

    The Company maintains its corporate headquarters in Oklahoma City, Oklahoma. The Company leases this space, which is approximately 24,111 square feet, from an affiliate of the Company at a monthly rental of approximately $22,000. See "Management Certain Transactions." As of March 13, 1997, the Company's cellular operations leased 20 and owned three sales and administrative offices, at aggregate annual rentals of approximately $.2 million, and leased 62 and owned 44 cell sites, with aggregate annual rentals of approximately $2.1 million. The Company anticipates that it will review these leases from time to time and may, in the future, lease or acquire new facilities as needed. The Company expects to lease or purchase additional sales and administrative office spaces and tower sites in connection with the Arizona 5 Acquisition. The Company does not anticipate that it will encounter any material difficulties in meeting its future needs for any leased space.

LEGAL PROCEEDINGS

    The Company is not currently involved in any pending legal proceedings that individually or in the aggregate are material to the Company. The Company is a party to routine filings and customary regulatory proceedings with the FCC relating to its operations.

COMPANY ORGANIZATION

    The organization of the Company is as follows:

                                     [LOGO]

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                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The holders of the Company's voting securities have agreed that the Board will consist of six directors, four designated by the principal holder of the Company's Class A Common Stock, par value $1.00 per share (the "Class A Common Stock"), and two designated by holders of the Class B Preferred Stock. See "Description of Other Indebtedness and Preferred Stock" for a description of the provisions of the Certificate of Designation for the Class B Preferred Stock and the Shareholders' Agreement with respect to election of directors.

    The Company's Board of Directors presently consists of five directors, with one vacancy to be filled by an independent director designee of the principal holder of the Class A Common Stock. Directors and executive officers of the Company are elected to serve until they resign or are removed, or are otherwise disqualified to serve, or until their successors are elected and qualified. Directors of the Company are elected for one-year terms at the annual meeting of stockholders which is held in April of each year. Officers of the Company are appointed at the Board's first meeting after each annual meeting of stockholders.

    The directors and executive officers of the Company are set forth below. Certain of the officers and directors hold or have held positions in several of the Company's subsidiaries. The ages of the persons set forth below are as of December 31, 1996.

NAME                                  AGE                                POSITION(A)
--------------------------------      ---      ----------------------------------------------------------------
Everett R. Dobson(b)............          37   Chairman of the Board, President and Chief Executive Officer and
                                                 Director
G. Edward Evans.................          35   Chief Operating Officer of cellular subsidiaries
Robert J. Mirabito..............          42   President of fiber subsidiaries
Bruce R. Knooihuizen............          40   Vice President and Chief Financial Officer
Stephen T. Dobson(b)............          34   Treasurer, Secretary and Director
Russell L. Dobson(b)............          61   Director
Justin L. Jaschke(c)............          38   Director
Thadeus J. Mocarski(c)..........          34   Director

------------------------

(a) Unless otherwise indicated, position is held with the Company.

(b) Everett R. Dobson and Stephen T. Dobson are sons of Russell L. Dobson.

(c) Director designee of holders of Class B Preferred Stock. See "Description of Other Indebtedness and Preferred Stock."

    Dobson was incorporated in February 1997 in connection with a corporate reorganization (the "Reorganization") pursuant to which Dobson became the holding company parent of DOC, which owns the capital stock of the Company's cellular, local exchange and wholly-owned fiber subsidiaries. Information below with respect to positions held by the Company's executive officers and directors refers to their positions with DOC and, since February 1997, also with Dobson.

    Everett R. Dobson has been a director and President of the Company, and President and Chief Executive Officer of the Company's cellular subsidiaries, since 1990. In April 1996, he succeeded his father, Russell L. Dobson, as Chairman of the Board and Chief Executive Officer. Mr. Dobson is President of Gila River Telecommunications, Inc., which presently owns a 41.95% interest in Gila River Cellular General Partnership, the owner of Arizona 5. See "--Certain Transactions." Mr. Dobson served on the board of the Cellular Telecommunications Industry Association ("CTIA") in 1993 and 1994 and is a member of the Rural Cellular Association, Oklahoma Telephone Association ("OTA") and the Organization for the Protection and Advancement of Small Telephone Companies ("OPASTC"). He is a member of the Young Presidents Organization. Mr. Dobson holds a B.A. in economics from Southwestern Oklahoma State University.

    G. Edward Evans joined the Company as Chief Operating Officer of the cellular subsidiaries in January 1997. Mr. Evans was employed by BellSouth Mobility, Inc. from 1993 to 1996, serving as General Manager-Kentucky, Director of Field Operations at the company's corporate office in Atlanta and Director of Marketing-Alabama. He was an Area Manager and a Market Manager of United States Cellular, Inc. from 1990 to 1993 and was a Sales Manager of GTE Mobilnet from 1989 to 1990. Mr. Evans has an M.B.A. from Georgia State University.

    Robert J. Mirabito became President of each of the fiber subsidiaries in April 1996. He served as Vice President of Dobson Fiber Company and Dobson Network Management, Inc. from 1994 to 1996 and was Director of Strategic Planning for the Company from 1991 to 1994. Prior to joining the Company, Mr. Mirabito was employed by AT&T for eight years in various capacities, including Manager-State Government Affairs and Senior Internal Auditor. Mr. Mirabito is active in the CTIA and OTA and has published numerous articles in telecommunications and fiber optic trade journals. Mr. Mirabito holds a B.S. in civil engineering from the University of Notre Dame and an M.B.A. from the University of Kansas.

    Bruce R. Knooihuizen joined the Company as Vice President and Chief Financial Officer in July 1996. From 1994 to 1996, Mr. Knooihuizen was Chief Financial Officer and Secretary for Westlink Holdings, Inc. in San Diego, a wireless provider which was formerly an operating unit of U S WEST. Previously, he was Treasurer and Controller of Ameritech Cellular from 1990 to 1994, Director, Accounting Operations of Ameritech Applied Technologies from 1988 to 1990, and Controller of Ameritech Properties in 1988, all located in Chicago. From 1980 to 1988 he held various financial and accounting positions with The Ohio Bell Telephone Company. Mr. Knooihuizen received a B.S. in finance from Miami University in Oxford, Ohio and an M.B.A. in finance from the University of Cincinnati.

    Stephen T. Dobson has been a director of the Company since 1990. He has served as Treasurer and Secretary of the Company since 1990 and General Manager and Secretary of Telco since 1994 and 1990, respectively. He became President of Dobson Wireless, Inc. in January 1997. Mr. Dobson is a member of the Western Rural Cellular Association ("WRTA"), National Telephone Cooperative Association and National Cable Television Association. He holds a B.S. in business administration from the University of Central Oklahoma.

    Russell L. Dobson has been a director of the Company since 1990 and was Chairman of the Board and Chief Executive Officer from 1990 to 1996. Mr. Dobson joined his father at Telco in 1956 and became the controlling owner and Chief Executive Officer in 1975 when he purchased his father's interest. He has been active in many industry-related groups, including the OTA, WRTA and OPASTC.

    Justin L. Jaschke has been a director of the Company since October 1996. Mr. Jaschke has been the Chief Executive Officer and a director of World-Net Access, Inc., a privately held Internet access provider based in Englewood, Colorado, since its inception in March 1996. Prior to March 1996, he was Chief Operating Officer of Nextel Communications, Inc. following its merger with OneComm Corporation in 1995. He served as OneComm's President and was a member of its Board of Directors from 1993. From 1990 to 1993, he was President and Chief Executive Officer of Bay Area Cellular Telephone Company in South San Francisco, California. Mr. Jaschke is a director of Metricom, Inc., a wireless modem and Internet service provider in Los Gatos, California. Mr. Jaschke has a B.S. in mathematics from the University of Puget Sound and an M.S. in management from the Massachusetts Institute of Technology Sloan School of Management.

    Thadeus J. Mocarski has been a director of the Company since April 1996. Mr. Mocarski has been a partner of Fleet Equity Partners, a private equity fund located in Providence, Rhode Island, since 1994. Affiliates of Fleet Equity Partners (the "Fleet Investors") own all of the outstanding Class B and Class C Preferred Stock of the Company. See "Description of Other Indebtedness and Preferred Stock." From

1989 to 1994, Mr. Mocarski was employed by the law firm Edwards & Angell in Providence, Rhode Island, where he represented various private equity capital firms in their investment and acquisition activities, including Fleet Equity Partners. Mr. Mocarski received a B.A. from Colby College and a J.D. from the Washington College of Law. Mr. Mocarski is a director of MJD Communications, Inc., a rural local exchange company headquartered in Charlotte, North Carolina.

EXECUTIVE COMPENSATION

    The following table sets forth the cash and non-cash compensation during 1996 earned by the Company's chief executive officer and its other most highly compensated executive officers whose combined salary and bonus exceeded $100,000 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                             ANNUAL COMPENSATION
                                                 -------------------------------------------
                                                                            OTHER ANNUAL           ALL OTHER
NAME AND PRINCIPAL POSITION                      SALARY($)  BONUS($)(A)  COMPENSATION($)(B)   COMPENSATION($)(C)
-----------------------------------------------  ---------  -----------  -------------------  -------------------
Everett R. Dobson, Chairman of the Board,
  President and Chief Executive Officer........    300,000      --               77,100(d)             9,500
Russell L. Dobson, Director(e).................    250,000      --               37,500(f)             9,500
Robert J. Mirabito, President of fiber
  subsidiaries.................................     80,000      25,000           --                    3,200
Thomas F. Riley, Executive Vice President(g)...    129,000      --               --                   14,500
Stephen T. Dobson, Treasurer and Secretary.....     97,000      --               20,600(h)             3,900

------------------------

(a) For Mr. Mirabito, represents the amount of bonus paid in 1997 with respect to services performed in 1996. It is expected that bonuses relating to 1996 will be paid in 1997 to Everett R. Dobson and Stephen T. Dobson; however, the amount of such bonuses has not yet been determined. Does not include $205,000 and $69,000 paid to Everett R. Dobson and Stephen T. Dobson, respectively, in 1996 with respect to services performed in 1995.

(b) Represents the value of perquisites and other personal benefits in excess of 10% of annual salary and bonus.

(c) Includes the matching contributions made by the Company to the account of the executive officer under the Company's 401(k)/Profit Sharing Plan. With respect to Mr. Riley, also includes a severance payment of $10,000.

(d) Includes $62,900 for personal use of Company aircraft and $12,500 for a Company-provided vehicle.

(e) Russell L. Dobson was Chairman of the Board and Chief Executive Officer of the Company until April 1996, when he was succeeded by Everett R. Dobson.

(f) Includes $20,600 for personal use of Company aircraft, $9,600 for premiums paid by the Company on an individual life insurance policy for Mr. Dobson and $5,300 for a Company-provided vehicle.

(g) Mr. Riley ceased to be an employee of the Company on December 31, 1996.

(h) Includes $7,400 for personal use of Company aircraft and $6,500 for a Company-provided vehicle.

EMPLOYMENT AGREEMENTS

    In connection with offers of employment to G. Edward Evans and Bruce R. Knooihuizen in 1996, the Company agreed to provide them compensation in the form of salary, bonus, stock options and other benefits. The arrangement with Mr. Evans included the following: a $20,000 payment upon acceptance of employment, an initial annual salary of $120,000, an annual bonus ranging from 30% to 50% of his annual salary, a five-year home mortgage loan not to exceed $300,000 at an annual interest rate of 4%, and a 10-year option to purchase 6,033 shares of Class B Common Stock at $100 per share, with 60% of the option vesting ratably over five years and 40% vesting over five years based on the achievement of annual performance objectives. Mr. Knooihuizen's employment arrangement includes an initial annual salary of $150,000, an annual bonus ranging from 30% to 50% of his annual salary, and a 10-year option to purchase 7,541 shares of Class B Common Stock at $100 per share vesting at the rate of 20% per year. The Company also agreed to a severance payment equal to one year's salary in the event of termination of employment of either Mr. Evans or Mr. Knooihuizen without cause. The options to purchase shares of Class B Common Stock held by Messrs. Evans and Knooihuizen become fully vested upon a change of control of the Company. The Company employs Russell L. Dobson on an as-needed basis to assist the Company in connection with the wireline and fiber operations for annual compensation of $250,000. There are no other employment agreements with the Company's executive officers.

    The Purchase Agreement executed in connection with the Fleet Investors' purchase of Class B Preferred Stock imposes limitations on the amount of salary that the Company may pay to each of Everett R., Stephen T. and Russell L. Dobson and provides for performance criteria for bonus payments to Everett R. Dobson. Other compensation paid to executive officers is subject to prior approval of the Fleet Investors. See "Description of Other Indebtedness and Preferred Stock."

DIRECTOR COMPENSATION

    The Company reimburses directors for out-of-pocket expenses incurred in attending board meetings. Justin L. Jaschke, in connection with his election as a director by the Fleet Investors in October 1996, was granted an option to acquire 833 shares of Class B Common Stock at an exercise price of $100 per share. Mr. Jaschke's option vests ratably over a five-year period and fully vests upon a change of control of the Company. Directors who are officers or consultants to the Company receive no additional compensation for services rendered as directors.

CERTAIN TRANSACTIONS

    The Company has adopted a policy requiring that any material transaction between the Company and persons or entities affiliated with officers, directors or principal stockholders of the Company be on terms no less favorable to the Company than reasonably could have been obtained in an arms' length transaction with independent third parties. Any other matters involving potential conflicts of interests are to be resolved on a case-by-case basis.

    In connection with the Reorganization effected in February 1997, the shareholders of DOC exchanged their DOC stock for the following stock of Dobson, all of which has a par value of $1.00: Dobson CC Limited Partnership, 469,998 shares of Class A Common Stock ("Class A Common Stock"); Russell L. Dobson, 3,154 shares of Class A Common Stock; Telco, 100,000 shares of Class A 5% Non-Cumulative, Non-Voting, Non-Convertible Preferred Stock ("Class A Preferred Stock"); Fleet Venture Resources, Inc., 69,446 shares of Class B Convertible Preferred Stock ("Class B Preferred Stock"); Fleet Equity Partners VI, L.P., 29,762 shares of Class B Preferred Stock; and Kennedy Plaza Partners, 792 shares of Class B Preferred Stock. In addition, Dobson assumed outstanding DOC stock options, substituting shares of Dobson's Class B Non-Voting Common Stock for the DOC stock subject to options held by the following optionees: Justin L. Jaschke, 833 shares; G. Edward Evans, 6,033 shares; Bruce R. Knooihuizen, 7,541 shares. Further, in connection with the Transactions in February 1997, Dobson issued 100,000 shares of its

Class C 8% Cumulative, Non-Voting, Non-Convertible Preferred Stock ("Class C Preferred Stock") to the Fleet Investors (each holding the same number of shares as it holds of Class B Preferred Stock). See "Description of Other Indebtedness and Preferred Stock--Preferred Stock."

    Transactions with the Company described below refer to DOC if they occurred prior to the Reorganization.

    In March 1996, the Fleet Investors purchased 100,000 shares of Class B Preferred Stock from the Company for $10.0 million. In connection with this transaction, the Company and its shareholders entered into a Shareholders' Agreement providing for, among other matters, registration rights, restrictions on the transfer of Company stock, put and call rights with respect to the Class B Preferred Stock, and the issuance of additional stock upon the happening of certain events. The Fleet Investors also granted the Company a stock option. In connection with the Reorganization, Dobson and its shareholders entered into a new Shareholders' Agreement having substantially the same terms and conditions. For a summary of the terms of the Fleet Investors Purchase Agreement, the Shareholders' Agreement and option agreement, see "Description of Other Indebtedness and Preferred Stock."

    The Everett R. Dobson Irrevocable Family Trust, Steven T. Dobson Irrevocable Family Trust and Robbin L. Dobson Irrevocable Family Trust (collectively, the "Dobson Trusts") were co-borrowers with the Company and certain of its subsidiaries under the prior bank facility, which was first entered into in 1994. The Dobson Trusts are the limited partners of Dobson CC Limited Partnership, which holds more than 99% of Dobson's Class A Common Stock and, prior to the Reorganization, held more than 99% of DOC's Class A Common Stock. See "Security Ownership of Certain Beneficial Owners and Management." The Company and its borrower subsidiaries guaranteed, and the Company pledged the equity securities of certain of its subsidiaries as security for, the obligations of the Dobson Trusts under a $6.0 million promissory note maturing in 2004 (the "Trust Loan"), and Dobson CC Limited Partnership guaranteed the loan obligations of the Company and its subsidiaries under the credit agreement. All borrowings were secured by the Class A Common Stock. In accordance with the terms of the Fleet Investors Purchase Agreement and the prior bank facility, the Company paid dividends on the Class A Common Stock in amounts sufficient to permit the Dobson Trusts to service the Trust Loan. See "Description of Other Indebtedness and Preferred Stock." The Dobson Trusts incurred legal fees totaling approximately $.5 million in connection with the negotiation and closing of the bank credit agreement in 1994 and an amendment effected in 1996. Such fees were paid by the Company. In connection with the Transactions, the Company used $7.5 million of borrowings under the Bank Facility to pay a dividend to holders of its Class A Common Stock, of which $6.0 million was used to fully pay the Trust Loan and $.5 million was used to pay indebtedness owed to the Company by the Dobson Trusts with respect to the legal fees described above.

    Everett R. Dobson and Russell L. Dobson beneficially own 67% of the capital stock of ATTI. In December 1996, the Company consolidated $263,000 of ATTI's outstanding indebtedness to the Company in an unsecured promissory note which provides for interest at an annual rate of 10%. The consolidation refinanced earlier loans made prior to 1994. At December 31, 1996, National Telecommunications Technologies, Inc. ("Natelco"), a wholly-owned subsidiary of ATTI, was indebted to the Company in the aggregate principal amount of $307,000, representing funds advanced by the Company during 1992, 1993 and 1995. The indebtedness is evidenced by an unsecured promissory note which matures in December 1997 and which provides for interest at an annual rate of 10%. In December 1993, the Company made a $25,000 unsecured loan to Natelco, which loan, together with accrued interest, was fully repaid in May 1994. The Company loaned another subsidiary of ATTI $21,000 in 1994 and $32,000 in 1995, at annual interest rates of 12% and 14%, respectively. These loans were paid in full in October 1995 and January 1996.

    The Company performs certain management services for ATTI and its subsidiaries, including accounting, plant and central office management and engineering. Billings for the services are based on the time spent by, and hourly rates of, Company personnel and expenses incurred. During 1994, 1995 and 1996, the aggregate amounts billed for management fees and expenses to ATTI and its subsidiaries were approximately $547,000, $210,000 and $333,000, respectively. The amounts owed by these entities to the Company for management fees at December 31, 1994, 1995 and 1996 were $832,000, $1.0 million, and $1.2 million, respectively.

    ATTI beneficially owns, among other assets, a 20.55% partnership interest in the Arizona 5 Partnership, which owns the FCC license and systems for Arizona 5. In connection with the Arizona 5 Acquisition, the Company will purchase all of the outstanding capital stock of ATTI for $14.2 million. The purchase price for the ATTI stock is based on ATTI's beneficial ownership in the Arizona 5 Partnership and the purchase price to be paid to unrelated parties for their beneficial interests in the Arizona 5 Partnership. All notes and accounts receivable due from ATTI and its subsidiaries will be paid contemporaneously with the Company's acquisition of ATTI. The Company will make an $8.1 million contribution to ATTI which will be transferred to the Gila River Indian Community ("GRIC"), along with ATTI's other assets, in exchange for GRIC's 21.39% interest in the Arizona 5 Partnership.

    In March 1996, the Company made a $1.4 million unsecured loan to Everett R. Dobson which bears interest, payable quarterly, at the same annual rate as that payable under the Company's prior bank facility. The loan consolidated amounts borrowed prior to 1994, together with accrued interest. The entire principal amount, plus unpaid interest, is due on the earlier of March 2003 or the sale of certain assets of ATTI. The promissory note evidencing this loan has been collaterally assigned to the lenders under the existing bank facility. The note will be repaid in connection with the Arizona 5 Acquisition.

    In December 1996, Everett R. Dobson executed a promissory note in favor of the Company in the amount of approximately $340,000, which represented loans made to him by the Company during 1996. The note bears interest at 8% per annum and matures in June 1997. In November and December 1996, the Company made three loans to Russell L. Dobson aggregating approximately $416,000. These loans bear interest at annual rates of 9% and 9.25%, respectively, and mature in March 1997. Of the amount owed by Russell L. Dobson, $290,000 had been outstanding since prior to 1994. In 1993, Steven T. Dobson was indebted to the Company in the principal amount of $7,500, which loan was paid in full in March 1995. In February 1994, the Company made a $45,000 unsecured loan to Dobson CC Limited Partnership, which was paid in full in December 1994.

    The Company leases its headquarters from WillRuss Limited Liability Company ("WillRuss") pursuant to a 10-year lease expiring in 2005. WillRuss is owned by Russell L. Dobson and his wife. Monthly rent under the lease is approximately $22,000, or $.91 per square foot. In August 1995, the Company loaned WillRuss $60,000, which was paid in full in September 1995, together with interest at an annual rate of 10%.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table provides information, as of             1997, concerning
beneficial ownership of the Company's Class A Common Stock and Class B Preferred Stock by (a) each person known by the Company to own beneficially more than 5% of such stock, (b) each director and Named Executive Officer who beneficially owns any Class A Common Stock or Class B Preferred Stock, and
(c) all directors and executive officers as a group:

                                              CLASS A COMMON STOCK          CLASS B PREFERRED STOCK
                                         ------------------------------  ------------------------------
                                                            PERCENT OF                      PERCENT OF   PERCENT OF TOTAL
NAME AND ADDRESS OF BENEFICIAL OWNER     NUMBER OF SHARES      CLASS     NUMBER OF SHARES      CLASS      VOTING POWER(A)
---------------------------------------  -----------------  -----------  -----------------  -----------  -----------------
Everett R. Dobson                               469,998(b)        99.3%          40,000(c)        40.0%           89.0%
13439 N. Broadway Ext.
Oklahoma City, OK 73114

Russell L. Dobson                                 3,154          *              --              --               *
13439 N. Broadway Ext.
Oklahoma City, OK 73114

Thadeus J. Mocarski                             --              --              100,000(d)       100.0            17.4
50 Kennedy Plaza
Providence, RI 02903

Fleet Venture Resources, Inc.                   --              --               69,446           69.4            12.1
50 Kennedy Plaza
Providence, RI 02903

Fleet Equity Partners VI, L.P.                  --              --               29,762           29.8             5.2
50 Kennedy Plaza
Providence, RI 02903

All directors and executive officers as
  a group (8 persons)                           473,152          100.0          100,000          100.0           100.0

------------------------

*   Less than 1%.

(a) In calculating the percent of total voting power, the voting power of shares of Class A Common Stock (one vote per share) and Class B Preferred Stock (presently equivalent to one vote per share) is aggregated. See "Description of Other Indebtedness and Preferred Stock" for a description of the voting rights of the Class B Preferred Stock.

(b) All such shares are held by Dobson CC Limited Partnership. As the president and sole director and shareholder of RLD, Inc., the general partner of the partnership, Everett R. Dobson has voting and investment power with respect to such shares.

(c) Includes an option, presently exercisable, to purchase 27,778 shares from Fleet Venture Resources, Inc. ("FVR"), an indirect subsidiary of Fleet Financial Group, 11,905 shares from Fleet Equity Partners VI, L.P. ("FEP6") and 317 shares from Kennedy Plaza Partners ("KPP").

(d) Includes 69,446 shares held by FVR, 29,762 shares held by FEP6 and 792 shares held by KPP. Mr. Mocarski has shared voting and investment power with respect to such shares in his capacity as Senior Vice President of FVR, as Senior Vice President of Fleet Growth Resources II, Inc., an indirect subsidiary of Fleet Financial Group and a general partner of FEP6, and as a general partner of KPP. Mr. Mocarski disclaims beneficial ownership of all such shares, except to the extent of his pecuniary interest therein.

    In addition to the voting stock set forth above, there are also outstanding 100,000 shares of nonvoting Class A Preferred Stock, all of which are owned by Telco, and 100,000 shares of nonvoting Class C Preferred Stock, all of which are held by the Fleet Investors (69,446 shares by FVR, 29,762 shares by FEP6, and 792 shares by KPP). See "Management--Certain Transactions" and "Description of Other Indebtedness and Preferred Stock--Preferred Stock."

             DESCRIPTION OF OTHER INDEBTEDNESS AND PREFERRED STOCK

THE BANK FACILITY

    The Bank Facility was established pursuant to the Second Amended and Restated Credit Agreement dated as of February 28, 1997 among DOC and CoreStates Bank, N.A., First Union National Bank of North Carolina and NationsBank of Texas, N.A., as co-agents and banks. The initial proceeds of the Bank Facility were used to refinance indebtedness outstanding under the prior bank facility, to pay a $7.5 million dividend on Class A Common Stock, to pay a portion of the purchase price for the Recent Acquisitions and to pay certain expenses of the Offering, the Bank Facility and the Acquisitions. Thereafter, proceeds may be used for the Arizona 5 Acquisition and other permitted acquisitions, to fund dividends to Dobson for the purpose of paying scheduled interest on the Notes (after the first four interest payments), to finance capital expenditures and for general corporate purposes. The following summary of the material provisions of the Bank Facility does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the credit agreement, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. Capitalized terms that are used but not defined in this section have the meanings that are given such terms in the credit agreement.

    The Bank Facility is a $200 million reducing revolving credit facility which matures on September 30, 2005. Borrowings under the Bank Facility bear interest, payable at least quarterly, at DOC's option, at an annual rate equal to either
(i) the greater of (x) the federal funds rate plus 1/2% and (y) the prime rate of CoreStates Bank, N.A., plus in each case a percentage per annum ranging from 0% to 1 3/4%, or (ii) a Libor-based rate plus a percentage per annum ranging from 1 1/4% to 3.0%. The amount of additional interest applicable to either option is based on the Company's quarterly Leverage Ratio.

    Commencing June 30, 2000, the borrowing commitment under the Bank Facility will reduce quarterly in percentage increments ranging from 3.75% in each of the four quarters ending March 31, 2001 to 5.0% in each of the two quarters ending September 30, 2005. A mandatory prepayment and reduction of the borrowing commitment will be required at the time of, and in an amount equal to, certain distributions made by DOC to the Company or any of its subsidiaries not directly owned by DOC, excluding distributions to the Company for the purpose of paying scheduled interest on the Notes after the first four interest payments. In addition, the borrowing commitment under the Bank Facility will be reduced by an amount equal to 100% of the net proceeds from sales of assets other than in the ordinary course of business and in connection with the incurrence of certain indebtedness by DOC, its subsidiaries or the Company. If the Company incurs indebtedness for borrowed money (other than the Notes), the proceeds must be used to repay borrowings under the Bank Facility and reduce the borrowing commitment thereunder.

    The Bank Facility contains a number of covenants including, among others, covenants limiting the ability of the Company, DOC and their respective subsidiaries to incur debt, make loans or guarantees, create liens, pay dividends, make distributions or stock repurchases, make investments, make sale and lease-back transactions, change their business, engage in transactions with affiliates and non-subsidiaries, sell assets and engage in mergers and acquisitions. Approval of the Banks is required for any acquisition in excess of $15 million or outside the domestic cellular industry and Everett R. Dobson or the Everett R. Dobson Irrevocable Family Trust must maintain voting control of the Company and Everett Dobson must maintain a senior management position with the Company or DOC. The Bank Facility contains other affirmative covenants, including, among others, compliance with laws, maintenance of corporate existence, licenses and insurance, payment of taxes and performance of other material obligations and the delivery of financial and other information.

    The Bank Facility restricts DOC from declaring and paying dividends or distributions, including dividends to pay scheduled interest on the Notes. However, DOC will be permitted to pay dividends to the Company to pay scheduled interest on the Notes commencing after the first four interest payments on the Notes, unless at the time of such dividend or distribution an event of default (other than an event of default resulting solely from the breach of a representation or warranty) exists or would be caused by such dividend or distribution; provided that, with respect to any event of default (other than a payment default, a bankruptcy event with respect to the Company or DOC or the loss of a material license or cellular system), DOC will not be prohibited from paying dividends to the Company to pay scheduled interest on the Notes for more than 180 days.

    The Company is required to comply with certain financial tests and maintain certain financial ratios, including, among others, a requirement that (i) the ratio of DOC's Total Debt to its Operating Cash Flow not exceed 6.75 to 1 until June 30, 1997, 6.5 to 1 from July 1 to September 30, 1997, 6.25 to 1 from October 1 to December 31, 1997, 6.0 to 1 from January 1 to March 31, 1998, 5.75 to 1 from April 1 to June 30, 1998, 5.5 from July 1 to December 31, 1998, 5.0 to 1 from January 1 to June 30, 1999, 4.5 to 1 from July 1 to December 31, 1999,
4.0 to 1 from January 1 to June 30, 2000 and 3.5 to 1 at July 1, 2000 and thereafter; (ii) the ratio of DOC's Operating Cash Flow to its Pro Forma Debt Service be not less than 1.15 to 1; (iii) the ratio of DOC's Operating Cash Flow to its Interest Expense for the most recently ended four quarters be not less than 1.75 to 1 through March 31, 1998, 2.0 to 1 from April 1 to December 31, 1998, and 2.25 to 1 thereafter; (iv) the Fixed Charge Coverage Ratio be not less than 1.0 to 1; (v) the Company's Leverage Ratio be less than 10.5 to 1 through March 31, 1998, 10.25 to 1 from April 1 to September 30, 1998, 10.0 to 1 from October 1 to December 31, 1998, 9.5 to 1 from January 1 to March 31, 1999, 9.0 to 1 from April 1 to September 30, 1999, 8.0 to 1 from October 1, 1999 to March 31, 2000, 6.5 to 1 from April 1 to December 31, 2000, 5.5 to 1 from January 1 to December 31, 2001 and 4.5 to 1 at January 1, 2002 and thereafter; and (vi) the Company's Consolidated Operating Cash Flow to its Consolidated Interest Expense for the most recently ended four quarters from April 1 to December 31, 1999 be not less than 1.10 to 1 and 1.25 to 1 thereafter.

    For purposes of the financial covenants, "Operating Cash Flow" is defined as Operating Cash Flow of DOC or the Company, as applicable, and their consolidated subsidiaries, including certain cash flow of the "Cellular Partnerships" (defined as Oklahoma RSA 5 Limited Partnership, Oklahoma RSA 7 Limited Partnership, Texas RSA No. 2 Limited Partnership and any other entity in which DOC or Dobson Cellular Systems, Inc., as applicable, owns a partnership interest and serves as the managing general partner) for the four most recently completed fiscal quarters; provided that, until March 31, 1998, the Company's Operating Cash Flow may be increased by up to $5 million of losses incurred in new businesses. "Operating Cash Flow" for any period is defined as the (i) sum of net income, income taxes, interest, depreciation and amortization expenses, extraordinary losses, and non-cash charges, minus (ii) interest and dividend income, capitalized marketing costs, reductions in deferred taxes, gains on the sale of assets, extraordinary gains and other non-cash components of income. "Total Debt" of DOC is defined as the sum of all obligations for borrowed money, all payments required under non-compete agreements, capital lease obligations, amounts required under installment sale purchases, all financial obligations of others guaranteed by DOC, and any amounts for which DOC is contingently liable to provide as equity or debt advances to other parties, but does not include intercompany subordinated debt owed by DOC to the Company or any subsidiary of the Company not owned by DOC. "Total Debt" of the Company is defined as the sum of all obligations for borrowed money, all payments required under non-compete agreements, capital lease obligations, amounts required under installment sale purchases, all financial obligations of others guaranteed, and any amounts for which the Company and any of its direct or indirect subsidiaries are contingently liable to provide as equity or debt advances to other parties (less the amount held in the Pledge Account). "Pro Forma Debt Service" is defined as the sum of Pro Forma Interest Expense and payments scheduled to be made on Total Debt for the succeeding twelve months. "Pro Forma Interest Expense" is the result obtained by multiplying the average debt outstanding during the period (the sum of (a) Total Debt at the beginning of the period plus (b) such Total Debt at the end of the period, taking into account payments thereof scheduled to be made during the period, divided by two) by the interest rate in effect at the time of calculation. "Fixed Charge Coverage Ratio" is defined as the ratio of
(i) the Operating Cash Flow of DOC for the most recently ended four fiscal quarters to (ii) the sum of all payments on DOC's Total Debt required to be paid, cash interest expense and capital expenditures of DOC, cash taxes, and distributions and dividends paid by DOC (other than up to $7.5 million distributed for "new businesses," as defined in the Bank Facility), in each case for the most recently ended four fiscal quarters; provided that in 1997, the measurement period with respect to clauses (i) and (ii) will commence January 1, 1997. The Company's "Leverage Ratio" is defined as the ratio, on a consolidated basis, of its Total Debt to its Operating Cash Flow.

    Failure to satisfy any of the financial covenants will constitute an Event of Default under the Bank Facility, permitting the Banks, after notice, to terminate the commitment and/or accelerate payment of outstanding indebtedness notwithstanding the ability of the Company to meet its debt service obligations. The Bank Facility also includes other customary events of default, including, without limitation, a cross-default to other indebtedness, material undischarged judgments, bankruptcy and a change of control.

    DOC's obligations under the Bank Facility are guaranteed by the Company and DOC's subsidiaries. Borrowings under the Bank Facility are secured by all assets of DOC and its present and future subsidiaries, and by a pledge of the stock of DOC and the stock of and partnership interests in its subsidiaries.

RUS/RTB FACILITY

    Telco is a party to loan agreements with the United States of America, Rural Utilities Services ("RUS") and the Rural Telephone Bank ("RTB") pursuant to which the RUS and RTB have agreed to loan Telco an aggregate maximum of $75 million at any time outstanding (the "RUS/RTB Facility"). At December 31, 1996, the aggregate unpaid principal balance of these loans was $29.7 million. The loans bear interest at annual rates varying from 2% to 10 3/4% and with scheduled maturities between 1997 and 2028.

    No loans under the RUS/RTB Facility may mature after May 2043. All advances under the RUS/RTB Facility are secured by substantially all of Telco's assets, including its licenses and other intangible assets.

    The RUS/RTB Facility contains covenants which, among other things, require prior approval of the applicable lending agencies before Telco can declare or pay dividends, make distributions to or investments in affiliates or stockholders or redeem its capital stock, unless after such payments, Telco's current assets equal or exceed current liabilities and its adjusted net worth meets specified requirements. In addition, the RUS/RTB Facility limits Telco's ability to merge or consolidate or sell its assets or enter into any contracts for the operation or maintenance of its property for use by others or for toll traffic, operator assistance, extended scope or switching services to be furnished by or for connecting or other companies other than contracts generally used in the telephone industry. Telco is restricted from advancing payments or loans to any stockholders or affiliates, other than for certain wireline related investments unless if after such investment, the aggregate of investments does not exceed one-third of Telco's net worth and its net worth is at least 20% of its total assets.

    The RUS/RTB Facility also provides that while Telco's adjusted net worth is less than 10% of its total assets, Telco is restricted from increasing salaries of officers or directors without the prior consent of the holders of a majority of the outstanding indebtedness. In addition, if retained earnings decrease as a result of operations, Telco must increase its charges for telephone service or execute a plan for reducing expenses, each with the approval of the holders of outstanding indebtedness. Telco is also required to maintain a ratio of net income or net margins plus interest expense to interest expense of 1.50 to 1.

    Failure to satisfy any of the covenants constitutes an event of default under the RUS/RTB Facility permitting the applicable lending agencies to accelerate payment of the outstanding indebtedness or sell or take possession of the mortgaged property notwithstanding Telco's ability to meet its debt obligations. In the event of a default in the payment of principal or interest on the outstanding indebtedness, if in the opinion of holders of a majority of the outstanding indebtedness Telco's operations are not being efficiently operated, Telco may be required to terminate operating contracts or the employment of certain managers. The RUS/RTB Facility also contains certain other events of default, including forfeiture of permits or licenses required to carry on a material portion of its business, and customary events of default, including, without limitation, material undischarged judgments and bankruptcy.

PREFERRED STOCK

    CLASS A PREFERRED STOCK

    As part of the Reorganization, Telco was issued 100,000 shares of Class A Preferred Stock. A certificate of designation for the Class A Preferred Stock provides for the following rights, preferences and powers:

    VOTING RIGHTS. Except as otherwise required by law, the holders of shares of Class A Preferred Stock have no voting rights.

    DIVIDENDS. The holders of Class A Preferred Stock are entitled to receive non-cumulative dividends at the annual rate of 5% of the $70 per share liquidation value, if and when declared by the Board of Directors. The Indenture will limit, and for the foreseeable future effectively prohibit, the payment of cash dividends on the Class A Preferred Stock.

    CONVERSION.  The Class A Preferred Stock is not convertible.

    REDEMPTION. At any time and from time to time, the Class A Preferred Stock may be redeemed, in whole or in part, at the option of the Company at the liquidation value thereof.

    FLEET INVESTORS PREFERRED STOCK

    In March 1996, Fleet Venture Resources, Inc., Fleet Equity Partners VI, L.P. and Kennedy Plaza Partners purchased 100,000 shares of Class B Preferred Stock from DOC for $10 million net of acquisition cost pursuant to a securities purchase agreement (the "Fleet Investors Purchase Agreement") and entered into a shareholders' agreement (the "Shareholders' Agreement") with DOC, Dobson CC Limited Partnership and Russell L. Dobson (the "Dobson Shareholders" and, together with the Fleet Investors, the "Shareholders"). As part of the Reorganization and in connection with the Transactions, the DOC Class B Preferred Stock was exchanged for 100,000 shares of Dobson Class B Preferred Stock and the Fleet Investors were also issued 100,000 shares of Dobson Class C Preferred Stock (together with the Dobson Class B Preferred Stock, sometimes hereafter referred to as the "Fleet Investors Preferred Stock"). The following summary of the Fleet Investors Preferred Stock, the Fleet Investors Purchase Agreement and the Shareholders' Agreement does not purport to be complete and is qualified in its entirety by reference to the applicable certificates of designation and such agreements, copies of which are filed as exhibits to the Registration Statement of which this Prospectus is a part.

    PURCHASE AGREEMENT. The Fleet Investors Purchase Agreement contains various covenants which, among other things, restrict the ability of the Company and its subsidiaries to pay dividends, purchase their outstanding equity securities, issue equity securities (including rights, options or warrants with respect to such securities and other securities convertible into equity securities), make investments or acquire or dispose of material amounts of assets outside the ordinary course of business, or engage in transactions with affiliates.

    CLASS B PREFERRED STOCK CERTIFICATE OF DESIGNATION. The certificate of designation for the Class B Preferred Stock (the "Class B Preferred Stock Certificate of Designation") provides for the following rights, including voting rights, preferences and powers:

    Voting Rights. Except as otherwise provided by law, the shares of Class A Common Stock and Class B Preferred Stock vote together on all matters submitted to a vote of the shareholders. Each share of Class B Preferred Stock, which is presently convertible into one share of Class A Common Stock, is entitled to the number of votes that it would have upon conversion on the record date fixed for any meeting, or the effective date of action taken by written consent, of shareholders. The holders of Class B Preferred Stock are entitled to elect, voting as a single class, two directors of the Company. In addition, as long as at least 50,000 shares of Class B Preferred Stock remain outstanding, approval of the holders of a majority of the outstanding Class B Preferred Stock, voting as a single class, is necessary to (i) authorize or increase the authorized number of shares of, or issue, any class or a series of capital stock ranking prior to, or on a parity with, the Class B Preferred Stock, (ii) make any change in the Company's Certificate of Incorporation which would adversely affect the powers, preferences or rights of the Class B Preferred Stock, (iii) authorize or effect the sale of all or substantially all of the assets of the Company, any merger or consolidation of the Company resulting in the change of control, or the liquidation, dissolution or winding up of the Company, (iv) amend the Bylaws to change the authorized number of directors, or (v) amend the provisions of the Company's Certificate of Incorporation setting forth the voting rights of the Class B Preferred Stock.

    Dividends. Cumulative dividends on each share of Class B Preferred Stock accrue daily at the annual rate of 8% (15% upon the happening of any Noncompliance Event) on the sum of the $100 per share liquidation value and all accumulated and unpaid dividends ("Accrued Dividends") from the date of issuance, compounded annually on December 31 of each year, and are payable when declared by the Board of Directors (subject to any prohibition on the payment of dividends in the Bank Facility). Further, upon the earliest to occur of conversion of Class B Preferred Stock into Class A Common Stock, liquidation, dissolution or winding up of the Company, sale of assets or merger or consolidation resulting in the change of control of the Company and the consummation of a public offering of the Company's common stock (each, a "Trigger Event"), holders of Class B Preferred Stock will be entitled to receive Accrued Dividends. A "Noncompliance Event" includes, among other things, a breach of certain covenants under the Fleet Investors Purchase Agreement, Shareholders' Agreement, Class B Preferred Stock Certificate of Designation or the Bank Facility or related documents, any representation or warranty made in such agreements which proves to be materially false, an uncured default on indebtedness of the Company or its subsidiaries, undischarged final judgments in excess of $5 million, the bankruptcy of the Company or its subsidiaries, the death of Everett R. Dobson or his ceasing to be President of the Company unless replaced by a person with comparable expertise and experience or a change of control in which Everett R. Dobson ceases to have voting control of the securities owned by, or ceases to own at least 90% of the economic interest of, Dobson CC Limited Partnership.

    The Indenture will limit, and for the foreseeable future effectively prohibit, the payment of cash dividends on the Class B Preferred Stock.

    The Class B Preferred Stock Certificate of Designation prohibits the declaration or payment of dividends or redemption or purchase (by the Company, any subsidiary or other affiliate) of any junior securities. The certificate of designation for the Class B Preferred Stock held by the Fleet Investors prior to the Reorganization contained a similar prohibition, except that it permitted the payment of a dividend on the Class A Common Stock solely for the purpose of permitting distributions to the Dobson Trusts to service the Trust Loan. Simultaneously with the payment of such dividend, the holders of the Class B Preferred Stock were entitled to receive a dividend (a "Make-Whole Dividend") in an amount equal to the amount they would have received had their Class B Preferred Stock been converted into Class A Common Stock. At December 31, 1996, the Company had accrued approximately $94,300 of Make-Whole Dividends. It further provided that, in the event the Trust Loan became a liability of the Company, the holders of the Class B Preferred Stock would be entitled to receive a Make-Whole Dividend in an amount equal to the product of (a) an amount computed by dividing (i) the aggregate amount of the Trust Loan assumed by (ii) the proportionate equity ownership interest of Dobson CC Limited Partnership in the Company and (b) the Fleet Investors' proportionate equity ownership interest in the Company.

    In February 1997, a $7.5 million dividend was paid on the Class A Common Stock, of which $6.0 million was used to fully discharge the Trust Loan and $.5 million was used to repay certain indebtedness owed to the Company. See "Management--Certain Transactions." As a result of the $7.5 million dividend, the Fleet Investors were entitled to a Make-Whole Dividend of approximately $1.7 million. In lieu of such Make-Whole Dividend, the Fleet Investors received 100,000 shares of Class C

Preferred Stock having a liquidation preference of $1,656,000, and all provisions for Make-Whole Dividends were eliminated from the terms of the Class B Preferred Stock.

    Conversion. At any time and from time to time, any holder of Class B Preferred Stock may convert all or a portion of the shares of Class B Preferred Stock held by such holder into a number of shares of Class A Common Stock equal to the product of (x) the number of shares of Class B Preferred Stock to be converted and (y) a fraction the numerator of which is $100 and the denominator is the conversion price then in effect. The conversion rate is initially one to one. Upon the occurrence of a "Texas 2 Event" (as defined below), the conversion price will be adjusted to an amount equal to 100.45% of the conversion price.

    Redemption. There are no provisions for redemption of the Class B Preferred Stock. See, however, "--Shareholders' Agreement" below for a description of certain put and call rights.

    CLASS C PREFERRED STOCK CERTIFICATE OF DESIGNATION. The certificate of designation for the Class C Preferred Stock provides for the following rights, preferences and powers:

    Voting Rights. Except as otherwise required by law, the holders of shares of Class C Preferred Stock have no voting rights.

    Dividends. Cumulative dividends on each share of Class C Preferred Stock accrue daily at the annual rate of 8% on the sum of the $16.56 per share liquidation value ("Liquidation Value") and all accumulated and unpaid dividends thereon ("Accrued Dividends") from the date of issuance, compounded annually on December 31 of each year, and are payable when declared by the Board of Directors (subject to any prohibition on the payment of dividends in the Bank Facility). Further, upon the occurrence of a Trigger Event, holders of Class C Preferred Stock will be entitled to receive Accrued Dividends. The Indenture will limit, and for the foreseeable future effectively prohibit, the payment of cash dividends on the Class C Preferred Stock.

    Conversion. The Class C Preferred Stock is not convertible.

    Redemption. At any time and from time to time, the Class C Preferred Stock may be redeemed, in whole or in part, at the option of the Company at the Liquidation Value thereof plus Accrued Dividends. Upon the earlier to occur of a Trigger Event or February 28, 2002, the Company shall redeem all the outstanding shares of Class C Preferred Stock at the Liquidation Value thereof plus Accrued Dividends. The Fleet Investors have acknowledged that the Indenture could restrict the Company from redeeming their Class C Preferred Stock for cash in accordance with its terms and agreed that any claim for such payment would be subordinate in right of payment to the Notes. See "Description of the Notes."

    SHAREHOLDERS' AGREEMENT. Under the Shareholders' Agreement, after a public offering of the Company's equity securities, the Fleet Investors have demand and "piggy-back" registration rights for their shares of Class A Common Stock issuable upon conversion of the Class B Preferred Stock. The Shareholders have also agreed that six directors will constitute the Company's Board, four designated by Dobson CC Limited Partnership (one of whom must be Everett R. Dobson and one of whom must be reasonably acceptable to the Fleet Investors and not an affiliate or employee of the Company or a family member thereof), one designated by FVR and one designated by FEP6, provided that upon written request of Everett R. Dobson, the FEP6 designee must be reasonably acceptable to Mr. Dobson and not an officer, director or employee of FEP6 or FVR. FVR has the right to designate one representative of each committee established by the Board and have an observer, selected by FVR, attend each meeting of the Board and each meeting of any committee of the Board.

    The Fleet Investors have preemptive rights with respect to new equity securities issued by the Company (excluding securities issued in a public offering or upon the exercise of employee stock options) and rights to participate with the Dobson Shareholders in a sale of their shares. The Fleet Investors may not sell their shares without first giving the Company an opportunity to purchase the shares. The transfer restrictions in the Shareholders' Agreement applicable to Shareholders other than the Fleet Investors terminate upon the earlier of an initial public offering by the Company or the sale of the Company.

    The Shareholders' Agreement also provides for put and call rights. The Fleet Investors have the right to require the Company to purchase their Class B Preferred Stock or the Class A Common Stock into which it may be converted (the "Put") after the earliest to occur of (i) March 19, 2001, (ii) a Change of Control Event, (iii) a Noncompliance Event, and (iv) the six month anniversary of the death of Everett R. Dobson, provided that a Fleet Investor may not exercise its Put rights as to more than 50% of its shares prior to March 19, 2002 unless one or more of the events referred to clauses (ii) to (iv) have occurred. The purchase price for each share of Class A Common Stock is its Fair Market Value (determined by the Company's outside directors or, if their determination is not acceptable to the Company or the Fleet Investors, by an investment banking firm) and, for each share of Class B Preferred Stock is the greater of (x) liquidation value ($100) plus Accrued Dividends and (y) the Fair Market Value of the Class A Common Stock issuable upon the conversion of one share of Class B Preferred Stock. A "Change of Control Event" means (i) any merger or consolidation of the Company as a result of which the Shareholders own less than a majority of the Company's voting equity securities, (ii) the sale of all or substantially all of the assets of the Company and its subsidiaries,
(iii) the issuance of equity securities as a result of which the Shareholders own less than a majority of the voting equity securities of the Company, (iv) the failure by Everett R. Dobson to control at least 50.1% of the Company's voting equity securities, and (v) the failure of the persons comprising the Board of Directors on March 19, 1996 or persons approved by a majority of the Company's incumbent Board of Directors to comprise the majority of the directors of the Company. In the event that the Company fails to redeem any shares pursuant to a Put request by the later of six months after the date of the request or three months after the determination of Fair Market Value (the "Mandatory Date"), but in no event later than the nine months after the date of the request, the Company is required to issue to the Fleet Investors exercising the Put the number of shares of common stock of the Company as is then equal to 1% of the outstanding common stock of the Company and on each third month anniversary until the repurchase date, the Company is required to issue an additional 1% of the outstanding shares of common stock of the Company to such Fleet Investors. In the event that the Company fails to redeem all of the shares pursuant to the Put within two years after the earlier of the determination of the Fair Market Value of the shares and the Mandatory Date, Fleet Investors exercising the Put have the right to immediately designate a majority of the Board until such time as all shares subject to the Put are purchased. The Company has the right to purchase (the "Call") all the shares held by any Fleet Investor after March 19, 2003 at the same purchase price applicable to the Put. The Call rights terminate upon the consummation of an initial public offering or upon transfer of the shares if they are transferred in transactions to which the rights of refusal or co-sale apply.

    The Indenture limits the ability of the Company to repurchase shares of Class B Preferred Stock or common stock. In connection with the Offering, the Fleet Investors acknowledged that the Indenture could restrict the Company from repurchasing their stock for cash and agreed that any claim for such payment would be subordinate in right of payment to the Notes. See "Description of the Notes."

    COMPANY OPTION. The Fleet Investors have granted the Company an option to purchase up to 452 shares (subject to antidilution adjustments) of Class A Common Stock issuable upon conversion of Class B Preferred Stock at an exercise price of $.01 per share. The option is exercisable during the 30-day period following the consummation of a "Texas 2 Event" if the Fleet Investors have converted the Class B Preferred Stock to Class A Common Stock. The "Texas 2 Event" means the purchase by the Company, prior to March 19, 1999, of the entire interest in Texas RSA 2 Limited Partnership not owned by the Company on March 19, 1996 (other than the interest owned by SWBM) for a purchase price of not more than $7.5 million and on such other terms as are reasonably satisfactory to the Fleet Investors.

                            DESCRIPTION OF THE NOTES

    The Old Notes were issued under an Indenture, dated as of February 28, 1997 (the "Indenture"), between the Company and United States Trust Company of New York, as trustee (the "Trustee"). The New Notes will be issued under the Indenture, which will be qualified under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act), upon the effectiveness of the Registration Statement of which this Prospectus is a part. The form and terms of the New Notes are identical in all material respects to the form and terms of the Old Notes except that the New Notes will be registered under the Securities Act and, therefore, will not bear legends restricting transfer thereof. Upon the consummation of the Exchange Offer, holders of Notes will not be entitled to registration rights under, or the contingent increase in interest rate provided pursuant to, the Old Notes. The New Notes will evidence the same debt as the Old Notes and will be treated as a single class under the Indenture with any Old Notes that remain outstanding. The Old Notes and New Notes are herein collectively referred to as the "Notes."

    The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act as in effect on the date of the Indenture. The Notes are subject to all such terms and reference is made to the Indenture and the Trust Indenture Act for a statement thereof. A copy of the Indenture has been filed with the Commission as an exhibit to the Registration Statement of which this Prospectus is a part. The following summary, which describes certain provisions of the Indenture and the Notes, does not purport to be complete and is subject to, and is qualified in its entirety by reference to all the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act.

GENERAL

    The Notes will be unsubordinated obligations of the Company, initially limited to $160 million aggregate principal amount, and will mature on April 15, 2007. Each Note will initially bear interest at 11 3/4% per annum from February 28, 1997 or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semiannually (to Holders of record at the close of business on the April 1 or October 1 immediately preceding the Interest Payment Date) on April 15 and October 15 of each year, commencing October 15, 1997.

    Principal of, premium, if any, and interest on the Notes will be payable, and the Notes may be exchanged or transferred, at the office or agency of the Company in the Borough of Manhattan, the City of New York (which initially will be the corporate trust office of the Trustee at 114 W. 47th Street, New York, New York 10036); PROVIDED that, at the option of the Company, payment of interest may be made by check mailed to the Holders at their addresses as they appear in the Security Register.

    The Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 of principal amount and any integral multiple thereof. See "--Book-Entry; Delivery and Form." No service charge will be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

    The Company may, subject to the covenants described below under "Covenants" and applicable law, issue additional Notes under the Indenture. The New Notes offered hereby and any additional Notes subsequently issued would be treated as a single class for all purposes of the Indenture.

OPTIONAL REDEMPTION

    The Notes will be redeemable, at the Company's option, in whole or in part, at any time or from time to time, on or after April 15, 2002 and prior to maturity, upon not less than 30 nor more than 60 days' prior notice mailed by first class mail to each Holder's last address as it appears in the Security Register, at the following Redemption Prices (expressed in percentages of principal amount), plus accrued and unpaid interest, if any, to the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date that is prior to the Redemption Date to receive interest due on an Interest Payment Date), if redeemed during the 12-month period commencing April 15, of the years set forth below:

YEAR REDEMPTION PRICE

YEAR                                                                REDEMPTION PRICE
------------------------------------------------------------------  -----------------
2002..............................................................       105.8750%
2003..............................................................       102.9375
2004 and thereafter...............................................       100.0000

    In addition, at any time prior to April 15, 2000, the Company may redeem up to 35% of the aggregate principal amount of the Notes with the Net Cash Proceeds of one or more sales of Capital Stock of the Company (other than Disqualified Stock), at any time as a whole or from time to time in part, at a Redemption Price (expressed as a percentage of principal amount) of 111.750%, plus accrued and unpaid interest to the Redemption Date (subject to the rights of Holders of record on the relevant Regular Record Date that is prior to the Redemption Date to receive interest due on an Interest Payment Date); PROVIDED that at least $104.0 million aggregate principal amount of Notes remains outstanding after each such redemption.

    In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed on a national securities exchange, on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate; PROVIDED that no Note of $1,000 in principal amount or less shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.

SECURITY

    Immediately prior to the closing of the Offering, the Company entered into an escrow and security agreement (the "Escrow and Security Agreement") with the Placement Agents and United States Trust Company of New York, escrow agent (in such capacity, the "Escrow Agent"), pursuant to which the Company, on the Closing Date, deposited with the Escrow Agent the net proceeds from the Offering which were pledged to the Trustee for the benefit of the Holders of the Notes to secure the payment of principal, premium if any, and interest on Notes.

    The escrowed proceeds which remain subject to the Escrow and Security Agreement have been invested in Pledged Securities held in the Pledge Account. The Pledged Securities consist of U.S. Government Obligations having scheduled interest and principal payments which exceed the amount sufficient, in the opinion of a nationally recognized firm of independent public accountants selected by the Company, to provide for payment in full of the first four scheduled interest payments due on all Notes then outstanding.

    Immediately prior to an Interest Payment Date, the Company may either deposit with the Trustee from funds otherwise available to the Company cash sufficient to pay the interest scheduled to be paid on such date or the Company may direct the Trustee to release from the Pledge Account proceeds sufficient to pay interest then due on the Notes. In the event the Company exercises the former option, the Company may direct the Trustee to release a like amount of proceeds from the Pledge Account. A failure to pay interest on the Notes in a timely manner through the first four scheduled interest payment dates will constitute an immediate Event of Default under the Indenture, with no grace or cure period.

    Interest earned on the Pledged Securities will be added to the Pledge Account. In the event that the funds or Pledged Securities held in the Pledge Account exceed the amount sufficient, in the opinion of a nationally recognized firm of independent public accountants selected by the Company, to provide for payment in full of the first four scheduled interest payments due on the Notes, the Trustee will be permitted to release to the Company, at its request, any such excess amount. The Pledged Securities and Pledge Account will also secure the repayment of the principal amount and premium on the Notes.

    Under the Escrow and Security Agreement, once the Company makes the first four scheduled interest payments on the Notes, all of the remaining Pledged Securities, if any, will be released from the Pledge Account and thereafter the Notes will be unsecured.

RANKING

    The Notes are unsubordinated indebtedness of the Company, and rank PARI PASSU in right of payment with all other unsubordinated indebtedness of the Company and senior in right of payment to all subordinated indebtedness of the Company. After giving pro forma effect to the Transactions, as of December 31, 1996, the Company would have had (on an unconsolidated basis) no indebtedness outstanding other than the Notes. In addition, the Company is a holding company and the Notes will be effectively subordinated to all existing and future liabilities (including trade payables) of the Company's subsidiaries. As of December 31, 1996, on the same pro forma basis, the subsidiaries of the Company would have had $212.4 million of liabilities (excluding intercompany payables), including $200.2 million of indebtedness, all of which would have been secured. See "Risk Factors--Leverage; Significant Capital Requirements; Ability to Meet Required Debt Service; Refinancing Risk."

CERTAIN DEFINITIONS

    Set forth below is a summary of certain of the defined terms used in the covenants and other provisions of the Indenture. Reference is made to the Indenture for the definition of all terms as well as any other capitalized term used herein for which no definition is provided.

    "Acquired Indebtedness" means Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or assumed in connection with an Asset Acquisition by a Restricted Subsidiary and not Incurred in connection with, or in anticipation of, such Person becoming a Restricted Subsidiary or such Asset Acquisition; provided that Indebtedness of such Person which is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such Person becomes a Restricted Subsidiary or such Asset Acquisition shall not be Acquired Indebtedness.

    "Adjusted Consolidated Net Income" means, for any period, the aggregate net income (or loss) of the Company and its Restricted Subsidiaries for such period determined in conformity with GAAP; PROVIDED that the following items shall be excluded in computing Adjusted Consolidated Net Income (without duplication):
(i) the net income of any Person (other than net income attributable to a Restricted Subsidiary) in which any Person (other than the Company or any of its Restricted Subsidiaries) has a joint interest and the net income of any Unrestricted Subsidiary, except to the extent of the amount of dividends or other distributions actually paid to the Company or any of its Restricted Subsidiaries by such other Person or such Unrestricted Subsidiary during such period; (ii) solely for the purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the "Limitation on Restricted Payments" covenant described below (and in such case, except to the extent includable pursuant to clause (i) above), the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Company or any of its Restricted Subsidiaries or all or substantially all of the property and assets of such Person are acquired by the Company or any of its Restricted Subsidiaries; (iii) the net income of any Restricted Subsidiary to the

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extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary; (iv) any gains or losses (on an after-tax basis) attributable to Asset Sales; (v) except for purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the "Limitation on Restricted Payments" covenant described below, any amount paid or accrued as dividends on Preferred Stock of the Company or any Restricted Subsidiary owned by Persons other than the Company and any of its Restricted Subsidiaries; and (vi) all extraordinary gains and extraordinary losses, net of tax.

    "Adjusted Consolidated Net Tangible Assets" means the total amount of assets of the Company and its Restricted Subsidiaries (less applicable depreciation, amortization and other valuation reserves), except to the extent resulting from write-ups of capital assets (excluding write-ups in connection with accounting for acquisitions in conformity with GAAP), after deducting therefrom (i) all current liabilities of the Company and its Restricted Subsidiaries (excluding intercompany items) and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles (other than FCC license acquisition costs), all as set forth on the most recent quarterly or annual consolidated balance sheet of the Company and its Restricted Subsidiaries, prepared in conformity with GAAP and filed with the Commission pursuant to the "Commission Reports and Reports to Holders" covenant.

    "Affiliate" means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

    "Arizona 5 Acquisition" means the acquisition by DOC, or a Subsidiary thereof, of a 75% interest in the Arizona 5 Partnership.

    "Arizona 5 Partnership" means the Gila River Cellular General Partnership, which holds the FCC cellular license and system relating to the Arizona 5 RSA.

    "Asset Acquisition" means (i) an investment by the Company or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged into or consolidated with the Company or any of its Restricted Subsidiaries; PROVIDED that such Person's primary business is related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the date of such investment or (ii) an acquisition by the Company or any of its Restricted Subsidiaries of the property and assets of any Person other than the Company or any of its Restricted Subsidiaries that constitute substantially all of a division or line of business of such Person; PROVIDED that the property and assets acquired are related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the date of such acquisition.

    "Asset Disposition" means the sale or other disposition by the Company or any of its Restricted Subsidiaries (other than to the Company or another Restricted Subsidiary) of (i) all or substantially all of the Capital Stock of any Restricted Subsidiary or (ii) all or substantially all of the assets that constitute a division or line of business of the Company or any of its Restricted Subsidiaries.

    "Asset Sale" means any sale, transfer or other disposition (including by way of merger, consolidation or sale-leaseback transaction) in one transaction or a series of related transactions by the Company or any of its Restricted Subsidiaries to any Person other than the Company or any of its Restricted Subsidiaries of (i) all or any of the Capital Stock of any Restricted Subsidiary, (ii) all or substantially all of the property and assets of an operating unit or business of the Company or any of its Restricted Subsidiaries or (iii) any other property and assets of the Company or any of its Restricted Subsidiaries outside the ordinary course

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of business of the Company or such Restricted Subsidiary and, in each case, that is not governed by the provisions of the Indenture applicable to mergers, consolidations and sales of all or substantially all of the assets of the Company; PROVIDED that "Asset Sale" shall not include (a) sales or other dispositions of inventory, receivables and other current assets, (b) sales or other dispositions of assets for consideration at least equal to the fair market value of the assets sold or disposed of, provided that the consideration received consists of property or assets (other than current assets) of a nature or type or that are used in a business (or a company having property or assets of a nature or type, or engaged in a business) similar or related to the nature or type of the property and assets of, or business of, the Company and its Restricted Subsidiaries existing on the date of such sale or other disposition or (c) the sale of the Prior ATTI Assets.

    "ATTI" means Associated Telecommunications and Technologies, Inc.

    "Average Life" means, at any date of determination with respect to any debt security, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security and (b) the amount of such principal payment by (ii) the sum of all such principal payments.

    "Bank Credit Agreement" means the Existing Credit Agreement until it is refinanced by the Bank Facility Agreement and thereafter means the Bank Facility Agreement.

    "Bank Facility" means the $200 million reducing revolving credit facility established pursuant to the Bank Facility Commitment Letter.

    "Bank Facility Agreement" means the credit agreement establishing the Bank Facility, together with all other agreements, instruments and documents executed or delivered pursuant thereto or in connection therewith, in each case as such agreements, instruments or documents may be amended, supplemented, extended, renewed, replaced or otherwise modified from time to time.

    "Bank Facility Commitment Letter" means the commitment letter (including the Summary of Terms attached thereto) dated February 5, 1997 among Dobson Communications Corporation, Dobson Operating Company and the banks party thereto.

    "Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether now outstanding or issued after the Closing Date, including, without limitation, all Common Stock and Preferred Stock.

    "Capitalized Lease" means, as applied to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.

    "Capitalized Lease Obligations" means the discounted present value of the rental obligations under a Capitalized Lease.

    "Change of Control" means such time as (i) (a) prior to the occurrence of a Public Market, a "person" or "group" (within the meaning of Section 13(d) or 14(d)(2) under the Exchange Act) becomes the ultimate "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of Voting Stock representing a greater percentage of the total voting power of the Voting Stock of the Company, on a fully diluted basis, than is held by the Existing Stockholders and their Affiliates on such date and (b) after the occurrence of a Public Market, a "person" or "group" (within the meaning of Section 13(d) or 14(d)(2) under the Exchange Act) becomes the ultimate "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 35% of the total voting power of the Voting Stock of the Company on a fully diluted basis and such ownership represents a greater percentage of the total voting power of the Voting Stock of the Company, on a fully diluted basis, than is held by the Existing Stockholders and their Affiliates on such date; or (ii) individuals who on the Closing Date constitute the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination for

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
election by the Company's stockholders was approved by a vote of at least a majority of the members of the Board of Directors then in office who either were members of the Board of Directors on the Closing Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office.

    "Class A Common Stock" means the Class A Common Stock, par value $1.00 per share, of the Company.

    "Class B Preferred Stock" means the Class B Convertible Preferred Stock, par value $1.00 per share, of the Company.

    "Class C Preferred Stock" means the Class C Preferred Stock, par value $1.00 per share, of the Company.

    "Closing Date" means February 28, 1997, the date on which the Notes were originally issued under the Indenture.

    "Common Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non voting) of such Person's equity, other than Preferred Stock of such Person, whether now outstanding or issued after the Closing Date, including without limitation, all series and classes of such common stock.

    "Consolidated EBITDA" means, for any period, Adjusted Consolidated Net Income for such period plus, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income (i) Consolidated Interest Expense,
(ii) income taxes, (other than income taxes (either positive or negative) attributable to extraordinary and non-recurring gains or losses or sales of assets), (iii) depreciation expense, (iv) amortization expense, and (v) all other non-cash items reducing Adjusted Consolidated Net Income (other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made), less all non-cash items increasing Adjusted Consolidated Net Income, all as determined on a consolidated basis for the Company and its Restricted Subsidiaries in conformity with GAAP; PROVIDED that, if any Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, Consolidated EBITDA shall be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to (A) the amount of the Adjusted Consolidated Net Income attributable to such Restricted Subsidiary multiplied by
(B) the quotient of (1) the number of shares of outstanding Common Stock of such Restricted Subsidiary not owned on the last day of such period by the Company or any of its Restricted Subsidiaries divided by (2) the total number of shares of outstanding Common Stock of such Restricted Subsidiary on the last day of such period.

    "Consolidated Interest Expense" means, for any period, the aggregate amount of interest in respect of Indebtedness (including, without limitation, amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting; all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing; the net costs associated with Interest Rate Agreements; and Indebtedness that is Guaranteed or secured by the Company or any of its Restricted Subsidiaries) and all but the principal component of rentals in respect of Capitalized Lease Obligations paid, accrued or scheduled to be paid or to be accrued by the Company and its Restricted Subsidiaries during such period; EXCLUDING, HOWEVER, (i) any amount of such interest of any Restricted Subsidiary if the net income of such Restricted Subsidiary is excluded in the calculation of Adjusted Consolidated Net Income pursuant to clause (iii) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Adjusted Consolidated Net Income pursuant to clause (iii) of the definition thereof) and (ii) any premiums, fees and expenses (and any amortization thereof) payable in connection with the offering of the Notes, all as determined on a consolidated basis (without taking into account Unrestricted Subsidiaries) in conformity with GAAP.

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
    "Consolidated Leverage Ratio" means, on any Transaction Date, the ratio of
(i) the aggregate amount of Indebtedness of the Company and its Restricted Subsidiaries on a consolidated basis outstanding on such Transaction Date to
(ii) the aggregate amount of Consolidated EBITDA for the four fiscal quarters for which financial statements of the Company have been filed with the Commission pursuant to the "Commission Reports and Reports to Holders" covenant described below (such four fiscal quarter period being the "Four Quarter Period"); PROVIDED that (A) PRO FORMA effect shall be given to any Indebtedness that is to be Incurred or repaid on the Transaction Date as if such Incurrence or repayment had occurred on the first day of such Four Quarter Period; (B) PRO FORMA effect shall be given to Asset Dispositions and Asset Acquisitions (including giving PRO FORMA effect to the application of proceeds of any Asset Disposition) that occur during the period beginning on the first day of the Four Quarter Period and ending on the Transaction Date (the "Reference Period") as if they had occurred and such proceeds had been applied on the first day of such Reference Period; and (C) PRO FORMA effect shall be given to asset dispositions and asset acquisitions (including giving PRO FORMA effect to the application of proceeds of any asset disposition) that have been made by any Person that has become a Restricted Subsidiary or has been merged with or into the Company or any Restricted Subsidiary during such Reference Period and that would have constituted Asset Dispositions or Asset Acquisitions had such transactions occurred when such Person was a Restricted Subsidiary as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of such Reference Period; PROVIDED that to the extent that clause (B) or (C) of this sentence requires that PRO FORMA effect be given to an Asset Acquisition or Asset Disposition, such PRO FORMA calculation shall be based upon the four full fiscal quarters immediately preceding the Transaction Date of the Person, or division or line of business of the Person, that is acquired or disposed for which financial information is available.

    "Consolidated Net Worth" means, at any date of determination, stockholders' equity as set forth on the most recently available quarterly or annual consolidated balance sheet of the Company and its Restricted Subsidiaries (which shall be as of a date not more than 90 days prior to the date of such computation, and which shall not take into account Unrestricted Subsidiaries), less any amounts attributable to Disqualified Stock or any equity security convertible into or exchangeable for Indebtedness, the cost of treasury stock and the principal amount of any promissory notes receivable from the sale of the Capital Stock of the Company or any of its Restricted Subsidiaries, each item to be determined in conformity with GAAP (excluding the effects of foreign currency exchange adjustments under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 52).

    "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

    "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

    "Disqualified Stock" means any class or series of Capital Stock of any Person that by its terms or otherwise is (i) required to be redeemed prior to the Stated Maturity of the Notes, (ii) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the Notes or (iii) convertible into or exchangeable for Capital Stock referred to in clause (i) or (ii) above or Indebtedness having a scheduled maturity prior to the Stated Maturity of the Notes; PROVIDED that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the Stated Maturity of the Notes shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in "Limitation on Asset Sales" and "Repurchase of Notes upon a Change of Control" covenants described below and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to the Company's repurchase of such Notes as are required to be repurchased

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
pursuant to the "Limitation on Asset Sales" and "Repurchase of Notes upon a Change of Control" covenants described below.

    "Existing Credit Agreement" means the Amended and Restated Credit Agreement, dated March 19, 1996, among CoreStates Bank, N.A., as a bank and as administrative agent, NationsBank of Texas, N.A., First Union National Bank of North Carolina, PNC Bank, National Association, each as a bank and as co-agents, and DOC and certain of its subsidiaries and certain other related parties, together with all other agreements, instruments and documents executed or delivered pursuant thereto or in connection therewith, in each case as such agreements, instruments or documents may be amended, supplemented, extended, renewed, replaced or otherwise modified from time to time.

    "Existing Stockholders" means Everett R. Dobson and Fleet Investors.

    "fair market value" means the price that would be paid in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors, whose determination shall be conclusive if evidenced by a Board Resolution.

    "Fleet Investors" means Fleet Venture Resources, Inc., Fleet Equity Partners VI, L.P. and Kennedy Plaza Partners and their Affiliates.

    "Fleet Investors Preferred Stock" means the Class B Preferred Stock and the Class C Preferred Stock.

    "FCC" means the Federal Communications Commission.

    "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Closing Date, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations contained or referred to in the Indenture shall be computed in conformity with GAAP applied on a consistent basis, except that calculations made for purposes of determining compliance with the terms of the covenants and with other provisions of the Indenture shall be made without giving effect to (i) the amortization of any expenses incurred in connection with the offering of the Notes and (ii) except as otherwise provided, the amortization of any amounts required or permitted by Accounting Principles Board Opinion Nos. 16 and 17.

    "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); PROVIDED that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

    "Horizon Properties Acquisition" means the acquisition by DOC, or a Subsidiary thereof, of the FCC licenses for, and certain assets relating to, the Cumberland MSA, Hagerstown MSA, Maryland 3 RSA and Pennsylvania 10 West RSA pursuant to the asset purchase agreement among Horizon Cellular Telephone Company of Hagerstown, L.P., Cumberland Cellular Partnership, Dobson Cellular of Maryland, Inc. and DOC dated as of November 19, 1996.

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
    "Incur" means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness, including an "Incurrence" of Indebtedness by reason of a Person becoming a Restricted Subsidiary; PROVIDED that neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.

    "Indebtedness" means, with respect to any Person at any date of determination (without duplication), (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto, but excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations (other than obligations described in (i) or (ii) above or (v), (vi) or (vii) below) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement), (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables, (v) all obligations of such Person as lessee under Capitalized Leases, (vi) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; PROVIDED that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness, (vii) all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person and (viii) to the extent not otherwise included in this definition, obligations under Currency Agreements and Interest Rate Agreements. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date (or in the case of a revolving credit or other similar facility, the total amount of funds outstanding and/or available on the date of determination) of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, PROVIDED (A) that the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the unamortized portion of the original issue discount of such Indebtedness at the time of its issuance as determined in conformity with GAAP, (B) money borrowed at the time of the Incurrence of any Indebtedness in order to pre-fund the payment of interest on such Indebtedness shall be deemed not to be "Indebtedness" and (C) that Indebtedness shall not include any liability for federal, state, local or other taxes.

    "Interest Rate Agreement" means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement.

    "Investment" in any Person means any direct or indirect advance, loan or other extension of credit (including, without limitation, by way of Guarantee or similar arrangement; but excluding advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on the balance sheet of the Company or its Restricted Subsidiaries) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person and shall include (i) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary and (ii) the fair market value of the Capital Stock (or any other Investment), held by the Company or any of its Restricted Subsidiaries, of (or in) any Person that has ceased to be a Restricted Subsidiary, including without limitation, by reason of any transaction permitted by clause (iii) of the "Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries" covenant. For purposes of the definition of "Unrestricted Subsidiary" and the "Limitation on Restricted

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Payments" covenant described below, (i) "Investment" shall include the fair market value of the assets (net of liabilities (other than liabilities to the Company or any of its Subsidiaries)) of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary, (ii) the fair market value of the assets (net of liabilities (other than liabilities to the Company or any of its Subsidiaries)) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary shall be considered a reduction in outstanding Investments and (iii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.

    "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest).

    "Maryland 2 Acquisition" means the acquisition by DOC, or a Subsidiary thereof, of (a) the FCC license for, and assets relating to, the Maryland 2 RSA pursuant to the asset purchase agreement among Maryland Wireless Communications, L.P., Wendy C. Coleman, Dobson Cellular of Maryland, Inc. and DOC dated as of September 25, 1996 and (b) approximately 18,700 customers in Maryland 2 RSA from Washington Baltimore Cellular Limited Partnership.

    "Moody's" means Moody's Investors Service, Inc. and its successors.

    "Net Cash Proceeds" means, (a) with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of (i) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale, (ii) provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the consolidated results of operations of the Company and its Restricted Subsidiaries, taken as a whole, (iii) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (A) is secured by a Lien on the property or assets sold or (B) is required to be paid as a result of such sale and (iv) appropriate amounts to be provided by the Company or any Restricted Subsidiary of the Company as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP and
(b) with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary of the Company) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of attorney's fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

    "Offer to Purchase" means an offer by the Company to purchase Notes from the Holders commenced by mailing a notice to the Trustee and each Holder stating:
(i) the covenant pursuant to which the offer is being made and that all Notes validly tendered will be accepted for payment on a pro rata basis; (ii) the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Payment Date"); (iii) that any Note not tendered will continue to accrue interest pursuant to its terms; (iv) that, unless the Company defaults in the payment of the purchase price, any Note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest on and after the Payment Date;
(v) that Holders electing to have a Note purchased

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pursuant to the Offer to Purchase will be required to surrender the Note, together with the form entitled "Option of the Holder to Elect Purchase" on the reverse side of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Payment Date; (vi) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Payment Date, a telegram, facsimile transmission or letter setting forth the name of such Holder, the principal amount of Notes delivered for purchase and a statement that such Holder is withdrawing his election to have such Notes purchased; and (vii) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered; PROVIDED that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples thereof. On the Payment Date, the Company shall (i) accept for payment on a pro rata basis Notes or portions thereof validly tendered pursuant to an Offer to Purchase; (ii) deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so accepted; and (iii) deliver, or cause to be delivered, to the Trustee all Notes or portions thereof so accepted together with an Officers' Certificate specifying the Notes or portions thereof accepted for payment by the Company. The Paying Agent shall promptly mail to the Holders of Notes so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such Holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered; PROVIDED that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples thereof. The Company will publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date. The Trustee shall act as the Paying Agent for an Offer to Purchase. The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that the Company is required to repurchase Notes pursuant to an Offer to Purchase.

    "Permitted Investment" means (i) an Investment in the Company or a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, the Company or a Restricted Subsidiary; PROVIDED that such person's primary business is related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the date of such Investment; (ii) Temporary Cash Investments; (iii) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP; and (iv) stock, obligations or securities received in satisfaction of judgments.

    "Permitted Liens" means (i) Liens for taxes, assessments, governmental charges or claims that are being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; (ii) statutory and common law Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; (iv) Liens incurred or deposits made (including deposits made to the FCC) to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers' acceptances, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money); (v) easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of the Company or any of its Restricted Subsidiaries; (vi) Liens (including extensions and renewals thereof) upon real or personal property acquired after the Closing Date; PROVIDED that
(a) such Lien is created solely for the purpose of

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securing Indebtedness Incurred, in accordance with the "Limitation on
Indebtedness" covenant described below, (1) to finance the cost (including the cost of design, development, improvement, construction, installation or integration) of the item of property or assets subject thereto and such Lien is created prior to, at the time of or within six months after the later of the acquisition, the completion of construction or the commencement of full operation of such property or (2) to refinance any Indebtedness previously so secured, (b) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost and (c) any such Lien shall not extend to or cover any property or assets other than such item of property or assets and any improvements on such item; (vii) leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries, taken as a whole; (viii) Liens encumbering property or assets under construction arising from progress or partial payments by a customer of the Company or its Restricted Subsidiaries relating to such property or assets; (ix) any interest or title of a lessor in the property subject to any Capitalized Lease or operating lease; (x) Liens arising from filing Uniform Commercial Code financing statements regarding leases; (xi) Liens on property of, or on shares of Capital Stock or Indebtedness of, any Person existing at the time such Person becomes, or becomes a part of, any Restricted Subsidiary; PROVIDED that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the property or assets acquired;
(xii) Liens in favor of the Company or any Restricted Subsidiary; (xiii) Liens arising from the rendering of a final judgment or order against the Company or any Restricted Subsidiary of the Company that does not give rise to an Event of Default; (xiv) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof; (xv) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (xvi) Liens encumbering customary initial deposits and margin deposits, and other Liens that are either within the general parameters customary in the industry and incurred in the ordinary course of business, in each case, securing Indebtedness under Interest Rate Agreements and Currency Agreements and forward contracts, options, future contracts, futures options or similar agreements or arrangements designed solely to protect the Company or any of its Restricted Subsidiaries from fluctuations in interest rates, currencies or the price of commodities; (xvii) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business in accordance with the past practices of the Company and its Restricted Subsidiaries prior to the Closing Date; (xviii) Liens on or sales of receivables; and (xix) Liens on PCS licenses issued by the FCC to secure obligations in favor of the FCC.

    "Pledge Account" means an account established with the Trustee pursuant to the terms of the Escrow and Security Agreement for the deposit of the Pledged Securities to be purchased by the Company with the net proceeds from the Notes.

    "Pledged Securities" means the U.S. Government Obligations to be purchased by the Company and held in the Pledge Account in accordance with the Escrow and Security Agreement.

    "Preferred Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person's preferred or preference equity, whether now outstanding or issued after the Closing Date, including, without limitation, all series and classes of such preferred stock or preference stock.

    "Prior ATTI Assets" means the interests in Fort Mojave Telecommunications Inc., FMTV Cable Television Company and Saginaw Chippewa Telecommunications Joint Venture, to be sold by ATTI prior to or in connection with the acquisition of ATTI by DOC or a Subsidiary thereof.

    "Public Equity Offering" means an underwritten primary public offering of Common Stock of the Company pursuant to an effective registration statement under the Securities Act.

    A "Public Market" shall be deemed to exist if (i) a Public Equity Offering has been consummated and (ii) at least 15% of the total issued and outstanding Common Stock of the Company has been distributed

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by means of an effective registration statement under the Securities Act or sales pursuant to Rule 144 under the Securities Act.

    "Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

    "Significant Subsidiary" means, at any date of determination, any Restricted Subsidiary that, together with its Subsidiaries, (i) for the most recent fiscal year of the Company, accounted for more than 10% of the consolidated revenues of the Company and its Restricted Subsidiaries or (ii) as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of the Company and its Restricted Subsidiaries, all as set forth on the most recently available consolidated financial statements of the Company for such fiscal year.

    "S&P" means Standard & Poor's Ratings Service and its successors.

    "Stated Maturity" means, (i) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable and (ii) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

    "Subsidiary" means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person.

    "Temporary Cash Investment" means any of the following: (i) direct obligations of the United States of America or any agency thereof or obligations fully and unconditionally guaranteed by the United States of America or any agency thereof, (ii) time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor, (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P, and (v) securities with maturities of six months or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by S&P or Moody's.

    "Term Loan" means the $6 million of indebtedness of the Trusts under the Existing Credit Agreement as in effect on the Closing Date.

    "Trade Payables" means, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.

    "Transaction Date" means, with respect to the Incurrence of any Indebtedness by the Company or any of its Restricted Subsidiaries, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

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
    "Trusts" means, collectively, the Everett R. Dobson Irrevocable Family Trust, Stephen T. Dobson Irrevocable Family Trust and Robbin L. Dobson Irrevocable Family Trust.

    "Unrestricted Subsidiary" means (i) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any Restricted Subsidiary; PROVIDED that (A) any Guarantee by the Company or any Restricted Subsidiary of any Indebtedness of the Subsidiary being so designated shall be deemed an "Incurrence" of such Indebtedness and an "Investment" by the Company or such Restricted Subsidiary (or both, if applicable) at the time of such designation; (B) either (I) the Subsidiary to be so designated has total assets of $1,000 or less or (II) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the "Limitation on Restricted Payments" covenant described below and (C) if applicable, the Incurrence of Indebtedness and the Investment referred to in clause (A) of this proviso would be permitted under the "Limitation on Indebtedness" and "Limitation on Restricted Payments" covenants described below. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; PROVIDED that immediately after giving effect to such designation (x) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such designation would, if Incurred at such time, have been permitted to be incurred for all purposes of the Indenture and (y) no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly providing the Trustee a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

    "Voting Stock" means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

    "Wholly Owned" means, with respect to any Subsidiary of any Person, the ownership of all of the outstanding Capital Stock of such Subsidiary (other than any director's qualifying shares or Investments by foreign nationals mandated by applicable law) by such Person or one or more Wholly Owned Subsidiaries of such Person.

COVENANTS

    The Indenture contains, among others, the following covenants.

    LIMITATION ON INDEBTEDNESS

    (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (other than the Notes and Indebtedness existing on the Closing Date); PROVIDED that the Company may Incur Indebtedness, and any Restricted Subsidiary may Incur Acquired Indebtedness, if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Consolidated Leverage Ratio would be less than 8 to 1, for Indebtedness Incurred on or prior to December 31, 1998, or 7 to 1, for Indebtedness Incurred thereafter.

    Notwithstanding the foregoing, the Company and any Restricted Subsidiary (except as specified below) may Incur each and all of the following: (i) Indebtedness outstanding at any time in an aggregate principal amount not to exceed $250 million, less any amount of such Indebtedness permanently repaid as provided under the "Limitation on Asset Sales" covenant described below; (ii) Indebtedness (A) to the Company evidenced by an unsubordinated promissory note or (B) to any of its Restricted Subsidiaries; PROVIDED that any event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or another

                                       98
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Restricted Subsidiary) shall be deemed, in each case, to constitute an
Incurrence of such Indebtedness not permitted by this clause (ii); (iii) Indebtedness issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Indebtedness, other than Indebtedness Incurred under clause (i), (ii), (iv), (vi) or (ix) of this paragraph, and any refinancings thereof in an amount not to exceed the amount so refinanced or refunded (plus premiums, accrued interest, fees and expenses); PROVIDED that Indebtedness the proceeds of which are used to refinance or refund the Notes or Indebtedness that is PARI PASSU with, or subordinated in right of payment to, the Notes shall only be permitted under this clause (iii) if (A) in case the Notes are refinanced in part or the Indebtedness to be refinanced is PARI PASSU with the Notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is outstanding, is expressly made PARI PASSU with, or subordinate in right of payment to, the remaining Notes, (B) in case the Indebtedness to be refinanced is subordinated in right of payment to the Notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the Notes at least to the extent that the Indebtedness to be refinanced is subordinated to the Notes and (C) such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness to be refinanced or refunded, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded; and PROVIDED FURTHER that in no event may Indebtedness of the Company be refinanced by means of any Indebtedness of any Restricted Subsidiary pursuant to this clause (iii); (iv) Indebtedness (A) in respect of performance, surety or appeal bonds provided in the ordinary course of business, (B) under Currency Agreements and Interest Rate Agreements; PROVIDED that such agreements (a) are designed solely to protect the Company or its Subsidiaries against fluctuations in foreign currency exchange rates or interest rates and (b) do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder; or (C) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any of its Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary of the Company (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary of the Company for the purpose of financing such acquisition), in an amount not to exceed the gross proceeds actually received by the Company or any Restricted Subsidiary in connection with such disposition; (v) Indebtedness of the Company, to the extent the net proceeds thereof are promptly (A) used to purchase Notes tendered in an Offer to Purchase made as a result of a Change in Control or (B) deposited to defease the Notes as described below under "Defeasance"; (vi) Guarantees of the Notes and Guarantees of Indebtedness of the Company by any Restricted Subsidiary provided the Guarantee of such Indebtedness is permitted by and made in accordance with the "Limitation on Issuance of Guarantees by Restricted Subsidiaries" covenant described below; (vii) Indebtedness Incurred to finance the cost (including the cost of design, development, construction, installation or integration) of telecommunications network assets, equipment or inventory acquired by the Company or a Restricted Subsidiary after the Closing Date; (viii) Indebtedness of the Company not to exceed, at any one time outstanding, two times the Net Cash Proceeds received by the Company after the Closing Date from the issuance and sale of its Capital Stock (other than Disqualified Stock) to a Person that is not a Subsidiary of the Company to the extent such Net Cash Proceeds have not been used pursuant to clause (C) (2) of the first paragraph of the "Limitation on Restricted Payments" covenant described below to make a Restricted Payment; PROVIDED that such Indebtedness does not mature prior to the Stated Maturity of the Notes and has an Average Life longer than the Notes; and (ix) Indebtedness outstanding at any time in an aggregate principal amount not to exceed $7.5 million, less any amount of such Indebtedness permanently repaid as provided under the "Limitation on Asset Sales" covenant described below; PROVIDED, that the proceeds of such Indebtedness are used in the Company's PCS or competitive local exchange carrier businesses or to refinance any such Indebtedness.

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    (b) Notwithstanding any other provision of this "Limitation on Indebtedness"
covenant, the maximum amount of Indebtedness that the Company or a Restricted Subsidiary may Incur pursuant to this "Limitation on Indebtedness" covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies.

    (c) For purposes of determining any particular amount of Indebtedness under this "Limitation on Indebtedness" covenant, (1) Indebtedness Incurred under the Bank Credit Agreement on or prior to the Closing Date shall be treated as Incurred pursuant to clause (i) of the second paragraph of this "Limitation on Indebtedness" covenant, (2) Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included and (3) any Liens granted pursuant to the equal and ratable provisions referred to in the "Limitation on Liens" covenant described below shall not be treated as Indebtedness. For purposes of determining compliance with this "Limitation on Indebtedness" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses (other than Indebtedness referred to in clause (1) above), the Company, in its sole discretion, shall classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses.

    LIMITATION ON RESTRICTED PAYMENTS

    The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, (i) declare or pay any dividend or make any distribution on or with respect to its Capital Stock (other than (x) dividends or distributions payable solely in shares of its Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to acquire shares of such Capital Stock and (y) pro rata dividends or distributions on Common Stock of Restricted Subsidiaries held by minority stockholders, PROVIDED that such dividends do not in the aggregate exceed the minority stockholders' pro rata share of such Restricted Subsidiaries' net income from the first day of the fiscal quarter beginning immediately following the Closing Date) held by Persons other than the Company or any of its Restricted Subsidiaries, (ii) purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock of (A) the Company or an Unrestricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Person or (B) a Restricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Affiliate of the Company (other than a Wholly Owned Restricted Subsidiary) or any holder (or any Affiliate of such holder) of 5% or more of the Capital Stock of the Company, (iii) make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of Indebtedness of the Company that is subordinated in right of payment to the Notes or (iv) make any Investment, other than a Permitted Investment, in any Person (such payments or any other actions described in clauses (i) through (iv) being collectively "Restricted Payments") if, at the time of, and after giving effect to, the proposed Restricted Payment: (A) a Default or Event of Default shall have occurred and be continuing, (B) except with respect to an Investment, the Company could not Incur at least $1.00 of Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant or (C) the aggregate amount of all Restricted Payments (the amount, if other than in cash, to be determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) made after the Closing Date shall exceed the sum of (1) 50% of the aggregate amount of the Adjusted Consolidated Net Income (or, if the Adjusted Consolidated Net Income is a loss, minus 100% of the amount of such loss) (determined by excluding income resulting from transfers of assets by the Company or a Restricted Subsidiary to an Unrestricted Subsidiary) accrued on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the fiscal quarter immediately following the Closing Date and ending on the last day of the last fiscal quarter preceding the Transaction Date for which reports have been filed pursuant to the "Commission Reports and Reports to Holders" covenant PLUS (2) the aggregate Net Cash Proceeds received by the Company after the Closing Date from the issuance and sale permitted by the Indenture of its Capital Stock (other than Disqualified Stock) to a Person who is not a Subsidiary of the Company

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(except to the extent such Net Cash Proceeds are used to Incur Indebtedness pursuant to clause (viii) under the "Limitation on Indebtedness" covenant) or from the issuance to a Person who is not a Subsidiary of the Company of any options, warrants or other rights to acquire Capital Stock of the Company (in each case, exclusive of any Disqualified Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Stated Maturity of the Notes) PLUS (3) an amount equal to the net reduction in Investments (other than reductions in Permitted Investments) in any Person resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to the Company or any Restricted Subsidiary or from the Net Cash Proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Adjusted Consolidated Net Income), or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investments"), not to exceed, in each case, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

    The foregoing provision shall not be violated by reason of: (i) the payment of any dividend within 60 days after the date of declaration thereof if, at said date of declaration, such payment would comply with the foregoing paragraph;
(ii) the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the Notes including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for, Indebtedness Incurred under clause (iii) of the second paragraph of part (a) of the "Limitation on Indebtedness" covenant; (iii) the repurchase, redemption or other acquisition of Capital Stock of the Company (or options, warrants or other rights to acquire such Capital Stock) in exchange for, or out of the proceeds of a substantially concurrent offering of, shares of Capital Stock (other than Disqualified Stock) of the Company; (iv) the making of any principal payment or the repurchase, redemption, retirement, defeasance or other acquisition for value of Indebtedness of the Company which is subordinated in right of payment to the Notes in exchange for, or out of the proceeds of, a substantially concurrent offering of, shares of the Capital Stock of the Company (other than Disqualified Stock); (v) the declaration or payment of dividends on the Common Stock of the Company following a Public Equity Offering of such Common Stock, of up to 6% per annum of the Net Cash Proceeds received by the Company in such Public Equity Offering; (vi) payments or distributions, to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of the Company; (vii) the purchase, redemption, acquisition, cancellation or other retirement for value of shares of Capital Stock of the Company to the extent necessary in the good faith judgment of the Board of Directors of the Company, to prevent the loss or secure the renewal or reinstatement of any license or franchise held by the Company or any Restricted Subsidiary from any governmental agency; (viii) the declaration or payment of up to $7.5 million of dividends on Class A Common Stock of the Company of which $6.0 million will be used by the Trusts to repay the Term Loan and $.5 million of which will be used to repay liabilities owed to the Company;
(ix) the purchase of shares of Fleet Investors Preferred Stock of the Company (or the Class A Common Stock into which the Class B Preferred Stock may be converted) pursuant to the exercise of the put rights granted to the Fleet Investors under the Shareholders' Agreement or any mandatory redemption provisions, in each case as in effect on the Closing Date; PROVIDED (a) after giving pro forma effect to any such purchase the Consolidated Leverage Ratio would be less than 7.5 to 1, and (b) if the event triggering the exercisability of the put rights constitutes an Asset Sale or Change of Control, no such repurchase shall be made prior to the Company's repurchase of such Notes as are required to be repurchased pursuant to the "Limitation on Asset Sales" and "Repurchase of Notes upon a Change of Control" covenants described below; (x) an Investment of up to $5.3 million in the Gila River Indian Community in connection with the Arizona 5 Acquisition; (xi) the declaration or payment of dividends on the Fleet Investors Preferred Stock (I) if after giving pro forma effect to any such dividend, the Consolidated Leverage Ratio would be less than 6 to 1 or (II) following a Public Equity Offering of Capital Stock; PROVIDED (A) the Net Cash Proceeds received by the Company in

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such Public Equity Offering is at least equal to $90 million and (B) the aggregate amount of dividends permitted to be made in any fiscal year of the Company under clause (v) and this clause (xi) shall not exceed 6% of the Net Cash Proceeds received by the Company in the Public Equity Offering; or (xii) the purchase, redemption, retirement or other acquisition for value of Capital Stock of the Company, or options to purchase such shares, held by directors, employees or former directors or employees of the Company or any Restricted Subsidiary (or their estates or beneficiaries under their estates) upon death, disability, retirement, termination of employment or pursuant to the terms of any agreement under which such shares of Capital Stock or options were issued; PROVIDED that the aggregate consideration paid for such purchase, redemption, acquisition, cancellation or other retirement of such shares of Capital Stock or options after the Closing Date does not exceed $500,000 in any calendar year, or $1.5 million in the aggregate; PROVIDED that, except in the case of clauses (i) and (iii), no Default or Event of Default shall have occurred and be continuing or occur as a consequence of the actions or payments set forth therein.

    Each Restricted Payment permitted pursuant to the preceding paragraph (other than the Restricted Payment referred to in clause (ii) thereof and an exchange of Capital Stock for Capital Stock or Indebtedness referred to in clause (iii) or (iv) thereof), and the Net Cash Proceeds from any issuance of Capital Stock referred to in clauses (iii) and (iv), shall be included in calculating whether the conditions of clause (C) of the first paragraph of this "Limitation on Restricted Payments" covenant have been met with respect to any subsequent Restricted Payments. In the event the proceeds of an issuance of Capital Stock of the Company are used for the redemption, repurchase or other acquisition of the Notes, or Indebtedness that is PARI PASSU with the Notes, then the Net Cash Proceeds of such issuance shall be included in clause (C) of the first paragraph of this "Limitation on Restricted Payments" covenant only to the extent such proceeds are not used for such redemption, repurchase or other acquisition of Indebtedness.

    LIMITATION ON DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED
     SUBSIDIARIES

    The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by the Company or any other Restricted Subsidiary, (ii) pay any Indebtedness owed to the Company or any other Restricted Subsidiary, (iii) make loans or advances to the Company or any other Restricted Subsidiary or (iv) transfer any of its property or assets to the Company or any other Restricted Subsidiary.

    The foregoing provisions shall not restrict any encumbrances or restrictions: (i) existing on the Closing Date in the Existing Credit Agreement, the Indenture or any other agreements in effect on the Closing Date, and any amendments, extensions, refinancings, renewals or replacements of such agreements; PROVIDED that the encumbrances and restrictions in any such amendments, extensions, refinancings, renewals or replacements are no less favorable in any material respect to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced; (ii) existing under or by reason of applicable law; (iii) existing with respect to any Person or the property or assets of such Person acquired by the Company or any Restricted Subsidiary, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired; (iv) in the case of clause (iv) of the first paragraph of this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant, (A) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset, (B) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture or (C) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary in any

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manner material to the Company or any Restricted Subsidiary; (v) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary; (vi) contained in the Bank Facility Agreement, provided any encumbrance or restriction that would prevent payments to the Company to pay interest on the Notes applies only in the event of an event of default (other than an event of default resulting solely from a breach of a representation or warranty) under the Bank Facility Agreement; PROVIDED (x) with respect to any event of default (other than a payment default, bankruptcy default or a loss of a material license or cellular system), such restriction will terminate 180 days after the occurrence of such event of default and (y) the financial covenants in the Bank Facility Agreement are no less favorable to the Company or its Subsidiaries than the financial covenants set forth in the Bank Facility Commitment Letter on the Closing Date; or (vii) contained in the terms of any Indebtedness of a Restricted Subsidiary, or any agreement pursuant to which such Indebtedness was issued, if the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant contained in such Indebtedness or agreement, if the encumbrance or restriction is not materially more disadvantageous to the Holders of the Notes than is customary in comparable financings (as determined by the Company) and if the Company determines that any such encumbrance or restriction will not materially affect the Company's ability to make principal or interest payments on the Notes. Nothing contained in this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant shall prevent the Company or any Restricted Subsidiary from (1) creating, incurring, assuming or suffering to exist any Liens otherwise permitted in the "Limitation on Liens" covenant or (2) restricting the sale or other disposition of property or assets of the Company or any of its Restricted Subsidiaries that secure Indebtedness of the Company or any of its Restricted Subsidiaries.

    LIMITATION ON THE ISSUANCE AND SALE OF CAPITAL STOCK OF RESTRICTED
     SUBSIDIARIES

    The Company will not sell, and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell, any shares of Capital Stock of a Restricted Subsidiary (including options, warrants or other rights to purchase shares of such Capital Stock) except (i) to the Company or a Wholly Owned Restricted Subsidiary; (ii) issuances of director's qualifying shares or sales to foreign nationals of shares of Capital Stock of foreign Restricted Subsidiaries, to the extent required by applicable law; (iii) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary, PROVIDED any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under the "Limitation on Restricted Payments" covenant, if made on the date of such issuance or sale; (iv) sales of up to 25% of the Common Stock of the Arizona 5 Partnership in connection with the Arizona 5 Acquisition, PROVIDED after such issuance the Company or its Restricted Subsidiaries would own at least 75% of the outstanding Common Stock of the Arizona 5 Partnership, and (v) sales of Common Stock of a Restricted Subsidiary; PROVIDED that the assets of such Restricted Subsidiary consist solely of assets relating to the Company's PCS or resale business and the Net Cash Proceeds, if any, of such sale are applied in accordance with clause (A) or (B) of the "Limitation on Asset Sales" covenant described below.

    LIMITATION ON ISSUANCES OF GUARANTEES BY RESTRICTED SUBSIDIARIES

    The Company will not permit any Restricted Subsidiary, directly or indirectly, to Guarantee any Indebtedness of the Company which is PARI PASSU with or subordinate in right of payment to the Notes ("Guaranteed Indebtedness"), unless (i) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Guarantee (a "Subsidiary Guarantee") of payment of the Notes by such Restricted Subsidiary and (ii) such Restricted Subsidiary waives, and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee; PROVIDED that this

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paragraph shall not be applicable to (a) any Guarantee of any Restricted
Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or (b) any Guarantee of any Restricted Subsidiary required under the Bank Facility Agreement as contemplated by the Bank Facility Commitment Letter as in effect on the Closing Date. If the Guaranteed Indebtedness is (A) PARI PASSU with the Notes, then the Guarantee of such Guaranteed Indebtedness shall be PARI PASSU with, or subordinated to, the Subsidiary Guarantee or (B) subordinated to the Notes, then the Guarantee of such Guaranteed Indebtedness shall be subordinated to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the Notes.

    Notwithstanding the foregoing, any Subsidiary Guarantee by a Restricted Subsidiary may provide by its terms that it shall be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Company's and each Restricted Subsidiary's Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the Indenture) or (ii) the release or discharge of the Guarantee which resulted in the creation of such Subsidiary Guarantee, except a discharge or release by or as a result of payment under such Guarantee.

    LIMITATION ON TRANSACTIONS WITH STOCKHOLDERS AND AFFILIATES

    The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any holder (or any Affiliate of such holder) of 5% or more of any class of Capital Stock of the Company or with any Affiliate of the Company or any Restricted Subsidiary, except upon fair and reasonable terms no less favorable to the Company or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm's-length transaction with a Person that is not such a holder or an Affiliate.

    The foregoing limitation does not limit, and shall not apply to (i) transactions (A) approved by a majority of the disinterested members of the Board of Directors or (B) for which the Company or a Restricted Subsidiary delivers to the Trustee a written opinion of a nationally recognized investment banking firm stating that the transaction is fair to the Company or such Restricted Subsidiary from a financial point of view; (ii) any transaction solely between the Company and any of its Wholly Owned Restricted Subsidiaries or solely between Wholly Owned Restricted Subsidiaries; (iii) the payment of reasonable and customary regular fees to directors of the Company who are not employees of the Company; (iv) any payments or other transactions pursuant to any tax-sharing agreement between the Company and any other Person with which the Company files a consolidated tax return or with which the Company is part of a consolidated group for tax purposes; (v) any Restricted Payments not prohibited by the "Limitation on Restricted Payments" covenant; or (vi) the acquisition of the capital stock of ATTI in the Arizona 5 Acquisition for an aggregate purchase price of up to $14.2 million and the sale of the Prior ATTI Assets. Notwithstanding the foregoing, any transaction covered by the first paragraph of this "Limitation on Transactions with Stockholders and Affiliates" covenant and not covered by clauses (ii) through (vi) of this paragraph, the aggregate amount of which exceeds $2 million in value, must be approved or determined to be fair in the manner provided for in clause (i)(A) or (B) above.

    LIMITATION ON LIENS

    The Company will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien on any of its assets or properties of any character, or any shares of Capital Stock or Indebtedness of any Restricted Subsidiary, without making effective provision for all of the Notes and all other amounts due under the Indenture to be directly secured equally and ratably with (or, if the obligation

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or liability to be secured by such Lien is subordinated in right of payment to the Notes, prior to) the obligation or liability secured by such Lien.

    The foregoing limitation does not apply to (i) Liens existing on the Closing Date; (ii) Liens granted after the Closing Date on any assets or Capital Stock of the Company or its Restricted Subsidiaries created in favor of the Holders;
(iii) Liens with respect to the assets of a Restricted Subsidiary granted by such Restricted Subsidiary to the Company or a Wholly Owned Restricted Subsidiary to secure Indebtedness owing to the Company or such other Restricted Subsidiary; (iv) Liens securing Indebtedness which is Incurred to refinance secured Indebtedness which is permitted to be Incurred under clause (iii) of the second paragraph of the "Limitation on Indebtedness" covenant; PROVIDED that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the property or assets securing the Indebtedness being refinanced; (v) Liens on the Capital Stock and assets of Dobson Operating Company and its subsidiaries securing the Company's or any of its Restricted Subsidiaries' obligations under the Bank Facility Agreement; or
(vi) Permitted Liens.

    LIMITATION ON SALE-LEASEBACK TRANSACTIONS

    The Company will not, and will not permit any Restricted Subsidiary to, enter into any sale-leaseback transaction involving any of its assets or properties whether now owned or hereafter acquired, whereby the Company or a Restricted Subsidiary sells or transfers such assets or properties and then or thereafter leases such assets or properties or any part thereof or any other assets or properties which the Company or such Restricted Subsidiary, as the case may be, intends to use for substantially the same purpose or purposes as the assets or properties sold or transferred.

    The foregoing restriction does not apply to any sale-leaseback transaction if (i) the lease is for a period, including renewal rights, of not in excess of three years; (ii) the lease secures or relates to industrial revenue or pollution control bonds; (iii) the transaction is solely between the Company and any Wholly Owned Restricted Subsidiary or solely between Wholly Owned Restricted Subsidiaries; or (iv) the Company or such Restricted Subsidiary, within twelve months after the sale or transfer of any assets or properties is completed, applies an amount not less than the net proceeds received from such sale in accordance with clause (A) or (B) of the first paragraph of the "Limitation on Asset Sales" covenant described below.

    LIMITATION ON ASSET SALES

    The Company will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale, unless (i) the consideration received by the Company or such Restricted Subsidiary is at least equal to the fair market value of the assets sold or disposed of and (ii) at least 85% of the consideration received consists of cash or Temporary Cash Investments. In the event and to the extent that the Net Cash Proceeds received by the Company or any of its Restricted Subsidiaries from one or more Asset Sales occurring on or after the Closing Date in any period of 12 consecutive months exceed 10% of Adjusted Consolidated Net Tangible Assets (determined as of the date closest to the commencement of such 12-month period for which a consolidated balance sheet of the Company and its subsidiaries has been filed pursuant to the "Commission Reports and Reports to Holders" covenant), then the Company shall or shall cause the relevant Restricted Subsidiary to (i) within 12 months after the date Net Cash Proceeds so received exceed 10% of Adjusted Consolidated Net Tangible Assets (A) apply an amount equal to such excess Net Cash Proceeds to permanently repay unsubordinated Indebtedness of the Company or any Restricted Subsidiary providing a Subsidiary Guarantee pursuant to the "Limitation on Issuances of Guarantees by Restricted Subsidiaries" covenant described above or Indebtedness of any other Restricted Subsidiary, in each case owing to a Person other than the Company or any of its Restricted Subsidiaries or (B) invest an equal amount, or the amount not so applied pursuant to clause (A) (or enter into a definitive agreement committing to so invest within 12 months after the date of such agreement), in property or assets (other than current assets) of a nature or type or that are used in a business (or in a company having property and

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assets of a nature or type, or engaged in a business) similar or related to the nature or type of the property and assets of, or the business of, the Company and its Restricted Subsidiaries existing on the date of such investment and (ii) apply (no later than the end of the 12-month period referred to in clause (i)) such excess Net Cash Proceeds (to the extent not applied pursuant to clause (i)) as provided in the following paragraph of this "Limitation on Asset Sales" covenant. The amount of such excess Net Cash Proceeds required to be applied (or to be committed to be applied) during such twelve-month period as set forth in clause (i) of the preceding sentence and not applied as so required by the end of such period shall constitute "Excess Proceeds."

    If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Offer to Purchase pursuant to this "Limitation on Asset Sales" covenant totals at least $5 million, the Company must commence, not later than the fifteenth Business Day of such month, and consummate an Offer to Purchase from the Holders on a pro rata basis an aggregate principal amount of Notes equal to the Excess Proceeds on such date, at a purchase price equal to 101% of the principal amount thereof, plus, in each case, accrued interest (if any) to the Payment Date.

REPURCHASE OF NOTES UPON A CHANGE OF CONTROL

    The Company must commence, within 30 days of the occurrence of a Change of Control, and consummate an Offer to Purchase for all Notes then outstanding, at a purchase price equal to 101% of the principal amount thereof, plus accrued interest (if any) to the Payment Date.

    There can be no assurance that the Company will have sufficient funds available at the time of any Change of Control to make any debt payment (including repurchases of Notes) required by the foregoing covenant (as well as may be contained in other securities of the Company which might be outstanding at the time). The above covenant requiring the Company to repurchase the Notes will, unless consents are obtained, require the Company to repay all indebtedness then outstanding which by its terms would prohibit such Note repurchase, either prior to or concurrently with such Note repurchase.

COMMISSION REPORTS AND REPORTS TO HOLDERS

    Whether or not the Company is required to file reports with the Commission, for so long as any Notes are outstanding, the Company will file with the Commission all such reports and other information as it would be required to file with the Commission by Sections 13(a) or 15(d) under the Securities Exchange Act of 1934 if it were subject thereto. The Company shall supply the Trustee and each Holder or shall supply to the Trustee for forwarding to each such Holder, without cost to such Holder, copies of such reports and other information.

EVENTS OF DEFAULT

    The following events are defined as "Events of Default" in the Indenture:
(a) default in the payment of principal of (or premium, if any, on) any Note when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise; (b) default in the payment of interest on any Note when the same becomes due and payable, and such default continues for a period of 30 days; PROVIDED that a failure to make any of the first four scheduled interest payments on the Notes on the applicable Interest Payment Date will constitute an Event of Default with no grace or cure period; (c) default in the performance or breach of the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the assets of the Company or the failure to make or consummate an Offer to Purchase in accordance with the "Limitation on Asset Sales" or "Repurchase of Notes upon a Change of Control" covenant; (d) the Company defaults in the performance of or breaches any other covenant or agreement of the Company in the Indenture or under the Notes (other than a default specified in clause (a), (b) or (c) above) and such default or breach continues for a period of 30 consecutive days after written notice by the Trustee or the Holders of 25% or more in aggregate principal amount of the Notes; (e) there occurs

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with respect to any issue or issues of Indebtedness of the Company or any
Significant Subsidiary having an outstanding principal amount of $5 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created, (I) an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration and/or (II) the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default; (f) any final judgment or order (not covered by insurance) for the payment of money in excess of $5 million in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against the Company or any Significant Subsidiary and shall not be paid or discharged, and there shall be any period of 30 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $5 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; (g) a court having jurisdiction in the premises enters a decree or order for (A) relief in respect of the Company or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (B) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Subsidiary or for all or substantially all of the property and assets of the Company or any Significant Subsidiary or (C) the winding up or liquidation of the affairs of the Company or any Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 30 consecutive days; (h) the Company or any Significant Subsidiary (A) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (B) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Subsidiary or for all or substantially all of the property and assets of the Company or any Significant Subsidiary or (C) effects any general assignment for the benefit of creditors; or (i) the Escrow and Security Agreement shall cease to be in full force and effect or enforceable in accordance with its terms, other than in accordance with its terms.

    If an Event of Default (other than an Event of Default specified in clause
(g) or (h) above that occurs with respect to the Company) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes, then outstanding, by written notice to the Company (and to the Trustee if such notice is given by the Holders), may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued interest on the Notes to be immediately due and payable. Upon a declaration of acceleration, such principal of, premium, if any, and accrued interest shall be immediately due and payable. In the event of a declaration of acceleration because an Event of Default set forth in clause (e) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (e) shall be remedied or cured by the Company or the relevant Significant Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto. If an Event of Default specified in clause (g) or (h) above occurs with respect to the Company, the principal of, premium, if any, and accrued interest on the Notes then outstanding shall IPSO FACTO become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. At any time after declaration of acceleration, but before a judgment or decree for the payment of the money due has been obtained by the Trustee, the Holders of at least a majority in principal amount of the outstanding Notes by written notice to the Company and to the Trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if (i) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been

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cured or waived and (ii) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. For information as to the waiver of defaults, see "--Modification and Waiver."

    The Holders of at least a majority in aggregate principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of Notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of Notes. A Holder may not pursue any remedy with respect to the Indenture or the Notes unless: (i) the Holder gives the Trustee written notice of a continuing Event of Default;
(ii) the Holders of at least 25% in aggregate principal amount of outstanding Notes make a written request to the Trustee to pursue the remedy; (iii) such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense; (iv) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and (v) during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a direction that is inconsistent with the request. However, such limitations do not apply to the right of any Holder of a Note to receive payment of the principal of, premium, if any, or interest on, such Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes, which right shall not be impaired or affected without the consent of the Holder.

    The Indenture requires certain officers of the Company to certify, on or before a date not more than 90 days after the end of each fiscal year, that a review has been conducted of the activities of the Company and its Restricted Subsidiaries and the Company's and its Restricted Subsidiaries' performance under the Indenture and that the Company has fulfilled all obligations thereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. The Company will also be obligated to notify the Trustee of any default or defaults in the performance of any covenants or agreements under the Indenture.

CONSOLIDATION, MERGER AND SALE OF ASSETS

    The Company will not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person or permit any Person to merge with or into the Company unless: (i) the Company shall be the continuing Person, or the Person (if other than the Company) formed by such consolidation or into which the Company is merged or that acquired or leased such property and assets of the Company shall be a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of the obligations of the Company on all of the Notes and under the Indenture; (ii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; (iii) immediately after giving effect to such transaction on a pro forma basis, the Company or any Person becoming the successor obligor of the Notes shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction; (iv) immediately after giving effect to such transaction on a pro forma basis the Company, or any Person becoming the successor obligor of the Notes, as the case may be, could Incur at least $1.00 of Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant; PROVIDED that this clause (iv) shall not apply to a consolidation or merger with or into a Wholly Owned Restricted Subsidiary with a positive net worth; PROVIDED that, in connection with any such merger or consolidation, no consideration (other than Common Stock in the surviving Person or the Company) shall be issued or distributed to the stockholders of the Company; and (v) the Company delivers to the Trustee an Officers' Certificate (attaching the arithmetic computations to demonstrate compliance with clauses (iii) and (iv)) and Opinion of Counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with; PROVIDED, HOWEVER, that clauses (iii) and (iv) above do not apply if, in the good faith determination of the Board of Directors of the Company, whose determination shall be evidenced by a Board Resolution, the principal purpose of such transaction is to change the state of incorporation of the Company; and PROVIDED FURTHER that any such transaction shall not have as one of its purposes the evasion of the foregoing limitations.

DEFEASANCE

    DEFEASANCE AND DISCHARGE. The Indenture provides that the Company will be deemed to have paid and will be discharged from any and all obligations in respect of the Notes on the 123rd day after the deposit referred to below, and the provisions of the Indenture will no longer be in effect with respect to the Notes (except for, among other matters, certain obligations to register the transfer or exchange of the Notes, to replace stolen, lost or mutilated Notes, to maintain paying agencies and to hold monies for payment in trust) if, among other things, (A) the Company has deposited with the Trustee, in trust, money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Notes, (B) the Company has delivered to the Trustee (i) either (x) an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of the Company's exercise of its option under this "Defeasance" provision and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which Opinion of Counsel must be based upon (and accompanied by a copy of) a ruling of the Internal Revenue Service to the same effect unless there has been a change in applicable federal income tax law after the Closing Date such that a ruling is no longer required or (y) a ruling directed to the Trustee received from the Internal Revenue Service to the same effect as the aforementioned Opinion of Counsel and (ii) an Opinion of Counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and after the passage of 123 days following the deposit (except with respect to any trust funds for the account of any Holder who may be deemed an "insider" for purposes of the United States Bankruptcy Code, after one year following the deposit); the trust funds will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law, (C) immediately after giving effect to such deposit on a pro forma basis, no Default or Event of Default shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound, and (D) if at such time the Notes are listed on a national securities exchange, the Company has delivered to the Trustee an Opinion of Counsel to the effect that the Notes will not be delisted as a result of such deposit, defeasance and discharge.

    DEFEASANCE OF CERTAIN COVENANTS AND CERTAIN EVENTS OF DEFAULT. The Indenture further provides that the provisions of the Indenture will no longer be in effect with respect to clauses (iii) and (iv) under "Consolidation, Merger and Sale of Assets" and all the covenants described herein under "Covenants," clauses (c) and (d) under "Events of Default" with respect to such clauses (iii) and (iv) under "Consolidation, Merger and Sale of Assets" and such covenants and clauses (e) and (f) under "Events of Default" shall be deemed not to be Events of Default, upon, among other things, the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Notes, the satisfaction of the provisions described in clauses (B)(ii), (C) and (D) of the preceding paragraph and the delivery by the Company to the Trustee of an Opinion of Counsel to the effect that, among other things, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

    DEFEASANCE AND CERTAIN OTHER EVENTS OF DEFAULT. In the event the Company exercises its option to omit compliance with certain covenants and provisions of the Indenture with respect to the Notes as described in the immediately preceding paragraphs and the Notes are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Notes at the time of their Stated Maturity but may not be sufficient to pay amounts due on the Notes at the time of the acceleration resulting from such Event of Default. However, the Company will remain liable for such payments.

MODIFICATION AND WAIVER

    Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes; PROVIDED, HOWEVER, that no such modification or amendment may, without the consent of each Holder affected thereby, (i) change the Stated Maturity of the principal of, or any installment of interest on, any Note, (ii) reduce the principal of, or premium, if any, or interest on, any Note, (iii) change the place or currency of payment of principal of, or premium, if any, or interest on, any Note, (iv) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption
Date) of any Note, (v) reduce the above-stated percentage of outstanding Notes the consent of whose Holders is necessary to modify or amend the Indenture, (vi) waive a default in the payment of principal of, premium, if any, or interest on the Notes or (vii) reduce the percentage or aggregate principal amount of outstanding Notes the consent of whose Holders is necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults.

NO PERSONAL LIABILITY OF INCORPORATORS, STOCKHOLDERS, OFFICERS, DIRECTORS OR
  EMPLOYEES

    The Indenture provides that no recourse for the payment of the principal of, premium, if any, or interest on any of the Notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company in the Escrow and Security Agreement, the Indenture, or in any of the Notes or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling person of the Company or of any successor Person thereof. Each Holder, by accepting the Notes, waives and releases all such liability.

CONCERNING THE TRUSTEE

    The Indenture provides that, except during the continuance of a Default, the Trustee will not be liable, except for the performance of such duties as are specifically set forth in such Indenture. If an Event of Default has occurred and is continuing, the Trustee will use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

    The Indenture and provisions of the Trust Indenture Act of 1939, as amended, incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; PROVIDED, HOWEVER, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

BOOK-ENTRY; DELIVERY AND FORM

    The certificates representing the New Notes will initially be represented by one or more permanent global Notes in definitive, fully registered form without interest coupons (each a "Global Note") and will be deposited with the Trustee as custodian for, and registered in the name of, a nominee of DTC. Except in the limited circumstances described below under "Certificated Notes," owners of beneficial interests in a Global Note will not be entitled to receive physical delivery of Certificated Notes (as defined below).

    Ownership of beneficial interests in a Global Note will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in a Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

    So long as DTC, or its nominee, is the registered owner or holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Note for all purposes under the Indenture and the Notes. No beneficial owner of an interest in a Global Note will be able to transfer that interest except in accordance with the applicable procedures of DTC, in addition to those provided for under the Indenture and, if applicable, those of Euroclear and Cedel Bank.

    Payments of the principal of, and interest on, a Global Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither the Company, the Trustee nor any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    The Company expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

    Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. Transfers between participants in Euroclear and Cedel Bank will be effected in the ordinary way in accordance with their respective rules and operating procedures.

    The Company expects that DTC will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in a Global Note are credited and only in respect of such portion of the aggregate principal amount of Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC will exchange the applicable Global Note for Certificated Notes, which it will distribute to its participants.

    The Company understands that DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A under the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

    Although DTC, Euroclear and Cedel Bank are expected to follow the foregoing procedures in order to facilitate transfers of interests in a Global Note among participants of DTC, Euroclear and Cedel Bank, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Cedel Bank or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CERTIFICATED NOTES

    If DTC is at any time unwilling or unable to continue as a depositary for the Global Notes and a successor depositary is not appointed by the Company within 90 days, the Company will issue Notes in registered form without coupons ("Certificated Notes") in exchange for the Global Notes. Holders of an interest in a Global Note may receive Certificated Notes in accordance with DTC's rules and procedures in addition to those provided for under the Indenture.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

    The following summary sets forth the material federal income tax consequences of the acquisition, ownership and disposition of the New Notes. It is based on the relevant provisions of the Internal Revenue Code of 1986, as amended (the "Code"), accompanying Treasury Regulations, published positions of the Internal Revenue Service (the "Service"), legislative history, and judicial decisions as in effect on the date hereof. The existing authorities, however, are subject to change, and any changes could be applied retroactively and could cause the tax consequences to vary substantially from those described below. Furthermore, this summary does not discuss all aspects of federal income taxation that may be relevant to a particular Holder because of the Holder's personal investment circumstances or because of the Holder's classification (such as an insurance company, a dealer in securities, a tax-exempt organization, a financial institution or a foreign taxpayer) and resulting special treatment under the federal income tax laws. The summary also does not discuss aspects of state, local or foreign tax laws and is limited to Holders who have held, and on the effective date of the Exchange Offer will hold, their Notes as "capital assets," which would generally be property held for investment purposes, within the meaning of Section 1221 of the Code, and will not be part of a straddle, hedge or a conversion transaction within the meaning of Section 1258 of the Code.

THE NEW NOTES

    EXCHANGE FOR REGISTERED SECURITIES. The exchange by a Holder of an Old Note for a New Note should not constitute a taxable exchange. Each New Note should be treated as having been originally issued at the time the Old Note exchanged therefor was originally issued.

    STATED INTEREST. Each Holder of Notes must include as ordinary interest income the interest attributable to such Notes at the time it accrues or is received, in accordance with the Holder's accounting method for United States federal income tax purposes.

    ORIGINAL ISSUE DISCOUNT. The Notes were not issued with original issue discount for federal income tax purposes.

    SALE, EXCHANGE OR RETIREMENT. Upon the sale, exchange or retirement of a Note, a Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (excluding, in the case of a cash basis taxpayer, any amount attributable to accrued interest, which is taxable as such) and such Holder's adjusted tax basis in such Note. A Holder's adjusted tax basis in a Note will generally equal the cost of such Note to such Holder, increased by, in the case of an accrual basis taxpayer, any accrued interest, and by any market discount previously included in taxable income by the Holder, and reduced by any amortized bond premium and any non-interest payments received by the Holder, and, in the case of an accrual basis taxpayer, by any interest payments received by the Holder, all with respect to such Note.

    Subject to the exception discussed below for market discount, gain or loss recognized on the sale, exchange or retirement of a Note generally will be capital gain or loss and will be a long-term capital gain or loss if at the time of sale, exchange or retirement such Note has been held for more than one year.

    AMORTIZABLE BOND PREMIUM AND MARKET DISCOUNT. If a Holder purchased a Note for an amount that is greater than the amount payable at maturity, such Holder will be considered to have purchased such Note with "bond premium." The amount of bond premium is the excess of (i) the Holder's tax basis in such Note, over
(ii) the amount payable at maturity (or on an earlier call date if it results in a smaller amortizable bond premium). Such Holder may elect (in accordance with applicable Code provisions) to amortize such premium using a constant yield method over the remaining term of such Note (or until an earlier call date if it resulted in a smaller amortizable bond premium) and to offset interest otherwise required to be included in income in respect of such Note during any taxable year by the amortized amount of such excess for such taxable year. Such election, once made, is irrevocable (unless permission is received from the Service and applies to all taxable bonds held during the taxable year for which the election is made or subsequently acquired.

    If a Holder purchased a Note for an amount that is less than the stated redemption price at maturity, such Holder will generally be considered to have purchased such Note with "market discount." For this purpose, the stated redemption price at maturity of a Note will equal its principal amount. Market discount with respect to a Note is the excess of the stated redemption price at maturity over the amount paid by the Holder for such Note. However, the amount of market discount will be considered zero if it would otherwise be less than 1/4 of 1 percent of the stated redemption price of such Note at maturity multiplied by the number of complete years to maturity (after the Holder acquired such Note). If a Note is subject to the market discount rules, a Holder will generally be required to (i) treat any gain realized with respect to such Note as ordinary income to the extent market discount accrued during the period such Holder held the Note, (ii) possibly treat any payment on such Note (other than stated interest) as ordinary income to the extent market discount accrued during the period such Holder held such Note, and (iii) defer the deduction of all or a portion of the interest expense on any indebtedness incurred or maintained by such Holder to purchase or carry such Note. If such Note is disposed of in a nontaxable transaction (other than a nonrecognition transaction described in Section 1276(c) of the Code), accrued market discount will be includable as ordinary income to the Holder as if such Holder had sold such Note at its then fair market value. Market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of such Note, unless the Holder irrevocably elects (on an instrument-by-instrument basis) to accrue market discount on the basis of a constant interest rate. A Holder may elect to include market discount in income currently as it accrues (on either a ratable or constant yield basis), in which case the rules described above regarding the treatment of gain realized and the deferral of interest deductions will not apply. An election to include market discount currently, once made, will apply to all market discount obligations acquired by the Holder on or after the first day of the first taxable year to which the election applies, and may not be revoked without the consent of the Service.

    Because of the complexity of the rules relating to bond premium and market discount, Holders should consult their tax advisors as to the application of these rules to their particular circumstances and as to the merit of making any elections in connection therewith.

BACKUP WITHHOLDING AND INFORMATION REPORTING

    The 31% "backup" withholding and information reporting requirements apply to certain payments of principal, premium, if any, and interest on a debt instrument and to proceeds of the sale or redemption of a debt instrument. Certain Holders may be subject to backup withholding at a rate of 31% on any payments made with respect to, and proceeds of disposition of, the Notes. Backup withholding will apply only if the Holder fails to furnish its taxpayer identification number (social security number or employer identification number) to certify that such Holder is not subject to backup withholding, or otherwise fails to comply with the applicable requirements of the backup withholding rules. Any amount withheld under these backup withholding rules will be creditable against the Holder's federal income tax liability. Certain Holders (including, among others, corporations) are not subject to the backup withholding and information reporting requirements.

                              PLAN OF DISTRIBUTION

    Except as described below, (i) a broker-dealer may not participate in the Exchange Offer in connection with a distribution of the New Notes, (ii) such broker-dealer would be deemed an underwriter in connection with such distribution, and (iii) such broker-dealer would be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transactions. A broker-dealer may, however, receive New Notes for its own account pursuant to the Exchange Offer in exchange for Old Notes when such Old Notes were acquired as a result of market-making activities or other trading activities. Each such broker-dealer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer (other than an "affiliate" of the Company) in connection with resales of such New Notes. The Company has agreed that for a period of 180 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any such broker-dealer for use in connection with any such resale.

    The Company will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of the New Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    For a period of 180 days after the Expiration Date, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in a Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer other than commissions or concessions of any brokers or dealers and transfer taxes and will indemnify the holders of the Old Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

    The New Notes will constitute a new issue of securities with no established trading market. The Company does not intend to list the New Notes on any national securities exchange or to seek approval for quotation through any automated quotation system. The Company has been advised by the Placement

Agents that following completion of the Exchange Offer, the Placement Agents intend to make a market in the New Notes. However, the Placement Agents are not obligated to do so and any market-making activities with respect to the New Notes may be discontinued at any time without notice. Accordingly, no assurance can be given that an active public or other market will develop for the New Notes or as to the liquidity of or the trading market for the New Notes. If a trading market does not develop or is not maintained, holders of the New Notes may experience difficulty in reselling the New Notes or may be unable to sell them at all. If a market for the New Notes develops, any such market may cease to continue at any time. If a public trading market develops for the New Notes, future trading prices of the New Notes will depend on many factors, including, among other things, prevailing interest rates, the Company's results of operations and the market for similar securities and other factors, including the financial conditions of the Company.

                                 LEGAL MATTERS

    The legality of the Notes offered hereby will be passed upon for the Company by McAfee & Taft A Professional Corporation, Oklahoma City, Oklahoma.

                                    EXPERTS

    The following financial statements appearing in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto as of the dates indicated, and are included herein in reliance upon said firm as experts in giving said reports:

    -- The consolidated balance sheets of Dobson Communications Corporation and subsidiaries as of December 31, 1995 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996.

    -- The combined balance sheets of Kansas RSA #5, Inc., USCOC of Missouri RSA
      #1, Inc., USCOC of Missouri RSA #4, Inc. and Missouri RSA No. 2 (a division of USCOC of Missouri RSA #5, Inc.) as of December 31, 1994 and 1995, and the related combined statements of operations, cash flows and retained earnings for the years then ended.

    -- The balance sheets of Gila River Cellular General Partnership as of
      December 31, 1995 and 1996, and the related statements of operations, changes in partners' capital and cash flows for each of the three years in the period ended December 31, 1996.

    The following financial statements appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon as of the indicated dates, appearing elswhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing:

    -- The statements of cellular revenue and direct operating expenses of Maryland RSA 2 for the years ended December 31, 1994, 1995 and 1996.

    -- The combined statements of assets and liabilities of The Cellular
      Telephone Business of Selected Systems of Horizon Cellular Telephone Company, L.P. as of December 31, 1995 and 1996, and the related combined statements of operations and net assets and of cash flows for each of the three years in the period ended December 31, 1996.

                             AVAILABLE INFORMATION

    The Company is not currently subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Upon effectiveness of the Registration Statement of which this Prospectus is a part, the Company will become subject to the informational requirements of the Exchange Act. In addition, the Indenture provides that, regardless of whether the

Company is required to file reports with the Commission, the Company will file with the Commission all such reports and other information as it would be required to file with the Commission if the Company were subject to the reporting requirements of the Exchange Act. The Company will supply the Trustee and each holder of Notes, or cause the Trustee to supply each such holder, without cost, copies of such reports or other information.

    The Company has filed with the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, a Registration Statement on Form S-4 under the Securities Act, and the rules and regulations promulgated thereunder, with respect to the New Notes offered pursuant to the Exchange Offer. For the purposes hereof, the term "Registration Statement" means the original Registration Statement and any and all amendments thereto. In accordance with the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. For further information concerning the Company and the New Notes offered in the Exchange Offer, reference is made to the Registration Statement and the exhibits filed therewith, which may be examined without charge at, or copies obtained upon payment of prescribed fees from, the Commission and its regional offices at Seven World Trade Center, New York, New York 10048 and at 500 West Madison Street, Chicago, Illinois 60661-2511. The Registration Statement may also be examined electronically through the Commission's Web site at http://www.sec.gov. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES
  Report of independent public accountants.................................................................        F-2
  Consolidated balance sheets as of December 31, 1995 and 1996.............................................        F-4
  Consolidated statements of operations for the years ended December 31, 1994, 1995
    and 1996...............................................................................................        F-6
  Consolidated statements of stockholders' equity for the years ended December 31, 1994, 1995 and 1996.....        F-7
  Consolidated statements of cash flows for the years ended December 31, 1994, 1995
    and 1996...............................................................................................        F-8
  Notes to consolidated financial statements...............................................................       F-10
SELECTED SYSTEMS OF UNITED STATES CELLULAR CORPORATION
  Report of independent public accountants.................................................................       F-25
  Combined balance sheets as of December 31, 1994 and 1995.................................................       F-26
  Combined statements of operations for the years ended December 31, 1994 and 1995.........................       F-27
  Combined statements of cash flows for the years ended December 31, 1994 and 1995.........................       F-28
  Combined statements of retained earnings for the years ended December 31, 1994 and 1995..................       F-29
  Notes to combined financial statements...................................................................       F-30
MARYLAND RSA 2
  Report of independent auditors...........................................................................       F-36
  Statements of cellular revenue and direct operating expenses for the years ended December 31, 1994, 1995
    and 1996...............................................................................................       F-37
  Notes to statements of cellular revenue and direct operating expenses....................................       F-38
THE CELLULAR TELEPHONE BUSINESS OF SELECTED SYSTEMS OF HORIZON CELLULAR TELEPHONE
 COMPANY, L.P.
  Report of independent auditors...........................................................................       F-40
  Combined statements of assets and liabilities as of December 31, 1995 and 1996...........................       F-41
  Combined statements of operations and net assets for the years ended December 31, 1994, 1995 and 1996....       F-42
  Combined statements of cash flows for the years ended December 31, 1994, 1995 and 1996...................       F-43
  Notes to combined financial statements...................................................................       F-44
GILA RIVER CELLULAR GENERAL PARTNERSHIP
  Report of independent public accountants.................................................................       F-49
  Balance sheets as of December 31, 1995 and 1996..........................................................       F-50
  Statements of operations for the years ended December 31, 1994, 1995 and 1996............................       F-51
  Statements of changes in partners' capital for the years ended December 31, 1994, 1995 and 1996..........       F-52
  Statements of cash flows for the years ended December 31, 1994, 1995 and 1996............................       F-53
  Notes to financial statements............................................................................       F-54

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of

Dobson Communications Corporation:

    We have audited the accompanying consolidated balance sheets of Dobson Communications Corporation (an Oklahoma corporation) and subsidiaries as of December 31, 1995 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Dobson Communications Corporation and subsidiaries as of December 31, 1995 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Oklahoma City, Oklahoma,
March 3, 1997

                      [This page intentionally left blank]

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1995 AND 1996

                                     ASSETS

                                                                                        1995            1996
                                                                                   --------------  --------------
CURRENT ASSETS:
  Cash and cash equivalents......................................................  $    1,116,773  $    1,609,221
  Accounts receivable--
    Due from customers, net of allowance for doubtful accounts of $41,425 and
      $339,144 in 1995 and 1996, respectively....................................       6,223,623       6,584,103
    Affiliates...................................................................        --             1,704,033
  Inventory......................................................................         472,294       1,012,589
  Deposits.......................................................................       5,000,000       6,350,000
  RTFC subordinated capital certificates.........................................        --             1,051,057
  Income taxes receivable........................................................        --             1,133,063
  Prepaid expenses and other.....................................................         212,520         121,836
  Deferred income taxes..........................................................         540,308         390,553
                                                                                   --------------  --------------
      Total current assets.......................................................      13,565,518      19,956,455
                                                                                   --------------  --------------
PROPERTY, PLANT AND EQUIPMENT, net...............................................      46,986,949      61,929,904
                                                                                   --------------  --------------
OTHER ASSETS:
  Receivables -- Affiliates......................................................       1,464,020         228,041
  Notes receivable -- Affiliates.................................................       2,256,939       3,266,765
  Notes receivable...............................................................          47,064          41,673
  Cellular license acquisition costs, net of accumulated amortization of
    $1,689,310 and $3,286,104 in 1995 and 1996, respectively.....................       2,445,545      23,465,128
  Deferred costs, net of accumulated amortization of $1,542,950 and $1,948,443 in
    1995 and 1996, respectively..................................................       1,080,262       3,952,155
  Excess of cost over original cost of assets acquired, net of accumulated
    amortization of $940,289 and $1,035,529 in 1995 and 1996, respectively.......       2,866,683       2,771,443
  Investments in unconsolidated subsidiaries and other...........................       2,777,119       1,336,461
                                                                                   --------------  --------------
      Total other assets.........................................................      12,937,632      35,061,666
                                                                                   --------------  --------------
      Total assets...............................................................  $   73,490,099  $  116,948,025
                                                                                   --------------  --------------
                                                                                   --------------  --------------

   The accompanying notes are an integral part of these consolidated balance sheets.

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1995 AND 1996

                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                                        1995            1996
                                                                                   --------------  --------------

CURRENT LIABILITIES:
  Accounts payable...............................................................  $    2,813,931  $    4,718,124
  Accrued expenses...............................................................       1,350,184       1,633,834
  Deferred revenue and customer deposits.........................................         548,316         648,512
  Current portion of long-term debt..............................................       1,250,391       1,190,924
  Notes payable..................................................................         700,000        --
  Accrued dividends payable......................................................          49,275         732,391
                                                                                   --------------  --------------
      Total current liabilities..................................................       6,712,097       8,923,785
                                                                                   --------------  --------------
LONG-TERM DEBT, net of current portion...........................................      64,404,805     104,303,802
DEFERRED CREDITS:
  Income taxes...................................................................       1,379,138         916,252
  Investment tax credits and other...............................................         209,484         161,612
                                                                                   --------------  --------------
      Total deferred credits.....................................................       1,588,622       1,077,864
                                                                                   --------------  --------------
MINORITY INTERESTS...............................................................       1,843,138       2,444,176
COMMITMENTS (Note 13)
  CLASS A REDEEMABLE PREFERRED STOCK.............................................       5,913,000        --
  CLASS B CONVERTIBLE PREFERRED STOCK............................................        --            10,000,000
STOCKHOLDERS' EQUITY:
  Class A common stock, no par, 300 shares authorized, issued and outstanding in
    1995 and $1 par value 1,000,000 shares authorized and 473,152 shares issued
    and outstanding in 1996......................................................           1,000         473,152
  Class B common stock, no par, 1,000 shares authorized, 150 shares issued and outstanding in 1995 and $1 par value, 31,000 shares authorized, and no shares
    issued or outstanding in 1996................................................           1,000        --
  Class C common stock (Note 6)..................................................        --              --
  Paid-in capital................................................................       5,980,437       5,508,285
  Retained deficit...............................................................      (1,040,000)     (3,870,039)
                                                                                   --------------  --------------
                                                                                        4,942,437       2,111,398
Less--
  Class A Common Stock held in treasury, at cost.................................     (11,913,000)    (11,913,000)
  Class B Common Stock owned by Dobson Telephone.................................          (1,000)       --
                                                                                   --------------  --------------
      Total stockholders' equity.................................................      (6,971,563)     (9,801,602)
                                                                                   --------------  --------------
      Total liabilities and stockholders' equity.................................  $   73,490,099  $  116,948,025
                                                                                   --------------  --------------
                                                                                   --------------  --------------

   The accompanying notes are an integral part of these consolidated balance sheets.

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                FOR THE YEARS ENDED DECEMBER 1994, 1995 AND 1996

                                                                                  1994          1995          1996
                                                                              ------------  ------------  ------------
OPERATING REVENUE:
  Cellular service..........................................................  $ 10,897,796  $ 13,948,966  $ 17,593,317
  Cellular equipment sales..................................................     1,020,648       671,349       661,632
  Cellular roaming..........................................................     3,250,332     4,369,476     7,852,532
  Wireline telephone service................................................    11,557,683    12,806,790    13,472,100
  Fiber service.............................................................       904,313     1,414,521     2,312,762
  Rental income and other...................................................       616,149     1,237,720     1,333,130
                                                                              ------------  ------------  ------------
    Total operating revenue.................................................    28,246,921    34,448,822    43,225,473
                                                                              ------------  ------------  ------------
OPERATING EXPENSES:
  Cellular service..........................................................     1,991,389     3,154,946     4,502,676
  Cellular equipment........................................................     1,501,929     2,012,871     2,571,531
  Wireline telephone service................................................     1,787,763     1,729,730     1,877,088
  Fiber service.............................................................       137,113       116,730       124,676
  Marketing and selling.....................................................     3,098,350     3,156,620     4,908,050
  General and administrative................................................     9,620,625    10,138,379    12,086,509
  Depreciation and amortization.............................................     5,534,481     6,652,792     9,720,379
                                                                              ------------  ------------  ------------
    Total operating expenses................................................    23,671,650    26,962,068    35,790,909
                                                                              ------------  ------------  ------------
OPERATING INCOME                                                                 4,575,271     7,486,754     7,434,564
                                                                              ------------  ------------  ------------
OTHER INCOME (EXPENSES):
  Equity in income (losses) of unconsolidated partnerships..................  $    (61,383) $    (98,288) $     21,576
  Interest income...........................................................        44,151         9,884         1,075
  Interest expense..........................................................    (2,969,846)   (3,833,189)   (6,477,651)
  Other.....................................................................      (129,626)     (388,591)   (1,608,538)
                                                                              ------------  ------------  ------------
    Total other expenses....................................................    (3,116,704)   (4,310,184)   (8,063,538)
                                                                              ------------  ------------  ------------
INCOME (LOSS) BEFORE MINORITY INTERESTS IN INCOME OF SUBSIDIARIES, INCOME
  TAXES AND EXTRAORDINARY ITEMS.............................................     1,458,567     3,176,570      (628,974)
MINORITY INTERESTS IN INCOME OF SUBSIDIARIES................................    (1,104,930)   (1,334,155)     (675,098)
                                                                              ------------  ------------  ------------
INCOME (LOSS) BEFORE INCOME TAXES AND EXTRAORDINARY ITEMS...................       353,637     1,842,415    (1,304,072)
INCOME TAX (PROVISION) BENEFIT..............................................      (119,436)     (738,235)      410,795
                                                                              ------------  ------------  ------------
INCOME (LOSS) BEFORE EXTRAORDINARY ITEMS....................................       234,201     1,104,180      (893,277)
EXTRAORDINARY INCOME (EXPENSE), net of income tax expense (benefit) of
  $125,472 in 1994 and $(323,205) in 1996 (Note 4)..........................       228,278       --           (527,334)
                                                                              ------------  ------------  ------------
NET INCOME (LOSS)...........................................................       462,479     1,104,180    (1,420,611)
DIVIDENDS ON PREFERRED STOCK................................................       (83,388)     (591,300)     (849,137)
                                                                              ------------  ------------  ------------
NET INCOME (LOSS) APPLICABLE TO COMMON STOCKHOLDERS.........................  $    379,091  $    512,880  $ (2,269,748)
                                                                              ------------  ------------  ------------
                                                                              ------------  ------------  ------------
NET INCOME (LOSS) APPLICABLE TO COMMON STOCKHOLDERS PER COMMON SHARE........  $        .80  $       1.08  $      (4.12)
                                                                              ------------  ------------  ------------
                                                                              ------------  ------------  ------------
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING..................................       473,152       473,152       551,567
                                                                              ------------  ------------  ------------
                                                                              ------------  ------------  ------------

  The accompanying notes are an integral part of these consolidated financial statements.

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                FOR THE YEARS ENDED DECEMBER 1994, 1995 AND 1996

                                                                                       CLASS B COMMON
                                        CLASS A                 CLASS B                 STOCK OWNED
                                      COMMON STOCK            COMMON STOCK             BY SUBSIDIARY                    TREASURY
                                  --------------------  ------------------------  ------------------------   PAID-IN    STOCK, AT
                                   SHARES     AMOUNT      SHARES       AMOUNT       SHARES       AMOUNT      CAPITAL      COST
                                  ---------  ---------  -----------  -----------  -----------  -----------  ---------  -----------
DECEMBER 31, 1993...............        300  $   1,000       1,000    $   1,000        1,000    $  (1,000)  $5,980,437 $   --
  Net income....................     --         --          --           --           --           --          --          --
  Cash dividends declared on
    preferred stock.............     --         --          --           --           --           --          --          --
  Cash dividends declared on
    common stock................     --         --          --           --           --           --          --          --
  Repurchase of Class A common
    stock.......................     --         --          --           --           --           --          --      (11,913,000)
                                  ---------  ---------  -----------  -----------  -----------  -----------  ---------  -----------

DECEMBER 31, 1994...............        300      1,000       1,000        1,000        1,000       (1,000)  5,980,437  (11,913,000)
  Net income....................     --         --          --           --           --           --          --          --
  Cash dividends declared on
    preferred stock.............     --         --          --           --           --           --          --          --
  Cash dividends declared on
    common stock................     --         --          --           --           --           --          --          --
                                  ---------  ---------  -----------  -----------  -----------  -----------  ---------  -----------

DECEMBER 31, 1995                       300      1,000       1,000        1,000        1,000       (1,000)  5,980,437  (11,913,000)
  Net loss......................     --         --          --           --           --           --          --          --
  Recapitalization (Note 6).....    472,852    472,152      (1,000)      (1,000)      (1,000)       1,000    (472,152)     --
  Cash dividends declared on
    preferred stock.............     --         --          --           --           --           --          --          --
  Cash dividends declared on
    common stock................     --         --          --           --           --           --          --          --
                                  ---------  ---------  -----------  -----------  -----------  -----------  ---------  -----------

DECEMBER 31, 1996...............    473,152  $ 473,152      --        $  --           --        $  --       $5,508,285 $(11,913,000)
                                  ---------  ---------  -----------  -----------  -----------  -----------  ---------  -----------
                                  ---------  ---------  -----------  -----------  -----------  -----------  ---------  -----------


                                   RETAINED
                                   EARNINGS
                                  (DEFICIT)
                                  ----------
DECEMBER 31, 1993...............  $(1,221,113)
  Net income....................     462,479
  Cash dividends declared on
    preferred stock.............     (83,388)
  Cash dividends declared on
    common stock................     (50,000)
  Repurchase of Class A common
    stock.......................      --
                                  ----------
DECEMBER 31, 1994...............    (892,022)
  Net income....................   1,104,180
  Cash dividends declared on
    preferred stock.............    (591,300)
  Cash dividends declared on
    common stock................    (660,858)
                                  ----------
DECEMBER 31, 1995                 (1,040,000)
  Net loss......................  (1,420,611)
  Recapitalization (Note 6).....      --
  Cash dividends declared on
    preferred stock.............    (849,137)
  Cash dividends declared on
    common stock................    (560,291)
                                  ----------
DECEMBER 31, 1996...............  $(3,870,039)
                                  ----------
                                  ----------

  The accompanying notes are an integral part of these consolidated financial statements.

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                FOR THE YEARS ENDED DECEMBER 1994, 1995 AND 1996

                                                                         1994           1995            1996
                                                                    --------------  -------------  --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)...............................................  $      462,479  $   1,104,180  $   (1,420,611)
  Adjustments to reconcile net income (loss) to net cash provided by operating activities--
    Depreciation and amortization.................................       5,534,481      6,652,792       9,720,379
    Deferred income taxes and investment tax credits, net.........         279,986        277,882        (361,003)
    Other deferred credits........................................           1,450         (1,450)       --
    Loss on disposition of assets, net............................         101,318       --             1,799,570
    Extraordinary loss on financing cost..........................        --             --               850,539
    Gain on early extinguishment of debt..........................        (353,749)      --              --
    Minority interests in income of subsidiaries..................       1,104,930      1,334,155         675,098
    Equity in losses (income) of unconsolidated partnerships......          61,383         98,288         (21,576)
Changes in current assets and liabilities--
  Accounts receivable.............................................      (1,709,056)    (1,814,510)       (360,480)
  Inventory.......................................................        (177,927)        88,862        (540,295)
  Income taxes receivable.........................................        (291,706)       274,207      (1,133,063)
  Prepaid expenses and other......................................         (99,555)       257,904          90,684
  Accounts payable................................................         416,826       (132,794)      1,904,193
  Accrued expenses................................................        (201,832)       403,132         283,650
  Deferred revenue and customer deposits..........................         171,746         90,717         100,196
  Other current liabilities.......................................        (218,926)      --              --
                                                                    --------------  -------------  --------------
      Net cash provided by operating activities...................       5,081,848      8,633,365      11,587,281
                                                                    --------------  -------------  --------------

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                FOR THE YEARS ENDED DECEMBER 1994, 1995 AND 1996

                                                                         1994           1995            1996
                                                                    --------------  -------------  --------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures............................................  $   (5,267,434) $  (3,924,961) $  (17,437,774)
  Purchase of cellular license and properties.....................        --             --           (30,000,000)
  Proceeds from sale of property, plant and equipment.............         117,962         23,500         377,178
  Proceeds from sale of investment in unconsolidated subsidiary...        --             --               967,000
  Deposits........................................................        --           (5,000,000)     (1,350,000)
  Increase in receivable--affiliate...............................         (94,195)      (340,606)       (468,054)
  Increase in notes receivable, net...............................        (100,045)    (1,164,290)     (1,004,435)
  Investment in unconsolidated partnerships and other, net........         (65,350)      (663,122)       (463,668)
                                                                    --------------  -------------  --------------
      Net cash used in investing activities.......................      (5,409,062)   (11,069,479)    (49,379,753)
                                                                    --------------  -------------  --------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from notes payable.....................................        --              700,000         100,000
  Repayments of notes payable.....................................        --             --              (800,000)
  Proceeds from long-term debt....................................      23,306,511      7,373,499      75,750,000
  Repayments of long-term debt....................................     (15,241,801)    (4,723,198)    (35,910,470)
  Dividend distributions-.........................................
    Preferred stock...............................................         (34,113)      (591,300)       (176,748)
    Common stock..................................................         (50,000)      (660,858)       (549,564)
  Distributions to partners.......................................      (1,252,339)      (877,122)       (145,005)
  Issuance of preferred stock.....................................        --             --            10,000,000
  Purchase of treasury stock......................................      (6,000,000)      --            (5,913,000)
  Redemption of RTFC subordinated capital certificates............          56,694        866,283          57,632
  Deferred costs..................................................        (470,635)      (297,087)     (4,127,925)
                                                                    --------------  -------------  --------------
      Net cash provided by financing activities...................         314,317      1,790,217      38,284,920
                                                                    --------------  -------------  --------------
  NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS............         (12,897)      (645,897)        492,448
  CASH AND CASH EQUIVALENTS, beginning of year....................       1,775,567      1,762,670       1,116,773
                                                                    --------------  -------------  --------------
  CASH AND CASH EQUIVALENTS, end of year..........................  $    1,762,670  $   1,116,773  $    1,609,221
                                                                    --------------  -------------  --------------
                                                                    --------------  -------------  --------------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid for--
    Interest (net of amounts capitalized).........................  $    3,088,760  $   3,415,088  $    6,784,154
    Income taxes..................................................  $      237,964  $     303,031  $      838,100

  The accompanying notes are an integral part of these consolidated financial statements.

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION:

    Dobson Communications Corporation ("Dobson Communications") and its subsidiaries (the "Company") provides service to customers in primarily three business segments: Cellular Telephone, Wireline Telephone and Fiber Optic Telecommunications.

CAPITAL RESOURCES AND GROWTH

    The Company's total indebtedness and debt service requirements will be substantially increased as a result of the transactions described in Note 16 and the Company will be subject to significant financial restrictions and limitations. If the Company is unable to satisfy any of the covenants under the revolving credit agreement described in Note 16 including financial covenants, the Company will be unable to borrow under the revolving credit agreement during such time period to fund planned capital expenditures, its ongoing operations or other permissible uses.

    The Company's ability to manage future growth will depend upon its ability to monitor operations, control costs, maintain effective quality controls and significantly expand the Company's internal management, technical and accounting systems, all of which will result in higher operating expenses. Any failure to expand these areas and to implement and improve such systems, procedures and controls in an efficient manner at a pace consistent with the growth of the Company's business could have a material adverse effect on the Company's business, financial condition and results of operations.

CELLULAR TELEPHONE

    The Cellular Telephone segment is comprised of the cellular entities of Dobson Communications listed below, which operate cellular telephone systems servicing areas in Oklahoma, Kansas, Missouri and Texas. The name of the entity/partnership, metropolitan statistical area ("MSA")/rural statistical area ("RSA") and the Company's percentage of ownership are as follows:

                                                                                                PERCENT
ENTITY/PARTNERSHIP                                          MSA/RSA SERVED                     OWNERSHIP
----------------------------------------------------------  -------------------------------  -------------
Dobson Cellular of Enid, Inc..............................  Oklahoma MSA 2                           100
Dobson Cellular of Woodward, Inc..........................  Oklahoma RSA 2                           100
Texas RSA 2 Limited Partnership...........................  Texas RSA 2                               61
Oklahoma Independent RSA 5 Partnership....................  Oklahoma RSA 5                           64.35
Oklahoma Independent RSA 7 Partnership....................  Oklahoma RSA 7                           64.35
Oklahoma RSA 3 Limited Partnership........................  Oklahoma RSA 3                             5
Dobson Cellular of Kansas/Missouri, Inc...................  Kansas RSA 5, Missouri RSAs 1,           100
                                                            2 and 4, and the Linn County
                                                            portion of Missouri RSA 5

    The Company is responsible for managing and providing administrative services to the Oklahoma Independent RSA 5 and 7 Partnerships and the Texas RSA 2 Limited Partnership. The Company is accountable to the partners for the execution and compliance with contracts and agreements, and for filing of instruments required by law which are made on behalf of these partnerships. The books and records of these partnerships are also maintained by the Company.

WIRELINE TELEPHONE

    The Company, through Dobson Telephone Company, Inc. ("Dobson Telephone") provides wireline telephone service to nine contiguous exchanges in western Oklahoma and three contiguous counties adjacent to and east of the Oklahoma City metropolitan area. Dobson Telephone operates under the

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

1. ORGANIZATION: (CONTINUED)
authority of the Federal Communications Commission ("FCC"). Rates charged by Dobson Telephone are regulated by the FCC and the Oklahoma Corporation Commission.

FIBER OPTIC TELECOMMUNICATIONS

    The Fiber Optic Telecommunications segment provides service between Oklahoma City, Oklahoma and Amarillo, Texas through Dobson Fiber Company, Inc. ("Dobson Fiber"). In addition, the Company has a 20% interest in the Forte of Colorado Partnership which provides fiber optic telecommunication service between Springfield, Colorado and Colorado Springs, Colorado.

2. SIGNIFICANT ACCOUNTING POLICIES:

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements of the Company include the accounts of all majority owned subsidiaries. For financial reporting purposes, the Company reports 100% of revenues and expenses for the markets for which it provides cellular telephone service. However, in several of its markets, the Company holds less than 100% of the equity ownership. The minority stockholders' and partners' shares of income or losses in those markets are reflected in the consolidated statements of operations as "minority interests in income of subsidiaries." For financial reporting purposes, the Company consolidates each subsidiary and partnership in which it has a controlling interest (greater than 50%). Significant intercompany accounts and transactions have been eliminated. Investments in unconsolidated partnerships where the Company does not have a controlling interest are accounted for under the equity method.

CASH AND CASH EQUIVALENTS

    Cash and cash equivalents on the accompanying consolidated balance sheets includes cash and short-term investments with original maturities of three months or less.

INVENTORY

    The Company values its inventory at the lower of cost or market on the first-in, first-out method of accounting.

CELLULAR LICENSE ACQUISITION COSTS

    Cellular license acquisition costs consist of amounts paid to acquire FCC licenses to provide cellular services. Cellular license acquisition costs are being amortized on a straight-line basis over ten to fifteen years. Amortization expense of $413,486, $413,486 and $1,596,794 was recorded in 1994, 1995 and
1996, respectively.

DEFERRED COSTS

    Deferred costs consist primarily of start-up costs and fees incurred to secure long-term debt. Deferred start-up costs are amortized on a straight-line basis over five years. Deferred financing costs are being amortized on a straight-line basis over the term of the debt of eight years. Amortization expense related to these costs of $322,248, $412,384 and $405,493 was recorded in 1994, 1995 and 1996, respectively.

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

2. SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
EXCESS OF COST OVER ORIGINAL COST OF ASSETS ACQUIRED

    The excess of cost over the original cost of assets acquired relates to Dobson Telephone's acquisition of McLoud Telephone Company in 1985 and is being amortized using the straight-line method over 40 years. Amortization expense of $95,240 was recorded in 1994, 1995 and 1996.

ADVERTISING COSTS

    Advertising costs are expensed as incurred and are included as marketing and selling expenses in the accompanying consolidated statements of operations.

INCOME TAXES

    The Company files a consolidated income tax return. Income taxes are allocated among the various entities included in the consolidated tax return, as agreed, based on the ratio of each entity's taxable income (loss) to consolidated taxable income (loss). Deferred income taxes reflect the estimated future tax effects of differences between financial statement and tax bases of assets and liabilities at year end.

REVENUE RECOGNITION

    The Company records service revenues over the period they are earned. The cost of providing service is recognized as incurred.

    Airtime and toll revenue is billed in arrears and monthly access charges are billed in advance. The Company accrued estimated unbilled revenues for services provided of approximately $803,016 and $858,074 as of December 31, 1995 and 1996, respectively, which are included in accounts receivable in the accompanying consolidated balance sheets. Cellular equipment sales are recognized when the cellular equipment is delivered to the customer. Subscriber acquisition costs (primarily commissions and loss on equipment sales) are expensed as incurred.

EARNINGS PER SHARE

    Earnings per share is calculated using the weighted average shares of common stock outstanding during the period. For the purposes of this calculation, the exchange of common stock described in Note 6 has been treated as if it occurred as of January 1, 1994. In addition, shares of Class B convertible preferred stock are included in the calculation as if they were common stock from the date of their issuance, as each share of Class B convertible preferred stock is entitled to participate in common stock dividends on a basis equivalent to shares of common stock, in addition to the stated preferred stock dividend.

USE OF ESTIMATES

    The preparation of these consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

2. SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
SIGNIFICANT CONCENTRATIONS

    In connection with providing cellular services to customers of other cellular carriers, the Company has contractual agreements with those carriers which provide for agreed-upon billing rates between the parties. Approximately 54%, 54% and 56% of the Company's cellular roaming revenue was earned from two cellular carriers during the years ended December 31, 1994, 1995 and 1996, respectively.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

    In 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." The Company adopted SFAS No. 121 in 1996 with no impact on its consolidated financial position or results of operations.

    In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation," which the Company adopted in 1996. SFAS No. 123 allows companies to either account for stock-based compensation under the new provisions of SFAS No. 123 or under the provisions of Accounting Principles Board Opinion No. 25 ("APB 25"), but requires pro forma disclosure in the footnotes to the financial statements, if material, as if the measurement provisions of SFAS No. 123 had been adopted. The Company has determined that the effect of SFAS No. 123 on a pro forma basis would not be material. The Company intends to continue accounting for its stock-based compensation in accordance with the provisions of APB 25. As such, the adoption of SFAS No. 123 did not have an impact on the financial position or the results of operations of the Company.

3. PROPERTY, PLANT AND EQUIPMENT:

    Property, plant and equipment are recorded at cost. Newly constructed cellular systems, telephone systems and fiber optic cable systems are added to property, plant and equipment at cost which includes contracted services, direct labor, materials overhead, and capitalized interest. Repairs, minor replacements and maintenance are charged to operations as incurred. The provisions for depreciation are provided using the straight-line method based on the estimated useful lives of the various classes of depreciable property.

    Listed below are the major classes of property, plant and equipment and their estimated useful lives, in years, as of December 31, 1995 and 1996:

                                                               USEFUL LIFE      1995           1996
                                                               -----------  -------------  -------------
Cellular systems and equipment...............................    2 - 10     $  10,074,277  $  21,441,766
Telephone systems and equipment..............................    5 - 40        43,582,981     42,659,436
Fiber systems and equipment..................................    5 - 22        11,764,111     15,643,458
Buildings and improvements...................................    5 - 40         7,139,964      8,631,772
Vehicles, aircraft and other work equipment..................    3 - 10         2,598,762      4,106,869
Furniture and office equipment...............................    5 - 10         2,704,634      2,848,049
Plant under construction.....................................                     480,364      2,147,321
Land.........................................................                     242,991        201,494
                                                                            -------------  -------------
  Property, plant and equipment..............................                  78,588,084     97,680,165

Accumulated depreciation.....................................                  31,601,135     35,750,261
                                                                            -------------  -------------
  Property, plant and equipment, net.........................               $  46,986,949  $  61,929,904
                                                                            -------------  -------------
                                                                            -------------  -------------

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

3. PROPERTY, PLANT AND EQUIPMENT: (CONTINUED)
    During 1996, the Company disposed of two mobile telecommunications switching offices and related equipment for which it recognized a pretax loss of $1,725,396. The loss is included in other income (expenses) in the accompanying consolidated statements of operations.

4. LONG-TERM DEBT:

    The Company's long-term debt as of December 31, 1995 and 1996, consisted of the following:

                                                        1995            1996
                                                    -------------  --------------
Revolving credit agreement with a bank, due in
  quarterly installments, maturing in 2004,
  interest at LIBOR plus 2.25% (7.92% at December
  31, 1996).......................................  $  24,000,000  $   75,750,000
Mortgage notes payable to the United States of
  America, through the RUS and the RTB, with
  interest rates ranging from 2% to 10.75%, due in
  quarterly or monthly installments, maturing at
  various dates from 1997 to 2028.................     30,825,770      29,744,726
Revolving credit agreement with RTFC..............     10,510,567        --
Various notes payable.............................        318,859        --
                                                    -------------  --------------
    Total debt....................................     65,655,196     105,494,726
Less--Current maturities..........................      1,250,391       1,190,924
                                                    -------------  --------------
    Total long-term debt..........................  $  64,404,805  $  104,303,802
                                                    -------------  --------------
                                                    -------------  --------------

    Effective November 9, 1994, the Company entered into a $20,000,000 revolving credit agreement with a bank. On December 1, 1995, the revolving credit agreement was amended to increase the credit limit to $25,000,000.

    On March 19, 1996, the revolving credit agreement was amended and restated to include certain of the Company's wholly owned subsidiaries, Dobson Cellular of Enid, Inc. ("Enid Cellular"), Dobson Cellular of Woodward, Inc. ("Woodward Cellular"), Dobson Fiber, DCC PCS, Inc. and Dobson Cellular of Kansas/Missouri, Inc. ("Kansas/Missouri Cluster") as joint and several obligors with the original borrowers (Dobson Communications, Dobson Cellular Systems, Inc. ("Dobson Cellular"), Enid Cellular, Woodward Cellular and DCC PCS, Inc.) and to increase the revolving credit facility to $84,000,000. The proceeds from the credit facility were used to refinance existing indebtedness, provide $5,000,000 for the C block PCS auction (this amount was subsequently refunded and a deposit of $2,600,000 was made for the F block PCS auction in 1996), finance capital expenditures of the Oklahoma Partnerships and Texas Partnership, finance the acquisition of the Kansas/Missouri Cluster properties, repurchase the Company's outstanding preferred stock and finance investments in nonborrower subsidiaries of the Company and other general corporate purposes. This loan was secured by 100% of the capital stock and assets of Dobson Communications and its borrower subsidiaries and by the capital stock of Dobson Telephone and partnership interests in the principal stockholder of Dobson Communications. In connection with closing the amended and restated revolving credit agreement, the Company recorded a pretax loss of $850,539 as a result of writing off previously capitalized financing costs which is included as extraordinary income (expense) in the accompanying statement of operations. At December 31, 1996, the Company had an outstanding balance of $75,750,000 under this revolving credit agreement.

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

4. LONG-TERM DEBT: (CONTINUED)
    In connection with this revolving credit agreement, the Company entered into an interest rate collar agreement to hedge the Company's interest expense on $36,500,000 of the revolving credit agreement. This collar agreement places a ceiling and floor on the Company's interest rate on this amount of the revolving credit agreement at 7.9375% and 5.25%, respectively, and expires in April 1998. The Company will be required to increase the amount of the collar agreement to hedge one-half of the Company's total indebtedness under the new revolving credit facility described in Note 16.

    On November 1, 1996, the Company entered into a terms agreement to refinance this revolving credit agreement along with certain of its subsidiaries. The terms of the credit facility described in Note 16 have not been reflected in the maturities of the long-term debt provided below.

    The mortgage notes payable to the United States of America, through the Rural Utilities Service ("RUS") and the Rural Telephone Bank ("RTB"), are secured by substantially all the assets of Dobson Telephone and contain, among other things, restrictions on the payment of dividends and redemption of capital stock, as defined. Under the long-term debt agreements, Dobson Telephone is restricted, without RUS approval, from making any loans to, or in any manner extending its credit to various affiliates. The agreements also prohibit payment of dividends or distributions or new investments in affiliated companies unless after such action Dobson Telephone's current assets exceed its current liabilities and its adjusted net worth (as defined in the agreement) is at least 40% of (i) its adjusted assets (as defined in the agreement), or, (ii) if smaller, the sum of 10% of its adjusted assets, plus 30% of the excess of its adjusted net worth over 10% of its adjusted assets, if any, plus 30% of the amount of any reduction of its adjusted net worth resulting from the declaration or payment of dividends or other distributions.

    In October 1990, Dobson Fiber entered into a revolving credit agreement with the Rural Telephone Finance Cooperative ("RTFC") under which it borrowed $12,333,333, at a variable interest rate, which was scheduled to mature in 2005. Under the terms of the RTFC revolving credit agreement, the Company guaranteed the indebtedness thereunder and was required to purchase subordinated capital certificates ("SCCs") from the RTFC equal to 10% of each advance. On March 19, 1996, the Company repaid this debt with the proceeds from its refinanced revolving credit agreement with certain banks as described above and in Note 16. As a result, the SCCs are to be redeemed in March 1997.

    In 1991, Enid Cellular and Woodward Cellular acquired permits to construct and operate a cellular system in the Enid and Woodward, Oklahoma, areas for $255,000 in cash and promissory notes totaling $3,499,072. In exchange for early payoff of the outstanding principal and accrued interest of these promissory notes balances in 1994, the lender reduced the payoff amount by $353,749. The gain on early extinguishment of debt is shown as an extraordinary item, net of taxes of $125,472, in the accompanying consolidated statement of operations for the year ended December 31, 1994.

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

4. LONG-TERM DEBT: (CONTINUED)
    Minimum future payments of long-term debt for years subsequent to December 31, 1996, are as follows:

1997..........................................  $ 1,190,924
1998..........................................    4,075,061
1999..........................................   13,763,443
2000..........................................   14,675,760
2001..........................................   14,887,086
2002 and thereafter...........................   56,902,452
                                                -----------
                                                $105,494,726
                                                -----------
                                                -----------

5. NOTES PAYABLE:

    In September 1995, Dobson Telephone entered into a revolving credit agreement with the RTFC. Under terms of the agreement, Dobson Telephone was able to borrow up to $1,000,000 through September 1996, at one and one-half percent above the prevailing prime interest rate. Dobson Telephone did not renew this revolving credit agreement, and it expired in 1996.

6. STOCKHOLDERS' EQUITY:

    On November 9, 1994, the Company repurchased 49.67 percent of its outstanding Class A common stock (149 shares) from a stockholder for an aggregate price of $11,913,000, consisting of $6,000,000 in cash and 59,130 shares of $100 par value, 10%, Class A redeemable preferred stock ("Class A Preferred"). On March 19, 1996, the Company redeemed all of the shares of the Class A Preferred for $5,913,000, which is reflected in the accompanying consolidated statement of cash flows for the year ended December 31, 1996.

    Also on November 9, 1994, the Company's majority stockholder and chairman of the board of directors sold the majority of his Class A common stock through his interest in a partnership to three grantor trusts which he established. These trusts borrowed $6,000,000 to finance this purchase under substantially the same terms as those in the Company's revolving credit agreement described in Note 4. The trusts secured their borrowings with the Class A common stock of the Company that they purchased. The Company has guaranteed the repayment of this indebtedness on behalf of the trusts. In addition, the Company has a receivable of $483,850 from the trusts for legal fees paid on behalf of the trusts in connection with the financing obtained by the trusts. These receivables are included in accounts receivables in the accompanying consolidated balance sheets. During 1994, 1995 and 1996, the Company made dividend distributions totaling $50,000, $660,858 and $549,564, respectively, to these three trusts.

    In conjunction with the execution of the amended and restated revolving credit facility on March 19, 1996, as described in Note 4, the Company canceled its then outstanding Class A and Class B common stock and authorized the capital structure of the Company to consist of 1,000,000 shares of Class A voting common stock, $1 par value per share, 31,000 shares of Class B common stock, $1 par value per share, 59,130 shares of 10% cumulative, compounded, convertible, redeemable Class A preferred stock, $100 par value per share, and 100,000 shares of Class B convertible preferred stock ("Class B Preferred"), $1 par value per share, 8% dividend that accrues on a daily basis. On the same date, the Company issued 100,000

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

6. STOCKHOLDERS' EQUITY: (CONTINUED)
shares of Class B Preferred. The net proceeds from the issuance of the Class B Preferred was approximately $9,400,000. In addition, the Company issued 473,152 shares of Class A voting common stock to the holders of the original Class A common stock. On November 15, 1996, the Company amended its certificate of incorporation to eliminate Class A Preferred from its authorized capital stock.

    As part of this recapitalization of the Company, Dobson Telephone was entitled to receive shares of Class C common stock, all of which, as of December 31, 1996, had not been issued, in exchange for its shares of Class B common stock. Subsequent to December 31, 1996, the Company amended its certificate of incorporation to entitle Dobson Telephone to receive Class A Preferred stock in exchange for its shares of Class C common stock as described in Note 16.

    Holders of Class B Preferred are entitled to cumulative dividends as and when declared by the board of directors of the Company and a liquidation preference over the other classes of capital stock. The Class B Preferred stockholders are also entitled to a dividend equal to the amount they would have received had the Preferred Stock been converted into Class A common stock. Each share of Class B Preferred is convertible into Class A common stock initially at a ratio of one to one. Each share of Class B Preferred has voting rights equivalent to Class A common stock, at a rate equal to the number of Class A common shares into which the share of Class B Preferred is convertible at the record date of such vote. In addition, the Class B Preferred shareholders have the right, as a class, to elect two members of the board of directors of the Company.

    Holders of Class B Preferred have the right to sell up to 50% and 100% of their stock to the Company after March 19, 2001 and 2002, respectively, or upon the occurrence of certain events, at the then fair market value. After March 19, 2003, the Company has the right to call all of the outstanding shares of Class B Preferred at the then fair market value.

7. CELLULAR PROPERTY ACQUISITION:

    On March 19, 1996, the Company, through a wholly owned subsidiary, purchased all rights, title and interest in and to the licenses and the assets of Kansas RSA 5, Missouri RSA 1, Missouri RSA 4 and the Linn County portion of Missouri RSA 5 for $30 million. In addition, the Company was assigned the interim operating authority and purchased certain cellular system assets relating to the Grundy, Harrison and Mercer counties portion of Missouri RSA 2. The transaction was accounted for as a purchase and, accordingly, the results of operations have been included in the accompanying consolidated statements of operations from the date of acquisition.

    The following unaudited financial information presents the results of operations of the Company for the years ended December 31, 1995 and 1996, respectively, on a pro forma basis as if the acquisition had occurred at the beginning of the respective periods presented. The results include certain adjustments consistent with the Company's accounting policies related to revenue recognition and amortization of intangible assets. These results are not necessarily indicative of the results that actually would have been

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

7. CELLULAR PROPERTY ACQUISITION: (CONTINUED) attained if the acquisition had occurred at the beginning of each period or which may be attained in the future.

                                                                     1995           1996
                                                                 -------------  -------------
Revenue........................................................  $  37,252,773  $  43,832,356
Loss before extraordinary items................................     (1,030,426)    (1,853,871)
Net loss applicable to common stockholders.....................     (1,621,726)    (3,230,342)
Net loss applicable to common stockholders per common share....          (3.43)         (5.86)

8. EMPLOYEE BENEFIT PLANS:

401(K) PLAN

    The Company maintains a 401(k) plan (the "Plan") in which substantially all employees of the Company are eligible to participate. The Plan requires the Company to match 100% of employees' contributions up to 4% of their salary. Contributions to the Plan charged to the Company's operations were approximately $284,000, $149,000 and $149,000 during the years ended December 31, 1994, 1995 and 1996, respectively.

STOCK OPTION PLAN

    During 1996, stock options were granted to an employee and one director allowing the purchase of 1.25% and 0.14%, respectively, of the Company's shares of common stock at an exercise price of $100 per share. The Company did not recognize any compensation expense for the issuance of these options, because in management's opinion, they were issued at the fair value of the common stock on the date of the issuance. The options vest at a rate of 20% per year.

9. TAXES:

    Provision (benefit) for income taxes for the years ended December 31, 1994, 1995 and 1996, were as follows:

                                                                      1994        1995         1996
                                                                   ----------  ----------  -------------
Federal income taxes--
  Current........................................................  $  (55,573) $  393,891  $     (44,692)
  Deferred.......................................................     231,264     245,119       (280,170)
  Deferred investment tax credits amortized......................     (47,714)    (47,714)       (47,714)
State income taxes (current and deferred)........................      (8,541)    146,939        (38,219)
                                                                   ----------  ----------  -------------
    Total income tax provision (benefit).........................  $  119,436  $  738,235  $    (410,795)
                                                                   ----------  ----------  -------------
                                                                   ----------  ----------  -------------

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

9. TAXES: (CONTINUED)
    The provisions for income taxes for the years ended December 31, 1994, 1995 and 1996, differ from amounts computed at the statutory rate as follows:

                                                                      1994        1995         1996
                                                                   ----------  ----------  -------------
Income taxes at statutory rate (34%).............................  $  120,807  $  625,399  $    (443,688)
Deferred investment credits amortized............................     (47,714)    (47,714)       (47,714)
Amortization of excess of cost over original cost of assets
  acquired.......................................................      32,382      32,382         32,382
State income taxes, net of Federal income tax benefit............     (11,515)     70,432        (52,199)
Loss on redemption of executive life insurance policy............      --          47,780       --
Other, net.......................................................      25,476       9,956        100,424
                                                                   ----------  ----------  -------------
                                                                   $  119,436  $  738,235  $    (410,795)
                                                                   ----------  ----------  -------------
                                                                   ----------  ----------  -------------

    The tax effects of the temporary differences which gave rise to deferred tax assets and liabilities at December 31, 1995 and 1996, were as follows:

                                                                                1995           1996
                                                                            -------------  -------------
Current deferred income taxes:
  Allowance for doubtful accounts receivable..............................  $      15,109  $      92,762
  Deferred revenue........................................................        (33,949)      --
  Deferred expenses.......................................................        559,148        297,791
                                                                            -------------  -------------
    Net current deferred income tax asset.................................        540,308        390,553
                                                                            -------------  -------------
Noncurrent deferred income taxes:
  Depreciation and amortization...........................................     (2,158,763)    (1,710,000)
  ITC carryforwards.......................................................         48,970        134,347
AMT credit carryforwards..................................................        730,655        659,401
                                                                            -------------  -------------
    Net noncurrent deferred income tax liability..........................     (1,379,138)      (916,252)
                                                                            -------------  -------------
    Total deferred income taxes...........................................  $    (838,830) $    (525,699)
                                                                            -------------  -------------
                                                                            -------------  -------------

    The investment tax credits previously recorded by the Company for book purposes have been deferred and are being amortized over the average lives of the property giving rise to the credits. The investment tax credit amortization used to offset income tax expense was $47,714 for each of the years ended December 31, 1994, 1995 and 1996, respectively.

    At December 31, 1996, the Company had investment tax credit carryforwards for tax purposes of $134,347, which may be utilized to reduce future Federal income taxes payable. Unless utilized, the remaining investment tax credit carryforwards will expire in 1999.

    At December 31, 1996, the Company had alternative minimum tax credit carryforwards that may be utilized to reduce future regular Federal income taxes payable.

10. RELATED PARTY TRANSACTIONS:

    At December 31, 1995 and 1996, the Company had notes and interest receivable of $2,304,003 and $3,308,438, respectively, of which $2,256,939 and $3,266,765 was due from related parties, including

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

10. RELATED PARTY TRANSACTIONS: (CONTINUED)
$1,100,522 and $2,253,892 at December 31, 1995 and 1996, respectively, from the Company's directors and officers.

    The president and a director of the Company have a 67% equity interest in Associated Telecommunications and Technologies, Inc. ("ATTI"). The Company had $528,685 and $570,545 in notes and interest receivable from ATTI and its subsidiaries at December 31, 1995 and 1996, respectively. Additionally, the Company had $1,041,983 and $1,157,581 of accounts receivable from ATTI and its subsidiaries for services provided by various employees of the Company on behalf of ATTI and its subsidiaries and for the working capital requirements of ATTI and its subsidiaries at December 31, 1995 and 1996, respectively, which are included in accounts receivable--affiliates in the accompanying consolidated balance sheets.

    The Company leases its corporate office space from a related party, as discussed in Note 13. In addition, the Company has guaranteed indebtedness of a related party, as discussed in Note 6.

INVESTMENT IN ZENEX COMMUNICATIONS, INC.

    During 1995, the Company bought 75,000 shares of common stock of Zenex Communications, Inc. ("Zenex") a long distance carrier serving customers primarily in Oklahoma, for $75,000 and 400,000 shares of Zenex Class B preferred stock for $400,000. In 1996, the Company bought an additional 275,000 shares of Zenex Class B preferred stock for $275,000.

    On October 28, 1996, the Company sold its 675,000 shares of Zenex Class B preferred stock and 30,000 of its shares of Zenex common stock for approximately $817,000. In addition, the Company sold its option to purchase additional stock for $150,000. The Company recognized a $262,000 gain on these transactions.

11. ACCRUED EXPENSES:

    Accrued expenses consist of the following:

                                                                                  1995          1996
                                                                              ------------  ------------
Interest....................................................................  $    486,185  $    179,682
Property tax................................................................       473,969       472,914
Vacation, wages and other...................................................       390,030       981,238
                                                                              ------------  ------------
  Total accrued expenses....................................................  $  1,350,184  $  1,633,834
                                                                              ------------  ------------
                                                                              ------------  ------------

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

12. REPORT OF BUSINESS SEGMENTS:

    The Company operates in three reportable segments: Cellular Telephone, Wireline Telephone and Fiber Optic Telecommunications. A summary of the Company's operations by industry is as follows:

                                                               1994           1995            1996
                                                           -------------  -------------  --------------
OPERATING INFORMATION:
  Operating revenue--
      Cellular Telephone.................................  $  15,168,776  $  18,989,791  $   26,107,481
      Wireline Telephone.................................     14,146,504     18,841,512      23,112,944
      Fiber Optic Telecommunications.....................      1,489,272      2,524,776       3,452,525
      Intersegment activity..............................     (2,557,631)    (5,907,257)     (9,447,477)
                                                           -------------  -------------  --------------
        Total operating revenue..........................     28,246,921     34,448,822      43,225,473
                                                           -------------  -------------  --------------
    Operating income--
      Cellular Telephone.................................      2,158,857      3,045,258       1,947,026
      Wireline Telephone.................................      2,339,883      3,625,328       4,683,647
      Fiber Optic Telecommunications.....................         76,531        816,168         803,891
                                                           -------------  -------------  --------------
        Total operating income...........................      4,575,271      7,486,754       7,434,564
                                                           -------------  -------------  --------------
INVESTMENT INFORMATION:
    Identifiable assets--
      Cellular Telephone.................................     21,018,092     19,749,045      60,858,579
      Wireline Telephone.................................     35,592,655     40,603,706      40,057,711
      Fiber Optic Telecommunications.....................     13,092,232     13,137,348      16,031,735
                                                           -------------  -------------  --------------
                                                              69,702,979     73,490,099     116,948,025
                                                           -------------  -------------  --------------
OTHER INFORMATION:
  Depreciation and amortization--
      Cellular Telephone.................................      1,764,225      2,393,506       5,058,348
      Wireline Telephone.................................      3,073,265      3,342,532       3,453,342
      Fiber Optic Telecommunications.....................        696,991        916,754       1,208,689
                                                           -------------  -------------  --------------
                                                               5,534,481      6,652,792       9,720,379
                                                           -------------  -------------  --------------
  Capital expenditures--
      Cellular Telephone.................................      2,565,883      1,412,033      12,619,701
      Wireline Telephone.................................      2,590,880      1,673,706       2,137,254
      Fiber Optic Telecommunications.....................        110,671        839,222       2,680,819
                                                           -------------  -------------  --------------
                                                               5,267,434      3,924,961      17,437,774
                                                           -------------  -------------  --------------

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

13. COMMITMENTS:

    Future minimum lease payments required under operating leases that have an initial or remaining noncancellable lease term in excess of one year at December 31, 1996, are as follows:

1997............................................  $ 440,067
1998............................................    406,682
1999............................................    381,446
2000............................................    377,038
2001............................................    339,851
2002 and thereafter.............................  1,121,972

    Included in the annual lease commitments is approximately $264,000, payable annually to an affiliated entity through July 2005. Lease expense under the above leases was approximately $282,000, $300,000 and $425,000 for the years ended December 31, 1994, 1995 and 1996, respectively.

14. LITIGATION SETTLEMENT:

    On February 16, 1994, a judgment was entered against Dobson Cellular in a lawsuit initiated by a competitor for violation of the Federal Communications Act in connection with pricing of various services in the Texas RSA 2 market area in the amount of $742,318, and post-judgment interest at a rate of 3.74% from the date of the judgment until the amount was to be paid in full.

    Management of the Texas RSA 2 Limited Partnership agreed to reimburse Dobson Cellular for any and all costs related to these actions. A provision of $150,000 was charged to the Texas Partnership's operations in 1993, for anticipated costs of appealing the judgment. During 1995, this case was settled at a total cost to the Texas Partnership of approximately $430,000, net of insurance proceeds. A provision for $280,000 was charged to the Texas Partnership's operations in 1995, and is included in other expenses in the accompanying consolidated statement of operations for the year ended December 31, 1995.

15. FINANCIAL INSTRUMENTS:

    The Company values its financial instruments as required by SFAS No. 107, "Disclosures about Fair Values of Financial Instruments." Unless otherwise noted, the carrying value of the Company's financial instruments approximates fair market value. The Company estimates the fair value of its long-term debt using a discounted cash flow analysis based on borrowings currently available to the Company for debt with similar terms and maturities.

                                                      1995                           1996
                                          ----------------------------  ------------------------------
                                            CARRYING                       CARRYING
                                             AMOUNT       FAIR VALUE        AMOUNT        FAIR VALUE
                                          -------------  -------------  --------------  --------------
Long-term debt..........................  $  65,655,196  $  60,847,895  $  105,494,726  $  100,605,656

16. SUBSEQUENT EVENTS:

REVOLVING CREDIT FACILITY

    On February 28, 1997, the Company's revolving credit agreement was amended and restated with certain banks to provide the Company with $200,000,000 at a variable interest rate (9% at February 28,

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

16. SUBSEQUENT EVENTS: (CONTINUED)
1997), to refinance existing indebtedness, finance the completed and pending acquisitions described below and for general corporate purposes, including using $7.5 million of the borrowings to pay a dividend to holders of its Class A Common Stock. Of the $7.5 million dividend, $6.0 million was used to repay the trust loan which had been guaranteed by the Company, described in Note 6, and approximately $.5 million was used to repay indebtedness owed to the Company with respect to the legal fees described in Note 6. As a result of the $7.5 million dividend, the holders of Class B Preferred were entitled to a make-whole dividend of approximately $1.7 million. In lieu of such dividend, the holders of Class B Preferred were issued 100,000 shares of Class C Preferred stock having a liquidation preference of approximately $1.7 million. In connection with the closing of the revolving credit facility, the Company extinguished its then existing credit facility, and recognized a pretax loss of approximately $2.6 million as a result of writing off previously capitalized financing costs associated with the revolving credit facility. Such amount is included in deferred costs in the accompanying consolidated balance sheets.

SENIOR NOTES

    On February 25, 1997, the company issued $160,000,000 of 11.75% Senior Notes maturing in 2007 to finance the acquisitions described below. The Company placed approximately $38.3 million of the proceeds into an escrow account which will be used to pay the first four semi-annual interest payments on the notes, which begin on October 15, 1997. The senior notes are redeemable at the option of the Company in whole or in part, on or after April 15, 2002, initially at 105.875%.

REORGANIZATION

    Effective February 28, 1997, the stockholders of Dobson Communications and Dobson Holdings Corporation ("Dobson Holdings"), a new corporation, entered into an agreement and plan of reorganization. Under the reorganization, Dobson Holdings acquired all of the outstanding Class A common stock, Class C common stock and Class B Preferred of Dobson Communications. In exchange, the holders of the Class A common stock and Class B Preferred of Dobson Communications received equivalent shares of stock of Dobson Holdings. The holders of the Class C common stock received 100,000 shares of Class A preferred stock of Dobson Holdings. In addition, Dobson Holdings assumed all Dobson Communications outstanding stock options, substituting shares of Dobson Holdings Class B common stock for the Dobson Communications stock subject to options. As a result, Dobson Holdings is the parent company of Dobson Communications.

    As part of the reorganization, the stock of certain subsidiaries was distributed to Dobson Holdings, so that Dobson Communications is the holding company for only Dobson Fiber, Dobson Telephone and each company that comprises the Cellular Telephone segment. Additionally, Dobson Communications changed its corporate name to Dobson Operating Company and Dobson Holdings changed its corporate name to Dobson Communications Corporation.

ACQUISITION OF SELECTED CELLULAR SYSTEMS

    HORIZON PROPERTIES ACQUISITION. On February 28, 1997, the Company purchased the FCC cellular licenses for, and certain assets relating to, two MSAs and two RSAs located in Maryland and Pennsylvania for $77.7 million, subject to adjustment. The properties are located immediately outside the Washington/ Baltimore metropolitan area.

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

16. SUBSEQUENT EVENTS: (CONTINUED)
    MARYLAND 2 ACQUISITION. On March 3, 1997, the Company purchased the FCC cellular license for, and certain assets relating to, the Maryland RSA 2 for $75.8 million, subject to adjustment. The property is located to the east of the Washington/Baltimore metropolitan area.

ACQUISITION OF PCS LICENSES

    In February 1997, the Company was declared the successful bidder for PCS licenses for nine markets, adjacent to and overlapping the Company's existing Cellular footprint, in the FCC "F" Block auction. The aggregate bid for these licenses was $5.1 million after a 15% discount. The Company has been refunded its $2.6 million deposit (discussed in Note 4) net of payment for 10% of the winning bid amount with another 10% payable upon the granting of the new licenses. The balance will be financed by the U.S. Government at the U.S. Treasury ten-year rate. The obligations will be due in quarterly installments over an eight year amortization beginning after two years from the grant date. The Company is required to build out systems covering 25% of the population within the first five years after obtaining the licenses. Management of the Company anticipates that the cost to build out the minimum PCS system will be approximately $10 million to $30 million. The actual amount of the expenditures will depend on the PCS technology selected by the Company, the extent of the Company's buildout, the costs at the time of the buildout and the extent the Company must relocate incumbent microwave licensees.

PENDING ACQUISITION OF A CELLULAR SYSTEM

    On February 28, 1997, the Company signed a definitive agreement to purchase a 100% interest in the Gila River Cellular General Partnership (the "Arizona 5 Partnership") which owns the cellular license for Arizona RSA 5 as well as the associated tangible operating assets for $53.1 million. Gila River Telecommunications, Inc. ("GRTI") owns 41.95% of Arizona 5 Partnership and ATTI, an affiliate of the Company, owns 49% of GRTI. In connection with this acquisition, the Company will loan $5.2 million to one of the current partners which will acquire a 25% interest in the Arizona 5 Partnership. Upon completion of these transactions, the Company will own a 75% interest in the Arizona 5 Partnership. Subject to regulatory approval and satisfactory completion of the Company's due diligence, management of the Company expects that this acquisition will close in June 1997.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of

Kansas RSA #5, Inc., USCOC of Missouri RSA #1, Inc., USCOC of Missouri RSA #4, Inc.
and Missouri RSA No. 2 (a division of USCOC of Missouri RSA #5, Inc.):

    We have audited the accompanying combined balance sheets of Kansas RSA #5, Inc., USCOC of Missouri RSA #1, Inc., USCOC of Missouri RSA #4, Inc. and Missouri RSA No. 2 (a division of USCOC of Missouri RSA #5, Inc.) (collectively referred to as "the Company") as of December 31, 1995 and 1994, and the related combined statements of operations, cash flows and retained earnings for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of the Company as of December 31, 1995 and 1994, and the combined results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Chicago, Illinois
February 1, 1996
(except with respect to Note 10,
as to which the date is March 19, 1996)

             SELECTED SYSTEMS OF UNITED STATES CELLULAR CORPORATION

                            COMBINED BALANCE SHEETS

                           DECEMBER 31, 1994 AND 1995

                                     ASSETS

                                                                                         1994           1995
                                                                                     -------------  -------------
Cash and cash equivalents..........................................................  $     353,244  $     307,354
Accounts receivable
  Customers, less allowance of $12,121 and $8,019..................................         28,898         99,729
  Affiliates.......................................................................         32,027        160,235
  Roaming..........................................................................        155,148        272,877
  Other............................................................................       --                1,137
Deferred tax asset--current........................................................          2,299          6,404
Other current assets...............................................................         11,401          4,020
Inventory..........................................................................       --               13,351
                                                                                     -------------  -------------
    Total current assets...........................................................        583,017        865,107
Property, plant and equipment, net of accumulated depreciation of $1,736,097 and
  $1,068,601.......................................................................      4,919,703      7,897,864
Deferred start-up costs, net of accumulated amortization of $72,809 and $52,579....         48,575         28,344
Other deferred charges, net of accumulated amortization of $4,012 and $2,943.......          4,548          3,478
Investments in licenses, net of accumulated amortization of $400,823 and
  $276,047.........................................................................      4,720,878      4,658,383
                                                                                     -------------  -------------
    Total assets...................................................................  $  10,276,721  $  13,453,176
                                                                                     -------------  -------------
                                                                                     -------------  -------------

                                      LIABILITIES AND SHAREHOLDERS' EQUITY

Accounts payable and accrued expenses..............................................  $     530,694  $     235,345
Accounts payable and accrued interest--affiliates..................................        313,637        626,611
Notes payable--affiliates..........................................................      6,530,911     11,240,474
Current maturities of long term debt--affiliates...................................        134,745        190,987
Deferred revenues and customer deposits............................................         10,005         20,984
Other current liabilities..........................................................         23,558         86,936
                                                                                     -------------  -------------
    Total current liabilities......................................................      7,543,550     12,401,337
Long term debt--affiliates.........................................................        910,119        719,132
Net deferred tax liability--noncurrent.............................................          2,161        272,216
                                                                                     -------------  -------------
    Total liabilities..............................................................      8,455,830     13,392,685
Common Stock, $1 par value, 21,000 shares authorized, 1,100 issued.................          1,100          1,100
Preferred stock, $100 stated value, 30,000 shares authorized, 20,087 and 24,587
  shares issued....................................................................      2,458,700      2,008,700
Additional paid-in capital.........................................................      2,537,127      3,049,403
Retained earnings (deficit)........................................................     (3,176,036)    (4,998,712)
                                                                                     -------------  -------------
    Total shareholders' equity.....................................................      1,820,891         60,491
                                                                                     -------------  -------------
    Total liabilities and shareholders' equity.....................................  $  10,276,721  $  13,453,176
                                                                                     -------------  -------------
                                                                                     -------------  -------------

  The accompanying notes to combined financial statements are an integral part of these combined financial statements.

             SELECTED SYSTEMS OF UNITED STATES CELLULAR CORPORATION

                       COMBINED STATEMENTS OF OPERATIONS

                 FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995

                                                                                          1994           1995
                                                                                      -------------  -------------
Revenues:
  Cellular service..................................................................  $     709,981  $   1,180,689
  Cellular equipment sales..........................................................         38,740         35,443
  Roaming...........................................................................      1,072,160      1,587,819
                                                                                      -------------  -------------
    Total revenues..................................................................      1,820,881      2,803,951
                                                                                      -------------  -------------
Expenses:
  Cellular equipment................................................................         84,724        126,928
  Cellular service..................................................................        729,325      1,192,784
  Marketing and selling.............................................................        346,178        372,682
  General and administrative........................................................        532,605        737,113
  Depreciation and amortization.....................................................        577,632        847,476
                                                                                      -------------  -------------
    Total expenses..................................................................      2,270,464      3,276,983
                                                                                      -------------  -------------
Operating loss......................................................................       (449,583)      (473,032)
Other income (expense)..............................................................         (7,837)         9,414
Interest expense....................................................................       (578,974)    (1,077,628)
                                                                                      -------------  -------------
Loss before income taxes............................................................     (1,036,394)    (1,541,246)
Income tax expense..................................................................       --              265,812
                                                                                      -------------  -------------
Net loss............................................................................  $  (1,036,394) $  (1,807,058)
                                                                                      -------------  -------------
                                                                                      -------------  -------------

  The accompanying notes to combined financial statements are an integral part of these combined financial statements.

             SELECTED SYSTEMS OF UNITED STATES CELLULAR CORPORATION

                       COMBINED STATEMENTS OF CASH FLOWS

                 FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995

                                                                                          1994           1995
                                                                                      -------------  -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss from operations..........................................................  $  (1,036,394) $  (1,807,058)
  Add (deduct) adjustments to reconcile net loss from operations to net cash required by operating activities:
    Depreciation and amortization...................................................        577,632        847,476
    Change in accounts receivable...................................................         59,078       (317,905)
    Change in inventory.............................................................          8,210        (13,351)
    Change in accounts payable/accrued expenses and accrued interest................        371,743       (821,437)
    Change in deferred tax asset and liability......................................            676        265,950
    Change in deferred revenues and customer deposits...............................            856         10,979
    Change in other assets and liabilities..........................................          7,590         70,759
                                                                                      -------------  -------------
  Net cash required by operating activities.........................................        (10,609)    (1,764,587)
                                                                                      -------------  -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Change in notes payable-affiliates................................................      1,868,723      5,548,625
  Change in long-term debt..........................................................        202,708       (190,987)
  Change in current maturities--LTD.................................................       --               56,242
  Dividends paid....................................................................        (26,337)       (15,618)
                                                                                      -------------  -------------
  Net cash provided by financing activities.........................................      2,045,094      5,398,262
                                                                                      -------------  -------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Net additions to property, plant and equipment....................................     (1,900,763)    (3,679,565)
                                                                                      -------------  -------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS................................        133,722        (45,890)
CASH AND CASH EQUIVALENTS
  Beginning of period...............................................................        219,522        353,244
                                                                                      -------------  -------------
  End of period.....................................................................  $     353,244  $     307,354
                                                                                      -------------  -------------
                                                                                      -------------  -------------

  The accompanying notes to combined financial statements are an integral part of these combined financial statements.

             SELECTED SYSTEMS OF UNITED STATES CELLULAR CORPORATION

                    COMBINED STATEMENTS OF RETAINED EARNINGS

                 FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995

                                                                                          1994           1995
                                                                                      -------------  -------------
Retained earnings (deficit) at beginning of period..................................  $  (2,113,305) $  (3,176,036)
Dividends...........................................................................        (26,337)       (15,618)
Loss................................................................................     (1,036,394)    (1,807,058)
                                                                                      -------------  -------------
Retained earnings (deficit) at end of period........................................  $  (3,176,036) $  (4,998,712)
                                                                                      -------------  -------------
                                                                                      -------------  -------------

  The accompanying notes to combined financial statements are an integral part of these combined financial statements.

             SELECTED SYSTEMS OF UNITED STATES CELLULAR CORPORATION

                     NOTES TO COMBINED FINANCIAL STATEMENTS

(1) BASIS OF PRESENTATION AND DOCUMENTATION OF BUSINESS:

    The accompanying combined financial statements reflect the combined financial position, combined results of operations and combined cash flows of Kansas RSA #5, Inc., USCOC of Missouri RSA #1, USCOC of Missouri RSA #4, Inc. and Missouri RSA No. 2 (a division of USCOC of Missouri RSA #5, Inc.) (collectively referred to as "Selected Systems" or "the Company") as of and for the years ended December 31, 1995 and 1994.

    Kansas RSA #5, Inc. was formed on August 16, 1988, under the laws of the State of Illinois for the purpose of providing cellular telephone service in the Kansas Rural Service Area ("RSA") No. 5. Kansas RSA #5, Inc. is a wholly owned subsidiary of United States Cellular Corporation ("USCC"). USCC is an 80.8%-owned subsidiary of Telephone and Data Systems, Inc. ("TDS").

    USCOC of Missouri RSA #1, Inc. was formed on July 10, 1991, under the laws of the State of Missouri for the purpose of providing cellular telephone service in the Missouri RSA No. 1. USCOC of Missouri RSA #1, Inc. is a wholly owned subsidiary of USCC.

    USCOC of Missouri RSA #4, Inc. was formed on July 23, 1992, under the laws of the State of Delaware for the purpose of providing cellular telephone service in the Missouri RSA No. 4. In July 1993, Aegis Cellular Group, L.P. ("Aegis L.P.") assigned all of its interest in Missouri RSA No. 4 to USCOC of Missouri RSA #4, Inc. In January 1995, Aegis L.P. was dissolved and assets of Missouri RSA No. 4 were transferred to USCOC of Missouri RSA #4, Inc. The accompanying combined 1994 financial statements reflect partners' capital as a component of shareholders' equity.

    USCC holds all of the common stock of USCOC of Missouri RSA #4, Inc., and the previous owners hold all of the non-voting cumulative, exchangeable preferred stock of USCOC of Missouri RSA #4. Prior to May 28, 2003, holders, previous owners, of the preferred stock may exchange such stock for TDS common shares. Each share of the preferred stock is exchangeable for 2.52058 of TDS common shares. Prior to December 31, 1995, 9,000 shares of the preferred stock had been exchanged for TDS common shares.

    USCOC of Missouri RSA #5, Inc. holds the interim operating authority (IOA) to provide cellular service in Missouri RSA No. 2. USCOC of Missouri RSA #5, Inc. is a wholly owned subsidiary of USCC.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    a. DEPRECIATION--Depreciation is computed using the straight-line method over the useful lives of the assets, which are estimated to be 3 to 25 years.

    b. OPERATING REVENUES--Operating revenues primarily consist of charges to customers for monthly access, cellular airtime usage, roamer charges, equipment sales, toll charges and vertical services. The Company recognizes revenues as services are rendered. Revenues earned but unbilled at December 31, 1995 and 1994 were $125,069 and $69,020, respectively, and are included in accounts receivable. Unbilled revenues result from cellular service provided from the billing cycle

             SELECTED SYSTEMS OF UNITED STATES CELLULAR CORPORATION

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) date to the end of each month and from other cellular carriers' customers using the Company's cellular system for the last half of December.

    c. CASH AND CASH EQUIVALENTS--Cash and cash equivalents include cash and short-term, highly liquid investments with original maturities of three months or less. The carrying amount reported in the balance sheet for cash and cash equivalents approximates their fair value.

    d. ACCOUNTS RECEIVABLES--Accounts receivable consists of amounts owed by customers for both service provided and equipment sales, by affiliated entities and by other cellular carriers as a result of these carriers' customers using the Company's cellular system.

    e. INVENTORY--Inventory is stated at the lower of cost or market, using the specific identification method to determine cost.

    f. DEFERRED START-UP COSTS--Deferred start-up costs represent expenses for the costs incurred by the Company for the acquisition of site locations, zoning approvals, and technical and other services including related interest and other expenses, related to constructing and obtaining necessary approvals and licenses to operate and prepare to operate the cellular system. These costs are capitalized and are being amortized over five years. Amortization of these costs began in the first full month of operations.

    g. INVESTMENTS IN LICENSES--Investments in licenses consists of the costs of acquiring Federal Communications Commission ("FCC") licenses. These costs include amounts paid for legal, engineering and consulting services and amounts paid for legal, engineering and consulting services and amount incurred by the Company in acquiring these interests. License costs are being amortized over 40 years. Amortization expenses were $124,775 and $124,698 during 1995 and 1994, respectively.

    h. DEFERRED REVENUES--Deferred revenues primarily represent monthly access fees filled in advance. Such revenues are recognized in the following month when service is provided.

    i. PENSION PLAN--USCC's employees, who manage the daily operations of the Company, are eligible for United States Cellular Corporation's Employees Pension Trust I (the "Pension Trust"). The Pension Trust is a qualified noncontributory defined contribution pension plan, which began effective January 1, 1994. It provides pension benefits for all employees of USCC and its subsidiaries. Under this plan, pension benefits and costs are calculated separately for each participant and are funded currently. The Company's pension costs were $2,569 and $2,435 and 1995 and 1994, respectively.

    j. Supplemental Cash Flow Disclosures--The Company paid interest in the amounts of $100 and $180 during 1995 and 1994, respectively, and converted $839,061 and $436,176 of accrued interest into notes payable--affiliates during 1995 and 1994, respectively.

(3) LEASE COMMITMENTS:

    The Company leases cell site locations under operating leases. Rent expense totaled $24,343 and $18,505 for the years ended December 31, 1995 and 1994, respectively. Rent expense for the cell site locations is included in cellular service expense.

             SELECTED SYSTEMS OF UNITED STATES CELLULAR CORPORATION

(3) LEASE COMMITMENTS: (CONTINUED)
    Future minimum rental payments required under these operating leases, which have an initial noncancellable lease term of more than one year as of December 31, 1995, are as follows:

1996...............................................  $  10,619
1997...............................................      5,400
1998...............................................      5,400
1999...............................................      5,400
2000...............................................      5,400
Thereafter.........................................     60,900
                                                     ---------
                                                     $  93,119
                                                     ---------
                                                     ---------

(4) PROPERTY, PLANT AND EQUIPMENT:

    Property, plant and equipment is stated at cost and consists of:

                                                                   DECEMBER 31,  DECEMBER 31,
                                                                       1994          1995
                                                                   ------------  ------------
Land and land improvements.......................................   $  728,652    $  676,918
Leasehold improvements...........................................        4,924       174,303
Buildings and equipment..........................................    5,154,430     8,684,781
Furniture and office equipment...................................       61,379        57,602
Vehicles.........................................................       38,919        40,357
                                                                   ------------  ------------
                                                                     5,988,304     9,633,961
Less accumulated depreciation....................................    1,068,601     1,736,097
                                                                   ------------  ------------
                                                                    $4,919,703    $7,897,864
                                                                   ------------  ------------
                                                                   ------------  ------------

(5) NOTES PAYABLE--AFFILIATES:

    The Company has notes payable to USCC of $11,240,474 and $6,530,911 at December 31, 1995 and 1994, respectively. These notes bear interest at a rate of prime plus and one-half percent and become due in 1996. The carrying value of the Company's borrowings from USCC approximates their fair value, as the notes payable--affiliates are variable debt with the interest rate based on the prime rate.

(6) LONG TERM DEBT--AFFILIATES:

    On October 1, 1991, USCC entered into an agreement with Northern Telecom Finance Corporation ("NTFC") that included a commitment by NTFC to finance equipment purchases made and construction costs incurred by certain entities managed by USCC. Any borrowings made by USCC were loaned to the individual entity which made the purchases and incurred the costs.

    On March 31, 1992, USCC borrowed $943,214 from NTFC on behalf of the Company and in turn loaned the same amount to the Company. There borrowings are collateralized by a secured interest in the tangible assets (excluding customer accounts receivable) and intangible assets of the Company (excluding any interest in the Company's FCC license). Monthly principal and interest payments began in April of

             SELECTED SYSTEMS OF UNITED STATES CELLULAR CORPORATION

(6) LONG TERM DEBT--AFFILIATES: (CONTINUED)
1993, and will continue for a period of 84 months. Interest accrues at a rate of prime plus one and one-half percent on the outstanding debt balance.

    USCC entered into a new agreement with NTFC on December 22, 1994. Under this new agreement an additional $337,453 was borrowed from NTFC on December 29, 1994, with the same collateral requirements and interest rate as stated in the preceding paragraph. Monthly interest payments began in January of 1995, and will continue for a period of 84 months while monthly principal payments will begin in January of 1996, and continue for a period of 72 months.

    The carrying value of the Company's borrowings under the vendor financing arrangements approximates their fair value. The fair value of the long-term debt is estimated using a discounted cash flow analysis.

    Following are maturities of long-term debt for the term of financing:

1996..............................................  $ 190,987
1997..............................................    190,987
1988..............................................    190,987
1999..............................................    190,987
2000..............................................     89,928
Thereafter........................................     56,243
                                                    ---------
                                                    $ 910,119
                                                    ---------
                                                    ---------

(7) INCOME TAXES

    The Company records all deferred tax liabilities and assets for the deferred tax consequences of all temporary differences. Additionally, deferred tax balances are adjusted to reflect any new tax rates when they are enacted into law.

    The Company is included in a consolidated federal income tax return and certain state income tax returns (as applicable) with other members of the TDS Consolidated Group.

    The Company has available at December 31, 1995 and 1994, unused operating loss carryforwards for state purposes of approximately $5,283,055 and $2,793,656, respectively, and for federal purposes of $5,284,646, and 2,793,656, respectively, which may be applied against future taxable income, expiring between 2001 and 2010.

             SELECTED SYSTEMS OF UNITED STATES CELLULAR CORPORATION

(7) INCOME TAXES (CONTINUED)
    The components of the Company's noncurrent deferred tax assets and liabilities at December 31, 1995 and 1994 were as follows:

                                                                        DEFERRED TAX ASSET
                                                                    --------------------------
                                                                        1994          1995
                                                                    ------------  ------------
Net operating loss carryforwards..................................  $  1,165,854  $  2,192,535
License costs.....................................................       176,219       155,799
                                                                    ------------  ------------
                                                                       1,342,073     2,348,334
Less: Valuation Allowance.........................................     1,125,701     1,526,552
                                                                    ------------  ------------
                                                                    $    216,372  $    821,782
                                                                    ------------  ------------
                                                                    ------------  ------------


                                                                        1994          1995
                                                                    ------------  ------------
Property, plan and equipment......................................       218,533       429,469
License costs.....................................................       --            664,529
                                                                    ------------  ------------
                                                                    $    218,533  $  1,093,998
                                                                    ------------  ------------
                                                                    ------------  ------------

    A valuation allowance has been provided when it is more likely than not that some portion of the deferred tax asset will not be realized. The Company has established a valuation allowance of $1,526,552 and $1,125,701 for 1995 and 1994, respectively, primarily for operating loss carryforwards that may expire before they can be utilized. During 1995 and 1994 the valuation allowance increased $400,851 and $551,180, respectively, primarily due to the Company's 1995 and 1994 net operating loss. The Company had current deferred tax assets totaling $6,404 and $2,299 at December 31, 1995 and 1994, resulting primarily from the allowance for customer receivables.

    The components of the income tax provisions charged to expenses are summarized below:

                                                                                   YEAR ENDED
                                                                                  DECEMBER 31,
                                                                                      1995
                                                                                  ------------
Federal Income Taxes Deferred...................................................   $  216,504
State Income Taxes Deferred.....................................................       49,308
                                                                                  ------------
Total Income Tax Expense........................................................   $  265,812
                                                                                  ------------
                                                                                  ------------

    The statutory federal income tax rate is reconciled to the Company's effective income rate below.

                                                                                    YEAR ENDED
                                                                                   DECEMBER 31,
                                                                                       1995
                                                                                  --------------
Statutory federal income tax rate...............................................       34.00%
Effects of valuation allowance on deferred tax asset............................       (51.2)
                                                                                       -----
Effective income tax rate.......................................................       (17.2)%
                                                                                       -----
                                                                                       -----

             SELECTED SYSTEMS OF UNITED STATES CELLULAR CORPORATION

(8) CONCENTRATION OF CREDIT RISK:

    The Company provides cellular service and sells cellular telephones to a diversified group of consumers within a concentrated geographical area. The Company performs credit evaluations of the Company's customers and generally does not require collateral. Receivables are generally due within 30 days. Credit losses related to customers have been within management's expectations.

(9) TRANSACTIONS WITH RELATED PARTIES:

    USCC and certain affiliates of TDS provide the Company with centralized management, accounting, consulting and computer services which resulted in billings to the Company of $647,511 and $365,179 during 1995 and 1994, respectively. The Company earned roaming revenues of $177,298 and $100,655 and incurred roaming expenses of $119,305 and $70,398 from certain affiliates of USCC during 1995 and 1994, respectively. The Company also received administrative and other services from certain affiliates of USCC which resulted in net billings to those affiliates of $5,982 and $91,616 during 1995 and 1994, respectively. The Company also received switching revenue of $285,750 and $198,000, and incurred switching fees of $34,650 and $143,400 from certain affiliates of USCC during 1995 and 1994, respectively.

(10) SUBSEQUENT EVENT:

    Kansas RSA #5, Inc., USCOC of Missouri RSA #1, Inc., and USCOC of Missouri RSA #4, Inc. were merged with USCOC of Missouri RSA #5, Inc. on March 18, 1996. These three markets, along with the IOA of Missouri RSA No. 2 and the Linn County portion of USCOC of Missouri RSA #5, Inc., were sold to Dobson Communications Corporation on March 19, 1996.

                         REPORT OF INDEPENDENT AUDITORS

Management
Maryland RSA 2

    We have audited the accompanying Statements of Cellular Revenue and Direct Operating Expenses of Maryland RSA 2 (Statements) for the years ended December 31, 1996, 1995 and 1994. These Statements are the responsibility of management. Our responsibility is to express an opinion on the Statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Statements. An audit also includes assessing the basis of accounting used and significant estimates made by management, as well as evaluating the overall presentation of the Statements. We believe that our audits provide a reasonable basis for our opinion.

    As discussed in Note 1, the accompanying Statements were prepared in connection with the sale of the customers of Maryland RSA 2. The Statements are not intended to be a complete presentation of Maryland RSA 2's results of operations.

    In our opinion, the Statements referred to above present fairly, in all material respects, the cellular revenue and direct operating expenses described in Note 1 of Maryland RSA 2 for the years ended December 31, 1996, 1995 and 1994, in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

San Antonio, Texas
February 21, 1997

                                 MARYLAND RSA 2

                       STATEMENTS OF CELLULAR REVENUE AND
                           DIRECT OPERATING EXPENSES
                                   (IN 000S)

                                                                                          YEAR ENDED DECEMBER 31,
                                                                                      -------------------------------
                                                                                        1994       1995       1996
                                                                                      ---------  ---------  ---------
Cellular revenue....................................................................  $   2,320  $   5,093  $  11,195
Direct operating expenses:
  Commission........................................................................        973      1,248      2,272
  Operations........................................................................        227        292        340
  Facilities........................................................................        224        420        414
                                                                                      ---------  ---------  ---------
Total direct operating expenses.....................................................      1,424      1,960      3,026
                                                                                      ---------  ---------  ---------
                                                                                      $     896  $   3,133  $   8,169
                                                                                      ---------  ---------  ---------
                                                                                      ---------  ---------  ---------

                            See accompanying notes.

                                 MARYLAND RSA 2
                  NOTES TO STATEMENTS OF CELLULAR REVENUE AND
                           DIRECT OPERATING EXPENSES
                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

1. PURPOSE OF STATEMENTS

    Maryland RSA 2 (the RSA) is a cellular mobile telephone system operating under an interim authority granted by the FCC servicing rural eastern Maryland. The RSA is operated by Washington Baltimore Cellular Limited Partnership (the Partnership), an indirect majority owned investee of Southwestern Bell Wireless Holdings.

    In a services agreement dated December 9, 1996, the Partnership agreed to sell the customers of the RSA to Dobson Cellular of Maryland, Inc., Maryland Wireless Communications Limited Partnership, a Maryland limited partnership, and Wendy C. Coleman. These Statements of Cellular Revenue and Direct Operating Expenses (the Statements) were prepared in connection with this transaction. The Statements are not intended to be a complete presentation of the RSA's results of operations. Accordingly, the Statements do not include other revenues generated or depreciation, general, administrative and other expenses incurred by the Partnership in operating the RSA.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION

REVENUE RECOGNITION

    The RSA earns revenue by providing access to its cellular system (access revenue) and for usage of its cellular system (airtime revenue). Access revenue is billed one month in advance and is recognized when earned. Airtime revenue, including roaming revenue, is recognized when the service is rendered.

DIRECT OPERATING EXPENSES

COMMISSIONS

    Commissions include commissions paid for obtaining customers and are expensed as incurred.

OPERATIONS

    Operations expense includes cellsite rent, lease and utilities expense and is expensed as incurred.

FACILITIES

    Facilities expense includes network access and circuit charges and is expensed as incurred.

BASIS OF PRESENTATION

    The preparation of statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the statements and accompanying notes. Actual results could differ from those estimates.

3. RELATED PARTY TRANSACTIONS

INTERSYSTEM ROAMING

    The RSA is operated by the Partnership as part of a single cellular system in combination with certain affiliated MSAs and RSAs in the Washington D.C./Baltimore region. In 1996, regional airtime and long distance revenue were allocated among the MSAs and RSAs based on airtime recorded by cell sites in each MSA and RSA. Regional interconnection revenue was allocated based on the number of calls recorded by the cellsites. During 1996, approximately $5,400,000 of revenue was recognized by the RSA under this arrangement. In 1995 and 1994, regional airtime revenue was recorded based on actual RSA cellsite usage using the rate plans of the calling customers. Regional interconnection revenue was also based on actual RSA cellsite usage. During 1995 and 1994, revenue of approximately $1,800,000 and $700,000, respectively, was recognized by the RSA under this arrangement. Long distance service was not provided in 1995 or 1994.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Horizon, G.P., Inc.

    We have audited the accompanying combined statements of assets and liabilities of The Cellular Telephone Business of Selected Systems of Horizon Cellular Telephone Company, L.P. as of December 31, 1995 and 1996, and the related combined statements of operations and net assets and of cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of Horizon Cellular Telephone Company, L.P.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the assets and liabilities of The Cellular Telephone Business of Selected Systems of Horizon Cellular Telephone Company, L.P. at December 31, 1995 and 1996, and the combined results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                                    ERNST & YOUNG LLP

Philadelphia, Pennsylvania

January 27, 1997

             THE CELLULAR TELEPHONE BUSINESS OF SELECTED SYSTEMS OF
                    HORIZON CELLULAR TELEPHONE COMPANY, L.P.
                 COMBINED STATEMENTS OF ASSETS AND LIABILITIES

                                     ASSETS

                                                                                             DECEMBER 31
                                                                                     ----------------------------
                                                                                         1995           1996
                                                                                     -------------  -------------
Current assets:
  Cash.............................................................................  $     355,069  $     435,407
  Accounts receivable, net of allowance for doubtful accounts of $82,160 and
    $100,790.......................................................................      1,709,143      2,240,468
  Inventory........................................................................        130,730        219,079
  Prepaid expenses.................................................................         77,731         29,991
                                                                                     -------------  -------------
Total current assets...............................................................      2,272,673      2,924,945

Property and equipment:
  Cellular system..................................................................      8,669,758     10,810,808
  Other............................................................................        959,727      1,287,823
                                                                                     -------------  -------------
                                                                                         9,629,485     12,098,631
  Accumulated depreciation.........................................................     (3,080,449)    (4,491,663)
                                                                                     -------------  -------------
                                                                                         6,549,036      7,606,968
Licenses, net of accumulated amortization of $3,099,061 and $4,020,825.............     32,763,313     31,841,549
Other assets, net of accumulated amortization of $18,483 and $22,838...............         94,275         99,200
                                                                                     -------------  -------------
Total assets.......................................................................  $  41,679,297  $  42,472,662
                                                                                     -------------  -------------
                                                                                     -------------  -------------

                                           LIABILITIES AND NET ASSETS

Current liabilities:
  Accounts payable.................................................................  $     354,798  $     702,859
  Accrued expenses.................................................................        669,390        968,815
  Deferred revenue.................................................................        403,994        566,521
                                                                                     -------------  -------------
Total current liabilities..........................................................      1,428,182      2,238,195
Advances from affiliates...........................................................     14,862,381     13,399,571
Net assets.........................................................................     25,388,734     26,834,896
                                                                                     -------------  -------------
Total liabilities and net assets...................................................  $  41,679,297  $  42,472,662
                                                                                     -------------  -------------
                                                                                     -------------  -------------

                            See accompanying notes.

             THE CELLULAR TELEPHONE BUSINESS OF SELECTED SYSTEMS OF
                    HORIZON CELLULAR TELEPHONE COMPANY, L.P.
                COMBINED STATEMENTS OF OPERATIONS AND NET ASSETS

                                                                                YEAR ENDED DECEMBER 31
                                                                      -------------------------------------------
                                                                          1994           1995           1996
                                                                      -------------  -------------  -------------
Revenues:
  Cellular service..................................................  $   5,863,828  $   7,801,918  $  10,867,791
  Roaming revenues..................................................      2,765,685      3,496,366      4,264,112
  Cellular equipment sales..........................................        524,892        402,430        388,505
                                                                      -------------  -------------  -------------
Total revenues......................................................      9,154,405     11,700,714     15,520,408

Operating expenses:
  Cellular service..................................................      2,918,043      3,569,152      4,532,595
  Cellular equipment................................................      1,100,160      1,182,309      1,133,171
  General and administrative........................................      1,528,970      1,471,078      1,869,299
  LPAR compensation.................................................       --             --              275,000
  Marketing and selling.............................................      1,272,265      1,944,731      2,478,918
  Depreciation and amortization.....................................      1,959,106      2,170,963      2,331,184
                                                                      -------------  -------------  -------------
                                                                          8,778,544     10,338,233     12,620,167
                                                                      -------------  -------------  -------------
Income from operations..............................................        375,861      1,362,481      2,900,241
Interest expense....................................................      1,358,153      1,568,883      1,454,079
                                                                      -------------  -------------  -------------
Net (loss) income...................................................       (982,292)      (206,402)     1,446,162
Net assets at beginning of year.....................................     21,926,001     25,314,904     25,388,734
Partners' contributions.............................................      4,371,195        280,232       --
                                                                      -------------  -------------  -------------
Net assets at end of year...........................................  $  25,314,904  $  25,388,734  $  26,834,896
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

                            See accompanying notes.

             THE CELLULAR TELEPHONE BUSINESS OF SELECTED SYSTEMS OF
                    HORIZON CELLULAR TELEPHONE COMPANY, L.P.
                       COMBINED STATEMENTS OF CASH FLOWS

                                                                                 YEAR ENDED DECEMBER 31
                                                                       -------------------------------------------
                                                                           1994           1995           1996
                                                                       -------------  -------------  -------------
OPERATING ACTIVITIES
Net (loss) income....................................................  $    (982,292) $    (206,402) $   1,446,162
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
  Depreciation and amortization......................................      1,959,106      2,170,963      2,331,184
  Provision for bad debts............................................        433,490          3,075        169,582
  LPAR compensation..................................................       --             --              275,000
  Accrued interest expense--affiliate................................      1,358,153      1,568,883      1,454,079
  Changes in operating assets and liabilities:
    Accounts receivable..............................................     (1,194,015)      (280,891)      (700,907)
    Inventory........................................................        (72,670)        42,003        (88,349)
    Prepaid expenses.................................................         (4,768)       (61,027)        47,740
    Accounts payable and accrued expenses............................        691,454       (239,835)       372,486
    Deferred revenue.................................................         95,128        205,588        162,527
                                                                       -------------  -------------  -------------
Net cash provided by operating activities............................      2,283,586      3,202,357      5,469,504

INVESTING ACTIVITIES
Purchases of property and equipment..................................     (1,942,166)    (1,418,979)    (2,462,997)
License and system acquisitions......................................     (4,205,125)      --             --
Other................................................................         27,925        (12,161)        (9,280)
                                                                       -------------  -------------  -------------
Net cash used in investing activities................................     (6,119,366)    (1,431,140)    (2,472,277)

FINANCING ACTIVITIES.................................................
Advances to affiliates, net of $166,069 and $280,232 noncash
 contributions in 1994 and 1995, respectively........................       (139,739)    (2,038,131)    (2,916,889)
Partners' contributions..............................................      4,205,125       --             --
                                                                       -------------  -------------  -------------
Net cash provided by (used in) financing activities..................      4,065,386     (2,038,131)    (2,916,889)
                                                                       -------------  -------------  -------------
Net increase (decrease) in cash......................................        229,606       (266,914)        80,338
Cash at beginning of year............................................        392,377        621,983        355,069
                                                                       -------------  -------------  -------------
Cash at end of year..................................................  $     621,983  $     355,069  $     435,407
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------

                            See accompanying notes.

             THE CELLULAR TELEPHONE BUSINESS OF SELECTED SYSTEMS OF
                    HORIZON CELLULAR TELEPHONE COMPANY, L.P.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                               DECEMBER 31, 1996

1. BASIS OF PRESENTATION AND DESCRIPTION OF BUSINESS

    The accompanying audited combined financial statements of The Cellular Telephone Business of Selected Systems of Horizon Cellular Telephone Company, L.P. (HCTC) reflect the combined assets and liabilities, combined results of operations, and combined cash flows of the cellular telephone business of Horizon Cellular Telephone Company of Frederick ("Frederick"), Horizon Cellular Telephone Company of Bedford ("Bedford"), Horizon Cellular Telephone Company of Hagerstown, L.P. ("Hagerstown"), and the Cumberland Cellular Partnership ("Cumberland") (collectively referred to as "the Selected Systems," "the Systems," or "the Company") as of December 31, 1995 and 1996, and for each of the three years in the period ended December 31, 1996. The accompanying financial statements are presented on HCTC's historical cost basis and are intended to reflect only the assets, liabilities, operations, and cash flows relating to the cellular telephone business of the named legal entities, which are majority-owned subsidiary partnerships of HCTC, and do not represent the financial statements of the named legal entities. The combined financial statements include only the operating results since the Systems were acquired by HCTC.

    The Company owns, designs, develops, and operates cellular communications systems. With the exception of Cumberland, KCCGP, L.P. (KCCGP) is the managing and sole general partner of the subsidiary partnerships that own directly the aforesaid cellular telephone businesses at December 31, 1996. With respect to Cumberland, KCCGP is the managing and sole general partner of Horizon Cellular Telephone Company of Cumberland, L.P., a 90.55% general partner in Cumberland. KCCGP performs certain administrative functions for the Systems and, accordingly, certain expenses of KCCGP (see Note 5) have been allocated to the Systems on a basis which, in the opinion of management, is reasonable. However, such expenditures are not necessarily indicative of, and it is not practicable for management to estimate, the nature and level of expenses which might have been incurred had the Systems been operating as separate independent companies.

2. ACQUISITIONS

    In April 1994, HCTC simultaneously closed on various purchase, sale and exchange agreements which ultimately resulted in HCTC (i) acquiring a majority interest (90.55%) in the non-wireline FCC Operating License of the Cumberland MSA, (ii) acquiring the non-wireline FCC Operating License of the Hagerstown MSA together with certain operating assets, in exchange for substantially all of the assets of the eastern portion of Bedford, and (iii) making a net payment of $4.2 million in cash. Simultaneously, HCTC contributed the Operating License to Cumberland and contributed the Operating License to Hagerstown in exchange for a 99.0% interest in Hagerstown and KCCGP obtained a 1.0% interest in Hagerstown.

    Effective January 1, 1995, the operations of Frederick and Bedford were merged into Hagerstown. As part of the market consolidation, the general partner interests were reorganized. KCCGP acquired an additional .9% interest in Frederick (resulting in a 1% general partner ownership), reducing HCTC's Limited Partnership interest to 99%. The additional partner contribution was based on the estimated fair market value of the Frederick System.

    All of the Company's acquisitions were accounted for under the purchase method of accounting; accordingly, assets acquired and liabilities assumed have been recorded at their estimated fair market values at the dates of acquisition and their results of operations are included in the accompanying combined statements of operations since the date of acquisition. The accompanying financial statements

             THE CELLULAR TELEPHONE BUSINESS OF SELECTED SYSTEMS OF
                    HORIZON CELLULAR TELEPHONE COMPANY, L.P.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1996

2. ACQUISITIONS (CONTINUED)
exclude the results of operations of the eastern portion of Bedford. The excess of purchase price over the fair market value of identifiable net tangible assets acquired has been allocated to customer lists and licenses. Pro forma results of operations for 1994, assuming the acquisitions of Hagerstown and Cumberland occurred on January 1, 1994, would not differ materially from reported results.

3. ACCOUNTING POLICIES

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

INVENTORIES

    Inventories are carried at the lower of cost (using the first-in, first-out method) or market.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost and are depreciated over their estimated useful lives (three to twelve years) using the straight-line method.

    Depreciation expense amounted to approximately $1,143,000 in 1994, $1,237,000 in 1995, and $1,405,000 in 1996.

LICENSES

    Licenses primarily represent the acquisition costs of the Operating Licenses. Such costs are being amortized over a period of 40 years using the straight-line method.

    The Systems periodically review the carrying value of their licenses to determine whether such amounts are recoverable based on undiscounted future cash flows and whether a reduction to fair value is necessary. There have been no such reductions through December 31, 1996.

ADVANCES FROM AFFILIATES

    Advances from affiliates primarily represent cash advances from HCTC and KCCGP which provided funds for investing and operating activities, and have no specific repayment terms. Interest expense is charged monthly at a rate of 11-3/8% of the ending balances payable to HCTC.

REVENUE AND EXPENSE RECOGNITION

    Cellular airtime revenue and access charges are recognized as service is provided. Cellular airtime is billed in arrears and access charges are billed in advance. Subscriber acquisition costs (mainly commissions and loss on equipment sales) are expensed when incurred. Accounts receivable consist mainly of amounts due from subscribers and other cellular companies whose subscribers use the Systems' cellular service.

             THE CELLULAR TELEPHONE BUSINESS OF SELECTED SYSTEMS OF
                    HORIZON CELLULAR TELEPHONE COMPANY, L.P.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1996

3. ACCOUNTING POLICIES (CONTINUED)
    Approximately 40% of the 1996 roaming revenues were generated from subscribers of a cellular company serving an adjacent market when such subscribers place or receive calls on the Company's system.

ADVERTISING EXPENSES

    Advertising expenses are charged to operations as incurred and amounted to approximately $256,100 in 1994, $394,400 in 1995, and $512,000 in 1996.

ACCRUED EXPENSES

    Accrued expenses consist of the following at December 31:

                                                                           1995        1996
                                                                        ----------  ----------
Property, sales, and excise taxes.....................................  $  128,400  $  112,800
Interconnection and other billing costs...............................      68,400      63,500
Salaries and bonuses..................................................     118,900     139,100
LPAR compensation.....................................................      --         275,000
Other.................................................................     353,700     378,400
                                                                        ----------  ----------
                                                                        $  669,400  $  968,800
                                                                        ----------  ----------
                                                                        ----------  ----------

INCOME TAXES

    The legal entities under which the Systems operate are partnerships organized under the laws of Delaware. Accordingly, federal and state income taxes are not paid at the partnership level but by the ultimate partners. The tax basis of the Systems' assets amounted to approximately $28.8 million and $30 million at December 31, 1995 and 1996, respectively.

NEW ACCOUNTING STANDARDS

    In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. The impact of adopting this Statement in 1996 was not material to the financial statements.

    SFAS No. 123, "Accounting for Stock-Based Compensation," is effective for fiscal years beginning after December 15, 1995. SFAS 123 provides companies with a choice to follow the provisions of SFAS 123 in determining stock-based compensation expense or to continue with the provisions of APB 25, "Accounting for Stock Issued to Employees." Although the Selected Systems expect to continue to follow APB 25, Statement 123 would have no effect on the combined financial statements for the periods indicated (see Note 6).

             THE CELLULAR TELEPHONE BUSINESS OF SELECTED SYSTEMS OF
                    HORIZON CELLULAR TELEPHONE COMPANY, L.P.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1996

4. COMMITMENTS AND CONTINGENCIES

    The Systems lease office space, office equipment, and cellular sites and facilities under operating leases with initial terms ranging from 1 to 20 years. Most cellular sites contain renewal options ranging up to 25 years.

    Future minimum payments under noncancelable operating leases with initial terms of one year or more consisted of the following amounts as of December 31, 1996:

                                                                       CELLULAR
                                                                        SITES        OTHER
                                                                      ----------  ------------
1997................................................................  $   87,000  $    353,000
1998................................................................      89,000       289,000
1999................................................................      65,000       244,000
2000................................................................      61,000       197,000
2001................................................................      41,000       --
Thereafter..........................................................     281,000       --
                                                                      ----------  ------------
Total minimum lease payments........................................  $  624,000  $  1,083,000
                                                                      ----------  ------------
                                                                      ----------  ------------

    Rental expense amounted to approximately $251,100 in 1994, $336,500 in 1995, and $389,800 in 1996.

5. RELATED PARTY TRANSACTIONS

    KCCGP provides various administrative services to the Systems, including accounting, engineering, and marketing and advertising services, in addition to funding working capital requirements and capital expenditures as necessary. These expenses are charged, first on the basis of direct usage when identifiable, with the remainder allocated equally among its operating systems. Allocated expenses amounted to $107,000 for the year ended December 31, 1994, and $50,000 for each of the years ended December 31, 1995 and 1996.

6. BENEFIT PLANS

    HCTC has granted certain officers of the Selected Systems limited partnership appreciation rights in HCTC pursuant to a Limited Partnership Unit Appreciation Rights Plan ("LPAR Plan"), as amended, that was adopted September 1, 1994 to be effective January 1, 1993. Upon the occurrence of certain events as specified therein ("Termination Events"), participants are entitled to share in the amounts, if any, of distributions to HCTC's partners after all capital contributions made by HCTC's partners have been repaid, together with a fixed return on such contributions. Such rights vest over a period of five years; however, vesting is automatically accelerated upon the occurrence of a Termination Event. LPAR Plan compensation expense of $275,000 has been recognized and included in accrued expenses as of December 31, 1996, which is the LPAR Plan amount attributable to participants who are employees of the Selected Systems.

    Effective July 1, 1994, KCCGP established an employee savings plan (the "Plan") that qualifies as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code. Under the Plan, which covers employees of the Selected Systems who have met certain eligibility requirements, participating

             THE CELLULAR TELEPHONE BUSINESS OF SELECTED SYSTEMS OF
                    HORIZON CELLULAR TELEPHONE COMPANY, L.P.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1996

6. BENEFIT PLANS (CONTINUED)
employees may defer up to 15% of their pretax earnings, up to the Internal Revenue Service annual contribution limit ($9,500 for calendar year 1996). The Company matches up to 50% of the employee's contributions, up to a maximum of 3% of the employee's earnings. Employees who participate in the LPAR Plan are excluded from matching contributions. Matching Plan contributions, which vest equally over five years, amounted to approximately $7,600 in 1994, $10,100 in 1995, and $17,600 in 1996.

7. SUBSEQUENT EVENTS

    On November 19, 1996, the Company entered into a definitive agreement to sell the FCC Operating Licenses of the Selected Systems, together with certain operating assets and liabilities, to Dobson Cellular of Maryland, Inc. for approximately $75 million, subject to adjustment. The combined financial statements do not reflect either the estimated gain, or any expenses incurred or expected to be incurred related to the sale of the systems. The sale is expected to close in February of 1997, and is subject to certain regulatory and other approvals.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Partners of

Gila River Cellular General Partnership:

    We have audited the accompanying balance sheets of Gila River Cellular General Partnership (an Arizona general partnership) as of December 31, 1996 and 1995, and the related statements of operations, changes in partners' capital and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Gila River Cellular General Partnership as of December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                                   ARTHUR ANDERSEN LLP

Denver, Colorado,

March 10, 1997

                    GILA RIVER CELLULAR GENERAL PARTNERSHIP

                                 BALANCE SHEETS

                        AS OF DECEMBER 31, 1996 AND 1995

                                     ASSETS

                                                                                         1996           1995
                                                                                     -------------  -------------

Current assets:
  Cash and cash equivalents (Note 2)...............................................  $   1,569,595  $    --
  Accounts receivable, net of allowance of $159,707 and $58,696, respectively......        849,026        503,165
  Inventories (Note 2).............................................................         27,645         32,551
  Prepaid expenses.................................................................            107            555
                                                                                     -------------  -------------
    Total current assets...........................................................      2,446,373        536,271
                                                                                     -------------  -------------
Property and Equipment (Notes 2 and 5):
  Cellular systems.................................................................     10,363,236     10,218,397
  Furniture and equipment..........................................................          5,354          5,354
  Construction in progress.........................................................        466,707        178,687
                                                                                     -------------  -------------
                                                                                        10,835,297     10,402,438
  Less accumulated depreciation and amortization...................................     (2,605,661)    (1,361,443)
                                                                                     -------------  -------------
                                                                                         8,229,636      9,040,995
                                                                                     -------------  -------------
    Total assets...................................................................  $  10,676,009  $   9,577,266
                                                                                     -------------  -------------
                                                                                     -------------  -------------

                                        LIABILITIES AND PARTNERS' CAPITAL

Current liabilities:
  Accounts payable.................................................................  $     614,134  $     170,867
  Accrued liabilities..............................................................        415,006        762,799
  Advance billings and deposits (Note 2)...........................................         97,915         80,964
  Due to general partner (Notes 2 and 4)...........................................       --            2,111,267
                                                                                     -------------  -------------
    Total current liabilities......................................................      1,127,055      3,125,897
Long term liabilities..............................................................          8,002          8,002
Commitments (Note 3)                                                                      --             --
Partners' capital..................................................................      9,540,952      6,443,367
                                                                                     -------------  -------------
    Total liabilities and partners' capital........................................  $  10,676,009  $   9,577,266
                                                                                     -------------  -------------
                                                                                     -------------  -------------

   The accompanying notes are an integral part of these financial statements.

                    GILA RIVER CELLULAR GENERAL PARTNERSHIP

                            STATEMENTS OF OPERATIONS

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                                              1996          1995          1994
                                                                          ------------  ------------  ------------
Revenues (Note 2)
  Cellular service......................................................  $  2,151,888  $  1,286,901  $    906,882
  Cellular equipment....................................................       275,346       226,193       258,582
  Roaming and other.....................................................     5,583,073     4,230,127     2,437,233
                                                                          ------------  ------------  ------------
    Total revenues......................................................     8,010,307     5,743,221     3,602,697
                                                                          ------------  ------------  ------------
Operating Expenses (Notes 2 and 4):
  Cost of cellular service..............................................       993,086       531,380       373,159
  Cost of cellular equipment............................................       350,028       264,037       269,986
  Selling...............................................................     1,080,862       708,545       419,683
  General and administrative............................................     1,208,123       911,065       596,117
  Depreciation and amortization.........................................     1,244,204       926,995       320,727
                                                                          ------------  ------------  ------------
    Total operating expenses............................................     4,876,303     3,342,022     1,979,672
                                                                          ------------  ------------  ------------
Operating income........................................................     3,134,004     2,401,199     1,623,025
Other (expense) income (Note 2).........................................       (36,419)      (50,024)       24,251
                                                                          ------------  ------------  ------------
      Net income........................................................  $  3,097,585  $  2,351,175  $  1,647,276
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

   The accompanying notes are an integral part of these financial statements.

                    GILA RIVER CELLULAR GENERAL PARTNERSHIP

                   STATEMENTS OF CHANGES IN PARTNERS' CAPITAL

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                            BEGINNING    BALANCE                TRANSFER OF   BALANCE    ADJUSTED                  BALANCE
                            OWNERSHIP   DEC. 31,                 INTEREST    DEC. 31,    OWNERSHIP                DEC. 31,
                            INTEREST      1993     NET INCOME    (NOTE 1)      1994      INTEREST    NET INCOME     1995
                           -----------  ---------  -----------  -----------  ---------  -----------  -----------  ---------
General Partners:
  Gila River Telecommuni-
    cations, Inc.........      40.00%   $ 977,966   $ 658,910    $  79,799   $1,716,675   41.9500%    $ 986,318   $2,702,993
  Tohono O'odham Utility
    Authority............      23.00%     562,331     378,874      (30,590)    910,615    22.2525%      523,195   1,433,810
  Aztel, Inc.............      23.00%     562,331     378,874      (30,590)    910,615    22.2525%      523,195   1,433,810
  U S WEST NewVector
    Group, Inc...........      14.00%     342,288     230,618      (18,619)    554,287    13.5450%      318,467     872,754
                           -----------  ---------  -----------  -----------  ---------  -----------  -----------  ---------
                              100.00%   $2,444,916  $1,647,276   $  --       $4,092,192  100.0000%    $2,351,175  $6,443,367
                           -----------  ---------  -----------  -----------  ---------  -----------  -----------  ---------
                           -----------  ---------  -----------  -----------  ---------  -----------  -----------  ---------

                                         BALANCE
                                        DEC. 31,
                           NET INCOME     1996
                           -----------  ---------
General Partners:
  Gila River Telecommuni-
    cations, Inc.........   $1,299,437  $4,002,430
  Tohono O'odham Utility
    Authority............     689,290   2,123,100
  Aztel, Inc.............     689,290   2,123,100
  U S WEST NewVector
    Group, Inc...........     419,568   1,292,322
                           -----------  ---------
                            $3,097,585  $9,540,952
                           -----------  ---------
                           -----------  ---------

   The accompanying notes are an integral part of these financial statements.

                    GILA RIVER CELLULAR GENERAL PARTNERSHIP

                            STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                                           1996           1995           1994
                                                                       -------------  -------------  -------------
OPERATING ACTIVITIES:
  Net income.........................................................  $   3,097,585  $   2,351,175  $   1,647,276
                                                                       -------------  -------------  -------------
Adjustments to net income:
  Depreciation and amortization......................................      1,244,204        926,995        320,727
  Changes in current assets and current liabilities:
    Accounts receivable, net.........................................       (345,861)      (143,655)      (139,488)
    Inventories......................................................          4,906         (3,259)        (9,171)
    Accounts payable.................................................         35,995         10,260         62,289
    Accrued liabilities..............................................       (347,793)       663,163         99,636
    Advance billings and deposits....................................         16,951         33,632         22,220
    Prepaid expenses.................................................            448           (249)          (306)
    Other............................................................       --             --              (20,389)
                                                                       -------------  -------------  -------------
    Total adjustments................................................        608,850      1,486,887        335,518
                                                                       -------------  -------------  -------------
    Cash provided by operations......................................      3,706,435      3,838,062      1,982,794
                                                                       -------------  -------------  -------------
INVESTING ACTIVITIES:
  Purchase of property and equipment.................................        (25,573)    (7,090,057)    (1,381,306)
  Cash received on disposition of property and equipment.............       --              525,000       --
                                                                       -------------  -------------  -------------
    Cash used for investing activities...............................        (25,573)    (6,565,057)    (1,381,306)
                                                                       -------------  -------------  -------------
FINANCING ACTIVITIES:
  (Payments to) advances from general partner........................     (2,111,267)     2,111,267       --
                                                                       -------------  -------------  -------------
    Cash (used for) provided by financing activities.................     (2,111,267)     2,111,267       --
                                                                       -------------  -------------  -------------
CASH AND CASH EQUIVALENTS:
    Net increase (decrease)..........................................      1,569,595       (615,728)       601,488
    Beginning balance................................................       --              615,728         14,240
                                                                       -------------  -------------  -------------
    Ending balance...................................................  $   1,569,595  $    --        $     615,728
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------

   The accompanying notes are an integral part of these financial statements.

                    GILA RIVER CELLULAR GENERAL PARTNERSHIP

                         NOTES TO FINANCIAL STATEMENTS

                        DECEMBER 31, 1996, 1995 AND 1994

1. ORGANIZATION

    Gila River Cellular General Partnership (an Arizona general partnership) was formed on September 1, 1990, to fund, establish and provide cellular telecommunication services to customers within the geographical area between the cities of Phoenix and Tucson, Arizona known as the Gila Rural Statistical Area ("RSA") Number 5 (corridor). Gila River Telecommunications, Inc., Tohono O'odham Utility Authority (a subsidiary organization of the Tohono O'odham Nation), and Aztel, Inc. participate as general partners. U S WEST NewVector Group, Inc. participates as the managing general partner.

    Effective December 31, 1994, the partners of Gila River Cellular General Partnership entered into a definitive agreement to amend the Partnership Agreement to incorporate the geographical service area of Arizona RSA Number 5 (non-corridor) served by a separate partnership of Gila River Telecommunications, Inc., Tohono O'odham Utility Authority and Aztel, Inc. As a result of this transaction, the ownership interest of the general partners of Gila River Cellular General Partnership has been revised as reflected in the accompanying financial statements.

    In late 1996, Dobson Communications Corporation ("Dobson") and the general partners signed a letter of intent wherein Dobson agreed to purchase the interests of the general partners. Upon completion of the transaction, which is expected to occur in the first half of 1997, Dobson and the Gila River Indian Community will have a 100% interest in Arizona RSA Number 5. At Dobson's option, during the sales transition and post-transition periods, Dobson may purchase services from the managing general partner similar to those discussed in Note 4.

2. SIGNIFICANT ACCOUNTING POLICIES:

CASH AND CASH EQUIVALENTS

    Cash and cash equivalents include amounts which are readily convertible into cash and which are not subject to significant risk from fluctuations in interest rates.

INVENTORIES

    Inventories are stated at the lower of cost or market on a first-in, first-out (FIFO) basis. Inventories consist of cellular mobile telephone equipment that is purchased by the Partnership primarily for sale to customers.

PROPERTY, EQUIPMENT AND DEPRECIATION

    The Partnership's investment in property and equipment is stated at cost less accumulated depreciation. Interest incurred during construction is capitalized and amortized over the life of the underlying asset. Interest of $9,216, $163,427 and $2,404 was capitalized during the years ended December 31, 1996, 1995 and 1994, respectively. The cost of these assets includes purchased materials, contracted services, internal labor and applicable overhead.

                    GILA RIVER CELLULAR GENERAL PARTNERSHIP

                        DECEMBER 31, 1996, 1995 AND 1994

2. SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    Depreciation is calculated on a straight-line basis over the following estimated economic life of the assets:

                                                     3 to 20
Cellular systems..............................         years
Furniture and equipment.......................  3 to 5 years

INCOME TAXES

    Under provisions of the Internal Revenue Code, the partners include their respective share of Partnership income or loss in their individual tax returns. Accordingly, no provision for income taxes has been made in the accompanying financial statements.

MANAGING GENERAL PARTNER FINANCING

    The managing general partner advances funds to the Partnership as necessary to finance operations and network construction. Interest is charged to the Partnership on these advances at a rate equivalent with U S WEST NewVector Group, Inc.'s borrowing rate which averaged 8.1% for the year ended December 31, 1996 and 7.5% for the years ended December 31, 1995 and 1994. Interest expense incurred and paid, net of amounts capitalized for the years ended December 31, 1996, 1995 and 1994 was $50,098, $50,024 and $0, respectively.

REVENUES

    The Partnership earns cellular service revenue by providing access to the cellular network (access revenue) and for use of the network (airtime revenue). Access revenue is billed one month in advance. Airtime and access revenues are recognized when the service is provided.

ADVERTISING COSTS

    Costs incurred for advertising are expensed as incurred.

ACCOUNTING ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECLASSIFICATION

    Certain reclassifications have been made to the prior year's financial statements in order to present them on a basis consistent with that of the current year.

                    GILA RIVER CELLULAR GENERAL PARTNERSHIP

                        DECEMBER 31, 1996, 1995 AND 1994

3. COMMITMENTS:

OPERATING LEASES

    Future minimum rental payments required under operating leases for real estate that have initial or remaining noncancelable lease terms ending after December 31, 1996, are as follows:

1997..............................................  $  91,086
1998..............................................     80,038
1999..............................................     67,769
2000..............................................     19,090
2001..............................................        180
                                                    ---------
Total.............................................  $ 258,163
                                                    ---------
                                                    ---------

    Leases for real estate provide for renewal at various intervals with provision for increased rents at each renewal.Rental expense for the years ended December 31, 1996, 1995 and 1994 was $91,663, $103,604 and $51,809,
respectively.

4. RELATED PARTY TRANSACTIONS

    In accordance with the Partnership Agreement, the managing general partner provides many services to the Partnership as well as to other cellular partnerships. These include legal, financial, engineering, operations, marketing and accounting services. Costs for performing these services are charged to the Partnership primarily on the basis of the managing general partner's time and effort incurred on behalf of the Partnership for each activity.The Partnership incurred costs from the managing general partner for the years ended December 31, 1996, 1995, and 1994 of $986,301, $848,279 and $529,924, respectively.

    The Partnership purchases telecommunication services from an affiliate of the managing general partner. Purchases for the years ended December 31, 1996, 1995 and 1994 were $289,404, $175,641 and $80,840, respectively.

    The managing general partner provides switching services to the Partnership. The Partnership was charged $196,202, $97,220 and $58,266 for the years ended December 31, 1996, 1995 and 1994, respectively.

    The Partnership utilizes digital transmission facilities from a U S WEST NewVector Group, Inc. managed partnership. The Partnership was charged $4,380 for these services during the year ended December 31, 1996 and $0 for the two years ended December 31, 1995 and 1994.

5. UPGRADE OF CELLULAR SYSTEM

    During 1993, the Partnership decided to replace substantially all of its cellular network equipment consisting primarily of cell site electronics. The Partnership recorded a reserve of $460,000 in connection with this transaction in order to reduce the cellular equipment to its net realizable value. During the fourth quarter of 1995, assets with a book value of $1,132,394 and accumulated depreciation of $200,153 were replaced in connection with the upgrade. As part of this transaction, the Partnership's displaced cellular equipment was transferred to the managing general partner at its fair market value of $525,000.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    As permitted by the Oklahoma General Corporation Act under which the Company is incorporated, Article Eleven of the Company's Amended and Restate Certificate of Incorporation provides for indemnification of the Company's officers and directors against expenses, including attorney's fees, (a) incurred in connection with any action, suit or proceeding brought by reason of his being or having been a director, officer, employee or agent of the Company, or of any other corporation, partnership, joint venture, or other enterprise at the request of the Company, other than an action by or in the right o the Company, provided that he acted in good faith and in a manner he reasonably believed to be in the best interest of the Company, and with respect to any criminal action, he had no reasonable cause to believe that his conduct was unlawful and (b) actually and reasonably incurred in connection with the defense or settlement of any action or suit by or in the right of the Company brought by reason of his being or having been a director, officer, employee or agent of the Company, or any other corporation, partnership, joint venture, or other enterprise at the request of the Company, provided that he acted in good faith and in a manner he reasonably believed to be in the best interest of the Company, and provided further that he shall not have been adjudged liable, unless and to the extent that the court in which such action was decided has determined that the person is fairly and reasonably entitled to indemnification. The Company's bylaws provide for similar indemnification. These provisions may be sufficiently broad to indemnify such persons for liabilities arising under the Securities Act of 1933, as amended.

    The Company's directors and officers are also insured against claims arising out of the performance of their duties in such capacities.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) Exhibits

  EXHIBIT
  NUMBERS    DESCRIPTION
-----------  ---------------------------------------------------------------------------------------------------
     2.1     Agreement and Plan of Reorganization dated February 24, 1997 by and between Dobson CC Limited
               Partnership, Fleet Venture Resources, Inc., Fleet Equity Partners VI, L.P., Kennedy Plaza
               Partners, Dobson Telephone Company, Inc., Russell L. Dobson, the Shareholders of Registrant,
               Registrant and Dobson Holdings Corporation

     3.1     Registrant's Amended and Restated Certificate of Incorporation

     3.2*    Registrant's Bylaws

     4.1     Second Amended and Restated Credit Agreement dated February 28, 1997 among CoreStates Bank, N.A.,
               First Union National Bank of North Carolina, Nationsbank of Texas, N.A. and the additional banks listed therein and Registrant

     4.2     Telephone Loan Contract dated as of November 7, 1958 between Dobson Telephone Company, Inc. and
               United States of America

     4.3     Telephone Loan Contract dated as of March 19, 1956 between McLoud Telephone Company and United
               States of America

     4.4     Telephone Loan Contract Amendment dated as of January 15, 1993 between Dobson Telephone Company,
               Inc., Rural Telephone Bank and United States of America.

     4.5     Restated Mortgage, Security Agreement and Financing Statement dated as of May 15, 1993 made by and among Dobson Telephone Company and United States of America

  EXHIBIT
  NUMBERS    DESCRIPTION
-----------  ---------------------------------------------------------------------------------------------------
     4.6     Indenture dated as of February 28, 1997 between the Registrant, as Issuer, and United States Trust
               Company of New York, as Trustee

     4.7     Form of 11 3/4% Senior Notes due 2007 (included in Exhibit 4.6)

     4.8     Registration Rights Agreement dated February 25, 1997 between the Registrant and Morgan Stanley &
               Co. Incorporated, Alex. Brown & Sons Incorporated, First Union Capital Markets Corp. and
               NationsBanc Capital Markets, Inc.

     4.9     Escrow and Security Agreement dated February 28, 1997 among the Registrant, as Pledgor, and Morgan
               Stanley & Co. Incorporated, Alex. Brown & Sons Incorporated, First Union Capital Markets Corp.
               and NationsBanc Capital Markets, Inc., as Placement Agents, and United States Trust Company of
               New York, as Trustee

    5*       Opinion of McAfee & Taft A Professional Corporation

    10.1*    Registrant's 1996 Stock Option Plan

    10.2.1   Promissory Note dated February 10, 1997 of G. Edward Evans in the amount of $300,000 in favor of the Registrant

    10.2.2   Promissory Note dated March 19, 1996 of Everett R. Dobson in the amount of $1,400,000 in favor of the Registrant

    10.2.3   Promissory Note dated December 15, 1996 of Russell L. Dobson in the amount of $290,591.85 in favor of the Registrant

    10.2.4   Promissory Note dated December 31, 1996 of Russell L. Dobson in the amount of $12,908 in favor of the Registrant

    10.2.5   Promissory Note dated November 13, 1996 of Russell L. Dobson in the amount of $112,592.97 in favor of the Registrant

    10.2.6   Promissory Note dated December 31, 1996 of Everett R. Dobson in the amount of $339,884.26 in favor of the Registrant

    10.2.7   Lease Agreement dated July 17, 1995 between WillRuss Limited Liability Company and Western
               Financial Services Corp.

    10.3.1   Letter dated December 26, 1996 from Registrant to G. Edward Evans describing employment arrangement

    10.3.2   Letter dated June 3, 1996 from Registrant to Bruce Knooihuizen describing employment arrangement

    10.3.3   Letter dated October 15, 1996 from Fleet Equity Partners to Justin Jaschke regarding directors compensation

    10.4.1   Agreement for DS-3 service between Dobson Fiber Company and NTS Communications, Inc. dated December
               16, 1993

    10.4.2   North American Cellular Network Services Agreement dated August 26, 1992 by and between North
               American Cellular Network, Inc. and Dobson Cellular, Inc.

    10.4.3   Trademark Sublicense Agreement dated February 28, 1997 between WMC Partners L.P. and Dobson
               Cellular of Arizona, Inc. and Registrant

    10.4.4   Affiliation Agreement dated February 28, 1997 by and between Registrant and Dobson Cellular of
               Arizona, Inc. and WMC Partners L.P.

  EXHIBIT
  NUMBERS    DESCRIPTION
-----------  ---------------------------------------------------------------------------------------------------
    10.4.5   Form of Cellular One License Agreement between Cellular One Group and Dobson Cellular of Enid,
               Inc., and Dobson Cellular of Woodward, Inc., and Dobson Cellular of Kansas, Inc.

    10.5.1   Asset Purchase Agreement dated as of November 19, 1996 among Horizon Cellular Telephone Company of
               Hagerstown L.P., Cumberland Cellular Partnership and Dobson Cellular of Maryland, Inc., and
               Dobson Communications Corporation as amended by Amendment No. 1 to Asset Purchase Agreement effective as of January 17, 1997, Amendment No. 2 to Asset Purchase Agreement dated February 6,
               1997

    10.5.2   Asset Purchase Agreement dated September 25, 1996 among Maryland Wireless Communications L.P.,
               Wendy C. Coleman, Dobson Cellular of Maryland, Inc. and Dobson Communications Corporation.

    10.5.3   Purchase Agreement dated February 28, 1997 among Aztel, Inc., Gila River Communications, Inc., US
               West, New Vector Group, Inc., Tohono Oldham Utility Authority and Dobson Cellular of Arizona,
               Inc.

    10.6.1   Securities Purchase Agreement by and among Fleet Venture Resources, Inc., Fleet Equity Partners VI,
               L.P., Kennedy Plaza Partners and Registrant as of dated March 19, 1996

    10.6.2   Amendment No. 1 to the Securities Purchase Agreement dated as of February 26, 1997 between
               Registrant, Dobson Operating Company, Fleet Equity Partners VI, L.P., Fleet Venture Resources,
               Inc., and Kennedy Plaza Partners

    10.6.3   Shareholders' Agreement dated as of February 26, 1997 between the Registrant and its shareholders

    10.6.4   Option Agreement dated as of March 19, 1996 among Registrant, Kennedy Plaza Partners, Fleet Venture
               Resources, Inc. and Fleet Equity Partners VI, L.P.

    12       Statement Re Computation of Ratios

    21       Subsidiaries

    23.1     Consent of Arthur Andersen LLP, independent public accountants, with respect to Dobson
               Communications Corporation

    23.2     Consent of Arthur Andersen LLP, independent public accountants, with respect to Kansas RSA #5,
               Inc., USCOC of Missouri RSA #1, Inc., USCOC of Missouri RSA #4, Inc. and Missouri RSA No. 2, a
               division USCOC of Missouri #5, Inc.

    23.3     Consent of Arthur Andersen LLP, independent public accountants, with respect to Gila River Cellular
               General Partnership

    23.4     Consent of Ernst & Young LLP, independent auditors with respect to Maryland RSA 2

    23.5     Consent of Ernst & Young LLP, independent auditors with respect to the cellular telephone business of selected systems of Horizon Cellular Telephone Company, L.P.

    23.6     Consent of McAfee & Taft A Professional Corporation (included as part of its opinion filed as
               Exhibit 5.1)

    24       Power of Attorney

    25       Statement of Eligibility of Trustee on Form T-1

    27       Financial Data Schedule

    99.1     Form of Letter of Transmittal for 11 3/4% Senior Notes due 2007

  EXHIBIT
  NUMBERS    DESCRIPTION
-----------  ---------------------------------------------------------------------------------------------------
    99.2     Form of Notice of Guaranteed Delivery for 11 3/4% Senior Notes due 2007

    99.3*    Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9

------------------------

*   To be filed by amendment

    (b) Financial Statement Schedules

    None.

ITEM 22.  UNDERTAKINGS.

    The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

           (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

           (ii) To include any prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

           (iii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

           (iv) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    The Registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

    The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registration pursuant to the provisions described under Item 20, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnifications against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection
(a) of Section 310 of the Trust Indenture Act (the "Act") in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma, on the 21st day of March, 1997.

                                DOBSON COMMUNICATIONS CORPORATION

                                By:            /s/ EVERETT R. DOBSON
                                     -----------------------------------------
                                                 Everett R. Dobson
                                     CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF
                                                 EXECUTIVE OFFICER

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 21st day of March, 1997.

                         NAME                                           TITLE
------------------------------------------------------  --------------------------------------
                /s/ EVERETT R. DOBSON                   Chairman of the Board, President and
     -------------------------------------------          Chief Executive Officer (Principal
                  Everett R. Dobson                       Executive Officer)

                /s/ STEPHEN T. DOBSON
     -------------------------------------------        Treasurer, Secretary and Director
                  Stephen T. Dobson

               /s/ BRUCE R. KNOOIHUIZEN                 Vice President and Chief Financial
     -------------------------------------------          Officer (Principal Financial
                 Bruce R. Knooihuizen                     Officer)

                /s/ TRENTON W. LEFORCE
     -------------------------------------------        Controller (Principal Accounting
                  Trenton W. LeForce                      Officer)

                /s/ RUSSELL L. DOBSON
     -------------------------------------------        Director
                  Russell L. Dobson

                /s/ JUSTIN L. JASCHKE
     -------------------------------------------        Director
                  Justin L. Jaschke

               /s/ THADEUS J. MOCARSKI
     -------------------------------------------        Director
                 Thadeus J. Mocarski

                                 EXHIBIT INDEX

  EXHIBIT
  NUMBERS    DESCRIPTION
-----------  -------------------------------------------------------------------------------------
     2.1     Agreement and Plan of Reorganization dated February 24, 1997 by and between Dobson CC
               Limited Partnership, Fleet Venture Resources, Inc., Fleet Equity Partners VI, L.P.,
               Kennedy Plaza Partners, Dobson Telephone Company, Inc., Russell L. Dobson, the
               Shareholders of Registrant, Registrant and Dobson Holdings Corporation

     3.1     Registrant's Amended and Restated Certificate of Incorporation

     3.2*    Registrant's Bylaws

     4.1     Second Amended and Restated Credit Agreement dated February 28, 1997 among CoreStates
               Bank, N.A., First Union National Bank of North Carolina, Nationsbank of Texas, N.A.
               and the additional banks listed therein and Registrant

     4.2     Telephone Loan Contract dated as of November 7, 1958 between Dobson Telephone
               Company, Inc. and United States of America

     4.3     Telephone Loan Contract dated as of March 19, 1956 between McLoud Telephone Company and United States of America

     4.4     Telephone Loan Contract Amendment dated as of January 15, 1993 between Dobson
               Telephone Company, Inc., Rural Telephone Bank and United States of America.

     4.5     Restated Mortgage, Security Agreement and Financing Statement dated as of May 15,
               1993 made by and among Dobson Telephone Company and United States of America

     4.6     Indenture dated as of February 28, 1997 between the Registrant, as Issuer, and United
               States Trust Company of New York, as Trustee

     4.7     Form of 11 3/4% Senior Notes due 2007 (included in Exhibit 4.6)

     4.8     Registration Rights Agreement dated February 25, 1997 between the Registrant and
               Morgan Stanley & Co. Incorporated, Alex. Brown & Sons Incorporated, First Union
               Capital Markets Corp. and NationsBanc Capital Markets, Inc.

     4.9     Escrow and Security Agreement dated February 28, 1997 among the Registrant, as
               Pledgor, and Morgan Stanley & Co. Incorporated, Alex. Brown & Sons Incorporated,
               First Union Capital Markets Corp. and NationsBanc Capital Markets, Inc., as
               Placement Agents, and United States Trust Company of New York, as Trustee

    5*       Opinion of McAfee & Taft A Professional Corporation

    10.1*    Registrant's 1996 Stock Option Plan

    10.2.1   Promissory Note dated February 10, 1997 of G. Edward Evans in the amount of $300,000 in favor of the Registrant

    10.2.2   Promissory Note dated March 19, 1996 of Everett R. Dobson in the amount of $1,400,000 in favor of the Registrant

    10.2.3   Promissory Note dated December 15, 1996 of Russell L. Dobson in the amount of
               $290,591.85 in favor of the Registrant

    10.2.4   Promissory Note dated December 31, 1996 of Russell L. Dobson in the amount of $12,908 in favor of the Registrant

  EXHIBIT
  NUMBERS    DESCRIPTION
-----------  -------------------------------------------------------------------------------------
    10.2.5   Promissory Note dated November 13, 1996 of Russell L. Dobson in the amount of
               $112,592.97 in favor of the Registrant

    10.2.6   Promissory Note dated December 31, 1996 of Everett R. Dobson in the amount of
               $339,884.26 in favor of the Registrant

    10.2.7   Lease Agreement dated July 17, 1995 between WillRuss Limited Liability Company and
               Western Financial Services Corp.

    10.3.1   Letter dated December 26, 1996 from Registrant to G. Edward Evans describing employment arrangement

    10.3.2   Letter dated June 3, 1996 from Registrant to Bruce Knooihuizen describing employment arrangement

    10.3.3   Letter dated October 15, 1996 from Fleet Equity Partners to Justin Jaschke regarding directors compensation

    10.4.1   Agreement for DS-3 service between Dobson Fiber Company and NTS Communications, Inc.
               dated December 16, 1993

    10.4.2   North American Cellular Network Services Agreement dated August 26, 1992 by and between North American Cellular Network, Inc. and Dobson Cellular, Inc.

    10.4.3   Trademark Sublicense Agreement dated February 28, 1997 between WMC Partners L.P. and
               Dobson Cellular of Arizona, Inc. and Registrant

    10.4.4   Affiliation Agreement dated February 28, 1997 by and between Registrant and Dobson
               Cellular of Arizona, Inc. and WMC Partners L.P.

    10.4.5   Form of Cellular One License Agreement between Cellular One Group and Dobson Cellular of Enid, Inc., and Dobson Cellular of Woodward, Inc., and Dobson Cellular of
               Kansas, Inc.

    10.5.1   Asset Purchase Agreement dated as of November 19, 1996 among Horizon Cellular
               Telephone Company of Hagerstown L.P., Cumberland Cellular Partnership and Dobson
               Cellular of Maryland, Inc., and Dobson Communications Corporation as amended by
               Amendment No. 1 to Asset Purchase Agreement effective as of January 17, 1997,
               Amendment No. 2 to Asset Purchase Agreement dated February 6, 1997

    10.5.2   Asset Purchase Agreement dated September 25, 1996 among Maryland Wireless
               Communications L.P., Wendy C. Coleman, Dobson Cellular of Maryland, Inc. and Dobson
               Communications Corporation.

    10.5.3   Purchase Agreement dated February 28, 1997 among Aztel, Inc., Gila River
               Communications, Inc., US West, New Vector Group, Inc., Tohono Oldham Utility
               Authority and Dobson Cellular of Arizona, Inc.

    10.6.1   Securities Purchase Agreement by and among Fleet Venture Resources, Inc., Fleet
               Equity Partners VI, L.P., Kennedy Plaza Partners and Registrant as of dated March
               19, 1996

    10.6.2   Amendment No. 1 to the Securities Purchase Agreement dated as of February 26, 1997 between Registrant, Dobson Operating Company, Fleet Equity Partners VI, L.P., Fleet
               Venture Resources, Inc., and Kennedy Plaza Partners

    10.6.3   Shareholders' Agreement dated as of February 26, 1997 between the Registrant and its shareholders

  EXHIBIT
  NUMBERS    DESCRIPTION
-----------  -------------------------------------------------------------------------------------
    10.6.4   Option Agreement dated as of March 19, 1996 among Registrant, Kennedy Plaza Partners,
               Fleet Venture Resources, Inc. and Fleet Equity Partners VI, L.P.

    12       Statement Re Computation of Ratios

    21       Subsidiaries

    23.1     Consent of Arthur Andersen LLP, independent public accountants, with respect to
               Dobson Communications Corporation

    23.2     Consent of Arthur Andersen LLP, independent public accountants, with respect to
               Kansas RSA #5, Inc., USCOC of Missouri RSA #1, Inc., USCOC of Missouri RSA #4, Inc.
               and Missouri RSA No. 2, a division USCOC of Missouri #5, Inc.

    23.3     Consent of Arthur Andersen LLP, independent public accountants, with respect to Gila
               River Cellular General Partnership

    23.4     Consent of Ernst & Young LLP, independent auditors with respect to Maryland RSA 2

    23.5     Consent of Ernst & Young LLP, independent auditors with respect to the cellular telephone business of selected systems of Horizon Cellular Telephone Company, L.P.

    23.6     Consent of McAfee & Taft A Professional Corporation (included as part of its opinion filed as Exhibit 5.1)

    24       Power of Attorney

    25       Statement of Eligibility of Trustee on Form T-1

    27       Financial Data Schedule

    99.1     Form of Letter of Transmittal for 11 3/4% Senior Notes due 2007

    99.2     Form of Notice of Guaranteed Delivery for 11 3/4% Senior Notes due 2007

    99.3*    Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9

------------------------

*   To be filed by amendment